As filed with the Securities and Exchange Commission on March 28, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

Registration Statement

Under

The Securities Act Of 1933

DREAMWORKS ANIMATION SKG, INC.

(Exact name of registrant as specified in its charter)

Delaware	7812	68-0589190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Campanile Building

1000 Flower Street

Glendale, California 91201

(818) 695-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Katzenberg

Chief Executive Officer

DreamWorks Animation SKG, Inc.

Campanile Building

1000 Flower Street

Glendale, California 91201

(818) 695-5000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Faiza J. Saeed, Esq. John W. White, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000 Fax: (212) 474-3700	Katherine Kendrick, Esq. General Counsel and Corporate Secretary DreamWorks Animation SKG, Inc. Campanile Building 1000 Flower Street Glendale, California 91201 (818) 695-5000	Michael D. Nathan, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000 Fax: (212) 455-2502

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A Common Stock, par value $.01 per share	$575,000,000	$67,678

(1)	Includes shares to be sold upon exercise of the underwriters’ over-allotment option. See “Underwriting.”
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 28, 2005.

Shares

Class A Common Stock

All of the shares of Class A common stock to be sold in this offering are being sold by the selling stockholders identified in this prospectus. DreamWorks Animation SKG, Inc. will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our Class A common stock, Class B common stock and Class C common stock vote as a single class on all matters, except as otherwise provided in our restated certificate of incorporation or as required by law, with each share of Class A common stock entitling its holder to one vote, each share of Class B common stock entitling its holder to fifteen votes and each share of Class C common stock entitling its holder to one vote.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DWA”. The last reported sale price of the Class A common stock on March 23, 2005 was $39.37 per share.

See “ Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Stockholders
Per Share
Total

To the extent the underwriters sell more than              shares of Class A common stock, the underwriters have an option to purchase up to an additional              shares of Class A common stock from the selling stockholders at the price to the public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                      , 2005.

Prospectus dated                      , 2005.

i

PROSPECTUS SUMMARY

The following is a summary of some of the information contained in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including the risk factors and the financial statements.

Unless the context otherwise requires, the terms “DreamWorks Animation,” the “Company,” “we,” “us” and “our” refer to DreamWorks Animation SKG, Inc., its predecessors in interest, and the subsidiaries and assets and liabilities contributed to it by DreamWorks L.L.C. (“DreamWorks Studios”) on October 27, 2004 in connection with our initial public offering, including Pacific Data Images, Inc. (“PDI”) and its subsidiary, Pacific Data Images, LLC (“PDI LLC”). See “Related Party Agreements—Separation Agreement” for a description of our separation from DreamWorks Studios (the “Separation”). As of the date of this prospectus, Jeffrey Katzenberg and David Geffen, acting together, control approximately 93.6% of the total voting power of our outstanding common stock. Following the consummation of this offering and the final allocation of shares among certain of our principal stockholders by DWA Escrow LLLP (“Holdco”), Jeffery Katzenberg and David Geffen will control approximately 77.1% of the total voting power of our outstanding common stock. See “Related Party Agreements—Formation Agreement, Holdco Arrangement and Final Allocation” for a more detailed description. In addition, in connection with the Separation, we entered into a distribution agreement with DreamWorks Studios pursuant to which DreamWorks Studios generally distributes all of our films. Please see “Related Party Agreements—Distribution Agreement” for a description of this agreement. Our consolidated historical financial results as part of DreamWorks Studios contained in this prospectus do not reflect our financial results in the future as a stand-alone company or what our financial results would have been had we been a stand-alone company during the periods presented.

The selling stockholders in this offering will be limited to Paul Allen, Lee Entertainment L.L.C., Vivendi Universal Entertainment LLLP (“Universal Studios”) and their controlled entities. The number of shares sold by the selling stockholders in this offering, as well as the number of shares of our Class A and Class B common stock outstanding upon the consummation of this offering, will vary based upon the price to the public in this offering, although the total number of shares of our common stock outstanding will not change as a result of this offering. Indicative share ownership amounts in this prospectus assume an offering size of 12,700,025 shares of Class A common stock (assuming no exercise of the underwriters’ over-allotment option) and a price to the public of $39.37, the last reported sales price of our Class A common stock on the NYSE on March 23, 2005.

Business

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, we make high quality CG animated films meant for a broad movie-going audience. Based on our knowledge of the industry and the announced release schedules of our competitors, we believe we currently have more CG animated feature films in development and production than any other animation studio. We employ a core staff of artists, technology personnel and production staff who have been creating, developing and applying CG techniques for over 20 years.

We have theatrically released a total of nine animated feature films, four of which have been CG-only, and one direct-to-video title. Our four CG animated feature films have achieved domestic box office success, with Antz, Shark Tale, Shrek and Shrek 2 grossing approximately $90.2 million, $160.8 million, $267.7 million and $436.7 million, respectively, and as of December 31, 2004, collectively selling approximately 96.1 million home video units (totaling approximately $1,316.5 million in revenue) worldwide. Shrek 2 was the best-selling home video title of 2004, selling 33.7 million home video units, totaling approximately $554.8 million in revenue. In addition, Shrek 2 was the third highest grossing film of all time in the domestic box office, achieved the highest domestic box office gross of any animated film, had the most successful three-day opening weekend of any animated film, broke the single-day box office sales record for any film by grossing $44.8 million and was the most widely distributed film ever in the domestic theatrical market (playing in 4,223 theaters at its peak). Our five non-CG animated feature films, Sinbad: Legend of the Seven Seas, The Road to El Dorado, Spirit: Stallion of the Cimarron, The Prince of Egypt and Chicken Run have domestically grossed approximately $26.4 million, $50.9 million, $73.3 million, $101.3 million and $106.8 million, respectively, and as of December 31, 2004, have collectively sold approximately 46.8 million home video units worldwide (totaling approximately $563.9 million in revenue). The average domestic box office performance of our CG animated films has been significantly higher than that of our hand-drawn, two dimensional feature films. We do not have any hand drawn, two dimensional films currently in production and do not intend to produce any such films.

We believe our experience, creative talent, scale of operations, technology and animation proficiency enable us to release two high quality CG animated feature films per year. We released both Shrek 2 and Shark Tale in 2004, and we are scheduled to release our next CG animated feature film, Madagascar, into the domestic theatrical market on May 27, 2005 and Wallace & Gromit: Curse of the Were Rabbit, a stop-motion animated film produced by Aardman Animations, on October 5, 2005. We are in various stages of pre-production and production on four additional feature films that we expect to release through 2007. In addition, we have a substantial number of projects in creative and story development that are expected to fill the release schedule in 2008 and beyond.

Our feature films are the source of substantially all of our revenue. We derive revenue from the worldwide exploitation of our feature films in theaters and in markets such as home video, pay and free broadcast television and ancillary markets. In the years 2002, 2003 and 2004, our operating revenue was $434.3 million, $301.0 million and $1,078.2 million, respectively. Our net loss in 2002 and 2003 was $25.1 million and $187.2 million, respectively, and our net income in 2004 was $333.0 million. Except for the fourth quarter of 2004, these results do not reflect the effects of our arrangements with DreamWorks Studios under the Distribution Agreement.

We retain the exclusive copyright and other intellectual property rights to all of our films and characters, excluding Aardman Animations films and characters, which we co-own with Aardman Animations (other than Wallace & Gromit: Curse of the Were Rabbit, for which we generally have exclusive worldwide distribution rights in perpetuity, excluding certain United Kingdom television rights and certain ancillary markets), and we have access to an established distribution and marketing network to fully exploit our films and characters in theatrical, home video, television and ancillary markets throughout the world. We have important strategic relationships with retailers, promotional partners and licensees around the world that significantly enhance both consumer awareness of our films and their revenue-producing potential. In addition to producing feature films for theatrical release, we intend to develop and produce CG animated films for initial distribution directly into the home entertainment market (“direct-to-video films”).

Effective October 1, 2004, we entered into a distribution agreement (the “Distribution Agreement”) with DreamWorks Studios pursuant to which DreamWorks Studios is generally responsible for the distribution, marketing and servicing of all of our completed animated films, including our previously released films, and direct-to-video films. DreamWorks Studios currently distributes, and we expect will continue to distribute, our motion pictures in international theatrical markets through distribution agreements with Universal Studios, a subsidiary of Universal Studios, Inc., an industry leading distributor and fulfillment services provider, CJ Corporation and its affiliate CJ Entertainment, Inc. (collectively, “CJ Entertainment”) (in Korea and the People’s Republic of China) and Kadokawa Entertainment Inc. (“Kadokawa Entertainment”) (in Japan). DreamWorks Studios has engaged Universal Studios to be our worldwide principal fulfillment services provider for our home videos, excluding only Korea and Japan, where CJ Entertainment and Kadokawa Entertainment, respectively, perform such functions. The Distribution Agreement covers the distribution of our films and pictures in all media and markets on a worldwide basis that are available for delivery through the later of (i) delivery of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010. In general, the term of the Distribution Agreement will be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that cover our films and that we pre-approve (such as DreamWorks Studios’

existing arrangements with Universal Studios, CJ Entertainment and Kadokawa Entertainment). Even if we terminate our distribution relationship with DreamWorks Studios, our existing and future films generally will be subject to the terms of those pre-approved agreements. We retain the copyrights and other intellectual property related to our films and the right to directly exploit certain ancillary rights, such as commercial tie-ins and promotions, literary publishing, music publishing, soundtrack, radio, legitimate stage and merchandising rights. We believe our relationship with DreamWorks Studios provides us with many advantages, including the ability to create consumer awareness and demand for our films through DreamWorks Studios’ seasoned theatrical marketing, distribution and home video teams. See “Related Party Agreements—Distribution Agreement” for a more detailed description of the Distribution Agreement.

Our Strengths

We believe our competitive strengths are as follows:

•	Strong Management Team with a Successful Track Record. Our creative and production management team, led by Jeffrey Katzenberg, consists of some of the most experienced individuals in the CG animation industry, with an average of over 12 years of experience in the animation field and 18 years in the entertainment industry.

•	Creative and Experienced Talent. Our producers, directors and production executives, many of whom are signed to long-term contracts, are among the most experienced in the CG animation industry, having produced, directed or otherwise overseen highly successful animated feature films such as Shrek, Shrek 2, The Lion King, Toy Story, Beauty and the Beast and Aladdin. Our dedicated artists, technology personnel and production staff, numbering approximately 1,000 employees, are also among the most talented and creative in the industry.

•	Strong and Adaptable Technology Foundation. Our technology development staff has been responsible for many award-winning innovations that continue to advance the art of CG animated filmmaking and we continue to innovate in the application of new technologies to the production process, which has enabled us to produce progressively richer and more visually sophisticated imagery in our films.

•	Exclusive Ownership of Our Films and Characters. We exclusively own the copyright and other property rights to all of our films and characters, including the animated films released prior to the Separation, with the exception of certain films that we produce with Aardman Animations. Because of our exclusive ownership, we control the creative direction and the exploitation of our films and characters and retain the sole right during the applicable copyright period to create sequels and other derivative products such as direct-to-video films and consumer products.

•	Established Distribution and Promotion Infrastructure. We believe our relationship with DreamWorks Studios and its international distributors and fulfillment services partners creates proven distribution channels and marketing networks for our films. In addition, we and DreamWorks Studios have developed strong relationships with a host of prominent retailers and consumer products companies to help promote our films.

Our Strategy

We intend to maintain our position as one of the leading developers and producers of CG animated feature films. To accomplish this goal, we are pursuing the major strategies described below.

•	Focus on Maintaining Broad Audience Appeal for Our Films Through the Unique Identity of DreamWorks Animation. We believe that DreamWorks has developed a unique identity that the public associates with innovative and popular movies such as the Shrek films. We intend to build on DreamWorks’ brand recognition by continuing to make unique, high quality, CG animated films that have a sophisticated tone and visual style and appeal to a broad-based audience of families, teens and adults.

•	Use Our Existing Scale of Operations to Release Two CG Animated Feature Films Per Year. We intend to release two CG animated feature films per year (excluding 2005, in which we expect to release one CG animated film and one stop-motion animated film produced by Aardman Animations). Based on our knowledge of the industry and the announced release schedules of our competitors, we believe this exceeds the current production schedule of any other CG animation studio and allows us to leverage our infrastructure and spread overhead costs over a greater number of films than our current competitors.

•	Use Star Talent to Increase Popular Appeal. Our films feature the voice talent of some of the most celebrated actors in the entertainment industry. We believe that using their unique voices and talent enhances our films and helps bring our characters to life.

•	Take Advantage of Franchise Opportunities. We intend to take advantage of our ownership rights and the broad marketability of animated films to create franchises that can generate prequels, sequels and other derivative works and licensing opportunities in several different markets, including theme park attractions, stage plays, interactive games and, in particular, direct-to-video films.

•	Continue Developing Superior CG Animation Skills. We have built a user-friendly production environment that allows our artists and animators to exploit fully the complex technologies used in CG animated filmmaking and have invested significant resources in the proper training and support of our creative staff. We intend to continue to invest in our technology and personnel to ensure that, from an artistic and technical perspective, our films remain state-of-the-art in CG animated filmmaking.

•	Maximize the Success of Our Films Through Promotional Partnerships. We believe that the strong relationships that we have developed with well-known retailers and consumer products companies throughout the world will help us promote our films in many valuable ways. We intend to continue developing new relationships with prominent companies and to continue utilizing existing relationships to ensure maximum consumer awareness for our films.

Our Challenges

We face a number of risks associated with our business and industry and must overcome a variety of challenges in implementing our operating strategy in order to be successful. For example:

•	The motion picture industry is highly competitive and any particular film’s success is primarily dependent on its popular acceptance. Whether a film will be successful is extremely difficult to predict, yet each film requires a substantial capital investment before it generates any receipts. To be successful, we must produce films that generate significant receipts to offset production and overhead costs, while also providing for a return on the investment. Because this success is predicated on popular acceptance, it cannot be predicted with certainty.

•	Unlike the major U.S. studios, which release an average of approximately 29 movies per year, we expect to release two CG animated films per year for the foreseeable future (excluding 2005, in which we expect to release one CG animated film and one stop-motion animated film produced by Aardman Animations). The commercial failure of any one of them could have a material adverse effect on our business.

•	Unlike the major studios, we are not part of large diversified corporate groups whose other operations can make up for volatility in their results. We principally operate in one business, the production of CG animated feature films, and our lack of a diversified business could adversely affect us.

•	We are dependent on DreamWorks Studios for the distribution and promotion of our feature films and direct-to-video films. If DreamWorks Studios were to experience financial difficulty, file for bankruptcy or otherwise cease operations, our business could be materially adversely affected.

•	We have only recently operated as an independent company, and we do business in a relatively new industry, each of which makes it more difficult to predict whether our business model will be successful.

For further discussion of these and other risks that we face, see “Risk Factors” beginning on page 13.

The Company

Our principal executive offices are located at 1000 Flower Street, Glendale, CA 91201-3007. Our telephone number is (818) 695-5000. Our World Wide Web site address is http://www.DreamWorksAnimation.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus. You should not consider information contained on our website or that can be accessed through our website to be part of this prospectus.

On October 28, 2004, our Class A common stock began trading on the NYSE in connection with our initial public offering, pursuant to which we sold 25,000,000 newly-issued shares and the selling stockholders sold an aggregate of 8,350,000 shares at a price to the public of $28.00 per share. We realized net proceeds of $635.5 million from our initial public offering, net of underwriting discounts and commissions and offering expenses. We used approximately $325 million of the net proceeds to repay revolving debt we assumed from DreamWorks Studios in connection with the Separation, $30 million to repay a portion of DreamWorks Studios’ subordinated debt owed to HBO that we assumed, $101.4 million to repay revolving debt we incurred to purchase films subject to the DreamWorks Studios film securitization facility and $179.1 million for general corporate purposes, including for working capital.

In connection with the Separation, DreamWorks Studios’ members and its and our employees received shares of our common stock. The following table sets forth the number of shares of our common stock DreamWorks Studios’ members (or entities controlled by its members, other than DreamWorks Studios) and its and our employees received in connection with the Separation, calculated before any contribution to Holdco (described below). Members that received less than 1% of our outstanding common stock (calculated before the issuance of primary shares in our initial public offering) in the Separation are omitted. The table does not include any of the stock that was issued as new grants to our and DreamWorks Studios’ employees upon the consummation of our initial public offering. See “Principal and Selling Stockholders” for a more detailed discussion of our shareholdings.

	Shares of Class A Common Stock	Shares of Class B Common Stock
Jeffrey Katzenberg(1)	—	8,053,275
David Geffen	—	8,053,275
Steven Spielberg	8,053,275	—
Paul Allen(2)	34,579,236	—
Lee Entertainment L.L.C.	5,666,575	—
Vivendi Universal Entertainment LLLP	2,678,571	—
Thomson Inc.	1,785,714	—
Kadokawa Entertainment U.S. Inc.	2,021,220	—
Chemical Investments, Inc.	1,310,934	—
Microsoft Corporation	1,310,934	—
Ziff Investors Partnership, L.P. IIA	1,310,934	—
DreamWorks Studios Employees/DreamWorks Animation Employees/PDI Employees (as a group)(3)	1,522,043	—
DreamWorks Studios Members (including employees)	60,416,171	16,106,550

(1)	Excludes 618,571 shares of restricted stock granted to Mr. Katzenberg at the time of our initial public offering, the vesting of which will occur in the first quarter of 2009 upon the achievement of certain performance goals.
(2)	In addition, an entity controlled by Paul Allen received one share of Class C common stock.
(3)	Represents shares of our common stock (including shares of restricted stock and restricted stock units) received in the conversion of equity-based awards of DreamWorks Studios into our Class A common stock at the time of our initial public offering, net of tax withholding. Does not include options to purchase shares of our common stock granted to certain of our employees or options converted from DreamWorks Studios options at the time of our initial public offering.

Our common stock is divided into three classes, which are identical and generally vote together on all matters, except that the Class A common stock and the Class C common stock each carry one vote per share, whereas the Class B common stock carries 15 votes per share. In addition, the Class C common stock, voting separately as a class, has the right to elect one director.

Certain members of DreamWorks Studios who received shares of our common stock in connection with the Separation entered into an arrangement among themselves with respect to the allocation of such shares among such members. Entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen, together with Lee Entertainment and Universal Studios, contributed a portion of the shares of our common stock received by them in the Separation to DWA Escrow LLLP, a newly formed limited liability limited partnership, which we refer to in this prospectus as “Holdco.” We are not a party to the Holdco partnership agreement.

Prior to the final allocation of shares contributed to Holdco, the shares in Holdco are held in the form of Class B common stock and are voted by Jeffrey Katzenberg and David Geffen or entities controlled by them. In order to elect the Class C director, an entity controlled by Paul Allen holds one share of Class C common stock directly rather than through Holdco. When distributed or sold by Holdco, all shares of our common stock, other than those distributed to entities controlled by Jeffrey Katzenberg and David Geffen, will be distributed or sold in the form of Class A common stock.

As more fully described in “Related Party Agreements—Formation Agreement, Holdco Arrangement and Final Allocation,” we expect entities controlled by Jeffrey Katzenberg and David Geffen, acting together, to cause Holdco to exercise its demand rights in order to effect this follow-on offering. We agreed at the time of our initial public offering to effect up to two follow-on offerings to permit certain members of DreamWorks Studios that contributed shares to Holdco to receive a minimum of approximately $533 million of aggregate net cash proceeds (assuming participation by all Holdco partners) from a combination of sales of secondary shares in our initial public offering and this offering. The net proceeds received (or, in the case of entities controlled by each of Jeffrey Katzenberg, David Geffen and Steven Spielberg, the amount credited to such partners in accordance with Holdco’s partnership agreement) in this follow-on offering by the Holdco partners, when combined with their net proceeds (or, as applicable, amounts credited) from sales of shares in the secondary portion of our initial public offering, will satisfy this requirement. Upon consummation of this offering, each Holdco partner (other than Universal Studios) will have the right to receive a portion of the remaining shares of common stock held by Holdco and allocated to such partner and, in the case of certain Holdco partners, a portion of the net cash proceeds received by Holdco in connection with this offering, in each case in accordance with the terms of the Holdco partnership agreement. In addition, upon consummation of this offering, Holdco will have no additional demand registration rights.

In general, Holdco will allocate shares to its partners first, pro rata as a return of such partner’s capital investment in DreamWorks Studios, and second, pro rata according to such partner’s participation percentages in DreamWorks Studios. For a discussion of the method by which Holdco will allocate shares to its partners, see “Related Party Agreements—Formation Agreement, Holdco Arrangement and Final Allocation.” See “Principal and Selling Stockholders” for details regarding the share ownership of the Holdco partners after this offering.

Neither Jeffrey Katzenberg, David Geffen or Steven Spielberg, or entities controlled by them, received any cash proceeds from the sale of shares in the secondary portion of our initial public offering, nor will they receive any cash proceeds from the sale of shares in this offering. Applicable provisions of the registration rights agreement prohibit this registration statement from being declared effective before May 2, 2005. This offering is expected to be completed sometime after May 27, 2005, the release date for Madagascar. The timing of this offering is subject to market conditions and other factors.

An aggregate of 10,714,286 shares of our common stock have been pledged by Holdco and the members of DreamWorks Studios not participating in Holdco (other than Thomson) to the lenders under DreamWorks Studios’ revolving credit facility. Following the final allocation of shares by Holdco, each Holdco partner (other than Universal Studios) will assume the pledge by Holdco with respect to a portion of the shares it receives and the Holdco share pledge will terminate. Following the completion of this offering and the final allocation of shares by Holdco, Jeffrey Katzenberg and David Geffen will indirectly control us through their ability to vote the shares of our Class B common stock held by them, which will represent approximately 77.1% of the total voting power of all of our outstanding common stock.

The Offering

Class A common stock offered by the selling stockholders	shares(1)

Common stock outstanding immediately after this offering

Class A	88,010,188 shares(2)

Class B	18,842,881 shares(3)

Class C	1 share(4)

Total	106,853,070 shares(2)(3)

Use of Proceeds	We will not receive any proceeds from sales of our Class A common stock by the selling stockholders in this offering.

Dividend Policy	We do not anticipate paying any dividends on our common stock in the foreseeable future.

Voting Rights	In general, the Class A, Class B and Class C common stock are substantially identical and vote together as a single class. In addition, each class of stock has the following characteristics:

Class A	One vote per share for all matters on which stockholders are entitled to vote, including the election and removal of directors.

Class B	15 votes per share for all matters on which stockholders are entitled to vote, including the election and removal of directors.

Class C

One vote per share for all matters on which stockholders are entitled to vote, including the election and removal of directors. In addition, the right to elect one director, voting as a separate class.

New York Stock Exchange Symbol	DWA

Risk Factors	See “Risk Factors” beginning on page 12 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our Class A common stock.

(1)	Does not include shares of Class A common stock that may be sold by the selling stockholders upon exercise of the underwriters’ over-allotment option.
(2)	Includes 2,815,256 shares of restricted stock (1,020,952 shares of which are performance vesting and were granted at the time of our initial public offering) and 1,020,952 performance compensation awards (to be settled by delivery of shares) granted to certain of our executive officers in January 2005. Does not include any of the 4,289,565 shares of our Class A common stock underlying options that were outstanding as of March 22, 2005 with a weighted average exercise price of $27.26 per share or any of the 5,653,468 shares of our common stock reserved for issuance to our employees under our 2004 Omnibus Incentive Compensation Plan in connection with future grants of equity awards.

Unless otherwise provided in this prospectus, all share information is presented on the basis set forth in this note, and assumes no exercise of the underwriters’ over-allotment option.
(3)	Includes 17,688,801 shares of Class B common stock estimated to be allocated by Holdco to entities controlled by Jeffrey Katzenberg and David Geffen upon the consummation of this offering.
(4)	Held by an entity controlled by Paul Allen.

Summary Historical and Pro Forma Financial Data

We present below summary historical and pro forma financial data. The following summary historical financial data as of and for each of the years in the three year period ended December 31, 2004 was derived from our historical consolidated financial statements included elsewhere in this prospectus.

The summary pro forma financial data for the year ended December 31, 2004 was derived from our unaudited pro forma statement of operations included elsewhere in this prospectus. The pro forma statement of operations data was prepared (i) as if the Distribution Agreement had become effective on January 1, 2004 and had been in effect in all periods since and (ii) as if we had been taxable as a corporation as of January 1, 2004. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable and do not give effect to any transactions other than those mentioned above, including the services agreement that we entered into with DreamWorks Studios on October 27, 2004 (the “Services Agreement”). Please see note (1) below and the notes to our unaudited pro forma consolidated statement of operations included elsewhere in this prospectus for a more detailed discussion of how the adjustments described above are presented in our pro forma consolidated statement of operations.

The summary unaudited pro forma statement of operations does not purport (i) to represent what our financial position and results of operations actually would have been had we been a stand-alone taxable corporation operating under the Distribution Agreement for the periods presented or (ii) to project our financial performance for any future period.

You should read the following data in conjunction with “Capitalization,” “Selected Financial Data,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited pro forma consolidated statement of operations and the notes thereto, all included elsewhere in this prospectus.

	Year Ended December 31,			Pro Forma Year Ended December 31, 2004(1)
	2002	2003	2004
	(Audited)			(Unaudited)
	(In thousands except per share data)
Statement of Operations Data:
Operating revenue	$434,324	$300,986	$1,078,160	$803,255
Costs of revenue	391,214	438,959	566,209	274,058

Gross profit (loss)	43,110	(137,973)	511,951	529,197
Selling, general and administrative expenses	34,922	29,322	73,608	61,448

Operating income (loss)	8,188	(167,295)	438,343	467,749
Interest and other income (expense)	(31,064)	(15,505)	(15,017)	(15,017)

Income (loss) before income taxes and cumulative effect of accounting change	(22,876)	(182,800)	423,326	452,732
Provision for income taxes(2)	(2,191)	(1,839)	(90,326)	(111,379)

Income (loss) before cumulative affect of accounting change	(25,067)	(184,639)	333,000	341,353
Cumulative effect of accounting changes	—	(2,522)	—	—

Net income (loss)	$(25,067)	$(187,161)	$333,000	$341,353

	Year Ended December 31,			Pro Forma Year Ended December 31, 2004(1)
	2002	2003	2004
	(Audited)			(Unaudited)
	(In thousands except per share data)
Unaudited pro forma financial information
Pro forma income (loss) before cumulative effect of accounting change(2)	$(25,067)	$(184,639)	$298,684	$341,353
Pro forma net income (loss)(2)	$(25,067)	$(187,161)	$298,684	$341,353
Basic income (loss) per share before cumulative effect of accounting change(3)	$(0.33)	$(2.41)	$3.67	$3.32
Basic net income (loss) per share(3)	$(0.33)	$(2.44)	$3.67	$3.32
Diluted income (loss) per share before cumulative effect of accounting change(4)	$(0.33)	$(2.41)	$3.64	$3.27
Diluted net income (loss) per share(4)	$(0.33)	$(2.44)	$3.64	$3.27

Shares used in computing unaudited pro forma net income (loss) per share
Basic(3)	76,636	76,636	81,432	102,810	(4)
Diluted(5)	76,636	76,636	82,151	104,520	(6)

(1)	The primary result of giving pro forma effect to the Distribution Agreement as of January 1, 2004 is that we recognize revenue net of (i) DreamWorks Studios’ 8.0% distribution fee and (ii) the distribution and marketing costs that DreamWorks Studios incurs for our films. In fiscal 2004, this results in a substantial reduction to our revenue. In addition, our costs of revenue decline because we no longer incur distribution and marketing costs, including third-party distribution and fulfillment services fees. Also, selling, general and administrative expenses are reduced because we are no longer allocated overhead costs related to DreamWorks Studios’ marketing and distribution departments, nor do we otherwise incur these costs.

As a result of giving pro forma effect to the Distribution Agreement as of January 1, 2004, our pro forma pre-tax net income is increased for the year ended December 31, 2004 primarily due to timing differences. Over a longer period of time, we believe our pro forma pre-tax net income or net loss would not have changed substantially from our historical pre-tax net income or net loss. See “Pro Forma Financial Information” and the notes thereto.

(2)	Prior to October 27, 2004, we operated as a division of a limited liability company. As such, we incurred only minimum income taxes related to foreign withholding and state franchise taxes. Pro forma income (loss) before cumulative effect of accounting changes and pro forma net income (loss) amounts reflect federal and state income taxes that we would have been required to pay, if any, had we been a taxable corporation for the entire 2004 fiscal year. See note 13 to our audited consolidated financial statements contained herein for an explanation of pro forma income taxes.
(3)	For the years ended December 31, 2002 and 2003, pro forma basic share amounts are calculated using the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as if such shares were outstanding for all periods presented. For the year ended December 31, 2004, the pro forma basic per share amounts are calculated using the weighed average of: (i) from January 1, 2004 through October 27, 2004 (the “Separation Date”), the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as if such shares were outstanding for the entire period and (ii) from the Separation Date through December 31, 2004, the weighted average number of shares of common stock outstanding.
(4)	Pro forma basic per share amounts for the pro forma year ended December 31, 2004 are calculated using the weighted average number of shares of common stock outstanding from the Separation Date through December 31, 2004 as if such shares were outstanding for the entire year.

(5)	Pro forma diluted per share amounts for the year ended December 31, 2002 and 2003 are calculated using the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as if such shares were outstanding for all periods presented, excluding, because their effect would be anti-dilutive, the impact of 487,000 shares of Class A common stock which underlie equity based compensation awards converted at the Separation. For the year ended December 31, 2004, the pro forma diluted share amount is calculated using the weighted average of: (i) from January 1, 2004 through the Separation Date, the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, plus the impact of 487,000 shares of Class A common stock which underlie equity based compensation awards converted at the Separation (using the treasury stock method) and (ii) from the Separation Date through December 31, 2004, the weighted average number of shares of common stock outstanding plus 1,418,000 shares of Class A common stock which underlie equity-based compensation awards converted at the Separation as well as those issued during the period (using the treasury stock method), excluding the dilutive impact of 1,020,952 shares of restricted stock granted to certain named executive officers that had performance criteria that were not set by our compensation committee until January 2005 and 1,020,952 shares of performance compensation awards issued in January 2005 to certain named executive officers.
(6)	The pro forma diluted per share amount for the pro forma year ended December 31, 2004 is calculated using the weighted average of common shares outstanding from the Separation Date through December 31, 2004 as if such shares were outstanding for the entire year, plus the impact of 1,710,000 shares of Class A common stock which underlie equity based compensation awards (using the treasury method) as if such shares were outstanding for the entire year, excluding the dilutive impact of 1,020,952 shares of restricted stock granted to certain named executive officers that had performance criteria that were not set by our compensation committee until January 2005 and 1,020,952 shares of performance compensation awards issued in January 2005 to certain named executive officers.

	As of December 31,
	2002	2003	2004
	Audited
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$3	$41	$63,134
Accounts receivable, net of allowance for doubtful accounts	150,915	132,329	14,015
Receivable from affiliate	—	—	372,116
Film inventories, net	477,613	427,463	519,926
Deferred taxes, net	—	—	93,343
Total assets	680,269	681,837	1,200,003
Payable to stockholder	—	—	70,643
Other advances and unearned revenue	32,902	38,684	18,892
Debt allocated by DreamWorks Studios	313,814	418,379	—
Universal Studios advance	32,295	50,325	75,000
Other debt (including capital leases)	4,375	80,344	142,200
Total liabilities	503,282	691,340	370,117
Total liabilities and stockholders’ equity	680,269	681,837	1,200,003

Market Data

Market data used in this prospectus is based upon our good faith estimates, which are based upon our review of internal surveys, independent industry publications and other publicly available information, including data made publicly available by the Motion Picture Association of America (“MPAA”) and the industry trade publication Variety. In particular, when we cite individual film box office receipts, we have used data that has been made publicly available by Variety. Although we believe that these sources are reliable, we have not independently verified the information.

Throughout this prospectus, and in accordance with industry practice, we use the term “domestic” to refer to the United States, Canada, each of their respective territories and possessions, The Bahamas and Bermuda. We use the term “international” to refer to all territories outside of the domestic territory, and the term “worldwide” encompasses all territories—both international and domestic.

RISK FACTORS

You should carefully consider the following risks and other information in this prospectus before deciding to invest in shares of our Class A common stock. The following risks and uncertainties could materially adversely affect our business, financial condition or operating results. In this event, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

Our success is primarily dependent on audience acceptance of our films, which is extremely difficult to predict and therefore inherently risky.

We cannot predict the economic success of any of our motion pictures because the revenue derived from the distribution of a motion picture (which does not necessarily bear any correlation to the production or distribution costs incurred) depends primarily upon its acceptance by the public, which cannot be accurately predicted. The economic success of a motion picture also depends upon the public’s acceptance of competing films, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Furthermore, part of the appeal of CG animated films may be due to their relatively recent introduction to the market. We cannot assure you that the introduction of new animated filmmaking techniques, an increase in the number of CG animated films or the resurgence in popularity of older animated filmmaking techniques will not adversely impact the popularity of CG animated films.

In general, the economic success of a motion picture is dependent on its domestic theatrical performance, which is a key factor in predicting revenue from other distribution channels and is largely determined by our ability to produce content and develop stories and characters that appeal to a broad audience and the effective marketing of the motion picture. If we are unable to accurately judge audience acceptance of our film content or to have the film effectively marketed, the commercial success of the film will be in doubt, which could result in costs not being recouped or anticipated profits not being realized. Moreover, we cannot assure you that any particular feature film will generate enough revenue to offset its distribution and marketing costs, in which case we would not receive any gross receipts for such film from DreamWorks Studios. In the past, some of our films have not recovered, after recoupment of marketing and distribution costs, their production costs in an acceptable timeframe or at all. For example, in 2003 we released our final primarily hand-drawn animated feature film, Sinbad: Legend of the Seven Seas, which we estimate will not generate sufficient revenue over its first 10 years in distribution to fully recover, after recoupment of marketing and distribution costs, its production costs.

Our business is dependent upon the success of a limited number of releases each year and the commercial failure of any one of them could have a material adverse effect on our business.

We expect to theatrically release a limited number of animated feature films per year for the foreseeable future. The commercial failure of just one of these films can have a significant adverse impact on our results of operations in both the year of release and in the future. For example, for the remainder of 2005, we will be dependent on the continuing success of Shrek 2 and Shark Tale home video sales. Historically, there has been a close correlation between domestic box office success and international box office, home video and television success, such that feature films that are successful in the domestic theatrical market are generally also successful in the international theatrical, home video and television markets. Because of this close correlation, we believe that Shrek 2 and Shark Tale, both of which performed successfully in the domestic and international theatrical markets, will continue to strongly perform in the home video and television markets, although there is no way to guarantee such results. Our success in 2005 also significantly depends on audience acceptance of Madagascar, which is scheduled for release in the domestic theatrical market on May 27, 2005, and Wallace & Gromit: Curse of the Were Rabbit, which is scheduled for domestic theatrical release on October 7, 2005. If our films fail to achieve domestic box office success, because of the close correlation mentioned above, their international box office and home video success and our business, results of operations and financial condition could be adversely affected in the remainder of 2005 and beyond. Further, we can make no assurances that the historical correlation between domestic box office results and international box office and home video results will continue in the future. In addition, we can make no assurances that home video wholesale prices can be maintained at current levels due to aggressive retail pricing or other factors. Finally, the limited number of films that we release in a year magnifies fluctuations in our earnings. Therefore, our reported results at quarter and year end may be skewed based on the release dates of our films, which could result in volatility in the price of our Class A common stock.

Our operating results fluctuate significantly.

We continue to expect significant fluctuations in our future quarterly and annual operating results because of a variety of factors, including the following:

•	the success of our feature films;

•	the timing of the domestic and international theatrical releases and home video release of our feature films; and

•	DreamWorks Studios’ costs to distribute and market our feature films under the Distribution Agreement.

We also expect that our operating results will continue to be affected by the terms of the Distribution Agreement. Under the Distribution Agreement, DreamWorks Studios uses film revenue (i) to recover the distribution and marketing expenses it incurs for the film and (ii) to cover its distribution fee relating to these markets before we recognize any revenue for that film. Accordingly, we recognize significantly less revenue from a film in the period of that film’s theatrical release than we would absent the Distribution Agreement. Furthermore, in the event that the Distribution Agreement were terminated, depending on the arrangement that we negotiate with a replacement distributor, we could be required to directly incur distribution and marketing expenses related to our films, which under the Distribution Agreement are incurred by DreamWorks Studios. Because we would expense those costs as incurred, further significant fluctuations in our operating results could result.

In response to these fluctuations, the market price of our Class A common stock could decrease significantly in spite of our operating performance.

We principally operate in one business, the production of CG animated feature films, and our lack of a diversified business could adversely affect us.

Unlike most of the major studios, which are part of large diversified corporate groups with a variety of other operations, we depend primarily on the success of our feature films. For example, unlike us, many of the major studios are part of corporate groups that include television networks and cable channels that can provide stable sources of earnings and cash flows that offset fluctuations in the financial performance of their feature films. Substantially all of our revenue is derived from a single source—our CG animated feature films—and our lack of a diversified business model could adversely affect us if our films fail to perform to our expectations.

Animated films are expensive to produce and the uncertainties inherent in their production could result in the expenditure of significant amounts on films that are canceled or significantly delayed.

The production, completion and distribution of animated feature films is subject to a number of uncertainties, including delays and increased expenditures due to creative problems, technical difficulties, talent availability, accidents, natural disasters or other events beyond our control. Because of these uncertainties, the projected costs of an animated feature film at the time it is set for production may increase, the date of completion may be substantially delayed or the film may be abandoned due to the exigencies of production. Delays in production may also result in a film not being ready for release at the intended time and postponement to a potentially less favorable time, which could result in lower gross receipts for that film. In extreme cases, a film in production may be abandoned or significantly modified (including as a result of creative changes) after substantial amounts have been spent, causing the write-off of expenses incurred with respect to the film. This was the case in 2003 when we wrote-off a significant amount of expenses that we had incurred for two of our animated films.

Animated films typically take longer to produce than live-action films, which increases the uncertainties inherent in their production and distribution.

Animated feature films typically take three to four years to produce after the initial development stage, as opposed to an average of twelve to eighteen months for live-action films. The additional time that it takes to produce and release an animated feature film increases the risk that our films in production will fall out of favor with target audiences and that competing films will be released in advance of or concurrently with ours, either of which risks could reduce the demand for, or popular appeal of, our films.

The production and marketing of CG animated feature films is capital intensive and our capacity to generate cash from our films may be insufficient to meet our anticipated cash requirements.

The costs to develop, produce and market a film are substantial and some of our competitors have more capital and greater resources than we and DreamWorks Studios have. In 2004, for example, we spent approximately $315 million to fund production costs (excluding capitalized interest and overhead expense) of our feature films, to make contingent compensation and residual payments and to fund technology capital expenditures. For 2005, we expect that these costs will be approximately $311 million, which includes a one-time payment to Aardman Animations related to Wallace & Gromit: Curse of the Were Rabbit and additional production spending related to an increase in our direct-to-video business. In addition, historically, we made substantial expenditures on distribution and marketing costs that are now generally incurred by DreamWorks Studios under the Distribution Agreement. Although we retain the right to exploit each of the ten films that we have previously released, the size of our film collection is insubstantial compared to the film libraries of the major U.S. movie studios, which typically have the ability to exploit hundreds of library titles. Library titles can provide a stable source of earnings and cash flows that offset fluctuations in the financial performance of newly released films. Many of the major studios use these cash flows, as well as cash flows from their other businesses, to finance the production and marketing of new feature films. We are not able to rely on such cash flows and are required to fund our films in development and production and other commitments with cash retained from operations and the proceeds of films that are generating revenue from theatrical, home video and ancillary markets. If our films fail to perform, we may be forced to seek substantial sources of outside financing. Such financing may not be available in sufficient amounts for us to continue to make substantial investments in the production of new CG animated feature films or may be available only on terms that are disadvantageous to us, either of which could have a material adverse effect on our growth or our business.

The costs of producing and marketing feature films have steadily increased and may increase in the future, which may make it more difficult for a film to generate a profit or compete against other films.

The production and marketing of theatrical feature films requires substantial capital and the costs of producing and marketing feature films have generally increased in recent years. According to the MPAA, the average negative cost of a motion picture produced by a major U.S. studio, which includes all costs associated with creating a feature film, including production costs, allocated studio overhead and capitalized interest, but excludes abandoned project costs, has grown at a compound annual growth rate of 6.4% from 1994 to 2004 and the average domestic marketing cost (which includes prints and advertising costs) per picture has grown at a compound annual growth rate of 7.9% over the same period. Although these growth rates include the costs of both live-action and animated films, they are indicative of the cost trend for motion pictures generally. These costs may continue to increase in the future, which may make it more difficult for our films to generate a profit or compete against other films. Historically, production costs and marketing costs have risen at a rate faster than increases in either domestic admissions to movie theaters or admission ticket prices. A continuation of this trend would leave us more dependent on other media, such as home video, television, international markets and new media for revenue.

We compete for audiences based on a number of factors, many of which are beyond our control.

Despite a general increase in movie theater attendance, the number of animated and live-action feature films released by competitors, particularly the major U.S. motion picture studios, may create an oversupply of product in the market, and may make it more difficult for our films to succeed. In particular, we compete directly against other animated films and family oriented live-action films. Oversupply of such products may become most pronounced during peak release times, such as school holidays, national holidays and the summer release season, when theater attendance has traditionally been highest. Although we seek to release our films during peak release times, we cannot guarantee that we will be able to release all of our films during those times and, therefore, may miss potentially higher gross box-office receipts. In addition, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to only 10 to 15 films distributed nationally by major studio distributors. If our competitors were to increase the number of films available for distribution and the number of exhibition screens remained static, it could be more difficult for us to release our films during optimal release periods.

The market for CG animated films is relatively new, and the entrance of additional film studios into the CG animated film market could adversely affect our business in several ways.

CG animation is a relatively new form of animation that has been successfully exploited by a limited number of movie studios since the first CG animated feature film, Toy Story, was released by Pixar in 1995. Because there are currently only a few studios capable of producing CG animated feature films, there are a limited number of CG animated feature films in the market each year, a fact that may enhance their popular appeal. If additional studios were to enter the CG animated film market and increase the number of CG animated films released per year, the popularity of the CG animation technique could suffer. Although we have developed proprietary technology, experience and know-how in the CG animation field that we believe provide us with significant advantages over new entrants in the CG animated film market, there are no substantial technological barriers to entry that would prevent other film studios from entering the field, and in 2004 both Sony and Lucasfilm Ltd. announced plans to do so. Furthermore, advances in technology may substantially decrease the time that it takes to produce a CG animated feature film, which could result in a significant number of new CG animated films or products. The entrance of additional animation companies into the CG animated feature film market could adversely impact us by eroding our market share, increasing the competition for CG animated film audiences and increasing the competition for, and cost of, hiring and retaining talented employees, particularly CG animators and technical staff.

Our success depends on certain key employees.

Our success greatly depends on our employees. In particular, we are dependent upon the services of Jeffrey Katzenberg. We do not maintain key person life insurance for any of our employees. We have entered into employment agreements with Mr. Katzenberg and with all of our top executive officers and production executives. However, although it is standard in the motion picture industry to rely on employment agreements as a method of retaining the services of key employees, these agreements cannot assure us of the continued services of such employees. The loss of the services of Mr. Katzenberg or a substantial group of key employees could have a material adverse effect on our business, operating results or financial condition.

Our scheduled releases of CG animated feature films will place a significant strain on our resources.

We have established multiple creative and production teams so that we can simultaneously produce more than one CG animated feature film. As of March 2005, we have theatrically released four CG animated feature films and five non-CG animated feature films and have limited experience sustaining the ability to produce and release more than one CG animated feature film at the same time. Due to the strain on our personnel from the effort required to produce a film and the time required for creative development of future films, it is possible that we will be unable to consistently release two CG animated feature films per year. In the past, we have been required, and may continue to be required, to expand our employee base, increase capital expenditures and procure additional resources and facilities in order to accomplish the scheduled releases of our animated feature films. This growth and expansion has placed, and continues to place, a significant strain on our resources. We cannot provide any assurances that any of our animated feature films will be released as targeted or that this strain on resources will not have a material adverse effect on our business, financial condition or results of operations.

We are dependent on DreamWorks Studios and others for the distribution and promotion of our feature films and related products.

In connection with the Separation, we entered into the Distribution Agreement with DreamWorks Studios, pursuant to which DreamWorks Studios is responsible, with some exceptions, for the worldwide distribution of all of our films in all media. For a description of the terms of the Distribution Agreement, see “Related Party Agreements—Distribution Agreement.” Although the Distribution Agreement obligates DreamWorks Studios to distribute our films, DreamWorks Studios is able to terminate the agreement upon the occurrence of certain events of default, including a failure by us to deliver to DreamWorks Studios a minimum number of films over specified time periods. If DreamWorks Studios fails to perform under the Distribution Agreement or the agreement is terminated by DreamWorks Studios or otherwise (including as a result of DreamWorks Studios ceasing to be engaged in the motion picture distribution business), we may have difficulty finding a replacement distributor, in part because our films would become directly subject to the terms and conditions of Universal Studios’ international theatrical distribution agreement with DreamWorks Studios (the “Universal Distribution Agreement”) and Universal Studios’ worldwide home video fulfillment services agreement with DreamWorks Studios (the “Universal Home Video Agreement” and, together with the Universal Distribution Agreement, the “Universal Agreements”) and would continue to be subject to the terms of the existing sub-distribution, servicing and licensing agreements that DreamWorks Studios has entered into with CJ Entertainment, Kadokawa Entertainment and our other third-party service providers. See “Related Party Agreements—DreamWorks Studios’ Agreements with Universal Studios.” We cannot assure you that we will be able to find a replacement distributor on terms as favorable as those in the Distribution Agreement. In addition, in general, the term of the Distribution Agreement will be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that we pre-approve (such as the Universal Agreements and DreamWorks Studios’ existing arrangements with CJ Entertainment and Kadokawa Entertainment). As a result, our ability to terminate the Distribution Agreement is effectively limited. Moreover, under the Universal Agreements, we would be required to pay Universal Studios distribution fees and reimburse them for distribution expenses as they are incurred, regardless of the performance of our films. As a result, we would have to record such expenses as they were incurred and we would recognize revenue consistent with the method we recognized revenue prior to the effectiveness of the Distribution Agreement.

DreamWorks Studios currently distributes, and we expect will continue to distribute, our motion pictures in international theatrical markets through the Universal Agreements and distribution agreements with CJ Entertainment (in Korea and the People’s Republic of China) and Kadokawa Entertainment (in Japan). In addition, DreamWorks Studios has engaged Universal Studios to be our worldwide principal fulfillment services provider for our home videos, excluding only Japan and Korea. We are therefore dependent on the ability of each of these companies to exploit our feature films in the territories in which they distribute them and any termination of these agreements could adversely affect DreamWorks Studios’ ability to distribute our films. In addition, if Universal Studios, CJ Entertainment or Kadokawa Entertainment were to experience financial difficulty or file for bankruptcy, our revenue could be substantially reduced with respect to the films in distribution.

DreamWorks Studios provides a number of services to us pursuant to the Services Agreement. If the Services Agreement were terminated, we would be required to replace those services on terms that may be less favorable to us.

Under the terms of a Services Agreement that we entered into with DreamWorks Studios, DreamWorks Studios provides us with certain accounting, insurance administration, risk management, information systems management, tax, payroll, legal and business affairs, human resources administration, procurement and other general support services. In addition, pursuant to the Services Agreement, we provide DreamWorks Studios office space at our Glendale facility, facilities management, information technology purchasing services and limited legal services. DreamWorks Studios and we charge the receiving party so that it or we generally recovers the actual costs of providing these services, including allocable employee salaries, fringe benefits and office costs and all out-of-pocket costs and expenses, plus 5% of the actual costs. While our historical financial statements reflect our allocated costs of these services, neither the historical financial statements nor our pro forma statement of operations necessarily reflect what the costs of these services will be in the future. Both DreamWorks Studios and we have the right, upon notice, to terminate any or all of the services either party is providing under the Services Agreement. As a receiving party, both we and DreamWorks Studios may exercise our termination rights generally upon 45 days’ notice. As a providing party, both we and DreamWorks Studios may exercise our termination rights generally upon 45 days’ notice, provided that the party exercising termination rights is not providing such service for itself. If the Services Agreement is terminated, DreamWorks Studios will no longer be obligated to provide these services to us or pay us for the services we are providing it, and we will be required to either enter a new agreement with DreamWorks Studios or another services provider or assume the responsibility for these functions ourselves and, in the case of office space, seek to find a new tenant. If we were to enter a new agreement with DreamWorks Studios, hire a new services provider, assume these services ourselves or find a new tenant, the economic terms of the new arrangement may be less favorable than our current arrangement with DreamWorks Studios, which may adversely affect our business, financial condition or results of operations.

If DreamWorks Studios were to experience financial difficulty or file for bankruptcy, our business, results of operations and financial conditions could be materially adversely affected.

Under the terms of the Distribution Agreement, DreamWorks Studios is entitled to collect all amounts relating to our films from the various distribution channels—including from domestic theatrical exhibitors, international sub-distributors, domestic and international home video services providers and television licensees. DreamWorks Studios is obligated to remit the amounts that it collects to us after it has deducted its distribution fee and distribution and marketing costs. If DreamWorks Studios were to default in its obligations to pay us these amounts, our revenue with respect to films in distribution at that time could be substantially reduced. Moreover, because we rely on DreamWorks Studios’ relationships and agreements with its sub-distributors, home video fulfillment services providers and licensees, if DreamWorks Studios were to experience financial difficulty or file for bankruptcy, we could lose the benefit of some of those relationships and agreements. In addition, DreamWorks Studios is responsible for the costs of marketing our films in substantially all media and markets. If DreamWorks Studios were to experience financial difficulty or file for bankruptcy, DreamWorks Studios may not have sufficient resources to market our films as effectively as the major studios market their films, which could adversely affect our revenue. In addition, pursuant to the terms of the Services Agreement, we rely on DreamWorks Studios for specified services, share expenses relating to some of these services and receive payments from DreamWorks Studios for certain services we provide, including office space. If DreamWorks Studios were not able to pay its share of these expenses, or ceased to provide these services, we may be required to absorb a greater portion of these expenses or obtain them from other sources or seek a new tenant, which could be more costly. Accordingly, if DreamWorks Studios were to experience financial difficulty or file for bankruptcy, our business, results of operations and financial conditions could be materially adversely affected.

We face risks relating to the international distribution of our films and related products.

Because we have historically derived approximately one-third of our revenue from the exploitation of our films in territories outside of the United States, our business is subject to risks inherent in international trade, many of which are beyond our control. These risks include:

•	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

•	differing cultural tastes and attitudes, including varied censorship laws;

•	differing degrees of protection for intellectual property;

•	financial instability and increased market concentration of buyers in foreign television markets, including in European pay television markets;

•	the instability of foreign economies and governments;

•	fluctuating foreign exchange rates; and

•	war and acts of terrorism.

Piracy of motion pictures, including digital and Internet piracy, may decrease revenue received from the exploitation of our films.

Motion picture piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of motion pictures into digital formats, which facilitates the creation, transmission and sharing of high quality unauthorized copies of motion pictures in theatrical release, on videotapes and DVDs, from pay-per-view through set top boxes and other devices and through unlicensed broadcasts on free TV and the Internet. The proliferation of unauthorized copies and piracy of these products has an adverse affect on our business because these products reduce the revenue we receive from our legitimate products. Under the Distribution Agreement, DreamWorks Studios is primarily responsible for enforcing our intellectual property rights with respect to all of our films subject to the Distribution Agreement and is required to maintain security and anti-piracy measures consistent with the highest levels it maintains for its own motion pictures. Other than the remedies we have in the Distribution Agreement, we have no way of requiring DreamWorks Studios to take any anti-piracy actions, and DreamWorks Studios’ failure to take such actions may result in our having to undertake such measures ourselves, which could result in significant expenses and losses of indeterminate amounts of revenue. Even if applied, there can be no assurance that the highest levels of security and anti-piracy measures will prevent piracy.

Unauthorized copying and piracy are prevalent in territories outside of the U.S., Canada and Western Europe and in countries where we may have difficulty enforcing our intellectual property rights. The MPAA, the American Motion Picture Marketing Association and American Motion Picture Export Association monitor the progress and efforts made by various countries to limit or prevent piracy. In the past, some of these trade associations have enacted voluntary embargoes on motion picture exports to certain countries in order to pressure the governments of those countries to become more aggressive in preventing motion picture piracy. In addition, the U.S. government has publicly considered implementing trade sanctions against specific countries that, in its opinion, do not make appropriate efforts to prevent copyright infringements of U.S. produced motion pictures. There can be no assurance, however, that voluntary industry embargoes or U.S. government trade sanctions will be enacted or, if enacted, effective. If enacted, such actions could impact the amount of revenue that we realize from the international exploitation of motion pictures depending upon the countries subject to such action and the duration and effectiveness of such action. If embargoes or sanctions are not enacted or if other measures are not taken, we may lose an indeterminate amount of additional revenue as a result of motion picture piracy.

We cannot predict the effect that rapid technological change or alternative forms of entertainment may have on us or the motion picture industry.

The entertainment industry in general, and the motion picture industry in particular, continue to undergo significant changes, primarily due to technological developments. Due to rapid growth of technology and shifting consumer tastes, we cannot accurately predict the overall effect that technological growth or the availability of alternative forms of entertainment may have on the potential revenue from and profitability of our animated feature films. In addition, certain outlets for the distribution of motion pictures may not obtain the public acceptance that is or was previously predicted. For example, while we have benefited from the rapid growth in the DVD market, we cannot assure that such growth will continue, or that other developing distribution channels, such as video-on-demand, will be accepted by the public or that, if they are accepted by the public, we will be successful in exploiting such channels. Moreover, to the extent that other distribution channels gain popular acceptance, it is possible that demand for existing delivery channels, such as DVDs, will decrease. If we are unable to exploit new delivery channels to the same extent that we have exploited existing channels, our business, results of operations or financial condition could be materially adversely affected.

We have only recently operated as an independent company, and we do business in a relatively new industry, each of which makes it more difficult to predict whether our business model is sound.

Prior to the Separation, which occurred on October 27, 2004, we were a business division of DreamWorks Studios. Accordingly, we have limited experience operating as an independent company implementing our own business model and an evaluation of our prospects is difficult to make, particularly in light of the fact that CG animation constitutes a relatively new form of animated filmmaking and has been successfully exploited since only 1995. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies in highly competitive markets. To address these risks, we must, among other things, respond to changes in the competitive environment, continue to attract, retain and motivate qualified persons and continue to upgrade our technologies. We cannot provide any assurances that we will be successful in addressing such risks.

Our historical and pro forma financial information may not be indicative of our results as a separate company.

Our historical financial information presented in this document does not reflect what our results of operations, financial condition and cash flows would have been had we been a separate, stand-alone entity pursuing independent strategies during all periods presented. For example, our historical consolidated financial statements do not reflect what our results of operations, financial condition or cash flows would have been had the Distribution Agreement been in place for all periods presented or had we shifted to our current business model of primarily producing CG animated films at an earlier date. Furthermore, our pro forma consolidated statement of operations does not necessarily reflect what our results of operations would have been had we been a stand-alone company operating under the Distribution Agreement for the entire period. As a result, our historical and pro forma financial information is not necessarily indicative of our future results of operations, financial condition or cash flows.

We could be adversely affected by strikes and other union activity.

Along with the major U.S. film studios, we employ members of the International Alliance of Theatrical and Stage Employees, or IATSE, on many of our productions. We are subject to a collective bargaining agreement with the IATSE that expires in August 2006. We are also subject to a collective bargaining agreement with Local 839 of IATSE. In addition, we employ members of the Screen Actors Guild, or SAG, and we have signed an industry-wide collective bargaining agreement with SAG that expires on June 30, 2008. We may also become subject to additional collective bargaining agreements. A strike by one or more of the unions that provide personnel essential to the production of our feature films could delay or halt our ongoing production activities. Such a halt or delay, depending on the length of time involved, could cause the delay of the release date of our feature films and thereby could adversely affect the revenue that the film generates.

To be successful, we must continue to attract and retain qualified personnel and our inability to do so would adversely affect the quality of our films.

Our success continues to depend to a significant extent on our ability to identify, attract, hire, train and retain qualified creative, technical and managerial personnel. Competition for the caliber of talent required to make our films, particularly for our film directors, producers, animators, creative and technology personnel, will continue to intensify as other studios build their in-house CG animation or special effects capabilities. For example, Lucasfilm Ltd. has announced its intent to make CG animated feature films, Sony has announced that it is producing its first CG animated feature film, and we believe Disney has begun to focus more heavily on CG animated feature films. The entrance of additional film studios into the CG animated film industry or the increased production capacity of existing film studios will increase the demand for the limited number of talented CG animators and programmers. There can be no assurance that we will be successful in identifying, attracting, hiring, training and retaining such qualified personnel in the future. If we are unable to hire and retain qualified personnel in the future, particularly film directors, producers, animators, creative personnel and technical directors, there could be a material adverse effect on our business, operating results or financial condition.

We depend on technology and computer systems for the timely and successful development of our animated feature films and related products.

Because we are dependent upon a large number of software applications and computers for the development and production of our animated feature films, an error or defect in the software, a failure in the hardware, a failure of our backup facilities or a delay in delivery of products and services could result in significantly increased production costs for a feature film. Moreover, if a software or hardware problem is significant enough, it could result in delays in one or more productions, which in turn could result in potentially significant delays in the release dates of our feature films or affect our ability to complete the production of a feature film. Significant delays in production and significant delays in release dates, as well as the failure to complete a production, could have a material adverse effect on our results of operations. In addition, because we seek to make cutting edge CG animated films, we must ensure that our production environment integrates the latest CG animation tools and techniques developed in the industry. To accomplish this, we can either develop these capabilities by upgrading our proprietary software, which can result in substantial research and development costs, or we can seek to purchase third-party licenses, which can also result in significant expenditures. In the event we seek to obtain third-party licenses, we cannot guarantee that they will be available or, once obtained, will continue to be available on commercially reasonable terms, or at all.

Our revenue may be adversely affected if we fail to protect our proprietary technology or enhance or develop new technology.

We depend on our proprietary technology to develop and produce our CG animated feature films. We rely on a combination of patents, copyright and trade secret protection and nondisclosure agreements to establish and protect our proprietary rights. We currently have five patents in force and 16 patent applications pending in the United States. We cannot provide any assurances that patents will issue from any of these pending applications or that, if patents do issue, any claims allowed will be sufficiently broad to protect our technology or that they will not be challenged, invalidated or circumvented. In addition, we also rely on third-party software to produce our films, which is readily available to others. Failure of our patents, copyrights and trade secret protection, non-disclosure agreements and other measures to provide protection of our technology and the availability of third-party software may make it easier for our competitors to obtain technology equivalent to or superior to our technology. If our competitors develop or license technology that is superior to ours or that makes our technology obsolete, our films could become uneconomical to make. In such a case, we may be required to incur significant costs to enhance or acquire new technology so that our feature films remain competitive. We cannot assure you that such costs would not have a material adverse affect on our business, financial condition or results of operations.

In addition, we may be required to litigate in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition or results of operations.

Third-party technology licenses may not continue to be available to us in the future.

In addition to our proprietary technology, we also rely on certain technology that we license from third-parties, including software that we use with our proprietary software. We cannot provide any assurances that these third-party technology licenses will continue to be available to us on commercially reasonable terms or at all. The loss of or inability to maintain any of these technology licenses, or our inability to complete a given feature film, could result in delays in feature film releases until equivalent technology could be identified, licensed and integrated. Any such delays or failures in feature film releases could materially adversely affect our business, financial condition or results of operations.

Others may assert intellectual property infringement claims against us.

One of the risks of the CG animated film production business is the possibility of claims that our productions and production techniques misappropriate or infringe the intellectual property rights of third-parties with respect to their technology and software, previously developed films, stories, characters, other entertainment or intellectual property. We have received, and are likely to receive in the future, claims of infringement of other parties’ proprietary rights. There can be no assurance that infringement or misappropriation claims (or claims for indemnification resulting from such claims) will not be asserted or prosecuted against us, or that any assertions or prosecutions will not materially adversely affect our business, financial condition or results of operations. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, financial condition or results of operations. If any claims or actions are asserted against us, we may seek to obtain a license of a third-party’s intellectual property rights. We cannot provide any assurances, however, that under such circumstances a license would be available on reasonable terms or at all.

Forecasting film revenue and associated gross profits from our feature films prior to release is extremely difficult and may result in significant write-offs.

We are required to amortize capitalized film production costs over the expected revenue streams as we recognize revenue from the associated films. The amount of film production costs that will be amortized each quarter depends on how much future revenue we expect to receive from each film. Unamortized film production costs are evaluated for impairment each reporting period on a film-by-film basis. If estimated remaining revenue is not sufficient to recover the unamortized film production costs, the unamortized film production costs will be written down to fair value. In any given quarter, if we lower our previous forecast with respect to total anticipated revenue from any individual feature film, we would be required to accelerate amortization of related film costs. Such accelerated amortization would adversely impact our business, operating results and financial condition. In addition, we base our estimates of revenue on information supplied to us from DreamWorks Studios and other sources. If the information is not provided in a timely manner or is incorrect, the amount of revenue and related expenses that we recognize from our animated feature films and related products could be wrong, which could result in fluctuations in our earnings.

Risks Related to Investing in Our Stock

If our stock price fluctuates after this offering, you could lose a significant part of your investment.

The market price of our Class A common stock may be influenced by many factors, some of which are beyond our control, including those described above under “—Risks Related to Our Business” and the following:

•	changes in financial estimates by analysts;

•	announcements by us or our competitors of significant contracts, productions, acquisitions, or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	terrorist acts;

•	future sales of our common stock; and

•	investor perception of us and the filmmaking industry.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated to and disproportionate to the operating performance of movie studios. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance.

Shares eligible for future sale may cause the market price of our Class A common stock to drop significantly, even if our business is doing well.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

After the consummation of this offering and the final allocation of shares by Holdco, there will be 88,010,188 shares of our Class A common stock, 18,842,881 shares of our Class B common stock and one share of our Class C common stock outstanding. The shares of Class B common stock and Class C common stock are convertible into Class A common stock on a one-for-one basis. In general, all shares of our common stock, including the          shares to be sold by the selling stockholders in this offering, are freely tradeable by persons other than our affiliates within the meaning of Rule 144 under the Securities Act, except that:

•	In connection with this offering, our directors and executive officers, as well as the selling stockholders in this offering (other than Universal Studios), have agreed to a lock-up period, meaning that they and their permitted transferees may not sell any of their shares without the prior consent of the underwriters of this offering for days after the date of this prospectus;

•	We, our directors, our executive officers, each selling stockholder and certain other stockholders agreed to lock-ups with the underwriters for our initial public offering until April 26, 2005, subject to extension in certain circumstances;

•	Certain other of our stockholders holding unregistered shares at the time of our initial public offering are also restricted by lock-up agreements until April 26, 2005, subject to extension in certain circumstances, with respect to 50% of their share ownership at the time of our initial public offering (collectively, approximately 450,000 shares held by these stockholders are not restricted by lock-up agreements);

•	Entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen agreed with the underwriters for our initial public offering to a 365-day lock-up period that will expire on October 27, 2005, subject to extension in certain circumstances; and

•	The DreamWorks Studios members, including the Holdco partners, who received shares of our common stock in connection with our initial public offering will be subject to the applicable lock-ups described above and subject to certain limitations on the timing, amount and method of sales imposed by regulations promulgated by the Securities and Exchange Commission (the “SEC”) in connection with unregistered sales of their shares in the public market from time to time.

Generally, our other existing stockholders are not restricted by lock-up agreements. Although there is no present intention to do so, the underwriters may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements described above.

Entities controlled by each of Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen (and certain of their permitted transferees) will also have the right to cause us to register the sale of shares of Class A common stock beneficially owned by them. In addition, certain of our stockholders that were members of DreamWorks Studios on the closing date of our initial public offering will have the right to include shares of Class A common stock beneficially owned by them (including the Class A common stock into which our Class B and Class C common stock is convertible) in certain future registration statements relating to our securities. See “Related Party Agreements—Registration Rights Agreement.” If any of Paul Allen, Steven Spielberg, Jeffrey Katzenberg, David Geffen, entities controlled by them or their respective permitted transferees were to sell a large number of their shares, the market price of our Class A common stock could decline significantly. In addition, the perception in the public markets that sales by them might occur could also adversely affect the market price of our Class A common stock.

In connection with the Separation, Holdco and members of DreamWorks Studios not participating in Holdco (other than Thomson) pledged approximately 10,714,286 shares of our common stock as security for DreamWorks Studios’ obligations under its revolving credit agreement. Following the final allocation of shares by Holdco, DreamWorks Studios’ members (other than Universal Studios) receiving shares in the distribution from Holdco will pledge an aggregate of 10,045,798 shares and such Holdco share pledge will be released. Under certain circumstances, including an event of default by DreamWorks Studios under its revolving credit agreement, the lenders will be entitled to take possession of the pledged shares of common stock (after converting any pledged Class B common stock into Class A common stock) and sell such shares in the open market, subject to applicable bankruptcy, securities and other laws, as well as any applicable lock-up agreements.

In October 2004, we filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 16,521,358 shares of our Class A common stock reserved for issuance under our 2004 Omnibus Incentive Compensation Plan, including shares of our common stock underlying equity-based awards made at the time of our initial public offering. Subject to the lock-ups described above and any limitations on sales of our common stock by our affiliates, shares registered under the registration statement on Form S-8 are available for sale into the public market.

Also, in the future, we may issue our securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding common stock.

A few significant stockholders control the direction of our business. The concentrated ownership of our common stock and certain corporate governance arrangements will prevent you and other stockholders from influencing significant corporate decisions.

Holdco, which is controlled by Jeffrey Katzenberg and David Geffen or entities controlled by them (subject to certain approval rights of Holdco’s limited partners) currently owns 97.8% of the outstanding shares of our

Class B common stock (which represents 48.2% of our common equity and 91.5% of the total voting power of our common stock). In addition, Jeffrey Katzenberg and David Geffen each own 577,040 shares of our Class B common stock outside of Holdco, which represents the remaining outstanding shares of Class B common stock and in the aggregate 1.1% of our common equity and 2.1% of the total voting power of our common stock. Following the final allocation of shares by Holdco, Jeffrey Katzenberg and David Geffen are each estimated to own 9,421,441 shares of Class B common stock (including 8,844,401 shares estimated to be allocated by Holdco), representing a combined 18.3% of our common equity and 77.1% of the total voting power of our common stock. Accordingly, Jeffrey Katzenberg and David Geffen or entities controlled by them generally have the collective ability to control all matters requiring stockholder approval, including the nomination and election of directors (other than the director elected by an entity controlled by Paul Allen as the holder of Class C common stock), the determination of our corporate and management policies and the determination, without the consent of our other stockholders, of the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. In addition, the disproportionate voting rights of the Class B common stock relative to the Class A common stock and the Class C common stock may make us a less attractive takeover target.

The interests of our controlling and significant stockholders may conflict with the interests of our other stockholders.

We cannot assure you that the interests of Jeffrey Katzenberg, David Geffen, Steven Spielberg and Paul Allen, or entities controlled by them, will coincide with the interests of the holders of our Class A common stock. For example, Jeffrey Katzenberg and David Geffen, or entities controlled by them, could cause us to make acquisitions that increase the amount of our indebtedness or outstanding shares of common stock or sell revenue-generating assets. Additionally, DreamWorks Studios (which is controlled by Jeffrey Katzenberg, David Geffen and Steven Spielberg) is in the business of making movies and derivative products and may, from time to time, compete directly or indirectly with us or prevent us from taking advantage of corporate opportunities. Jeffrey Katzenberg, David Geffen, Steven Spielberg and DreamWorks Studios may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Our restated certificate of incorporation provides for the allocation of corporate opportunities between us, on the one hand, and certain of our founding stockholders, on the other hand, which could prevent us from taking advantage of certain corporate opportunities. See “Description of Capital Stock—Corporate Opportunities.” So long as Jeffrey Katzenberg, David Geffen or entities controlled by them continue to collectively own shares of our Class B common stock with significant voting power, Jeffrey Katzenberg and David Geffen, or entities controlled by them, will continue to collectively be able to strongly influence or effectively control our decisions.

Additionally, in connection with the Separation we entered into a tax receivable agreement with an entity controlled by Paul Allen. As a result of certain transactions that entities controlled by Paul Allen engaged in, the tax basis of our assets was partially increased and the amount of tax we may pay in the future is expected to be reduced. Under the tax receivable agreement, we are required to pay to an entity controlled by Paul Allen 85% of the amount of any cash savings in certain taxes resulting from the partial increase in tax basis and certain other related tax benefits, subject to repayment if it is determined that these tax savings should not have been available to us. As a result, the interests of Paul Allen and entities controlled by him and the holders of our Class A common stock could differ. The actual amount and timing of any payments under this tax receivable agreement will vary depending upon a number of factors. As a result of the increased tax basis, we expect to be entitled to a tax benefit of $83.1 million as management has determined that such benefit can be realized through a reduction or refund of taxes paid in 2004. The tax receivable agreement requires us to pay an entity controlled by Paul Allen 85% of such benefit. As a result of the size of the increase in the tax basis of our tangible and intangible assets, during the approximately 15-year average amortization period for such increased tax basis, the payments that may be made to an entity controlled by Paul Allen could be substantial. See “Related Party Agreements—Tax Receivable Agreement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Provision for Income Taxes” for further discussion of the tax receivable agreement.

Anti-takeover provisions of our charter and by-laws, as well as Delaware law may reduce the likelihood of any potential change of control or unsolicited acquisition proposal that you might consider favorable.

The anti-takeover provisions of Delaware law impose various impediments to the ability of a third-party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Additionally, provisions of our charter and by-laws could deter, delay or prevent a third-party from acquiring us, even if doing so would benefit our stockholders. These provisions include:

•	the division of our capital stock into Class A common stock and Class C common stock, each entitled to one vote per share, and Class B common stock, entitled to 15 votes per share, all of which Class B common stock will initially be owned or controlled by Jeffrey Katzenberg and David Geffen;

•	the right of the holder of Class C common stock (voting as a separate class) to elect one director;

•	the authority of the board to issue preferred stock with terms as the board may determine;

•	the absence of cumulative voting in the election of directors;

•	following such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, prohibition on stockholder action by written consent;

•	limitations on who may call special meetings of stockholders;

•	advance notice requirements for stockholder proposals;

•	following such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, super-majority voting requirements for stockholders to amend the by-laws; and

•	stockholder super-majority voting requirements to amend certain provisions of the charter.

It is possible that we may be treated as a personal holding company for Federal tax purposes now or in the future.

The Internal Revenue Code currently imposes an additional tax at a rate of 15% on the “undistributed personal holding company income” (as defined in the Internal Revenue Code) of a corporation that is a “personal holding company” and such rate of tax is scheduled to increase for taxable years beginning after December 31, 2008. A corporation is treated as a personal holding company for a taxable year if both (i) five or fewer individuals directly or indirectly own (or are deemed under attribution rules to own) more than 50% of the value of the corporation’s stock at any time during the last half of that taxable year and (ii) 60% or more of the corporation’s gross income for that taxable year is “personal holding company income” (which includes, among other things, dividends, interest, annuities and, under certain circumstances, royalties and rents). We believe that, under applicable attribution rules, five or fewer individuals may be deemed to own more than 50% of the value of our stock and the stock of our subsidiaries. We also believe, however, that less than 60% of our and our subsidiaries’ gross income consists of personal holding company income and, as a result, we believe that neither we nor any of our subsidiaries is a personal holding company. There can be no assurance, however, that we or any of our subsidiaries are not, or will not become, a personal holding company and thus be subject, or become subject to, the tax imposed on our or our subsidiaries’ undistributed personal holding company income.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Prospectus Summary,” “Risk Factors,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.

MARKET PRICE OF OUR CLASS A COMMON STOCK

Our Class A common stock has been listed on the New York Stock Exchange under the symbol “DWA” since October 28, 2004. Prior to that time, there was no public market for our Class A common stock. The following table sets forth for the periods indicated the high and low sale prices of our Class A common stock on the New York Stock Exchange:

2004	High	Low
Fourth Quarter (commencing October 28, 2004)	$42.60	$34.77

2005	High	Low
First Quarter (ending March 23, 2005)	$40.45	$33.38

On March 23, 2005, the last quoted price per share of our Class A common stock on the NYSE was $39.37. As of March 1, 2005, we had approximately 2,723 stockholders of record. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

DIVIDEND POLICY

We currently intend to retain all our earnings to finance the growth and development of our business. We do not anticipate paying any dividends on our common stock in the foreseeable future. Any future change in our dividend policy will be made at the discretion of our board of directors and will depend on contractual restrictions contained in our credit facility or other agreements, our results of operations, earnings, capital requirements and other factors considered relevant by our board of directors.

CAPITALIZATION

Upon the consummation of this offering and as a result of the conversion of certain shares of our Class B common stock into shares of Class A common stock, the number of shares of our Class A common stock outstanding is estimated to increase by 31,999,553, from 52,174,447 to 84,173,980 and the number of shares of our Class B common stock outstanding is estimated to decrease by 31,999,553, from 50,842,414 to 18,842,881. The actual number of shares of Class A common stock and Class B common stock will depend on the offering price of the Class A common stock being sold in this offering. The total number of shares of our common stock outstanding will not change as a result of this offering. See “Related Party Agreements—Formation Agreement, Holdco Arrangement and Final Allocation.”

The following table sets forth our capitalization as of December 31, 2004. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

As of December 31, 2004
(in thousands)
Cash	$63,134

Obligations under capital leases	2,993
Bank borrowings and other debt(1)	139,207
Universal Studios advance(2)	75,000
Stockholders’ equity
Class A common stock, par value $.01 per share, 350,000,000 shares authorized; 52,107,616 shares outstanding(3)	521
Class B common stock, par value $.01 per share, 150,000,000 shares authorized; 50,842,414 shares outstanding	508
Class C common stock, par value $.01 per share, one share authorized and outstanding	—
Additional paid-in capital	693,198
Less: Deferred compensation(4)	(32,171)
Retained Earnings(5)	165,320
Less: Treasury stock, at cost	(431)

Total stockholders’ equity	826,945

Total capitalization	$1,044,145

(1)	In connection with the Separation, we entered into a five-year, $200 million revolving credit facility. As of March 23, 2005, we had no outstanding borrowings under our revolving credit facility. In addition, in connection with the Separation, we assumed $80 million of subordinated debt, before discount, that DreamWorks Studios owed to HBO and we used $30 million of the proceeds from our initial public offering to repay part of this assumed debt.
(2)	As a result of the Separation, we assumed $75 million of an advance made in 2003 by Universal Studios to DreamWorks Studios relating to animated films which has been included in Universal Studios advance in our historical balance sheet.
(3)	Does not include (i) 2,824,735 shares of restricted stock (1,020,952 shares of which are performance vesting), (ii) 1,020,952 performance compensation awards granted to certain of our executives in January 2005, (iii) 4,350,181 shares of our Class A common stock underlying options outstanding at December 31, 2004, with a weighted average exercise price of $27.26 per share or (iv) any of the 5,653,468 shares of our common stock reserved for issuance to our employees under our 2004 Omnibus Incentive Compensation Plan in connection with future grants of equity awards.
(4)	In connection with the Separation, we issued equity-based compensation awards and recorded a deferred compensation charge of approximately $33.2 million that we defer and amortize on a straight-line basis over the vesting period of the awards (generally, four to seven years). This adjustment reflects the amount of future compensation expense we estimate we will incur assuming all the awards vest over their vesting schedule.
(5)	In connection with the Separation, we issued fully vested stock to certain employees and advisors and recorded a charge of approximately $20.0 million, which has been reflected as a reduction to retained earnings. We accounted for the vested and unvested equity awards granted to employees of DreamWorks Studios as a dividend to DreamWorks Studios of $31.9 million, determined based on the fair value of the awards at the date of grant.

PRO FORMA FINANCIAL INFORMATION

The following pro forma financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The pro forma consolidated statement of operations was prepared (i) as if the Distribution Agreement had become effective on January 1, 2004 and had been in effect in all periods since and (ii) as if we had been taxable as a corporation since January 1, 2004.

The pro forma adjustments are based upon available information and assumptions that we believe are reasonable and do not give effect to any transactions other than those mentioned above, including those contemplated by the Services Agreement. Please see the notes to our pro forma consolidated statement of operations for a more detailed discussion of how the adjustments described above are presented in our pro forma consolidated statement of operations.

The primary effect on our pro forma combined statement of operations of giving pro forma effect to the Distribution Agreement as of January 1, 2004 is that we recognize revenue net of (i) DreamWorks Studios’ 8.0% distribution fee and (ii) the distribution and marketing costs that DreamWorks Studios incurs for our films. In fiscal 2004, this results in a substantial reduction to our revenue. In addition, our costs of revenue decline because we no longer incur distribution and marketing costs, including third-party distribution and fulfillment services fees. Also, selling, general and administrative expenses are reduced because we are no longer allocating overhead costs related to DreamWorks Studios’ marketing and distribution departments, nor do we otherwise incur such costs.

As a result of the timing differences arising from giving effect to the Distribution Agreement, to the extent distribution and marketing costs were incurred during the year ended December 31, 2004 but the related film will not be released until after December 31, 2004 (as is the case with Madagascar), the costs are deducted in our pro forma costs of revenue but there is no corresponding reduction to pro forma revenue.

The pro forma effects of the Distribution Agreement also shift the timing of amortization of film inventory from period to period, although the total amount of film inventory amortized does not change. Under the Distribution Agreement, we recognize revenue from our films net of the distribution fee and the distribution and marketing costs that DreamWorks Studios incurs. Because amortization of film inventory is based on the ratio that current period actual revenue bears to estimated remaining unrecognized revenue, the pro forma reductions in revenue result in pro forma changes in film amortization for the periods presented.

The pro forma consolidated statement of operations also includes a provision for pro forma income tax to reflect federal income taxes that we would have been required to pay had we been a taxable corporation since January 1, 2004. These pro forma federal income taxes are separate from and in addition to the foreign withholding taxes and state franchise taxes shown in our historical financial statements.

The following pro forma consolidated statement of operations has been derived from the consolidated financial statements included elsewhere in this prospectus and does not purport (i) to represent what our financial position and results of operations actually would have been had we been a stand-alone taxable corporation operating under the Distribution Agreement for the periods presented or (ii) to project our financial performance for any future period.

DREAMWORKS ANIMATION

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

	Historical	Adjustments		Pro Forma
	(In thousands except per share data)
Operating revenue(1)	$1,078,160	$(274,905)		$803,255
Costs of revenue	566,209	(292,151	)(2)	274,058

Gross profit (loss)	511,951	17,246		529,197
Selling, general and administrative expenses	73,608	(12,160	)(3)	61,448

Operating income (loss)	438,343	29,406		467,749
Interest income (expense), net	(15,402)	—		(15,402)
Other income (expense), net	385	—		385

Total income (loss) before income taxes	423,326	29,406		452,732
Provision for income taxes	(90,326)	(21,053	)(4)	(111,379)

Net income (loss)	$333,000	$8,353		$341,353

Pro forma:
Basic net income per share(5)	$4.09			$3.32
Diluted net income per share(6)	$4.05			$3.27
Shares used in computing pro forma:
Basic net income per share(5)	81,432			102,810
Diluted net income per share(6)	82,151			104,520

(1)	Reflects the reduction in operating revenue that would have occurred had the Distribution Agreement been in effect as of January 1, 2004. Under the terms of the Distribution Agreement, DreamWorks Studios would have been entitled to retain a distribution fee equal to 8.0% of revenue (without deduction for any distribution and marketing costs or third-party distribution and fulfillment services fees) with respect to our films, of approximately $43.1 million. DreamWorks Studios would also have been entitled to recoup distribution and marketing costs out of this revenue in the amount of approximately $231.8 million.
(2)	In addition to the other adjustments noted in the following paragraph, the pro forma adjustment reflects a reduction in distribution and marketing costs of approximately $233.5 million, as these costs are borne by DreamWorks Studios under the terms of the Distribution Agreement. This amount does not match the $231.8 million of marketing and distribution costs noted in footnote 1 above that DreamWorks Studios would have recouped under the Distribution Agreement. To the extent distribution and marketing costs were incurred during 2004 prior to October 1, 2004 (the effective date of the Distribution Agreement), but the related film will be released in 2005, the costs are deducted in our pro forma costs of revenue but there is no corresponding reduction to pro forma revenue.

In addition, the pro forma adjustment to cost of revenues reflects the elimination of distribution and fulfillment services fees payable primarily to Universal Studios and CJ Entertainment, in the amount of approximately $21.5 million, as these costs are solely borne by DreamWorks Studios pursuant to the Distribution Agreement. The pro forma adjustment to cost of revenues also reflects a decrease in production costs amortization of approximately $37.2 million as, under the individual-film-forecast-computation-method, the revenue that we would have recognized in this period would have represented a lower proportion of the total revenue that we would have estimated our released films to ultimately produce.

(3)	Reflects the elimination of allocated overhead costs that are primarily related to the salaries and benefits of employees in DreamWorks Studios’ distribution and marketing departments, as these costs are solely borne by DreamWorks Studios pursuant to the Distribution Agreement.
(4)	Reflects federal and state income taxes that we would have been required to pay, if any, had we been a taxable corporation for the entire year.

(5)	Pro forma basic net income per share is calculated using the weighted average number of shares of common stock outstanding from the Separation through December 31, 2004 as if such shares were outstanding for the entire year.
(6)	Pro forma diluted net income per share is calculated using the weighted average number of shares of common stock outstanding from the Separation Date through December 31, 2004 as if such shares were outstanding for the entire year plus the impact of 1,710,000 shares of Class A common stock which underlie equity based compensation awards (using the treasury method) as if such shares were outstanding for the entire year, excluding the dilutive impact of 1,020,952 shares of restricted stock to certain named executive officers that had performance criteria that were not set by our compensation committee until January 2005 and 1,020,952 shares of performance compensation awards issued in January 2005 to certain named executive officers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

DreamWorks Animation SKG, Inc.:

We have examined the pro forma adjustments reflecting the transaction as described in the introduction to the pro forma consolidated statement of operations and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated statement of operations of DreamWorks Animation SKG, Inc. for the year ended December 31, 2004. The historical consolidated statement of operations is derived from the historical consolidated financial statements of DreamWorks Animation SKG, Inc., which were audited by us, appearing elsewhere herein. Such pro forma adjustments are based upon management’s assumptions as described in the notes to the pro forma statement of operations and the introduction thereto. DreamWorks Animation SKG, Inc.’s management is responsible for the pro forma financial information. Our responsibility is to express an opinion on the pro forma financial information based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transaction occurred at an earlier date. However, the pro forma consolidated statement of operations is not necessarily indicative of the results of operations that would have been attained had the above-mentioned transaction actually occurred earlier.

In our opinion, management’s assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transaction described in the notes to the pro forma statement of operations and the introduction thereto, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical consolidated statement of operations amounts in the pro forma consolidated statement of operations for the year ended December 31, 2004.

/s/    ERNST & YOUNG LLP

Los Angeles, California

March 23, 2005

SELECTED FINANCIAL DATA

The following table sets forth our selected financial information derived from our unaudited consolidated financial statements as of and for the year ended December 31, 2000 and the audited consolidated financial statements as of and for the years ended December 31, 2001, 2002, 2003, and 2004. The historical selected financial information may not be indicative of our future performance as a stand-alone company. The historical selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes to our consolidated financial statements and the unaudited pro forma consolidated statement of operations and notes to our unaudited pro forma consolidated statement of operations included elsewhere in this prospectus.

Consolidated Statement of Operations Data

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(Unaudited)	(Audited)
	(In thousands, except per share data)
Operating revenue	$298,729	$661,144	$434,324	$300,986	$1,078,160
Costs of revenue	372,968	509,090	391,214	438,959	566,209

Gross profit (loss)	(74,239)	152,054	43,110	(137,973)	511,951
Selling, general and administrative expenses	33,830	49,404	34,922	29,322	73,608

Operating income (loss)	(108,069)	102,650	8,188	(167,295)	438,343
Interest expense, net of interest income	(6,212)	(812)	(3,940)	(12,360)	(15,402)
Other income (expense), net	212	(15,405)	(27,124)	(3,145)	385

Income (loss) before income taxes and cumulative effect of accounting changes	(114,069)	86,433	(22,876)	(182,800)	423,326
Provision for income taxes	(1,400)	(1,434)	(2,191)	(1,839)	(90,326)

Income (loss) before cumulative effect of accounting changes	(115,469)	84,999	(25,067)	(184,639)	333,000
Cumulative effect of accounting changes	—	(82,743)	—	(2,522)	—

Net income (loss)	$(115,469)	$2,256	$(25,067)	$(187,161)	$333,000

Unaudited pro forma financial information
Pro Forma income (loss) before cumulative effect of accounting changes(1)	$(115,469)	$50,502	$(25,067)	$(184,639)	$298,684
Pro Forma net income (loss)(1)	(115,469)	(794)	(25,067)	(187,161)	298,684
Basic income (loss) per share before cumulative effect of accounting changes(2)	(1.51)	0.66	(0.33)	(2.41)	3.67
Basic net income (loss) per share(2)	(1.51)	(0.01)	(0.33)	(2.44)	3.67

Diluted income (loss) per share before cumulative effect of accounting changes(3)	(1.51)	0.65	(0.33)	(2.41)	3.64
Diluted net income (loss) per share(3)	(1.51)	(0.01)	(0.33)	(2.44)	3.64
Shares used in computing unaudited pro forma net income (loss) per share
Basic(2)	76,636	76,636	76,636	76,636	81,432
Diluted(3)	76,636	77,123	76,636	76,636	82,151

Consolidated Balance Sheet Data

	December 31,
	2000	2001	2002	2003	2004
	(Unaudited)	(Audited)
	(In thousands)
Assets
Cash and cash equivalents	$164	$835	$3	$41	$63,134
Accounts receivable, net of allowance for doubtful accounts	147,082	313,966	150,915	132,329	14,015
Receivable from affiliate	—	—	—	—	372,116
Receivables from employees	2,544	1,360	2,080	2,480	1,634
Film inventories, net	516,019	444,207	477,613	427,463	519,926
Property, plant and equipment, net of accumulated depreciation and amortization	11,505	13,250	20,632	89,777	85,997
Deferred costs, net of amortization	—	—	1,986	1,641	3,741
Deferred taxes, net	—	—	—	—	93,343
Goodwill	25,998	26,462	26,462	26,462	34,216
Other assets	299	298	578	1,644	11,881

Total assets	$703,611	$800,378	$680,269	$681,837	$1,200,003

Liabilities and Stockholders’ Equity (Deficiency)
Accounts payable	$5,323	$13,382	$1,994	$1,615	$4,414
Payable to stockholder	—	—	—	—	70,643
Accrued liabilities	76,009	122,235	117,902	101,993	58,968
Other advances and unearned revenue	27,568	11,090	32,902	38,684	18,892
Obligations under capital leases	5,595	5,001	4,375	3,732	2,993
Debt allocated by DreamWorks Studios	105,999	168,461	313,814	418,379	—
Universal Studios advance	—	—	32,295	50,325	75,000
Other debt	—	—	—	76,612	139,207

Total liabilities	220,494	320,169	503,282	691,340	370,117
Non-controlling minority interest	—	—	—	2,941	2,941
Stockholders’ equity (deficiency)	483,117	480,209	176,987	(12,444)	826,945

Total liabilities and stockholders’ equity (deficiency)	$703,611	$800,378	$680,269	$681,837	$1,200,003

(1)	Pro forma income (loss) before cumulative effect of accounting changes and pro forma net income (loss) represents the amounts that would have been recorded had we been incorporated and paid taxes historically.
(2)	For each of the years in the four year period ending December 31, 2003, pro forma basic share amounts are calculated using the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as if such shares were outstanding for all periods presented. For the year ended December 31, 2004, the pro forma basic per share amounts are calculated using the weighed average of: (i) from January 1, 2004 through the Separation Date, the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as if such shares were outstanding for the entire period and (ii) from the Separation Date through December 31, 2004, the weighted average number of shares of common stock outstanding.
(3)

Pro forma diluted per share amounts for each of the years in the four year period ending December 31, 2003 are calculated using the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as if such shares were outstanding for all periods presented, excluding, because their effect would be anti-dilutive, the impact of 487,000 shares of Class A common stock which underlie equity based compensation awards converted at the Separation. For the year ended December 31, 2004, the pro forma diluted share amount is calculated using the weighted average of: (i) from January 1, 2004 through the Separation Date, the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, plus the impact of 487,000 shares of Class A common stock which underlie equity based compensation awards converted at the Separation (using the treasury stock method) and (ii) from the Separation Date through December 31, 2004, the weighted average number of shares of common stock outstanding plus 1,418,000 shares of Class A common stock which underlie equity-based compensation awards converted at the Separation as well as those issued during the period (using the treasury stock method), excluding the dilutive impact of 1,020,952 shares of restricted stock granted to certain named executive officers that had performance criteria that were not set by our compensation committee until January 2005 and 1,020,952 shares of performance compensation awards issued in January 2005 to certain named executive officers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with our audited consolidated financial statements, the notes to our audited consolidated financial statements, our unaudited pro forma consolidated statement of operations and the notes to our unaudited pro forma statement of operations included elsewhere in this prospectus. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under “Risk Factors” and included in other portions of this prospectus.

Overview

Our business (the “Animation Business”) includes the development, production and exploitation of animated films in the domestic and international theatrical, home video, television and other markets, as well as consumer products activities. Prior to the Separation Date, we were a division of DreamWorks Studios and our operations were conducted through DreamWorks Studios. DreamWorks Studios is a limited liability company formed in 1994 that, prior to October 27, 2004, engaged primarily in the businesses of developing, producing and distributing live action and animated feature films. As a result of the Separation, the assets and liabilities that comprised the Animation Business were transferred to DreamWorks Animation SKG, Inc., the entity through which we now conduct our business. Prior to the Separation, our assets, liabilities and operating results were included in DreamWorks Studios’ financial statements.

We have theatrically released a total of nine animated feature films, including Antz, Shrek, Shrek 2 and Shark Tale. We have a substantial number of projects in development that are expected to fill our release schedule through 2007 and beyond. The table below lists our next six films and their anticipated release schedule.

•	Madagascar (release on May 27, 2005)

•	Wallace and Gromit: Curse of the Were Rabbit (release on October 7, 2005)

•	Over the Hedge (release on May 19, 2006)

•	Flushed Away (release in fall 2006)

•	Shrek 3 (release in May 2007)

•	Bees (release in fall 2007)

Release dates are tentative. Due to the uncertainties involved in the development and production of animated feature films, the date of their completion can be significantly delayed.

Our audited consolidated financial statements, which are discussed below, reflect the historical financial position, results of operations and cash flows of the Animation Business transferred to us on October 27, 2004 and thereafter operated by us as a stand-alone company. The financial information, however, does not reflect what our financial position, results of operations and cash flows will be in the future or what our financial position, results of operations and cash flows would have been in the past had we been a separate, stand-alone company prior to October 27, 2004.

Sources of Revenue

Our feature films are the source of substantially all of our revenue, which is derived through their worldwide exploitation in sequential domestic and international distribution channels, typically beginning with domestic theatrical exhibition. Historically, we have released an average of one film per year. In 2004, we released two films—Shrek 2 and Shark Tale—and we expect to continue theatrically releasing an average of two CG animated films per year in the future, except in 2005, when we expect to release one CG animated film and one stop motion animated film produced by Aardman Animations (described below). Prior to the effectiveness of the Distribution Agreement, our principal sources of revenue were the domestic and international theatrical, home video and television markets, although we also derived revenue from ancillary sources, such as through the merchandising and licensing of our characters and films. Under the Distribution Agreement, which is described below, DreamWorks Studios uses film receipts to recover the distribution and marketing expenses it incurs for the film and to cover its distribution fee relating to these markets. Accordingly, we only record revenue from film receipts to the extent it exceeds these costs. As a result, we expect that our revenue will be principally derived from the home video and television markets and from the same ancillary sources as in the past, and we expect that domestic and international theatrical receipts will principally be used by DreamWorks Studios to recover distribution and marketing expenses. Because DreamWorks Studios recoups distribution and marketing costs and its distribution fee before we recognize any revenue, our revenue will be significantly lower than it would have been had we not entered the Distribution Agreement.

Historically, there has been a close correlation between domestic box office success and home video and international theatrical box office success, such that films that achieve high domestic box office receipts also tend to sell large numbers of home videos and achieve a high international theatrical box office gross. In addition, license fees derived from pay and broadcast television are often based on the box office success of a film. Therefore, we consider domestic box office sales to be the most important indicator of how much revenue our films will ultimately generate. Regardless of the number of films we make or how we report our revenue, our revenue will always be dependent on the performance of our films.

Our films are distributed in foreign countries and, in recent years, we derived approximately one-third of our revenue from foreign sources. As a result, fluctuations in foreign currency exchange rates can adversely affect our business, results of operations and cash flow. Due to the nature of the distribution agreements that have been in place at DreamWorks Studios, whereby DreamWorks Studios has not been responsible for collecting foreign currency, there is a relatively short period between revenue recognition and cash payment under those agreements. As a result, neither we nor DreamWorks Studios generally have hedged foreign currency exchange risks associated with those distribution agreements (although we have used hedging transactions in connection with foreign currency denominated production costs), and we do not expect to do so in the future.

Our historical financial statements do not reflect any material allocations of revenue from DreamWorks Studios and we do not expect any material allocations in the future.

Costs of Revenue and Selling, General and Administrative Expenses

Historically, our costs of revenue included distribution and marketing costs; third-party distribution and fulfillment services fees; the amortization of capitalized production, overhead and interest costs; contingent compensation and residual costs; and write-offs of film inventory for films not expected to be released and released films not expected to recoup their capitalized costs. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead expenses described below under “—Allocations,” net of expenses included in capitalized overhead. Over the past decade, expenses in the motion picture industry have increased rapidly as a result of increased production costs and distribution and marketing costs. See “Risk Factors—The costs of producing and marketing feature films have steadily increased and may increase in the future, which may make it more difficult for a film to generate a profit or compete against other films.”

Distribution and marketing costs consist primarily of the costs of advertising, preparing release prints and manufacturing home video units. The costs of advertising a CG animated feature film for the theatrical market are significant and typically involve national and target market media campaigns, as well as public appearances of the film’s stars. In addition, there are significant advertising costs associated with other distribution channels, such as home video marketing.

Capitalized production costs include all of the costs incurred to develop and produce animated films, which primarily consist of salaries and fringe benefits for animators and voice talent (which, in the case of sequels such as Shrek 2, can be significant), equipment and other direct operating costs. Capitalized production overhead generally represents the salaries of individual employees or entire departments with exclusive or significant responsibilities for the production of our films.

We are responsible for certain compensation paid to creative participants, such as writers, producers, directors, voice talent, animators and other persons associated with the production of a film, which is dependent on the performance of the film and is based on factors such as domestic box office and total revenue recognized by the distributor related to the film. In some cases, particularly with respect to sequels (such as Shrek 2), these contingent compensation costs can be significant. We are also responsible for residuals, which are payments based on similar factors and generally made to third-parties pursuant to collective bargaining, union or guild agreements or for providing certain services such as recording or synchronization services. Accordingly, residual payments generally increase as total revenue for a film increases.

Under the Distribution Agreement, our costs of revenue include the amortization of capitalized production, overhead and interest costs, contingent compensation and residual costs and write-offs of film inventory for unreleased films, but generally do not include distribution and marketing costs or third-party distribution and fulfillment services fees. Distribution and marketing costs are included in our costs of revenue only to the extent that we cause DreamWorks Studios to make additional expenditures in excess of agreed amounts or to the extent we become obligated under the Universal Agreements. See “Related Party Agreements—Distribution Agreement” and “Related Party Agreements—DreamWorks Studios’ Agreements with Universal Studios.”

Our selling, general and administrative expenses no longer include allocated costs of DreamWorks Studios’ selling and marketing departments. After the Separation, our selling, general and administrative expenses include payments to DreamWorks Studios under the Services Agreement described below for services it provides to us, as well as costs we incur for providing the services on our own, net of reimbursement for services we provide to DreamWorks Studios under the Services Agreement. We have incurred additional general and administrative expenses as a result of becoming a public company.

Distribution Agreement

We entered into several agreements with DreamWorks Studios in connection with the Separation, including the Distribution Agreement. For a more detailed description of this agreement, please see “Related Party Agreements—Distribution Agreements.”

Pursuant to the Distribution Agreement, we granted to DreamWorks Studios the exclusive right to distribute all of our completed animated feature films, including our previously released films, throughout the world that are available for delivery through the later of (i) delivery of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010. However, in general, the term of the Distribution Agreement will be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that we pre-approve (such as the Universal Agreements and DreamWorks Studios’ existing arrangements with CJ Entertainment and Kadokawa Entertainment). In addition, even if we terminate our distribution relationship with DreamWorks Studios, our existing and future films generally will still be subject to the terms of pre-approved agreements. DreamWorks Studios is responsible for (1) the domestic and international theatrical exhibition of our films, (2) the domestic and international home video exhibition of our films and direct-to-video pictures, (3) the domestic and international television licensing of our films, including pay-per-view, pay television, network, basic cable and syndication, (4) non-theatrical exhibition of our films, such as on airlines, in schools and in armed forces institutions. DreamWorks Studios has also been granted Internet, radio (for promotional purposes only) and new media rights with respect to our films. We retain all other rights to exploit our films, including the right to make sequels and commercial tie-in and promotional rights with respect to each film, as well as merchandising, interactive, literary publishing, music publishing, soundtrack, radio, legitimate stage and theme park rights. However, to the extent we wish to exploit theme park rights, we will only do so through Universal Studios for so long as Steven Spielberg has certain contractual relationships with us or if he, his wife, his or her issue (or trusts for the primary benefit of any of them) or a private charitable foundation organized by him and/or his wife directly or indirectly owns or controls our Class A common stock.

DreamWorks Studios is directly responsible for the initial U.S. theatrical release of all of our animated films, but may engage one or more sub-distributors and service providers for all other markets, subject to our prior written approval with respect to entities not currently so engaged by DreamWorks Studios. Pursuant to the Distribution Agreement, we are solely responsible for all of the costs of developing and producing our animated feature films and for contingent compensation and residual costs. DreamWorks Studios is responsible for all out-of-pocket costs, charges and expenses incurred in the distribution (including prints and the manufacture of home video units and distribution and fulfillment services fees payable to third-parties), advertising, marketing, publicizing and promotion of the films, and has agreed to make expenditures consistent with historical levels with respect to our films. If we make a good faith determination that the expenditure of additional distribution and marketing amounts will enhance a film’s gross receipts, we may cause DreamWorks Studios to spend additional amounts. In such a case, we will be solely responsible for advancing such additional amounts to DreamWorks Studios for those additional expenditures and we will expense such additional costs in the period in which they are incurred. The Distribution Agreement also provides that DreamWorks Studios is entitled to (i) retain a fee of 8.0% of revenue (without deduction for any distribution and marketing costs or third-party distribution and fulfillment services fees) and (ii) recoup all of its distribution and marketing costs prior to our recognizing any revenue. Once DreamWorks Studios acquires the license to distribute one of our animated films or direct-to-video pictures, it has the right to exploit the animated film or direct-to-video film in the manner described above for 16 years from initial general theatrical release or 10 years from initial direct-to-video release.

Under the terms of the Distribution Agreement, all amounts received by DreamWorks Studios from sub-distributors are payable by DreamWorks Studios to us within three business days from the date received by DreamWorks Studios. (In general, sub-distributors remit 30% of applicable home video net receipts to DreamWorks Studios within 60 days from the end of the month in which applicable home video shipments were billed and the remaining 70% within 90 days from the end of the month in which applicable home video shipments were billed). All other applicable net receipts received by DreamWorks Studios are due to us 30 days after the end of the month in which such receipts were received by DreamWorks Studios.

Allocations and Services

As an operating division of DreamWorks Studios prior to October 27, 2004, we have historically been allocated a portion of DreamWorks Studios’ total overhead expenses incurred prior to the Separation for the marketing and distribution of all DreamWorks Studios’ films (including our films), and for corporate functions, such as executive management, finance, accounting, legal, human resources, facilities management, insurance and information technology. In general, these allocations were calculated based on the percentage that our films, headcount, revenue or other criteria constituted of the total films, headcount, revenue or other criteria of DreamWorks Studios (which amounts include our films, headcount, revenue or other criteria).

Services Agreement.    In connection with the Separation, we entered into the Services Agreement with DreamWorks Studios in connection with certain services DreamWorks Studios provides to us. These include (i) risk management; (ii) information systems management; (iii) payroll services; (iv) legal and business affairs advisory and consulting services; (v) human resources administration; (vii) certain procurement services and (viii) other general support services. We provide DreamWorks Studios with certain services under the Services Agreement, including information technology procurement, office space and facilities management services. The Services Agreement requires both parties to reimburse the other party for its actual costs incurred, plus 5%.

Worldwide Marketing and Distribution:    Certain overhead expenses for the marketing and distribution of our films were historically allocated to us by DreamWorks Studios. These costs include the salaries, fringe benefits and operating expenses of the employees in DreamWorks Studios’ theatrical, home video, marketing and television sales/distribution departments. The allocation of the overhead associated with these functions was based on several factors, including: (1) marketing costs incurred for our films as a percentage of marketing costs incurred for all DreamWorks Studios’ films in a given year; (2) the number of films we released as a percentage of all DreamWorks Studios’ films released in a given year and (3) estimates of time spent on our releases as a percentage of time spent on all DreamWorks Studios’ releases in a given year. Although DreamWorks Studios historically allocated a portion of the overhead costs of these departments to us, these services are now provided to us pursuant to the Distribution Agreement.

Executive Management:    Executive management expense is comprised of the expenses relating to DreamWorks Studios’ principals, chief operating officers, and their respective administrative staffs, including costs associated with transportation. These costs were historically allocated to us based on a combination of (1) revenue generated by us as a percentage of DreamWorks Studios’ consolidated revenue in a given year and (2) our headcount as a percentage of DreamWorks Studios’ consolidated headcount in a given year. As a result of Separation, we directly incur executive management expense, including costs associated with transportation.

Finance and Accounting:    DreamWorks Studios historically allocated accounting and finance services related costs, including the costs of financial systems, to us based on several factors, including: (1) revenue generated by us as a percentage of DreamWorks Studios’ consolidated revenue in a given year; (2) our headcount as a percentage of DreamWorks Studios’ total headcount in a given year and (3) time spent on our finance projects as a percentage of time spent on all DreamWorks Studios’ finance projects in a given year. As a result of the Separation, we directly incur the costs of some accounting and finance services, such as strategic planning, financial reporting, treasury and investor relations. Other accounting and finance services, such as billing and collection of receivables (except receivables derived from rights retained by us, such as licensing and merchandising rights) and contingent compensation and residual reporting oversight services, are provided pursuant to the Distribution Agreement. As a result, DreamWorks Studios no longer allocates any of these costs to us. However, DreamWorks Studios provides other accounting services to us, such as payroll, pursuant to the Services Agreement.

Legal and Business Affairs:    Costs related to legal and business affairs services, other than outside legal fees and film specific trademark related expenses that were directly charged to us were historically allocated to us based on actual time spent by DreamWorks Studios’ attorneys on matters related primarily to us or our films. As a result of the Separation, we directly incur the costs of most legal and business affairs services, either through our employees or through our direct retention of outside legal counsel. However, attorneys employed by DreamWorks Studios provide some legal and business affairs services, such as work related to employment and music law, to us under the Services Agreement. We reimburse DreamWorks Studios for these services pursuant to the Services Agreement.

Human Resources:    DreamWorks Studios historically allocated some human resources costs, including management, benefits administration and employee relations to us based on our headcount as a percentage of the consolidated headcount of DreamWorks Studios. Other costs related to human resources, such as recruiting and relocation costs, were directly incurred by us. As a result of the Separation, we directly incur the costs associated with human resources management and employee relations. DreamWorks Studios provides other services, such as benefits management, for which we reimburse DreamWorks Studios pursuant to the Services Agreement.

Occupancy and Facilities Management:    The costs of facilities management and mail services were allocated to us historically based on the square footage that we occupied at our Glendale animation campus and our Redwood City production facility as a percentage of total square footage of all DreamWorks Studios’ facilities. As a result of the Separation, we incur the costs of facilities management and mail services directly. We charge a portion of our occupancy and facilities management costs to DreamWorks Studios pursuant to the Services Agreement.

Insurance:     Property insurance premiums were historically allocated to us based on our insurable asset values as a proportion of DreamWorks Studios’ total insurable asset values, based on the asset’s fair market or replacement value as determined at the time of premium renewal. The insurance premiums for policies such as errors and omissions, directors and officers, travel, and excess liability, were historically allocated to us based on (1) our headcount as a percentage of the consolidated headcount of DreamWorks Studios in a given year and (2) the number of films we have released as a percentage of all DreamWorks Studios’ films released in a given year. After the Separation, on October 27, 2004, we began directly incurring all insurance costs.

Information Technology:    DreamWorks Studios historically allocated to us the costs of network infrastructure and administrative desktop computer support. This allocation was based on our headcount as a percentage of total DreamWorks Studios’ headcount, in each case excluding the headcount of our Redwood City facility, as the costs related to Redwood City were directly incurred by us. As a result of the Separation, DreamWorks Studios provides network infrastructure and administrative desktop support services to us, and we reimburse DreamWorks Studios for these services pursuant to the Services Agreement. For telecommunications, we were historically allocated a fixed fee for every telephone user, which includes the costs of the equipment and related maintenance and support costs. We were charged for actual local and long distance usage.

Other Allocations:    We were historically allocated certain other costs, including (1) costs to track, deliver and store various film and film related content (for example, film elements, photos and artwork); (2) costs to oversee dubbing of our films and (3) costs to oversee the placement of musical content in our films. As a result of the Separation we directly incur some of these costs, such as the placement of musical content in our films. DreamWorks Studios provides some of these services to us, such as the dubbing of our films, as set forth in the Distribution Agreement. Other of these services, such as the costs of storing various film and film related content, are provided to us, and we reimburse DreamWorks Studios pursuant to the Services Agreement.

Debt, Interest and Other Expense Allocations:    DreamWorks Studios historically allocated to us debt and interest expense associated with its debt, and other income and expense associated with its interest rate swap agreements. This allocation was based on the proportion of capital invested in our films in production as a percentage of total capital invested by DreamWorks Studios in all films in production. A portion of this allocated interest expense was capitalized to film inventory. In connection with the Separation, we did not assume any obligations with respect to any of DreamWorks Studios’ interest rate swap agreements. In the future, to the extent we incur debt and interest expense, we will do so directly.

Critical Accounting Policies

Revenue Recognition

Both historically and under the Distribution Agreement, we have recognized and will recognize revenue from the distribution of our animated feature films when earned, as reasonably determinable in accordance with the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants Statement of Position 00-2, “Accounting by Producers or Distributors of Films” (the “SOP”). The following are the conditions that must be met in order to recognize revenue in accordance with the SOP: (i) persuasive evidence of a sale or licensing arrangement with a customer exists; (ii) the film is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable and (v) collection of the arrangement fee is reasonably assured. Revenue from the theatrical distribution of films is recognized at the later of (i) when films are exhibited in theaters or (ii) when theatrical revenues are reported to us by third parties, such as third party distributors.

Revenue from the sale of home video units is recognized at the later of (i) when product is made available for retail sale or (ii) when video sales to customers are reported to us by third parties, such as fulfillment service providers or distributors. We follow the practice of providing for future returns of home video product at the time the products are sold. We calculate an estimate of future returns of product by analyzing a combination of historical returns, current economic trends, projections of consumer demand for our product and point-of-sale data available from certain retailers. Based on this information, a percentage of each sale is reserved, provided that the customer has the right of return. Customers are currently given varying rights of return, from 15% up to 100%. However, although we allow various rights of return for our customers, we do not believe that these rights are critical in establishing return estimates, as other factors, such as our historical experience with similar types of sales, information we receive from retailers, and our assessment of the products appeal based on domestic box office success and other research, are more important in estimating returns. Generally, payment terms are within

90 days from the end of the month in which the product was shipped. Actual returns are charged against the reserve. Revenue associated with the licensing of home video product under revenue-sharing agreements is recorded as earned under the terms of the underlying agreements.

Revenue from both free and pay television licensing agreements are recognized at the time the production is made available for exhibition in those markets.

Revenue from licensing and merchandising is recognized when the associated films have been released and the criteria for revenue recognition have been met. In most instances, this generally results in the recognition of revenue in periods when royalties are reported by licenses or cash is received.

For periods prior to October 1, 2004 (the effective date of the Distribution Agreement), we recognized revenue from our films net of reserves for returns, rebates and other incentives. Under the Distribution Agreement, we are entitled to recognize revenue net of reserves for returns, rebates and other incentives after DreamWorks Studios (i) retains a distribution fee of 8.0% of revenue (without deduction for any distribution and marketing costs or third-party distribution and fulfillment services fees) and (ii) recovers all of its distribution and marketing costs with respect to our films. As of October 1, 2004, DreamWorks Studios began retaining its 8.0% fee for all revenue recognized by it subsequent to the effective date, regardless of whether the revenue relates to a film released prior to the effective date of the Distribution Agreement and regardless of whether it has recouped the distribution and marketing expenses related to that film that it has incurred.

Because DreamWorks Studios is the principal distributor of our films, in accordance with the SOP, the amount of revenue that we recognize from our films in any given period following the effective date of the Distribution Agreement depends on the timing, accuracy and sufficiency of the information we receive from DreamWorks Studios. Although DreamWorks Studios has agreed to provide us with the most current information available to it to enable us to recognize our share of revenue, we may make adjustments to that information based on our estimates and judgments. For example, we may make adjustments to our revenue derived from home video units for estimates on return reserves, rebates and other incentives that may differ from those that DreamWorks Studios recommends. The estimates on reserves may be adjusted periodically based on actual rates of returns, inventory levels in the distribution channel, as well as other business and industry information. We also review expense estimates and may make adjustments to these estimates in order to ensure that our revenue and gross margin are accurately reflected in our financial statements. In addition, as is typical in the movie industry, our distributor and its sub-distributors may also make subsequent adjustments to the information that they provide and these adjustments could have a material impact on our operating results in later periods.

Costs of Revenue

Film Production Costs.    We capitalize film production costs to film inventories in production in accordance with the provisions of the SOP. Direct film production costs include costs to develop and produce CG animated films, which primarily consists of salaries and fringe benefits for animators and voice talent, equipment and other direct operating costs. Production overhead, a component of film inventory, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of our films. In addition to the films being produced, we are also working on the development of several new projects. Costs of these projects are capitalized as film inventories in development in accordance with the provisions of the SOP and are transferred to film inventories in production when a film is set for production. We evaluate each project in development and production on a quarterly basis to determine whether capitalized costs are in excess of our estimate of fair value. If they are in excess, then we write-off the excess cost and reflect these in costs of revenue. In addition, after three years, if the project is still in development and has not been set for production, it is written off and reflected in costs of revenue.

Contingent Compensation and Residuals.    Certain compensation paid to creative participants, such as writers, producers, directors, voice talent and other persons associated with the production of a film is dependent on the performance of the film, based on factors such as domestic box office and total revenue recognized by the distributor related to the film. We are also responsible for residuals, which are payments based on similar factors and generally made to third-parties pursuant to collective bargaining, union or guild agreement or for providing certain services such as recording or synchronization services. These forms of contingent compensation and residual costs are accrued in accordance with the SOP, using the individual-film-forecast-computation method, which accrues and amortizes such costs in the same ratio that current period actual revenue (numerator) bears to estimated remaining unrecognized revenue as of the beginning of the current fiscal year (denominator), as described below.

Amortization.    Once a film is released, the amount of film inventory relating to that film, including film production costs and contingent compensation and residual costs, is amortized and included in costs of revenue in the proportion that the revenue during the period for each film (“Current Revenue”) bears to the estimated total revenue to be received from all sources for each film (“Ultimate Revenue”) under the individual-film-forecast-computation method in accordance with the provision of the SOP. The amount of film costs that are amortized each quarter will therefore depend on the ratio of Current Revenue to Ultimate Revenue for each film. We make certain estimates and judgments of Ultimate Revenue to be received for each film based on information received from DreamWorks Studios, and our knowledge of the industry. Estimates of Ultimate Revenue and anticipated contingent compensation and residual costs are reviewed periodically and are revised if necessary. A change to the Ultimate Revenue for an individual film will result in an increase or decrease to the percentage of amortization of capitalized film costs relative to a previous period. Unamortized film production costs are evaluated for impairment each reporting period on a film-by-film basis in accordance with the requirements of the SOP. If estimated remaining revenue is not sufficient to recover the unamortized film inventory for that film, the unamortized film inventory will be written down to fair value determined using a net present value calculation.

We expect that, in periods following the effectiveness of the Distribution Agreement, the amount of revenue that we recognize in the periods immediately following a film’s release will be substantially less than the amounts that we have historically recognized in similar periods, due to the fact that, under the Distribution Agreement, we recognize revenue net of DreamWorks Studios’ 8.0% distribution fee and the distribution and marketing costs that it incurs. Consequently, although the total amount of production costs that are amortized for any particular film will be the same over the life of the film, the timing of the amortization will change, since amortization is calculated based on the ratio of Current Revenue to Ultimate Revenue.

Marketing and Distribution Expenses.    The costs of marketing a film consist primarily of prints and advertising costs, as well as third-party distribution and fulfillment services fees. Print costs are expensed upon the theatrical release of a film, and advertising and third-party distribution and fulfillment services fees are expensed as incurred in accordance with the SOP and are included in costs of revenue. Third-party distribution and fulfillment services fees have historically included fees earned by our distributors and fulfillment services providers, which in the periods up to the effectiveness of the Distribution Agreement were primarily Universal Studios and CJ Entertainment. Manufacturing costs (including duplication and replication) related to home video units are expensed when the related product revenue is recognized. We periodically evaluate inventories of such products for impairment and obsolescence and make appropriate adjustments to their carrying value as necessary. Although our historical financial statements include these costs, as described above, pursuant to the Distribution Agreement, DreamWorks Studios is generally responsible for all costs associated with the distribution and marketing of our films. Accordingly, in the future, our costs of revenue will be lower than historical because they will not include distribution and marketing costs and third-party distribution and fulfillment services fees. Our revenue will also be lower because it will be net of the distribution and marketing costs that DreamWorks Studios recoups, as well as its 8.0% distribution fee.

Selling, General and Administrative Expenses

Selling, general and administrative expenses generally consist of general and administrative expenses, including allocations (historically), depreciation and non-film amortization, net of expenses included in capitalized overhead. General and administrative expenses consist of salaries, rent and other allocated overhead costs as described in allocations above. Capitalized overhead generally represents the salaries of individual employees or entire departments with exclusive or significant responsibilities for the production of our films, which we capitalize and include in production costs as described above.

In connection with the Separation, we issued various equity awards to our employees and advisors, as well as to employees of DreamWorks Studios as described below. We issued fully vested shares to our and DreamWorks Studios’ employees who had fully vested awards granted by DreamWorks Studios on an equivalent value basis. Outstanding unvested equity awards previously issued by DreamWorks Studios were exchanged for equity awards granted by us with the same intrinsic value and remaining vesting terms. We recorded deferred compensation related to grants of unvested restricted stock awards to our employees of approximately $33.2 million that will be amortized on a straight-line basis over a four to seven year period. Of this amount, $1.0 million was amortized to expense in the fourth quarter of 2004. In addition, we issued fully vested stock to certain of our employees and advisors upon the consummation of our initial public offering, and recorded an expense of $20.0 million during the fourth quarter of 2004. We accounted for the vested and unvested equity awards granted to employees of DreamWorks Studios as a dividend to DreamWorks Studios of $31.9 million determined based on the fair value of the awards at the date of grant. In addition, as of January 1, 2005, we began expensing all unvested stock options.

We currently estimate that our compensation expense for the year ended December 31, 2005 will be approximately $25.0 million for equity awards granted to date. Changes to our underlying stock price or satisfaction of performance criteria could significantly impact compensation expense to be recognized in 2005 and future periods. In addition, future grants of equity awards will result in additional compensation expense in 2005 and future periods.

Changes to our underlying stock price or satisfaction of performance criteria could significantly impact compensation expense to be recognized in future periods. In addition, future grants of equity awards will result in additional compensation expense in future periods.

Interest Expense and Other Income and Expense

Interest expense and other income and expense historically included allocations of interest expense and other income and expense associated with DreamWorks Studios’ debt and its interest rate swap agreements, and other non-operating income and expense. Following effectiveness of the Distribution Agreement, we incur these expenses directly.

Property, Plant and Equipment

Property, plant and equipment are recorded at the lower of cost or fair value and are depreciated on a straight-line method over the estimated useful lives of such assets. Property, plant and equipment consist primarily of our Glendale animation campus, leasehold improvements associated with our Redwood City facility, furniture and computer equipment.

Provision for Income Taxes

Prior to the Separation, DreamWorks Studios paid no federal income taxes as an entity as the operations of DreamWorks Studios were included in the taxable income of its individual members. The tax expense in our consolidated statements of operations, through the Separation Date, principally represents foreign withholding taxes and state franchise taxes. Effective as of the Separation, we are subject to federal taxation as a corporation and will be filing separate tax returns. We account for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates and a change in tax status is recognized in income in the period that includes the enactment date.

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of our tangible and intangible assets. This partial increase in tax basis is expected to reduce the amount of tax that we may pay in the future, to the extent we generate taxable income in sufficient amounts in the future. We are obligated to remit to an entity controlled by Paul Allen 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to us. At the time of the Separation, the increase in the tax basis of the assets was approximately $1.64 billion, resulting in a deferred tax asset of approximately $620 million. A substantial portion of these potential tax benefits may be realized over approximately 15 years. As a result of taxable income generated by us from the Separation Date through December 31, 2004, we expect to realize $6.5 million in tax benefits as a result of the increased basis in the assets for the period from October 28, 2004 through December 31, 2004. We also currently expect to receive a tax benefit of $76.6 million in future years, as management has determined that the benefits can be realized through a refund of taxes paid in 2004. Accordingly, we recorded a liability to an entity controlled by Paul Allen of approximately $70.6 million representing 85% of these recognized benefits. All transactions described in this section with an entity controlled by Paul Allen have been recognized as a component of stockholders’ equity and have not impacted our operating results.

Results of Operations

Year Ended December 31, 2004, Compared to Year Ended December 31, 2003

For the year ended December 31, 2004, our results were primarily driven by the domestic theatrical release of Shrek 2 and Shark Tale, and from home video sales of Shrek 2. This was partially offset by advertising and print costs associated with the release of Shrek 2 and Shark Tale.

Revenue.    For the year ended December 31, 2004, revenue increased by $777.2 million, from $301.0 million to $1,078.2 million, as compared to the year ended December 31, 2003. Film revenue for the year ended December 31, 2004 was primarily driven by the success of Shrek 2 in the worldwide theatrical and home video markets. In 2004, Shrek 2 generated total revenue of $790.4 million, including revenue earned through merchandising and licensing. Shark Tale, which had its domestic theatrical release in the fourth quarter of 2004, generated total revenue of $62.3 million in 2004. Our film library contributed $144.3 million of revenue in 2004 primarily from the $116.8 million of revenues from Shrek in the worldwide home video and international television markets.

Since the revenues we recognized in the fourth quarter of 2004, including all revenues recognized from the theatrical release of Shark Tale and the home video release of Shrek 2, followed the effectiveness of the Distribution Agreement, the amount of revenue that we recognized in the fourth quarter of 2004 was substantially less than the amounts that we would have recognized if the Distribution Agreement had not been in effect, due to the fact that, under the Distribution Agreement, we recognize revenue net of DreamWorks Studios’ 8.0% distribution fee and the distribution and marketing costs that it incurs. In addition, the revenues we recognized in the fourth quarter with respect to Shark Tale were higher than what our revenues would have been had the Distribution Agreement been in effect prior to the time that any marketing and distribution expenses were incurred with respect to Shark Tale, which, had the Distribution Agreement been in effect, would have been recouped by DreamWorks Studios prior to our recognizing such revenues.

Film revenue for the year ended December 31, 2003 was derived primarily from our film library in the worldwide home video and television markets which generated revenues of $151.1 million, the majority of which was generated by Shrek and Chicken Run. Film revenue for the year ended December 31, 2003 was also derived from the worldwide theatrical and home video release of Sinbad: Legend of the Seven Seas which generated total revenue of $78.9 million and worldwide home video and domestic pay television revenue from Spirit: Stallion of the Cimarron, in the amount of $67.3 million. The substantially higher revenue in the year ended December 31, 2004 as compared to 2003 was primarily due to the success of Shrek 2.

Costs of Revenue.    Costs of film revenue were $566.2 million in the year ended December 31, 2004, as compared to $439.0 million in the year ended December 31, 2003. For the year ended December 31, 2004, marketing and distribution costs incurred in connection with the release of Shrek 2 and Shark Tale were substantially higher than those incurred for all films in the same period of 2003. When comparing the year ended December 31, 2004 and 2003, however, the effect of the higher marketing costs for Shrek 2 and Shark Tale in 2004 is offset by the fact that, following the effectiveness of the Distribution Agreement, our costs of revenue are lower in the fourth quarter of 2004 than they would have been had the Distribution Agreement not been put into effect because they do not include marketing and distribution costs and third-party distribution and fulfillment services fees. In addition, the higher marketing costs for Shrek 2 and Shark Tale are offset by an inventory write-down in the year ended December 31, 2003. For the year ended December 31, 2003, we recorded a pre-release write-down for a change in the estimated fair value of unamortized film inventory for Sinbad: Legend of the Seven Seas, which was released on July 2, 2003. Amortization for released films as a percentage of film revenue in the year ended December 31, 2004 was 28%, compared to 62% for the year ended December 31, 2003, which includes the impact of the pre-release write-down of Sinbad: Legend of the Seven Seas. Amortization of film inventory as a percentage of film revenue may vary from period to period due to several factors, including: (i) changes in the mix of films earning revenue, (ii) changes in any film’s Ultimate Revenue and capitalized costs and (iii) write offs of film inventory due to changes in the estimated fair value of unamortized film inventory, as required by the SOP. In addition, following the effectiveness of the Distribution Agreement in the fourth quarter of 2004, the amount of revenue that we recognize in the periods immediately following a film’s release will be substantially less than the amounts that we have historically recognized in similar periods, due to the fact that, under the Distribution Agreement, we recognize revenue net of DreamWorks Studios’ 8.0% distribution fee and the distribution and marketing costs that it incurs. Consequently, although the total amount of production costs that are amortized for any particular film will be the same over the life of the film, the timing of the amortization will change, since amortization is calculated based on the ratio of Current Revenue for a film to Ultimate Revenue for the film.

The decline in amortization of film inventory as a percentage of film revenue for the year ended December 31, 2004 was primarily due to the change in the mix of films earning revenue. Shrek 2, which has a low amortization percentage due to the size of its Ultimate Revenue in comparison to its capitalized costs, earned substantially more revenue than any of our other films in the year ended December 31, 2004. This resulted in a lower overall amortization percentage when compared to the year ended December 31, 2003, where we had the pre-release write-down of Sinbad: Legend of the Seven Seas and substantial revenue was earned from Spirit: Stallion of the Cimarron, which had a higher amortization percentage due to the higher ratio of its capitalized costs to its Ultimate Revenue.

Selling, General and Administrative Expenses.    Total selling, general and administrative expenses were $73.6 million (including $21.4 million of stock compensation expense) for the year ended December 31, 2004 as compared to $29.3 million (including a stock compensation credit of $2.3 million) for the year ended December 31, 2003. Net of the stock compensation costs for 2004 and 2003, this $20.6 million increase was primarily due to legal and outside consulting costs related to the Separation and employee bonuses in recognition of the success of Shrek 2 and Shark Tale, which was a combined expense of $13.0 million and an increase in personnel and professional services fees in our legal, finance, investor relations and information technology functions in order to accommodate the increased demands of a public company.

Stock Compensation Expense

Stock compensation expenses were $21.4 million for the year ended December 31, 2004 as compared to a stock compensation credit of $2.3 million for the year ended December 31, 2003, which reflected a reduction in the redemption of the underlying awards. The increase in stock compensation expense resulted from the fact that we recorded deferred compensation related to grants of unvested restricted stock awards of approximately $33.0 million of which $1.0 million was amortized to expense in the fourth quarter of 2004. In addition, we granted fully vested stock to certain employees and advisors and recorded an expense of $20.0 million in the fourth quarter of 2004.

Interest and Other Income (Expense).    Total interest expense net of other income was $15.0 million for the year ended December 31, 2004 as compared to total interest expense and other expense of $15.5 million for the year ended December 31, 2003. This $0.5 million net decrease in expense was primarily due to a decrease in expense from interest rate swap agreements allocated from DreamWorks Studios of $10.0 million and lower interest expense from allocated DreamWorks Studios debt of $2.6 million. This was partially offset by increased interest expense from the universal advance of $5.5 million and by a non-recurring settlement in 2003 unrelated to our core business and by other income recognized in 2003 in connection with preferred vendor arrangements.

Provision for Income Taxes

For the year ended December 31, 2004 we recorded actual income tax expense of $90.3 million which represents U.S Federal and State income taxes incurred from the Separation Date through December 31, 2004, and foreign taxes for the entire year. In 2004 our effective tax rate of 21.3% was significantly lower than the statutory tax rate primarily because of our pre-Separation income not being subject to tax and a reduced valuation allowance on our net deferred tax assets. For 2005 we anticipate our effective tax rate to be approximately 38%. See footnote 13 of the accompanying audited consolidated financial statements contained herein for further discussion.

Operating Results.    The year ended December 31, 2004 resulted in operating income of $438.3 million and net income of $333.0 million, as compared to operating losses of $167.3 million and a net loss of $187.2 million for the year ended December 31, 2003. This was primarily due to substantial profits generated from the success of Shrek 2 in the worldwide theatrical and home video markets In addition, for the year ended December 31, 2003, we recorded a write-down for a change in the estimated fair value of unamortized film inventory for Sinbad: Legend of the Seven Seas.

Year Ended December 31, 2003, Compared to the Year Ended December 31, 2002

Revenue.    For the year ended December 31, 2003, revenue decreased by $133.3 million, or 31%, to $301.0 million from $434.3 million for the year ended December 31, 2002. Film revenue for the year ended December 31, 2003 was derived primarily from worldwide home video and television revenue from Shrek, which is classified as a library title, and from the worldwide theatrical and home video release of Sinbad: Legend of the Seven Seas. Also contributing to revenue in 2003 was ongoing revenue from Spirit: Stallion of the Cimarron in the international theatrical and worldwide home video markets. Other revenue, primarily from library titles other than Shrek (Antz, Prince of Egypt, The Road to El Dorado, Chicken Run and Joseph: King of Dreams), contributed approximately $58.7 million in the year ended December 31, 2003, primarily from the worldwide home video and television markets. Film revenue for the year ended December 31, 2002 was primarily driven by the ongoing success of Shrek in the worldwide home video and television markets, and by the release of Spirit: Stallion of the Cimarron in the worldwide theatrical and home video markets, along with their associated ancillary revenue. Revenue in 2002 from domestic home video sales of Shrek, which was initially released in the domestic home video market in November 2001, also benefited from unprecedented low rates of returns of home video units shipped in 2001. We based 2001 returns reserves on the number of units shipped, historical experience and sales data available at the time. During 2002, as Shrek sales continued with low rates of returns, we reversed $42.3 million of previously recorded reserves for returns. Other revenue, primarily from library titles (Antz, Prince of Egypt, The Road to El Dorado, Chicken Run and Joseph: King of Dreams), contributed revenue of approximately $55.5 million for the year ended December 31, 2002, primarily from worldwide home video and television. The decline in revenue was primarily due to two factors. First, Shrek, which was released in May 2001, continued to perform extraordinarily well in 2002, generating revenue of approximately $225.6 million. In the worldwide home video markets alone, Shrek generated revenue of $175.9 million in 2002. Second, the disappointing performance of our 2003 release, Sinbad: Legend of the Seven Seas, which generated only $26.4 million in domestic box office receipts, contributed less revenue than Spirit: Stallion of the Cimarron, our 2002 release.

Costs of Revenue.    Costs of film revenue were $439.0 million for the year ended December 31, 2003, as compared to $391.2 million for the year ended December 31, 2002. The primary component of this $47.8 million increase in costs of revenue during 2003 was a write-off for two unreleased animated projects because they were creatively inconsistent with our overall strategy shift, and an increase in amortization for the same period. Amortization as a percentage of film revenue in the year ended December 31, 2003 was 62%, compared to 35% for the year ended December 31, 2002. The increase in amortization as a percentage of film revenue for 2003 was primarily due to a write down of film inventory due to changes in the estimated fair value of unamortized film inventory for Sinbad: Legend of the Seven Seas, as required by the SOP. These increases in costs of revenue were partially offset by distribution and marketing costs associated with the 2003 initial release of Sinbad: Legend of the Seven Seas in the worldwide theatrical and home video markets, which were significantly lower than the costs incurred for the 2002 release of Spirit: Stallion of the Cimarron.

The write-offs referenced in the paragraph above resulted from our overall strategic shift that occurred in 2003. Between 1999 and 2003, both Tortoise v. Hare and Tusker recorded capitalized costs and met all criteria for capitalization in accordance with the SOP. In addition, both movies were set for production in 2000. However, after our decision to make a strategic shift to comedic stories intended to appeal to a broader audience, we determined that these projects would not be usable in their original form. Tusker was originally envisioned as a more dramatic story and we reconceived the movie with a comedic premise. Tortoise v. Hare required more creative development in order to achieve a broader comedic sensibility. Due to our decision to no longer pursue these projects as originally conceived because of our new strategic direction, we abandoned these two projects and wrote them off in 2003.

Selling, General and Administrative Expenses.    Total selling, general and administrative expenses for the year ended December 31, 2003 were $29.3 million, as compared to $34.9 million for the year ended December 31, 2002. The primary component of this $5.6 million decrease in operating expenses was a lower allocation of DreamWorks Studios’ sales and distribution departments, which was due in part to our lower revenue as a percentage of DreamWorks Studios’ consolidated revenue. The lower revenue in 2003 as compared to 2002 therefore resulted in lower allocations of these overhead costs.

Interest Expense and Other Income and Expense.    Total interest expense and other expense were $15.5 million for the year ended December 31, 2003 as compared to $31.1 million for the year ended December 31, 2002. This $15.6 million decrease in expense is primarily due to other income recognized in 2003 in connection with preferred vendor arrangements, and a decline in interest expense and other expense associated with interest rate swap agreements allocated to us by DreamWorks Studios.

Operating Results.    The year ended December 31, 2003, resulted in an operating loss of $167.3 million and a net loss of $187.2 million, as compared to operating income of $8.2 million and a net loss of $25.1 million for the year ended December 31, 2002. There were two principal reasons for the decline in operating income and the increase in net loss in 2003: the disappointing performance of Sinbad: Legend of the Seven Seas, and the write-off of the two unreleased animated projects described above. As of December 31, 2003, we began consolidating our Glendale headquarters and animation campus, and its associated debt, in accordance with the requirements of the Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). As a result, we recorded an expense of $2.5 million, which is reported as a cumulative effect of accounting change in the statement of operations for the year ended December 31, 2003. Because we operated as a division of a limited liability company for both periods, we incurred only minimal income taxes related to foreign withholding and state franchise taxes.

Liquidity and Capital Resources

We retained small amounts of cash and cash equivalents for each of the three years in the period ended December 31, 2004. During all periods prior to the Separation, DreamWorks Studios provided all working capital required for development, production and marketing of our films and other operations through centralized cash management. As a stand-alone company, we expect to fund our operating activities with cash that is generated from the films that we release, a portion of the proceeds from our initial public offering described below and with borrowings from a revolving credit facility which is described in the following paragraph. As a result of the Separation, we are responsible for all costs of developing and producing our animated feature films and direct-to-video films, while DreamWorks Studios is generally responsible for all costs of distributing and marketing those products. As a result of our initial public offering in October 2004, we received approximately $635.5 million of net proceeds after deducting underwriting discounts, and commissions and offering expenses. A portion of those net proceeds was used to repay an aggregate of $355 million of revolving credit and subordinated debt that we assumed from DreamWorks Studios in connection with the Separation. Later in the fourth quarter of 2004 we also repaid the $101.4 million of debt borrowed under our new revolving credit facility to fund the acquisition of our library films from DreamWorks Studios. Although we expect that, for the next twelve months, cash on hand and cash from operations will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures, in the event that these cash flows are insufficient, we expect to be able to draw funds from the revolving credit facility to meet these needs. However, there can be no assurance that cash on hand together with cash from operations in 2005 will be sufficient to fund our operations or that we will be able to draw on our revolving credit facility at that time. If cash on hand together with cash from operations is insufficient to fund our operations in 2005 and we are unable to draw on our credit facility, in order to manage our cash needs we would most likely seek alternative financing for films and/or delay or alter production or release schedules.

Revolving Credit Facility

In connection with the Separation, we entered into a five-year $200 million revolving credit facility with a number of banks, including JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., and affiliates of certain of the other underwriters for our initial public offering. We intend to use the credit facility, which is secured by substantially all of our assets, to fund our working capital needs. As of March 15, 2005, we had no outstanding borrowings on our revolving credit facility. The maximum amount of borrowings available to us under the credit facility is the lesser of $200 million and an available amount generally determined by applying an advance rate of 67% against estimated receipts from all sources (net of estimated cash expenses directly associated with such receipts) for all of our released films and an advance rate of 100% against our cash on hand to the extent the lenders have a perfected security interest in such cash and by reducing such available amount by the amount of our outstanding debt (other than subordinated debt owing to HBO and up to $50 million of other subordinated debt). Interest on borrowed amounts is determined at either a floating rate of LIBOR plus 1.75% or the alternate base rate (which is generally the prime rate) plus 0.75% per annum. In addition, we pay a commitment fee on undrawn amounts at an annual rate of 0.50% on any date when more than $100 million is outstanding under the credit facility and 0.75% on any other date. The credit agreement requires us to maintain certain financial ratios and has customary terms that restrict our ability to make fundamental changes to our business, sell assets, incur secured debt, declare dividends and make other distributions. As of March 1, 2005, we were in compliance with all financial ratios with which we are required to comply under the credit agreement.

Our historical balance sheets prior to December 31, 2004 reflect a portion of DreamWorks Studios’ indebtedness that was allocated to us. This allocation was based on the proportion of capital invested in our films in production as a percentage of total capital invested by DreamWorks Studios in all films in production. Because DreamWorks Studios funded all of our operations prior to the Separation, we did not directly incur any debt to fund production of our films in any period prior to the Separation and our historical balance sheets prior to December 31, 2004 do not reflect any of this debt other than the debt allocated by DreamWorks Studios. However, we directly incurred debt related to our Glendale animation campus and an animated film currently being produced by Aardman Animations. If we had historically operated as a stand-alone company, the amount of debt that we would have incurred would have depended on our evaluation of then-current economic and industry conditions and factors such as our optimal capital structure, our funding needs, our acquisition and capital investment activity and other considerations relevant to a stand-alone company operating in the animated filmmaking industry. In connection with the Separation, we assumed (i) approximately $325 million of indebtedness that DreamWorks Studios borrowed under its revolving credit facility, (ii) $75 million in advances that Universal Studios made to DreamWorks Studios related to the animated motion pictures and (iii) $80 million of subordinated debt owed to HBO. We repaid all of the revolver debt and $30 million of the subordinated debt owed to HBO with proceeds from our initial public offering, and DreamWorks Studios was released from its obligation to repay this indebtedness. In addition, on the closing date of the initial public offering, we borrowed $101.4 million under our revolving credit facility to repay an equivalent amount of debt of DreamWorks Studios. We repaid this debt in full in the fourth quarter of 2004.

Universal Studios Advance

As part of their distribution and home video fulfillment services relationship, DreamWorks Studios and Universal Studios have entered into agreements pursuant to which Universal Studios advances amounts to DreamWorks Studios based on projected cash receipts, net of projected expenses, due to DreamWorks Studios for pictures that DreamWorks Studios intends to license to Universal Studios for distribution in the international theatrical and worldwide home video markets. These advances are generally based on quarterly estimates of projected cash receipts, net of projected expenses, distribution and service fees, that will become due to DreamWorks Studios from Universal Studios in the markets where Universal Studios provides distribution and fulfillment services. In October 2003, Universal Studios agreed to advance to DreamWorks Studios a maximum of $75 million, which was based on the projected net receipts of our animated feature films released subsequent to December 2002 (the “2003 advance”). The 2003 advance carries an effective annualized interest rate of 8.75% and matures, subject to certain conditions, upon the expiration or termination of the Universal Distribution Agreement and the Universal Home Video Agreement. See “Related Party Agreements—DreamWorks Studios’ Agreements with Universal Studios.” We assumed the obligation to repay the entire 2003 advance and agreed to comply with its terms and conditions. Our agreement with Universal Studios provides that the existing arrangements between Universal Studios and DreamWorks Studios related to the international theatrical distribution and the worldwide home video fulfillment services of our films continue to apply to us following the Separation. See “Related Party Agreements—DreamWorks Studios Agreements with Universal Studios.”

HBO Subordinated Debt

In connection with the Separation, we assumed $80 million of subordinated notes issued by DreamWorks Studios to HBO in December 2000 pursuant to a subordinated loan agreement, $30 million of which we repaid with proceeds of our initial public offering. The subordinated notes bear interest in an amount equal to the Eurodollar rate plus 0.50% per annum and are due in November 2007. Subject to the consent of the lenders under our revolving credit facility (or any replacement senior credit facility), we are able to prepay all or a portion of the principal amount of the subordinated notes. The notes are not subject to any sinking fund obligations.

The subordinated notes were secured by a lien granted by DreamWorks Studios in favor of HBO in certain exhibition rights related to DreamWorks Studios’ films that is junior to the security interest granted to HBO in connection with a 1995 licensing agreement between DreamWorks Studios and HBO. We granted substantially the same security interests in rights to exploit our films to HBO when we assumed the subordinated indebtedness.

The terms of the subordinated notes require us to maintain certain financial ratios and they have customary terms that restrict us from making fundamental changes to our business, selling assets, incurring secured debt, declaring dividends and making other distributions. Additionally, we are restricted from entering non-arm’s length transactions with our affiliates.

Liquidity

	2004	2003	2002
Net cash (used in) provided by operating activities	$(43,652)	$(168,440)	$44,901
Net cash used in investing activities	(1,084)	(3,108)	(5,267)
Net cash (used in) provided by financing activities	107,829	171,586	(40,466)

Cash used by operating activities for the year ended December 31, 2004 was $43.7 million and was primarily attributable to film production spending, contingent compensation and other operating uses. Under the terms of the Distribution Agreement, receivables increased because we did not collect a significant portion of receipts from our 2004 releases (especially the home video release of Shrek 2) until early 2005. Cash used in operating activities for the year ended December 31, 2003 was $168.4 million and was primarily attributable to production spending. Cash provided by operating activities for 2003 included cash collected from revenue for the worldwide home video release of Spirit: Stallion of the Cimarron and other library titles, but was insufficient to fund our operating and production cash requirements. Cash provided by operating activities for 2002 was $44.9 million. Cash provided by operating activities for 2002 was attributable to collection of revenues from the worldwide home video release of Shrek, partially offset by film production, contingent compensation and residuals and other operating uses. Cash used in investing activities for 2004 was $1.1 million, stemming mainly from investment in equipment. Cash used in investing activities for 2003 and 2002 were $3.1 million and $5.3 million, respectively, and were primarily related to investment in the equipment and leasehold improvements for our Glendale and Redwood City production and administration facilities. Cash provided by (used in) financing activities for the years ended December 31, 2004, 2003 and 2002 were $107.8 million, $171.6 million and ($40.5) million, respectively. In 2004, this primarily was the result of the net proceeds from an initial public offering of $635.5 million less the repayment of debt totalling $456.3 million. In 2003 and 2002, this was primarily related to cash funding and the difference in the amount of debt allocated to us by DreamWorks Studios in each period.

In 2004, prior to entering into the Distribution Agreement, our principal source of liquidity was cash generated by operations and contributions from DreamWorks Studios. Our commitments prior to the Distribution Agreement becoming effective were primarily for production funding, contingent compensation and residual payments, distribution and marketing costs and technology capital expenditures. Following the effectiveness of the Distribution Agreement, our primary commitments have been to fund production costs of our feature films, to make contingent compensation and residual payments and to fund technology capital expenditures. For the full year 2005, we expect our commitments to fund production costs (excluding capitalized interest and overhead expense), to make contingent compensation and residual payments (on films released to date) and to fund technology capital expenditures will be approximately $311.0 million, which includes the obligation to acquire certain distribution rights to Wallace & Gromit: Curse of the Were Rabbit and additional production spending related to an increase in our direct-to-video business.

Contractual Obligations.    As of December 31, 2004, we had contractual commitments to make the following payments (in thousands):

	Payments Due by Year
Contractual Cash Obligations	2005	2006	2007	2008	2009	Thereafter	Total
Operating leases, net of sublease income	$9,616	$7,783	$4,097	$3,558	$3,665	$9,971	$38,690
Executive officers’ employment agreements(1)	2,150	2,175	2,200	2,200	2,200	—	10,925
Wallace & Gromit: Curse of the Were Rabbit obligation(2)	37,862	—	—	—	—	—	37,862
Glendale animation campus note payable(3)	—	—	70,059	—	—	—	70,059
Universal advance(4)	—	—	—	—	—	75,000	75,000
HBO subordinated debt(5)	—	—	50,000	—	—	—	50,000
Capital leases(6)	996	996	996	332	—	—	3,320

Total contractual cash obligations	$50,624	$10,954	$127,352	$6,090	$5,865	$84,971	$285,856

(1)	In connection with the Separation, we entered into employment agreements with contractual cash salaries totaling $10.9 million over the next five years.

(2)	In October 2003, we entered into an agreement to acquire certain distribution rights to Wallace & Gromit: Curse of the Were Rabbit, an animated film currently in production. Pursuant to the acquisition agreement, we are obligated to pay approximately $45.0 million to acquire substantially all rights to the film (of which $34.9 million had been paid as of December 31, 2004). In connection with the acquisition, DreamWorks Studios entered into loan agreements for the financing of the production costs of up to approximately $27.8 million. Of this amount, $21.6 million had been borrowed at December 31, 2004. Because we are obligated to acquire this film upon its completion in 2005, the $21.6 million borrowed as of December 31, 2004 plus the amount the Company is still obligated to fund are included in this table.
(3)	We operate an animation campus in Glendale, California. The lease on the property, which was originally acquired for $76.5 million, qualified as an operating lease. In March 2002, we renegotiated the lease through the creation of a special-purpose entity that acquired the property for $73.0 million and leased the facility to us for a five-year term. In accordance with the provisions of FIN 46, we have included the asset, debt and non-controlling interest on our combined balance sheet as of December 31, 2004. We expect to refinance this obligation prior to its maturity.
(4)	In connection with the Separation, we assumed approximately $75 million of indebtedness related to advances that Universal Studios made to DreamWorks Studios to fund animated motion pictures. Universal Studios advanced DreamWorks Studios amounts based on anticipated future receipts from films that DreamWorks Studios is expected to release, and DreamWorks Studios allocated to us $87.2 million of this advance on a historical basis. Of this allocation, $12.2 million relates to a 2001 animated film advance that was initially allocated to us but, as part of the Separation, was not assumed by us.
(5)	In connection with the Separation, we assumed $80 million of subordinated debt that DreamWorks Studios incurred from HBO in December 2000, $30 million of which we repaid with proceeds from our initial public offering.
(6)	Includes $0.4 million of imputed interest.

Market and Exchange Rate Risk

Interest Rate Risk.    We are exposed to the impact of interest rate changes as a result of our variable rate long-term debt and debt allocated to us by DreamWorks Studios. DreamWorks Studios uses derivative instruments from time to time to manage the related risk. Because DreamWorks Studios allocates to us the income and expense associated with these derivative instruments, this has resulted in short term gains or losses. As a result of the Separation, we are no longer allocated interest expense or other income and expense associated with derivative instruments, although we did assume the interest rate swap and cap agreements associated with our production funding indebtedness. We continue to actively monitor fluctuations in interest rates. A hypothetical 1% change in the interest rates applicable to the debt associated with our Glendale animation campus would approximately result in a $0.7 million increase or decrease in annual interest expense. We are not subject to significant interest rate risk on our other financing arrangements.

Foreign Currency Risk.    We are subject to market risks resulting from fluctuations in foreign currency exchange rates through our non-U.S. revenue sources and we incur certain distribution and production costs in foreign currencies. However, there is a natural hedge against foreign currency changes due to the fact that, while significant receipts for international territories may be foreign currency denominated, significant distribution expenses are similarly denominated, mitigating fluctuations to some extent depending on their relative magnitude. Wallace & Gromit: Curse of the Were Rabbit and Flushed Away are currently being produced or partially produced in the United Kingdom and are our only productions being produced abroad. We have entered into a hedge agreement for Wallace & Gromit intended to reduce our exposure to changes in the British pound. Flushed Away is only partially produced in the United Kingdom and a hypothetical currency fluctuation of 20% would approximately result in $1.2 million increase or decrease in exchange gain or loss.

Credit Risk.    We are exposed to credit risk from DreamWorks Studios and third parties, including customers, counter parties and distribution partners. These parties may default on their obligations to us, due to bankruptcy, lack of liquidity, operational failure or other reasons.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued FAS No. 123R, “Share-Based Payments” (“FAS 123R”) which is a revision of FAS No. 123 “Accounting for Stock Based Compensation”. FAS 123R supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends FAS No. 95, “Statement of Cash Flows”. FAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. FAS 123R is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005. We have elected to adopt FAS 123R as of January 1, 2005. We anticipate that the adoption of this new standard will have a material impact to our financial position and results of operations. We currently estimate that our compensation expense for the year ended December 31, 2005 will be approximately $25.0 million for equity awards granted to date. We have measured the fair value of these equity awards at the date of grant using a Black-Scholes option pricing model. FAS 123R offers alternative adoption methods. We have determined that we will use the modified prospective transition method. Changes to our underlying stock price or satisfaction of performance criteria could significantly impact compensation expense to be recognized in 2005 and future periods. In addition, future grants of equity awards will result in additional compensation expense in 2005 and future periods.

In December 2002 the FASB issued FAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” (“FAS No. 148”) that amended FAS No. 123. FAS 148 amended the disclosure provisions of FAS 123 to require prominent disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported operating results, including per share amounts, in annual and interim financial statements. The disclosure provisions of FAS 148 were effective immediately upon issuance in 2002.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” In November 2003, the FASB revised certain provisions of FIN 46. FIN 46 requires a variable interest entity (defined as a corporation, partnership, trust or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities) to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. The consolidation requirements of FIN 46, as revised, apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for older entities were effective on December 31, 2003. Upon our adoption of FIN 46 as of December 31, 2003, we consolidated the special-purpose entity that acquired our Glendale animation campus. Such consolidation resulted in an increase in property, plant and equipment of approximately $70.2 million, net of accumulated depreciation, an increase in debt and a non-controlling minority interest of $70.1 million and $2.9 million, respectively, and a cumulative effect of a change in accounting principle of $2.5 million.

INDUSTRY OVERVIEW

Motion Picture Industry

The motion picture industry involves the production and distribution of feature films. Production involves the development and physical production of feature-length films. Distribution involves the domestic and international marketing and exploitation of those films in a variety of ways, including theatrical exhibition, home video sales and rentals, licensing fees from pay and broadcast television operators and revenue from ancillary markets. The major studios have leading industry positions based on the number of films that they release. The major studios are generally part of large diversified corporations with production and distribution operations and established relationships with exhibitors, creative talent and others involved in the industry. The MPAA defines the major U.S. studios as Metro-Goldwyn-Mayer Inc. (including MGM Studios, MGM Pictures, Orion and UA Films), Paramount Pictures Corporation, Sony Pictures Entertainment, Inc. (including Columbia Pictures), The Walt Disney Company (including Buena Vista, Miramax Films and Touchstone), Twentieth Century Fox Film Corp., Universal Studios and Warner Bros. (including Castle Rock Entertainment, New Line Cinema and Turner). In the past seven years, the total number of feature films released in the United States has remained relatively stable, with 510 released in 1997 compared to 483 released in 2004, according to the MPAA. In addition to distributing films developed and produced by their wholly owned studios, the major studios also distribute films of independent production companies and independent film studios. These smaller, independent studios, such as Pixar, Muse Productions and Icon Productions produce a varying number of films per year, but generally fewer than the major studios. Although DreamWorks Studios is not defined as a major studio by the MPAA, DreamWorks Studios distributes its own films in the domestic theatrical market and worldwide television markets and sub-distributes films through several parties in the international theatrical and worldwide home video markets. Our films are distributed by DreamWorks Studios. As compared to the major studios, which, between 2001 and 2004 distributed an average of approximately 29 films per studio (inclusive of their subsidiaries) per year in the U.S. theatrical market, DreamWorks Studios distributed an average of approximately 6.5 films per year over the same time period.

Animated Motion Picture Industry

The motion picture industry can be divided into two categories—animated films and live-action films. The vast majority of films theatrically released are live-action films. Animated films are typically either hand-drawn, stop-motion or computer generated (or “CG”). Hand-drawn films are the traditional two-dimensional films, such as Snow White and the Seven Dwarfs, that have historically comprised the majority of animated films. Stop-motion animated films, such as Chicken Run, involve animating three-dimensional models by making small adjustments to the model between each frame of film to simulate motion. CG animated films, such as Shrek 2, are made by creating and animating digital models and sets that have been built in a virtual world using complex computer programs. For a description of how CG animated films are made, see “Business—How We Develop and Produce Our Films.”

The animated film business differs from the live-action film business in several key ways, including development process and schedules, cost structure and revenue realization. Animated films rely on the collaborative skills of a wide variety of artists, including directors, producers, animators, lighters, effects artists, screenplay writers, technical personnel and voice talent, while live-action films heavily rely on the talent of actors and the vision of a single director. After initial development, it takes approximately three to four years to produce a high-quality animated film, while a live-action film is typically produced within a period of 12 to 18 months.

Due in part to these production differences, the cost structures of animated and live-action films are different. The production costs of an animated film consist primarily of the salaries paid to a larger number of employees working over a longer time period than on a typical live-action film, corporate overhead allocated to the film and equipment and technology costs. On the other hand, a live-action film’s production costs vary for a variety of reasons, including the caliber of acting talent that is hired, the degree to which the film relies on special effects, and whether the film is shot in remote or otherwise expensive set locations. In general, due to the much shorter time commitment involved, compensation paid to voice talent in connection with an animated film generally is significantly less than compensation paid to an actor in a live-action film, although in some cases, particularly with respect to sequels (such as Shrek 2), these costs (including contingent compensation) can be significant. In addition, because of their production cost structures and the length of time it takes to produce high-quality animated films, they are generally treated as event movies, on par with big-budget live-action productions, and their marketing budgets are generally comparable to such films.

In addition to having different cost structures, revenue derived from animated films generally has significantly different characteristics than revenue derived from live-action films. In theaters, animated films typically have shorter playing times (generally no longer than 100 minutes), while live-action movies can have playing times of over 160 minutes. Accordingly, animated films can be shown more often per screen than longer live-action films, which can result in greater attendance and higher box office receipts. In addition, historically, animated films generally have been more successful in the home video market than live-action films, as they tend to sell more home video units per box-office dollar and tend to have more durable sales past the first cycle. According to industry reports, since 2000, animated titles have sold approximately one million home video units per $13.6 million in domestic box office as compared to one million home video units sold per $19.8 million in domestic box office for PG-rated and G-rated live-action films. Over this same time period, our animated titles have sold approximately one million home video units per $12.6 million in domestic box office. Animated films have also been more successful in the lucrative sell-through market as compared to the rental market, which we believe is due to their cross-generational family entertainment appeal and the viewing habits of these audiences, which are generally made up of younger, repeat viewers. In addition, animated films have proven successful in the direct-to-video market. According to AC Nielsen, direct-to-video titles have sold an estimated 2.3 million units per title since August 1999. Finally, animated films and characters are generally more amenable to merchandising and cross-promotional opportunities than the majority of live-action films, particularly with respect to consumer products aimed at families and children.

Animated films make up a small portion of the overall film market. In the past 10 years, approximately 103 animated films have been theatrically released in the United States, of which 17 were CG animated films. By comparison, according to the MPAA, over 460 live-action films were theatrically released in the United States in 2004 alone. According to Variety, approximately 146 films were originally released in more than 100 theaters in 2004. Of these, 8 were animated films and the rest were live-action films.

The number of CG animated films released each year has remained stable at one or two per year since the first CG animated feature film was released in 1995. The table below lists CG-only animated films that have been theatrically released in the United States to date:

CG Animated Films—U.S. Historical Box Office*—Wide Release

(in millions)

*	Source: Variety (www.variety.com). Box office receipts represent the amounts collected by theatrical exhibitors for exhibition of films and, with respect to our films, do not represent the amount of revenue remitted to us. In the past, our distributors’ percentage of box office receipts generally has ranged from an effective rate of over 50% to 35%, depending on the financial success of the motion picture and the number of weeks that it plays at the box office. Under the Distribution Agreement, the portion of domestic box office receipts that we recognize as revenue for a film is reduced by the distribution and marketing costs and 8% distribution fee with respect to that film that DreamWorks Studios is entitled to recoup.
**	Through March 21, 2005.

Motion Picture Distribution

In general, the economic life of a motion picture consists of cycles, which is a period of time over which a film runs through each distribution channel at least once. The first cycle of a film’s life is the most important because a film will generate most of its revenue and incur most of its costs within it. The first cycle typically lasts between seven and 10 years and consists of the sequential distribution of a film in (i) the domestic and international theatrical markets, (ii) the domestic home video, pay-per-view and video-on-demand markets, (iii) the international home video market, (iv) the domestic and international pay television market, (v) the domestic and international broadcast television and basic cable markets and (vi) the domestic syndicated television market. After the first cycle, a film is considered to be a library film and continues to contribute revenue that, when combined with the revenue of other titles in a film library, can be a significant source of additional revenue to a film studio. On average, revenue streams from the sequential distribution of a film after it has been released in the domestic theatrical market account for approximately 85-90% of the total revenue to be realized by the film studio that released it and its distributor. According to industry reports, out of the $38.7 billion of estimated worldwide revenue earned by all studios from feature films in 2002, almost $33.8 billion was generated from markets other than the domestic theatrical market. Notwithstanding that the most significant portion of a film’s revenue stream is derived from outside of the domestic theatrical market, the relationship between domestic theatrical revenue and total revenue has historically been closely correlated. This correlation is primarily driven by the translation of audience acceptance of a film across the various revenue markets. To the extent a film is widely accepted and viewed in the theatrical market where it is first released, it is likely to be widely viewed and purchased in the home video market and viewed in the television market, as customers wish to recreate the original theatrical experience. Additionally, many worldwide pay and free television revenue are contractually determined based on the level of domestic box office receipts or the applicable territory box office receipts achieved on a film-by-film basis.

The costs associated with a film’s first cycle distribution are generally much higher just prior to and concurrent with the domestic and international theatrical releases, declining significantly as the film moves through the first cycle. The most significant distribution costs include the cost of prints and advertising in the theatrical markets and the cost of duplication and marketing in the home video markets. The majority of the print and advertising costs are typically incurred in the period just prior to domestic and international release until approximately three months post release. By far the largest portion of the total home video marketing and duplication costs are also grouped tightly around the initial home video release. Depending on a variety of factors, including primarily the number of units being made, home video duplication typically occurs several months prior to shipment to wholesalers, or three to four months prior to release. Similar to advertising costs in the theatrical markets, home video marketing expenditures are concentrated around initial release. Distribution costs for the various television markets, as well as the second cycle markets that are largely television based, tend to be very small relative to the costs associated with initial release in the theatrical and home video markets. Accordingly, on average, approximately two-thirds of total distribution costs are incurred within one year of domestic theatrical release, with the last third decreasing over the remaining first-cycle, generally proportionally to the revenue generated in the home video markets.

Motion pictures are generally made available for distribution in markets subsequent to, or simultaneously with, domestic theatrical release. The chart below shows the timing of substantially all of the revenue generally received by a film distributor during the first cycle from the different markets into which a film is released.

Theatrical Distribution and Marketing

Theatrical distribution of a motion picture involves the duplication and transportation of release prints, the promotion of the picture through advertising and publicity campaigns (e.g., trailers, television spots and newspaper ads) and the licensing of the motion picture to theatrical exhibitors.

The successful theatrical exhibition of a film requires the distributor to forecast optimal release dates and to evaluate the strength of competing films expected to be in the market around the same time its film will be ready for release. In general, release dates are picked based on two factors—the historical number of moviegoers for the weekend of release and the scheduled competition on those weekends. The ideal date to release a film is on a high-volume weekend, such as Memorial Day weekend, that coincides with little competition for the same audience. Exhibitors and other film studios are notified of a film’s expected release date approximately one year in advance, although for major productions, the announcement can be even earlier. If production is on schedule and the film is expected to be completed by the release date, exhibitors are invited to a screening of the film approximately one month prior to the release date. Based on the screening, agreements are generally entered with both the nationwide theater chains and with independently owned theaters. These arrangements generally provide for the exhibitor’s payment to the distributor of a percentage of the box office receipts for the exhibition period, in some cases after deduction of the theater’s overhead or a flat negotiated weekly amount. The distributor’s percentage of box office receipts generally ranges from an effective rate of over 50% to 35%, depending upon the financial success of the motion picture and the number of weeks that it plays at the box office. Distributors carefully monitor theater gross receipts to ensure that the exhibitor promptly pays all amounts due. The size and success of the promotional advertising campaign can materially affect the revenue realized from the theatrical release of a motion picture. Similarly, the ability to exhibit motion pictures in the most popular theaters can affect theatrical revenue.

Motion picture studios can spend significant amounts on the domestic promotion of a major motion picture, which includes costs related to print, television and radio advertising campaigns, trailers, Internet advertising and non-media costs such as creative and exhibitor services and market research. The largest single marketing cost for the major studios is the cost associated with advertising a film on television. Significant amounts can also be spent in total in all international markets in all media promoting a film. The costs incurred in connection with the distribution and marketing of a motion picture can vary significantly, depending on the number of screens on which the motion picture is to be exhibited, the overall budget of the film and the competition among distributors at the time of release. While marketing campaigns generally raise consumer awareness and ticket sales prior to and during the theatrical release of a feature film, the effects of a successful campaign can also significantly contribute to a film’s success in the home video and other markets.

Films typically are released theatrically in international territories between one and three months following initial domestic theatrical release and in much the same manner. In recent years, however, studios have begun to capitalize on global media saturation and are releasing films in many of the larger international territories within the first month following domestic release. International release patterns are dependent on local holidays and school schedules, as well as the timing of competitive releases. For the major studios, as well as for DreamWorks Studios, key international territories are Australia, Brazil, France, Germany, Italy, Japan, Korea, Mexico, the United Kingdom and Spain. Animated films differ from live-action films in that they may be dubbed in more than 30 languages, as compared to live-action films, which are generally dubbed in five or six languages and subtitled elsewhere.

Home Video

Home video distribution involves the marketing, promotion and sale and/or lease of videocassettes and DVDs to wholesalers, local, regional and national home video retailers (e.g., home video specialty stores, mass merchants, record stores and other outlets), which then sell or rent the videocassettes and DVDs to consumers for private viewing. According to the MPAA, film studio revenue growth for the major studios has been driven by home video in recent years, with worldwide home video revenue growing from approximately $12.4 billion, or approximately 40% of total film studio revenue, in 2001 to approximately $16.3 billion, or approximately 44%, in 2002. In the same time period, revenue generated from home video sales of our animated titles, which primarily includes home video sales of Shrek and Spirit: Stallion of the Cimarron, has averaged approximately 60% of the total revenue derived from those films.

Major feature films are usually scheduled for release in the domestic home video market within four to six months after domestic theatrical release to capitalize on the theatrical advertising and publicity for the film. Internationally, the release date can vary significantly, but is generally within four to twelve months following domestic theatrical release. Home video units may be sold or leased to wholesalers and retailers for either a fixed price or a percentage share of the rental revenue. Animated titles are generally priced for sale to encourage direct purchase by consumers, referred to as “sell-through,” (as compared to purchases by home video chains that then rent the home video to customers) and, historically, animated films have generally had more success than live-action films in the sell-through market. After the initial home video release period, home video units continue to be sold at reduced sell-through pricing.

The home video release of an animated feature film involves the manufacture of both DVDs and VHS cassettes of the film, the creation and production of bonus material and the distribution to numerous retail accounts, often accompanied by an extensive marketing campaign. These expenses can vary substantially from film to film, based on how many units are replicated and the distributor’s judgment of an appropriate marketing spending level. The marketing campaign will often include television, radio and print advertising, along with in-store promotions and publicity events. The size of the marketing campaign can be substantially impacted by the time of year of the home video release, the competitive titles being released in the same period and the level of box-office success of the underlying animated film. The success of the home video release is largely dependent upon the theatrical success of the film, the success of the film’s marketing campaign and the choice of an optimal date to release the home video.

Overall growth in the domestic home video market has accelerated with the introduction of the DVD format, although the growth in DVD demand has led to a decline in the videocassette business. According to the MPAA, sales of DVDs to U.S. dealers in the rental and sell-through markets have increased over 4,000% since 1998—from approximately 34 million units sold in 1998 to approximately 1.4 billion in 2004. Likewise, according to the MPAA, the number of DVD capable households in the United States in 2004 was approximately 65.4 million compared to approximately 1.2 million in 1998. Although international DVD penetration levels lag behind those in the United States, the demand for DVDs is growing overseas.

Television Markets

In general, films are distributed in television markets throughout the world either through output agreements or on a film-by-film basis. Output agreements generally involve a film studio and a pay cable or satellite network operator agreeing that all eligible films produced by the film studio will be licensed to the network for exhibition a certain number of times during the license period. In addition, television networks, independent television networks, television stations and basic cable system operators generally license television series, individual films and film packages (consisting of theatrically released feature films and made-for-television movies) pursuant to agreements with distributors or syndicators that allow a fixed number of telecasts over a prescribed period of time for a specified cash license fee or for barter of advertising time. The license fees vary based on factors including the theatrical performance of a film, subscriber counts of pay cable services and/or local theatrical admissions in territories outside the United States.

Pay-Per-View.    Pay-per-view television allows cable and satellite television subscribers to purchase individual programs, including recently released films and live sporting, music or other events, on a “per use” basis. Subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable or satellite system operator.

Video-On-Demand.    Video-on-demand allows consumers to view a film or television program whenever they choose, or “on demand.” Unlike pay-per-view, video-on-demand offers viewers the ability to pause, rewind and fast-forward programs that they rent for a period of up to 24 hours. According to preliminary MPAA figures, there are currently a limited number of video-on-demand capable households in both domestic and international markets.

Domestic Pay Television.    Pay television allows subscribers to view premium channels such as HBO, Cinemax, Showtime, The Movie Channel and Starz/Encore that are offered by cable and satellite network operators for a monthly subscription fee. The pay television networks acquire a substantial amount of their programming from the major studios. Most film studios have negotiated output agreements with the major subscription pay services whereby the service provider licenses for distribution all eligible films from the studio for a guaranteed fee typically dependent on domestic theatrical performance.

International Pay Television.    Pay television is offered internationally by over 38 service providers reaching 160 countries worldwide and is generally distributed via cable and/or satellite for a monthly subscription fee, as it is in the United States. Although these international pay television services acquire locally produced motion pictures, the viability of their movie channels is dependent to varying degrees upon access to Hollywood films. Virtually all of the major international pay television services have licensing arrangements (either on an output, volume or package basis) with multiple, if not all, major U.S. motion picture studios. In the major European Union countries’ license fees are based on local theatrical admissions. The majority of pay television license agreements throughout the rest of the world tend to be based on U.S. theatrical performance. In those regions of the world comprised of smaller countries—such as Latin America, the Middle East and Southeast Asia—pay television services are generally offered on a pan-regional basis by two competing services per region.

Broadcast and Basic Cable Television.    Broadcast television allows viewers to receive, without charge, programming broadcast over the air by affiliates of the major networks (ABC, CBS, NBC and Fox), other networks such as UPN and the WB Network, independent television stations and cable and satellite networks and stations. In certain areas, viewers may receive the same programming via cable transmission for which they pay a basic cable television fee. Broadcasters or cable system operators pay fees to studios for the right to air programming a specified number of times. Unlike pay-per-view and pay television, broadcast and basic cable networks typically acquire motion pictures more selectively, licensing individual films or small packages of films rather than negotiating more expansive output agreements.

Other Markets

Motion pictures can generate revenue outside of traditional distribution networks, including from the non-theatrical distribution of motion pictures to airlines, schools, libraries, hospitals and the military. Soundtrack albums and licensing of rights to perform musical works from film music can also be a source of income. In addition, derivative works such as theme park attractions, ice shows, musicals and plays can be created to generate additional sources of revenue. Other revenue may be generated from the licensing of rights to manufacture and distribute board and video games, dolls, clothing and similar commercial articles derived from characters or other elements of a motion picture, and we expect that similar revenue opportunities will likely exist in new and emerging technology markets, such as cell-phone and other mobile and wireless devices.

BUSINESS

Overview

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, we make high quality CG animated films meant for a broad movie-going audience. Based on our knowledge of the industry and the announced release schedules of our competitors, we believe we currently have more CG animated feature films in development and production than any other animation studio. We employ a core staff of artists, technology personnel and production staff who have been creating, developing and applying CG techniques for over 20 years.

We have theatrically released a total of nine animated feature films, four of which have been CG-only, and one direct-to-video title. Our four CG animated feature films have achieved domestic box office success, with Antz, Shark Tale, Shrek and Shrek 2 grossing approximately $90.2 million, $160.8 million, $267.7 million and $436.7 million, respectively, and as of December 31, 2004, collectively selling approximately 96.1 million home video units (totaling approximately $1,316.5 million in revenue) worldwide. Shrek 2 was the best selling home video title of 2004, selling 33.7 million home video units totaling approximately $554.8 million in revenue. In addition, Shrek 2 was the third highest grossing film of all time in the domestic box office, achieved the highest domestic box office gross of any animated film, had the most successful three-day opening weekend of any animated film and broke the single-day box office sales record for any film by grossing $44.8 million and was the most widely distributed film ever in the domestic theatrical market (playing in 4,223 theaters at its peak). Our five non-CG animated feature films, Sinbad: Legend of the Seven Seas, The Road to El Dorado, Spirit: Stallion of the Cimarron, The Prince of Egypt and Chicken Run have domestically grossed approximately $26.4 million, $50.9 million, $73.3 million, $101.3 million and $106.8 million, respectively, and as of December 31, 2004, have collectively sold approximately 46.8 million home video units worldwide (totaling approximately $563.9 million in revenue). The average domestic box office performance of our CG animated films has been significantly higher than that of our hand-drawn, two dimensional feature films. We do not have any hand-drawn, two dimensional films currently in production and do not intend to produce any such films.

We believe our experience, creative talent, scale of operations, technology and animation proficiency enable us to release two high quality CG animated feature films per year. We released both Shrek 2 and Shark Tale in 2004, and we are scheduled to release our next CG animated feature film, Madagascar, into the domestic theatrical market on May 27, 2005 and Wallace & Gromit: Curse of the Were Rabbit, a stop-motion animated film produced by Aardman Animations, on October 5, 2005. We are in various stages of pre-production and production on four additional feature films that we expect to release through 2007. In addition, we have a substantial number of projects in creative and story development that are expected to fill the release schedule in 2008 and beyond.

Our feature films are the source of substantially all of our revenue. We derive revenue from the worldwide exploitation of our feature films in theaters and in markets such as home video, pay and free broadcast television and ancillary markets. In the years 2002, 2003 and 2004, our operating revenue was $434.3 million, $301.0 million and $1,078.2, respectively. Our net loss in 2002 and 2003 was $25.1 million and $187.2 million, respectively, and our net income in 2004 was $333.0 million. Except for the fourth quarter of 2004, these results do not reflect the effects of our arrangements with DreamWorks Studios under the Distribution Agreement.

We retain the exclusive copyright and other intellectual property rights to all of our films and characters, excluding Aardman Animations films and characters which we co-own with Aardman Animations (other than Wallace & Gromit: Curse of the Were Rabbit, for which we generally have worldwide distribution rights in perpetuity, excluding certain United Kingdom television rights and certain ancillary markets), and we have access to an established distribution and marketing network to fully exploit our films and characters in theatrical, home video, television and ancillary markets throughout the world. We have important strategic relationships with retailers, promotional partners and licensees around the world that significantly enhance both consumer awareness of our films and their revenue-producing potential. In addition to producing feature films for theatrical release, we intend to develop and produce CG animated films for the direct-to-video market.

Effective October 1, 2004, we entered into the Distribution Agreement with DreamWorks Studios, pursuant to which, DreamWorks Studios is generally responsible for the distribution, marketing and servicing of all of our completed animated films, including our previously released films, and direct-to-video films. DreamWorks Studios currently distributes, and we expect will continue to distribute, our motion pictures in international theatrical markets through distribution agreements with Universal Studios, an industry leading distributor and fulfillment services provider, CJ Entertainment (in Korea and the People’s Republic of China) and Kadokawa Entertainment (in Japan). DreamWorks Studios has engaged Universal Studios to be our worldwide principal fulfillment services provider for our home videos, excluding only Korea and Japan, where CJ Entertainment and Kadokawa Entertainment, respectively, perform such functions. The Distribution Agreement covers the distribution of our films and pictures in all media and markets on a worldwide basis that are available for delivery through the later of (i) delivery of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010. In general, the term of the Distribution Agreement will be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that cover our films and that we pre-approve (such as the Universal Agreements and DreamWorks Studios’ existing arrangements with CJ Entertainment and Kadokawa Entertainment). Even if we terminate our distribution relationship with DreamWorks Studios, our existing and future films generally will be subject to the terms of those pre-approved agreements. We retain the copyrights and other intellectual property related to our films and the right to directly exploit certain ancillary rights, such as commercial tie-ins and promotions, literary publishing, music publishing, soundtrack, radio, legitimate stage and merchandising rights. We believe our relationship with DreamWorks Studios provides us with many advantages, including the ability to create consumer awareness and demand for our films through DreamWorks Studios’ seasoned theatrical marketing, distribution and home video teams. Please see “Related Party Agreements—Distribution Agreement” for a more detailed description of the Distribution Agreement.

Company History

Prior to the Separation on October 27, 2004, we were a business division of DreamWorks Studios, the diversified entertainment company formed in October 1994 by Steven Spielberg, Jeffrey Katzenberg and David Geffen. We have grown from several hundred employees releasing a single animated film per year to our current status as a separate company with approximately 1,200 employees and the capacity to release two CG animated feature films annually.

As a division of DreamWorks Studios, we conducted our business primarily through DreamWorks Studios’ animation division, which included DreamWorks Animation L.L.C. and PDI. The Separation was completed in connection with our initial public offering by the direct transfer of certain of the assets and liabilities that comprise our business, as well as by the transfer, by way of merger or otherwise, of certain of DreamWorks Studios’ subsidiaries to us. As part of the Separation, we acquired all of the outstanding stock of PDI and PDI LLC. Prior to the Separation, PDI was an approximately 90% owned subsidiary of DreamWorks Studios and its sole asset was its 60% interest in PDI LLC, of which DreamWorks Studios owned the remaining 40%. PDI LLC was formed in 1997 as a joint venture between PDI and DreamWorks Studios for the principal purpose of developing and enhancing the production processes used in the creation of CG animated characters and films. As a result of our acquisition of PDI, current and former employees of PDI received approximately 276,924 shares of our Class A common stock. For a description of the Separation, see “Related Party Agreement—Separation Agreement.”

On October 28, 2004, our Class A common stock began trading on the NYSE in connection with our initial public offering pursuant to which we sold 25,000,000 newly-issued shares and the selling stockholders sold an aggregate of 8,350,000 existing shares at a price of $28.00 per share. We realized net proceeds of $635.5 million from our initial public offering, net of underwriting discounts and commissions and offering expenses. We used approximately $325 million of the net proceeds to repay revolving debt we assumed from DreamWorks Studios in connection with the Separation, $30 million to repay a portion of DreamWorks Studios’ subordinated debt owned to HBO that we assumed, $101.4 million to repay revolving debt we incurred to purchase films subject to the DreamWorks Studios film securitization facility and $179.1 million for general corporate purposes, including for working capital.

We conduct our business primarily in two studios—in Glendale, where we are headquartered, and in Redwood City, California. Our Glendale animation campus, where the majority of our animators and production staff is based, was custom built in 1997 for use as an animation studio. In 1997, we formed a joint venture with PDI to produce Antz, and in 2000 we acquired a controlling stake in PDI. Our animators hold numerous awards for their work in CG animation, most recently winning a Technical Achievement Award from the Academy of Motion Picture Arts and Sciences for our facial animation system. Both Shrek 2 and Shark Tale were nominated for Academy Awards® in 2004 for best animated feature film of the year.

Since 1998, we have theatrically released nine animated feature films, including both Shrek 2 and Shark Tale in 2004. In addition, we have released one animated direct-to-video film. Historically, we have produced both CG animated feature films as well as hand-drawn two dimensional animated feature films. While all of our films produced to date, except Chicken Run, contained CG images, only Antz, Shrek, Shrek 2 and Shark Tale were created solely using CG animation. The average domestic box office performance of those films has been significantly higher than that of our hand-drawn, two dimensional feature films. In 2001, due to the success of CG animated films, we decided to exit the hand-drawn, two dimensional animation business after the completion and release, in 2002 and 2003, of the two remaining hand-drawn features that were in production. Beginning with Shrek 2, all films in production and projects in development, other than certain films that we may finance, co-produce or distribute for Aardman Animations, are expected to be produced solely using CG images and techniques. Aardman Animations is the Academy Award® winning animation studio founded in 1972 by David Sproxton and Peter Lord, best known for its work in stop-motion animation. DreamWorks Studios and Aardman Animations collaborated in the past on Chicken Run, which was produced by Aardman Animations and distributed in certain territories, including the United States, by DreamWorks Studios. We have a commitment to distribute Wallace & Gromit: Curse of the Were Rabbit, another stop-motion animated film being produced by Aardman Animations.

In addition to our strategic shift to CG animated films, in 2001 we decided to focus on developing a unique identity for our films that seeks to appeal to a broad-based audience of families, teens and adults. Shrek, in particular, represented a breakthrough for this kind of movie. Shrek was nominated for two Academy Awards® and won the first ever Academy Award® for Best Animated Feature. In addition, it generated domestic box office receipts of approximately $267.7 million. Shrek’s domestic box office receipts surpassed the box office receipts of all other animated feature films released prior to it, excluding only The Lion King. In addition, Shrek has been very successful in the home video market, with approximately 31.0 million units sold as of December 31, 2004 (totaling approximately $409.2 million in revenue) domestically (approximately 15.3 million, or $220.8 million, of which were DVDs) and approximately 16.4 million units sold internationally (totaling approximately $196.3 million in revenue). Like Shrek, Shrek 2 has been critically acclaimed. It has also established several box office records, including achieving the highest domestic box office gross of any animated film at $436.7 million, and the highest single-day sales total of any film, with $44.8 million in domestic box office receipts. As of December 31, 2004, Shrek 2 sold a total of 33.7 million home video units worldwide (totaling approximately $554.8 million in revenue).

Our Strengths

We believe our competitive strengths to be as follows:

•	Strong Management Team with a Successful Track Record. Our creative and production management team, led by Jeffrey Katzenberg, consists of some of the most experienced individuals in the CG animation industry, with an average of over 12 years of experience in the animation field and 18 years in the entertainment industry. Mr. Katzenberg, as Chairman of The Walt Disney Studios, was one of the key architects responsible for the growth of Disney’s animated film division from 1984 to 1994, which, under his leadership, produced such successful films as The Lion King, Aladdin and Beauty and the Beast. Mr. Katzenberg and his management team have led DreamWorks Studios’ animation division since its formation and have overseen the successful release of a number of animated films, including Antz, Shrek, Shrek 2 and Shark Tale.

•	Creative and Experienced Talent. Our producers, directors and production executives, many of whom are signed to long-term contracts, are among the most experienced in the CG animation industry, having produced, directed or otherwise overseen highly successful animated feature films such as Shrek, Shrek 2, The Lion King, Toy Story, Beauty and the Beast and Aladdin. Our dedicated artists, technology personnel and production staff, numbering approximately 1,000 employees, are also among the most talented and creative in the industry. We emphasize the importance of quality scripts when considering film ideas, and generally engage proven screenwriters, comedians and other writers to develop and produce our storylines. In addition, these writers are deeply involved throughout the production process so that our story department and technical personnel can directly collaborate with the creative talent that develops a story. Finally, our commitment to investing in our people and technology helps ensure that our films continue to represent the cutting edge in CG animated filmmaking. We attract and retain our animators and creative and technical staff with competitive compensation packages and an artist friendly environment that emphasizes ongoing training in animation artistry and technology.

•	Strong and Adaptable Technology Foundation. Our technology plays an important role in the production of our films. Our technology development staff has been responsible for many award-winning innovations that continue to advance the art of CG animated film-making. We also continue to innovate in the application of new technologies to the production process, which has enabled us to produce progressively richer and more visually sophisticated imagery in our films. Our focus on user interface and tool development enables our animators to adeptly use existing and emerging CG technologies, allowing us to maximize our artistic talent within a CG environment. In addition, we have strategic relationships with leading technology companies that allow us to leverage third-party advancements and technology innovation substantially before they are available to the open market, which gives us a valuable advantage in the rapidly changing landscape of technology.

•	Exclusive Ownership of Our Films and Characters. We exclusively own the copyright and other property rights to all of our films, including the animated films released prior to the Separation, with the exception of certain films that we produce with Aardman Animations. Because of our exclusive ownership, we control the creative direction and the exploitation of our films and characters and retain the sole right during the applicable copyright period to create sequels and other derivative products such as direct-to-video films and consumer products. We believe that our ability to control the continued exploitation of our properties is a competitive advantage and allows us to capitalize on an already existing audience base for our films.

•	Established Distribution and Promotion Infrastructure. Our films have been distributed through DreamWorks Studios since we released our first film in 1998, and we and DreamWorks Studios have developed strong relationships with a host of prominent companies to help promote our films. In addition, DreamWorks Studios has worked with Universal Studios, the principal international theatrical distributor and principal home video fulfillment services provider of our films, since 1995. We believe our relationships with DreamWorks Studios and its international distributors and fulfillment services providers have created proven distribution channels and marketing networks for our films, particularly with respect to home video. In addition, we believe that our established merchandising and promotions group is among the most capable in the industry, with the ability to leverage our strong relationships with retailers and other consumer products companies to maximize the ways in which we promote and profit from our films.

Our Strategy

We intend to maintain our position as one of the leading developers and producers of CG animated feature films. To accomplish this goal, we are pursuing the major strategies described below.

•

Focus on Maintaining Broad Audience Appeal for Our Films Through the Unique Identity of DreamWorks Animation.    We believe that DreamWorks has developed a unique identity that the public associates with innovative and popular movies such as the Shrek films. We intend to build on DreamWorks’ brand recognition by continuing to make unique, high quality, CG animated films that have a sophisticated tone and visual style. We believe our style and our appeal to a broad-based audience of families, teens and adults set us apart from traditional animated films and film companies.

•	Use Our Existing Scale of Operations to Release Two CG Animated Feature Films Per Year. We intend to release two CG animated feature films per year (excluding 2005, in which we expect to release one CG animated film and one stop-motion animated film). Based on our knowledge of the industry and the announced release schedules of our competitors, we believe this exceeds the current production schedule of any other CG animation studio and allows us to leverage our infrastructure and spread overhead costs over a greater number of films than our current competitors. We believe that, although other studios may have the financial or technical capacity to match our output of two high-quality CG animated feature film releases per year, the time that it takes to develop and produce CG animated feature films makes it unlikely that any other studio will do so within the near future. We believe we are capable of releasing two CG animated feature films per year for at least two reasons. First, we have expanded our operations in the past several years by hiring additional personnel with more specialized CG talent and by hiring additional creative staff. This has allowed us to increase the number of films we have in development and increase our production capacity. Second, our shift from producing hand-drawn animated films to producing CG animated films resulted in the build-up of our CG infrastructure and has significantly increased our production efficiency.

•	Use Star Talent to Increase Popular Appeal. Our films feature the voice talent of some of the most celebrated actors in the entertainment industry. We believe that using the voices of today’s top feature film and television actors in both domestic and international markets enhances our films as their unique voices and talent help bring our characters to life. We have strong relationships with our star talent. In addition to providing their voices in our films, these actors commit to promoting our films for both theatrical and home video release. We believe this commitment enhances the event status of each release and increases consumer awareness of the film.

•	Take Advantage of Franchise Opportunities. We intend to take advantage of our ownership rights and the broad marketability of animated films to create franchise films and characters that can generate prequels, sequels and other derivative works and licensing opportunities in several different markets, including theme park attractions, stage plays, interactive games and direct-to-video films. We believe the direct-to-video market, in particular, is receptive to animated films, especially in expanding characters that have become part of popular culture. We expect the production costs associated with direct-to-video films will be significantly less than those associated with our animated feature films. We believe the relatively low costs of producing direct-to-video films, and the significant unit volumes generated by even moderately successful titles, support an economic model that can generate meaningful profits for us.

•	Continue Developing Superior CG Animation Skills. We believe we are at the forefront of technical achievement in CG animated filmmaking due to the collaboration and artistic skills of our artists, technology personnel and production staff and because we have built a user-friendly production environment that allows our artists and animators to fully exploit the complex technologies used in CG animated filmmaking. We have invested, and will continue to dedicate, significant resources in the proper training and support of our creative staff. Because of our training efforts and the flexibility of our production environment, we were able to re-train over 140 world-class animators who specialized in hand-drawn cel animation to become highly proficient with CG animation techniques. In addition, we intend to continue to invest in our technology to ensure that, from an artistic and technical perspective, our films remain state-of-the-art in CG animated filmmaking.

•	Maximize the Success of Our Films Through Promotional Partnerships. We have developed strong relationships with a number of well-known retailers and consumer products companies throughout the world that help us promote our films in many valuable ways. We believe these promotional campaigns have been very successful and have resulted in increased movie theater attendance, greater home video sales and other consumer product sales. We intend to continue developing new relationships with prominent companies and to continue utilizing existing relationships to ensure maximum consumer awareness for our films.

Our Films

Films in Production

We are currently producing five animated feature films and have committed to acquire distribution rights to one stop-motion animated film being produced by Aardman Animations. In addition, we have a substantial number of projects in development that are expected to fill our release schedule in 2007 and beyond. The table below lists all of our films in various stages of pre-production and production that are expected to be released through 2007.

Title	Expected Release Date*	Voice Talent*
Madagascar	May 27, 2005	Ben Stiller, Chris Rock, Jada Pinkett-Smith, David Schwimmer
Wallace & Gromit: Curse of the Were Rabbit (stop-motion)	October 7, 2005	Ralph Fiennes, Helena Bonham Carter, Peter Sallis
Over the Hedge	May 19, 2006	Bruce Willis, Garry Shandling
Flushed Away	Fall, 2006	Hugh Jackman, Ian McKellen, Kate Winslet
Shrek 3	May, 2007	Mike Myers, Cameron Diaz, Eddie Murphy, Antonio Banderas
Bees	Fall, 2007	Jerry Seinfeld

*	Release dates and voice talent are tentative. Due to the uncertainties involved in the development and production of animated feature films, the date of their completion can be significantly delayed and planned voice talent can change.

Madagascar.    A comic adventure about four New York City Central Park Zoo animals who find themselves unexpectedly shipwrecked on the exotic island of Madagascar. Best of friends in the civilized world, these die-hard native New Yorkers must try to survive in the wild and discover the true meaning of the phrase, “it’s a jungle out there.” Madagascar features the voices of Ben Stiller, Chris Rock, Jada Pinkett-Smith and David Schwimmer. As of March 2005, Madagascar was in post production.

Wallace & Gromit: Curse of the Were Rabbit.    Produced with Aardman Animations in Bristol, England (makers of Chicken Run), Wallace & Gromit: Curse of the Were Rabbit is the first feature film about the characters of the Academy Award-winning film shorts of the same name. Wallace & Gromit: Curse of the Were Rabbit is being produced in stop-motion animation, the style for which Aardman and its award-winning director, Nick Park, are well recognized. As of March 2005, Wallace & Gromit: Curse of the Were Rabbit was three quarters through its shooting schedule with nearly all of the film’s final voices recorded.

Over the Hedge.    Based on the popular comic strip seen in over 200 newspapers, Over the Hedge tells the story of a mischievous raccoon named R.J. (voiced by Bruce Willis) and a timid turtle named Verne (voiced by Garry Shandling). When R.J., Verne and their woodland friends find a suburban housing development encroaching on their forest home, Verne’s first instinct is to head for the hills. But the opportunistic R.J. sees a treasure trove to be had from his unsuspecting new neighbors. Together, Verne and R.J. form an unlikely friendship as they observe and exploit this strange new world called suburbia. As March 2005, one third of Over the Hedge was in production, with three quarters of the film’s final voices recorded.

Flushed Away.    Flushed Away marks the third collaboration between us and Aardman Animations. Sophisticated socialite rat, Roderick St. James, lives a charmed life in a posh Kensington flat. Accidentally flushed down his own loo, Roddy winds up in the sewer and strikes a deal with a street-smart rat named Rita to take him home. As they voyage through the sewer, a thriving underground “Ratropolis” full of both great charm and peril, sparks fly between our rats from opposite worlds. But when Roddy realizes this secret city is facing disaster, he is forced to choose between the life of privilege “up top” and Rita and the citizens of Ratropolis. As of March 2005, one third of Flushed Away was in production with three quarters of the film’s final voices recorded.

Shrek 3.    Shrek 2, the #1 comedy film of all time, based on domestic box office receipts, continues with Shrek 3. Mike Myers, Eddie Murphy, Cameron Diaz, Antonio Banderas, and the behind-the-scenes talent of Shrek 2 return for this new adventure. As of March 2005, Shrek 3 was in pre-production, with production set to commence in mid-2005.

Bees.    Bees, a comedy featuring the voice of Jerry Seinfeld, is scheduled for release in the fall of 2007.

Released Films

To date, we have theatrically released nine animated feature films and one direct-to-video film. Each of these films continues to generate first-cycle revenue. The table below lists our animated films produced and released to date and the domestic box office receipts and worldwide home video units and revenue by film. Domestic box office receipts represent the amounts collected by theatrical exhibitors for exhibition of films and do not represent measures of revenue. Worldwide home video revenue represents gross revenue generated by our films as of December 31, 2004.

Title	Domestic Release Date	Domestic Box Office Receipts(1)	Worldwide Home Video Units Sold		Worldwide Home Video Revenue
			(As of 12/31/04)		(As of 12/31/04)
	(In millions)
CG Animated
Shrek 2	May 19, 2004	$436.7	33.7		$554.8
Shrek	May 18, 2001	267.7	47.4		605.5
Shark Tale	Oct. 1, 2004	160.8	—	(2)	—	(2)
Antz	Oct. 2, 1998	90.6	15.1		156.2
Primarily Hand-Drawn and Other
Chicken Run (stop-motion)(3)	June 21, 2000	106.8	9.4		108.2
The Prince of Egypt	Dec. 18, 1998	101.3	13.8		178.0
Spirit: Stallion of the Cimarron	May 24, 2002	73.3	12.2		154.9
The Road to El Dorado	Mar. 31, 2000	50.9	6.6		67.2
Sinbad: Legend of the Seven Seas	July 06, 2003	26.4	4.8		55.7
Joseph: King of Dreams (direct-to-video)	Nov. 7, 2000	N/A	2.8		27.2

(1)	Source: Variety. In the past, our distributors’ percentage of box office receipts has generally ranged from an effective rate of over 50% to 35% depending on the financial success of the motion picture and the number of weeks that it plays at the box office. Under the Distribution Agreement, the portion of domestic box office receipts that we recognize as revenue for a film is reduced by the distribution and marketing costs and 8% distribution fee with respect to that film that DreamWorks Studios recoups.
(2)	Shark Tale’s home video unit sales are not included in this table, as it was released in the home video market on February 8, 2005.
(3)	Produced by Aardman Animations and co-financed and distributed by us in certain territories.

In addition to the films above, in 2004 we developed and produced a CG animated television series for NBC called Father of the Pride. Father of the Pride is no longer airing, and we do not expect to produce a second season.

How We Distribute, Promote and Market our Films

Distribution and Marketing

In general, we have distributed and marketed our films in all media through our parent, DreamWorks Studios and its sub-distributors and fulfillment services providers in a manner that we believe has been consistent with general industry practice (see “Industry Overview—Motion Picture Distribution”). Effective October 1, 2004, our distribution relationship has been governed by the Distribution Agreement we entered into with DreamWorks Studios. Pursuant to the Distribution Agreement, we granted to DreamWorks Studios the exclusive worldwide right to distribute all of our animated feature films and direct-to-video pictures completed and available for release through the later of (i) delivery of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010. In general, the term of the Distribution Agreement will be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that we pre-approve (such as DreamWorks Studios’ existing arrangements with Universal Studios, CJ Entertainment and Kadokawa Entertainment). In addition, even if we terminate our distribution relationship with DreamWorks Studios, our existing and future films generally will still be subject to the terms of those pre-approved agreements. The Distribution Agreement also grants DreamWorks Studios identical rights with respect to all animated feature films and direct-to-video pictures that we have previously released.

The Distribution Agreement provides that DreamWorks Studios is responsible for advertising, publicizing, promoting, distributing and exploiting our animated feature films and direct-to-video pictures in a manner consistent with the customary and reasonable business practices of the motion picture industry and DreamWorks Studios’ prevailing and commercially reasonable practices. Specifically, the distribution, promotional and marketing services that DreamWorks Studios provides with respect to our theatrically released animated feature films are required to be substantially comparable to the distribution, promotional and marketing services provided by DreamWorks Studios in connection with the initial theatrical and home video release of our four most recent films. For a more detailed description of the Distribution Agreement, see “Related Party Agreements—Distribution Agreement.”

The cost to market and distribute feature films can be significant. In general, the cost to market and distribute a film for its worldwide theatrical release can range from $125 to $175 million. Additionally, the costs to market, distribute and duplicate a film for worldwide release in the home video market can be substantial and will vary depending on the number of units sold and the success of the films in the theatres.

Theatrical Distribution

DreamWorks Studios directly distributes and markets our films in the domestic theatrical market. Outside of this market, DreamWorks Studios distributes and markets our films through the Universal Distribution Agreement and its distribution and fulfillment services agreements with CJ Entertainment and its distribution and licensing agreements with Kadokawa Entertainment. Outside of Japan, Korea, the People’s Republic of China, and the domestic market, Universal Studios theatrically distributes and markets our films through United International Pictures B.V., a joint venture with Paramount Pictures. See “Related Party Agreements—DreamWorks Studios’ Agreements with Universal Studios.” United International Pictures B.V. is one of the leading international film distributors in the world and operates in approximately fifty countries. In Korea and the People’s Republic of China, CJ Entertainment provides theatrical distribution services, and in Japan, Kadokawa Entertainment provides such services.

DreamWorks Studios has a domestic distribution group that distributes our films through theaters and theater circuits and through non-theatrical venues, such as hotels, airlines, cruise ships and other common carriers and military installations. All of our films are intended to be distributed as wide releases on more than 1,500 screens. DreamWorks Studios’ distribution group selects exhibitors for our films based on the quality of the facility, the box office success of animated films in that theater and geographic area, the terms of the exhibition agreement, the length of the run to which the exhibitor is willing to commit and all other relevant information available to them.

DreamWorks Studios uses sophisticated technology that provides the informational background for the decision-making process involved in the distribution of our film products. In the United States and Canada, the information system links DreamWorks Studios’ distribution offices with each other and with exhibitors, print laboratories, film shippers, advertising agencies and publicists. This seamless book-to-billing system allows DreamWorks Studios to set shipment dates for print ads and trailers to theaters, send billing statements to exhibitors and track performance, all electronically.

The system currently maintains four years of historical industry film performance data, which is used in an on-line environment that tracks theater-by-theater performance histories for DreamWorks Studios’ distributed films. This system assists DreamWorks Studios and us in determining the most profitable venues for our films and helps determine optimal release dates. In addition, the system provides weekly receipts information so that DreamWorks Studios can accurately track gross receipts at theaters and the proceeds it is due.

DreamWorks Studios is directly responsible for all billing and collection of gross rentals from theater operators for the domestic markets. Each week, DreamWorks Studios receives a billing statement from each theater indicating the level of box office receipts. The billing is followed by a written confirmation of receipts, at which time DreamWorks Studios prepares a bill to the theater owner. DreamWorks Studios estimates that at least 80% of the box office data required to generate theater billings is received through a centralized collection information agency that is linked directly to DreamWorks Studios’ book-to-billing system. The remainder is generated through direct inquiry on a circuit-by-circuit or theater-by-theater basis.

Home Video Distribution

DreamWorks Studios has entered into the Universal Home Video Agreement with Universal Studios to service the worldwide distribution of our DVDs and videocassettes for home video, other than in Japan and Korea. The services of Universal Studios are comprehensive and include all manufacturing and packaging, marketing, distribution, billing and collection. See “Related Party Agreements—DreamWorks Studios’ Agreements with Universal Studios.” In Japan and Korea, DreamWorks Studios has entered into agreements with Kadokawa Entertainment and CJ Entertainment, respectively, to provide similar services. DreamWorks Studios’ home video division maintains a small core of executives to oversee distribution, marketing and operations. These agreements pertain to both home video rental and the sell-through markets, both domestically and internationally.

In addition, we and DreamWorks Studios enjoy a strong relationship with some of the world’s largest retailers. We work with these key retailers to develop custom marketing programs to support the launch of our home video titles. Our relationship with these stores have resulted in broad promotion of our home videos and ancillary consumer products in stores throughout the world.

Since 1996, DreamWorks Studios has released over 70 films into the worldwide home video market and has had a successful track record in “event” marketing of such films as Shrek, which ranks as one of the top-selling home videos of all time, with approximately 47.4 million home video units sold worldwide. DreamWorks Studios has achieved this success through the creative marketing efforts of its seasoned executive team, which pioneered the sell-through business prior to joining DreamWorks Studios, and by cultivating close relationships with retailers around the world. DreamWorks Studios’ home video division has received numerous awards for creativity and marketing from consumer and industry organizations including the Cannes DVD Festival, Parent’s Choice, DVD Entertainment Awards and the VSDA Home Entertainment Awards.

Television Distribution

DreamWorks Studios distributes our films in worldwide television markets, including pay television, by licensing our films pursuant to output agreements and individual and package film agreements, which generally provide that the exhibitor pays a fee for each film exhibited during the specified license period for that film, which may vary according to the theatrical success of the film. DreamWorks Studios has entered into license agreements for domestic pay television, domestic free television and domestic basic cable with respect to our films. Worldwide, DreamWorks Studios has output agreements in place with many of the largest pay and free television distributors around the world. In the past, as a division of DreamWorks Studios, our films were generally covered by these license and output agreements. Under the Distribution Agreement we continue to benefit from DreamWorks Studios’ existing agreements and relationships.

Consumer Products

We have directly entered into strategic licensing arrangements with a number of well-known consumer products companies that generate royalty-based licensing fees. In general, pursuant to these agreements we provide a license to use our characters and film elements in connection with merchandise in exchange for a percentage of net sales of those products. We have entered into agreements with companies such as Activision, Hasbro, Scholastic and Hallmark. Activision is our interactive partner for a number of our movies, including Shrek 2, Shark Tale, Madagascar and Over the Hedge, and is creating several video games for a variety of interactive platforms. Hasbro, our master toy licensee for Shrek 2, Shark Tale and Madagascar, is manufacturing and selling toys, puzzles and games such as Shrek Monopoly Jr. and Shrek Operation, each of which are based on classic board games. Scholastic is our worldwide English language (and to a limited extent, Spanish language) publishing partner for several films, beginning with Shrek 2. Scholastic, one of the only brand names in children’s publishing, is our primary publishing partner for storybooks and color/activity books produced 19 books based on Shrek 2. Hallmark is creating party goods and greeting cards for Madagascar.

Promotional Partnerships

The success of our films greatly depends not only on their quality, but also on the degree of consumer awareness that we are able to generate for their theatrical and home video releases. In order to maximize consumer awareness, together with DreamWorks Studios, we have developed promotional partnerships with a host of well known companies. For example, for Shrek 2, we had promotional partnerships with Burger King, Baskin Robbins, General Mills, M&M Mars, Pepsi, Frito-Lay, Hewlett Packard, Dial and The United States Post Office. Likewise, to promote Shark Tale, we partnered with Burger King, General Mills, Coca-Cola, Hewlett-Packard and Krispy Kreme Doughnuts. For Madagascar, we have promotional partnerships with Hewlett-Packard, General Mills, Denny’s, Payless ShoeSource and Krispy Kreme.

We have similar relationships with brand leaders in the international marketplace, such as Proctor & Gamble, Nestle, Kellogg’s, Ferrero (Europe), Barilla (Italy), Quik (France) and Red Rooster (Australia). Our promotional partnerships are either multi-picture or picture-by-picture arrangements. In general, these arrangements provide that we license our characters and storylines for use in conjunction with our promotional partners’ products or services. In exchange, we generally receive promotional fees in addition to substantial marketing benefits from cross-promotional opportunities, such as inclusion of our characters and movie images in television commercials, print media and on promotional packaging. We believe these relationships are mutually valuable. We benefit because of the substantial consumer awareness generated for our films, and our partners benefit because these arrangements provide them the opportunity to build their brand awareness and associate with popular culture in ways they otherwise might not be able.

How We Develop and Produce our Films

The CG Animated Filmmaking Process

The filmmaking process starts with an idea. Inspiration for a film comes from many sources—from our in-house staff, from freelance writers and from existing literary works. Successful ideas are generally written up as a treatment (or story description) and then proceed to a screenplay, followed by the storyboarding process and then finally into the production process. After the majority of the development phase is complete, the entire production process, from storyboarding to filming out the final image, can take approximately three to four years.

We employ small collaborative teams that are responsible for preparing storylines and ideas for the initial stages of development. These teams, through a system of creative development controls, are responsible for ensuring that ideas follow the best creative path within a desired budget and schedule parameter. The table below depicts, in a very general manner, a timeline for the filmmaking process, and describes the four general and overlapping phases that constitute the process and their components:

An animated film, in its most basic state, is a collection of shots that are assembled and combined with dialogue, sound effects and music to create a cohesive story. A group of shots—for example a close up of Shrek speaking followed by a close-up of Puss-in-Boots responding would constitute two shots—that logically flow together and form a cohesive group is known as a sequence. The collection of sequences that make up the entire film is called the story reel. The story reel is the most important tool for providing continuity and comprehension during the filmmaking process and is the most basic form of the film that will ultimately reach theaters some three-plus years later. All of the component shots and sequences in the story reel (characters, voices, sets, music, and the like) are manipulated using a digital editing console that keeps track of the high-resolution shots and sequences stored in our database and allows for quick, non-linear editing and manipulation of low-resolution duplicates on the story reel. Throughout the filmmaking process, new and modified shots and sequences are integrated into the story reel and replace older shots, sequences and placeholders. As each shot and sequence follows its path to completion, a copy of it is edited into the story reel, which allows the filmmakers to access the most complete version of the film at all times.

Development.    The development phase generally consists of story and visual development and its duration can vary project by project—from a matter of months to a number of years. The primary components of the development stage are:

Treatment:    Typically a three to five page outline of the story.

Screenplay:    An approximately 80-page script of the story that combines dialogue and stage directions to elaborate the outline of the story.

Storyboarding:    A visual script, or storyboard, developed from the screenplay that breaks down the story into thousands of hand-drawn still pictures, similar to a comic book. The storyboard describes and further weaves the plot and characters into a continuous narrative fabric. This is the first stage of the process that adds motion and personality to our characters.

Visual Development:    Artists begin to draw character designs, backgrounds and other images that help develop the characters and the setting of the film. Decisions on stylistic approaches, color, use of space and light and other elements, in other words, how the film will eventually look, are all decided in this phase of development.

Pre-Production.    This phase is preparatory to the actual CG animation phase and involves the following:

Modeling:    The CG modeler translates two-dimensional imagery of props, environments and characters into three-dimensional geometric representations that can be viewed and manipulated in a computer.

Character Rigging:    During character rigging, the three-dimensional model is affixed within the computer with all the points of potential movement or anatomical control, which can number anywhere from a few hundred to several thousand for a primary character. These specialized controls are custom programmed to allow the entire range of a character’s movement and emotion.

Voice Recording:    Directors instruct and coach the actors by walking through the scenes and describing the emotions that need to be conveyed. Because the actors are performing their roles, sessions are usually videotaped to help provide reference for the next phases of production and ensure that key expressions, reactions and other nuances are captured.

Production.    The production phase is the longest phase and involves the largest number of staff. It can last up to two years and it primarily consists of:

Layout:    Using rough character shapes, we block out the movement of the character in the scene. We determine camera movement, character placement, spacing, basic lighting, geography and scene timing before beginning animation.

Animation:    Animators articulate the thousands of skeletal-like controls that were created during the character rigging phase to bring each character to life and to synchronize the characters to the voice recordings. Animation ranges from a subtle change of a sub-surface muscle that changes the expression on a character’s face to a rapid series of intense jerks and twists of digital spine controls that allow characters to run, jump and fly.

Lighting:    By applying textures to surfaces, a lighter brings the scene to life. Setting quantity, color, intensity and positioning of light creates the depth and shadow of the desired dramatic effect. In the end, a three-dimensional animated scene is simply hundreds of millions of digital polygons (or surfaces) that have been manipulated to create three dimensional illusion.

Post Production.    In the post production phase, the core visual and dialogue are in place and we add the following important aspects to the film:

Sound Effects:    All non-dialogue sounds effects are added.

Music/Score:    The final musical components are delivered and cut into the film in addition to the final score.

Sound Mixing:    All of the elements of the film are mixed together for proper volume levels and mixing.

Color Correction:    The entire film is viewed by the filmmakers to ensure that the colors have properly translated during the final stages of the process.

Final Print:    A final version of the completed film is sent to the lab to be printed, checked and ultimately duplicated and shipped to exhibitors around the world.

Our Technology

Our technology plays an important role in the production of our films. Our technology development staff has been responsible for many award-winning innovations that continue to advance the art of CG animated film-making and many of our employees are active leaders of industry trade organizations, which help set standards within the CG animation community. We also continue to innovate in the application of new technologies to the production process, which has enabled us to produce progressively richer and more visually sophisticated imagery in our films. Our focus on user interface and tool development enables our animators to adeptly use existing and emerging CG technologies, allowing us to leverage our extraordinary artistic talent. In addition, we have strategic relationships with leading technology companies that allow us to leverage third-party advancements and technology innovation substantially before they are available to the open market, which in the rapidly changing landscape of technology gives us a valuable advantage.

We have several core proprietary technologies and production processes: (1) Our Adaptable Production Environment is a robust data and workflow management architecture for connecting various tools together into an organized and efficient pipeline; (2) Emo is our character animation system; (3) Light and D_Render are an interactive lighting tool and a photo realistic rendering software system, respectively; (4) Comp is a high-quality digital compositor; (5) Nile is a sophisticated production tracking and management tool and (6) Virtual Studio Collaboration encompasses a suite of high-end collaboration tools that enable efficient production workflow and collaboration across multiple geographically diverse sites.

Adaptable Production Environment:    The adaptable and flexible production environment at DreamWorks Animation exists because of our core pipeline software that permits the use of specialized proprietary custom tools as well as commercially available applications. The proprietary pipeline software includes hundreds of scripts and applications that manage and version the millions of digital elements comprising each of our CG productions. The basis for our production pipeline is a linked collection of proprietary tools that are customizable and allow for the creation of unique, groundbreaking images and visual effects in our films.

EMOtion:    Emo is our Academy Award® winning animation system. It is one of the primary tools used by our animators to put our CG characters in motion. Unlike commercially available software solutions that focus primarily on film visual effects or computer game animation, Emo is designed to deliver animators the control and flexibility to achieve convincing facial expression and full body motion worthy of the world-class acting talent in our films.

Light and D_Render:    Together these two software systems provide an interactive lighting interface and a powerful photo-realistic image rendering software. Light provides an interactive shading interface that enables artists to make creative adjustments to the shot’s lighting environment. D_Render provides the engine that synthesizes the environment according to the settings established in Light. Light and D_Render are essential for establishing the complex visual imagery that is a hallmark of DreamWorks Animation films.

Comp:    Comp is our integrated and interactive compositing package specifically targeted for the needs of high-end CG animation. Architected for parallel work, Comp allows many artists to work concurrently on the same shot. Comp has a sophisticated user interface that maximizes artist productivity and also provides programmatic access for customization and integration into the production workflow.

Nile:    Nile is our production management system used to schedule, coordinate and track the flow of work through the production pipeline. Due to the complex interdependent nature of three dimensional animation, accurate production information is essential for producing high quality animation on a specific schedule and budget. Nile acts as the central repository for all notes, changes and key decisions that take place throughout the production of a film. Furthermore, Nile shares information across productions, allowing the production management team to optimize studio resources and regulate the inventory of work for individual departments.

Virtual Studio Collaboration:    Our Virtual Studio Collaboration technology enables creative collaboration across multiple geographic sites. This technology has been applied to the several areas of the creative, production and technical collaboration processes at DreamWorks Animation, which has enabled us to build virtual studios across physical boundaries and leverage our talent pool without regard to location. The technology has been deployed internally to enable remote digital dailies, remote editing collaboration, remote storyboard pitching and many other forms of remote collaboration involving the real-time sharing of high- resolution images combined with interactive communication among staff. This technology, which is now at the core of our operation, has enabled us to leverage the latest in research and development with our strategic technology partners.

Competition

Because of the importance of the domestic theatrical market in determining revenue from other sources, our primary competition comes from both animated and live-action films that are targeted at similar audiences and released into the domestic theatrical market at the same time as our films. At this level, in addition to competing for box office receipts, we compete with other film studios over optimal release dates and the number of motion picture screens on which our movies are exhibited. In addition, we compete with other films released into the international theatrical market and the worldwide home video and television markets. We also face intense competition from other animation studios for the services of talented writers, directors, producers, animators and other employees.

Competition for Film Audiences.    Our feature films compete with both live-action and animated films for motion picture screens, particularly during national and school holidays when demand is at its peak. Due to the competitive environment, the opening weekend for a film is extremely important in establishing momentum for its domestic box office performance. Because we expect to release only two films per year, the scheduling of optimal release dates is critical to our success. One of the most important factors we consider when determining the release date for any particular film is the expected release date of competing films. In this regard, we pay particular attention to the expected release dates of films produced by other animation studios, and in particular Pixar, Disney and Fox Entertainment’s Blue Sky Studios, although we expect that in the future, we may also need to consider the release dates of animated films produced by others.

Disney, Pixar, and Blue Sky Studios are the other CG animation studios that we believe target similar audiences and currently have comparable CG animated filmmaking capabilities, and each of them has released animated films produced solely with CG technology. Pixar released The Incredibles on November 5, 2004 and has announced that it intends to release Cars in the summer of 2006. Blue Sky Studios is a smaller animation studio and production company that has produced two CG animated feature films, Ice Age, which was released in March 2002, and Robots, which was released on March 11, 2005. In addition to producing Dinosaur in 2000, Disney has announced that it plans to release the CG animated feature film, Chicken Little, in 2005. In addition to these animated film studios, other smaller animated film studios and production companies currently exist, such as DNA Productions, which in 2001 released the CG animated feature film Jimmy Neutron: Boy Genius in conjunction with Nickelodeon and Paramount Pictures. In addition to CG animated films, a number of hand-drawn animated films are released each year.

Competition for Talent.    Currently, we compete with other animated film and visual effect studios for artists, animators, directors and producers. In addition, we compete for the services of computer programmers and other technical production staff with other CG animation studios and production companies and, increasingly, with video game producers. In order to recruit and retain the most talented creative and technical personnel possible, we have established relationships with the top animation schools and industry trade groups. We have also established well organized and thorough in-house digital training and artistic development training programs. Through these programs, we were able to re-train approximately 140 talented two-dimensional animators to become highly proficient three-dimensional CG animators.

Potential Competition.    In addition to existing CG animation studios, a number of film and visual effect studios, including Sony Entertainment and Lucasfilm Ltd., have announced their intention to enter the market or produce additional CG animated films. While we and most of the other existing CG animation studios and production companies have developed proprietary software to create CG animated films, other film studios would not be required to do so, as technological advances have made it possible to purchase third-party software capable of producing high-quality CG images. However, we believe that our experience in the CG animation field, along with the technology and talent that we have developed, provide us with significant competitive advantages over new entrants.

Properties

We conduct our business primarily in two studios—in Glendale, where we are headquartered, and in Redwood City, California.

Glendale Animation Campus

Our Glendale animation campus is approximately 326,000 square feet and houses approximately 1,100 employees, including employees of DreamWorks Studios. In May 1996, we entered into an agreement with a financial institution for the construction of an animation campus in Glendale, California, and the subsequent lease of the facility upon its completion in early 1998. The lease on the Glendale animation campus, which was acquired and financed by the financial institution for $76.5 million, qualified as an operating lease for us. In March 2002, we renegotiated the lease through the creation of a special purpose entity that acquired the property from the financial institution for $73.0 million and the special purpose entity leased the facility back to us for a five-year term. We sub-lease a portion of the property to DreamWorks Studios.

Redwood City Facility

Our Redwood City facility is approximately 100,000 square feet and houses approximately 380 employees. We entered into a 10-year lease agreement for our Redwood City facility in 2002 with an annual rent of approximately $2.8 million.

Employees

We employ approximately 1,200 full and part-time employees, most of which are currently covered by employment contracts, which generally include non-disclosure agreements. Of that total, approximately three quarters are directly employed in the production of our films as animators, modelers, story artists, visual development artists, layout artists, editors, technical directors, lighters and visual effects artists and production staff, approximately 180 are primarily engaged in supporting and developing our animation technology, and approximately 80 work on general corporate and administrative matters, including training. We also hire additional employees on a picture-by-picture basis. The salaries of these additional employees, as well as portions of the salaries of certain full-time employees who provide direct production services, are typically allocated to the capitalized costs of the related feature film. In addition, approximately 450 of our current employees (and some of the employees or independent contractors that we hire on a project-by-project basis) are represented under three industry-wide collective bargaining agreements to which we are a party, namely the Local 839 of the International Alliance of Theatrical Stage Employees Agreement and the International Alliance of Theatrical Stage Employee Basic Agreement, which generally cover certain members of our production staff, and an agreement with the Screen Actors Guild, which generally covers artists such as actors and singers. The collective bargaining agreements with Local 839 and the IATSE expire in August 2006 and the SAG agreement expires in June 2008. We believe that our employee and labor relations are good.

Legal Proceedings

From time to time we are involved in legal proceedings arising in the ordinary course of our business, typically intellectual property litigation and infringement claims related to our feature films, which could cause us to incur significant expenses or prevent us from releasing a film. We also have been the subject of patent and copyright claims relating to technology and ideas that we may use or feature in connection with the production, marketing or exploitation of our feature films, which may affect our ability to continue to do so.

We believe that there is no litigation pending against us, including the matters described above, that should have, individually or in the aggregate, a material adverse effect on our financial position or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information as to our directors and executive officers as of December 31, 2004, together with their positions and ages.

Name	Age	Position
Jeffrey Katzenberg	54	Chief Executive Officer and Director
Roger A. Enrico	60	Chairman of the Board of Directors
Paul G. Allen	52	Director
Lewis W. Coleman	63	Director
David Geffen	62	Director
Mellody Hobson	35	Director
Nathan Myhrvold	45	Director
Howard Schultz	51	Director
Ann Daly	48	Chief Operating Officer
Katherine Kendrick	44	General Counsel and Secretary
Kristina M. Leslie	40	Chief Financial Officer

Set forth below is a brief description of the business experience of the persons serving as our directors and executive officers:

Jeffrey Katzenberg—Chief Executive Officer and Director.    Mr. Katzenberg co-founded and has been a principal member of DreamWorks Studios since its founding in October 1994. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of the board of The Walt Disney Studios from 1984 to 1994. As chairman, he was responsible for the worldwide production, marketing and distribution of all Disney filmed entertainment, including motion pictures, television, cable, syndication, home video and interactive entertainment. During his tenure, the studio produced a number of live-action and animated box office hits, including Who Framed Roger Rabbit, The Little Mermaid, Beauty and the Beast, Aladdin and The Lion King. Prior to joining Disney, Mr. Katzenberg was president of Paramount Studios. Mr. Katzenberg serves on the boards of The Motion Picture and Television Fund, The Museum of Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts and The Simon Wiesenthal Center. He is co-chairman of each of the Creative Rights Committee of the Directors Guild of America, and the Committee on the Professional Status of Writers of the Writers Guild of America. In addition, his fundraising efforts on behalf of AIDS Project Los Angeles have helped to provide its clients with medical and social services. In addition, Mr. Katzenberg serves as a consultant to DreamWorks Studios, where he spends up to 10% of his time, and is one of its principal members.

Roger A. Enrico—Chairman of the Board.    Mr. Enrico is the chairman of our board of directors and has also assumed additional duties and responsibilities as described below under “—Board of Directors—Chairman of the Board.” Mr. Enrico is the former chairman and chief executive officer of PepsiCo, Inc. Mr. Enrico was chief executive officer of PepsiCo, Inc. from April 1996 to April 2001, chairman of PepsiCo, Inc.’s board from November 1996 to April 2001, and vice chairman from April 2001 to April 2002. He joined PepsiCo, Inc. in 1971, became president and chief executive officer of Pepsi-Cola USA in 1983, president and chief executive officer of PepsiCo Worldwide Beverages in 1986, chairman and chief executive officer of Frito-Lay, Inc. in 1991, and chairman and chief executive officer of PepsiCo Worldwide Foods in 1992. Mr. Enrico was chairman and chief executive officer, PepsiCo Worldwide Restaurants, from 1994 to 1997. He is also on the boards of directors of Electronic Data Systems Corporation, Belo Corp. and The National Geographic Society.

Paul G. Allen—Director.    Mr. Allen co-founded and has been the primary financial investor in DreamWorks Studios since its founding in October 1994. Mr. Allen is the chairman of Vulcan Inc., which he founded in 1986. He co-founded Microsoft Corporation with Bill Gates in 1976 and remained the company’s chief technologist until he left in 1983. Mr. Allen’s diverse multibillion dollar investment portfolio spans holdings in telecommunications, technology, media, biotech, entertainment and real estate, including DreamWorks Studios, Digeo, Oxygen Media, The Sporting News and the Seattle Seahawks NFL and Portland Trail Blazers NBA franchises. He is a director of numerous privately held companies and has served as chairman of the board of directors of Charter Communications, Inc. since July 1999. He is also the founder of Vulcan Productions, Inc., Experience Music Project and the Science Fiction Museum and Hall of Fame. Named one of the top 10 philanthropists in America, Mr. Allen gives back to the community through the Paul G. Allen Foundations.

Lewis W. Coleman—Director.    Mr. Coleman is the retired founding president of the Gordon and Betty Moore Foundation, a multi-billion dollar philanthropic foundation, which he joined in November, 2000. A San Francisco native, and a Stanford University economics graduate, Mr. Coleman worked in the banking industry for 37 years. In November 2000, he resigned as chairman of the board of Banc of America Securities LLC, a subsidiary of Bank of America Corporation after having served in that position since joining Banc of America Securities LLC in December 1995. Prior to that, he spent ten years at BankAmerica Corporation where he held various positions including Vice Chairman of the Board and Chief Financial Officer, head of World Banking Group and head of Capital Markets. Previous to that he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions. He is also on the boards of directors of Chiron Corporation, Northrop Grumman Corporation and Regal Entertainment Group.

David Geffen—Director.    Mr. Geffen co-founded and has been a principal of DreamWorks Studios since its founding in October 1994. Prior to founding DreamWorks Studios, he founded, built and sold both Asylum Records (founded in 1970) and Geffen Records (founded in 1980) by signing contracts with and producing albums for such notable artists as The Eagles, Jackson Browne, Joni Mitchell and Linda Rondstadt (at Asylum Records) and John Lennon and Yoko Ono, Elton John, Donna Summer, Don Henley, Peter Gabriel, Guns n’ Roses, Aerosmith and Nirvana (at Geffen Records). Mr. Geffen has also produced successful live action films, including Interview with a Vampire (1994), Beetlejuice (1988) and Risky Business (1983). In addition, Mr. Geffen oversees DreamWorks Studios and is one of its principal members.

Mellody Hobson—Director.    Ms. Hobson has served as the president and a director of Ariel Capital Management, LLC/Ariel Mutual Funds, a Chicago-based investment management firm, since 2000. She previously served as senior vice president and director of marketing at Ariel Capital Management, Inc. from 1994 to 2000, and as vice president of marketing at Ariel Capital Management, Inc. from 1991 to 1994. Ms. Hobson is a graduate of Princeton University where she received a Bachelor of Arts from the Woodrow Wilson School of International Relations and Public Policy. Ms. Hobson works with a variety of civil and professional institutions, including serving as a director of the Chicago Public Library as well as its foundation and as a board member of the Field Museum and the Chicago Public Federation Fund. She has also served as a director of Tellabs, Inc. since 2002. In 2002, Esquire Magazine named Ms. Hobson as one of “America’s Best and Brightest” emerging leaders.

Nathan Myhrvold—Director.    Dr. Myhrvold is the chief executive officer of Intellectual Ventures, a private entrepreneurial firm he founded with his former Microsoft colleague, Dr. Edward Jung. Before Intellectual Ventures, Dr. Myhrvold spent 14 years at Microsoft Corporation. At Microsoft, he was a top technical and business strategist for the company and was involved with founding the company’s scalable operating systems efforts which lead to the Windows NT and Windows CE product lines. During his tenure, Dr. Myhrvold held several executive positions, eventually retiring as chief technology officer in May 2000. Before assuming his role as chief technology officer at Microsoft, Dr. Myhrvold was group vice president of applications and content, which comprised a number of company divisions, including desktop applications, consumer software and Microsoft’s online systems. Prior to that, he was senior vice president of Microsoft’s advanced technology division, responsible for advanced product development in areas such as interactive television, advanced graphics and identifying new forms of consumer computing. Before joining Microsoft in 1986, Dr. Myhrvold was founder and president of Dynamical Systems. Prior to that he was a postdoctoral fellow in the department of applied mathematics and theoretical physics at Cambridge University and worked with Professor Stephen Hawking on research in cosmology, quantum field theory in curved space time and quantum theories of gravitation. Dr. Myhrvold holds a doctorate in theoretical and mathematical physics and a master’s degree in mathematical economics from Princeton University. He also has a master’s degree in geophysics and space physics and a bachelor’s degree in mathematics, all from the University of California, Los Angeles.

Howard Schultz—Director.    Mr. Schultz is the founder and chairman of the board of Starbucks Corporation and has served as its chief global strategist since June 2000. From Starbucks’ inception in 1985 to June 2000, he served as chairman of the board and chief executive officer. From 1985 to June 1994, Mr. Schultz was also Starbucks’ president. From January 1986 to July 1987, Mr. Schultz was the chairman of the board, chief executive officer and president of Il Giornale Coffee Company, a predecessor to Starbucks. From September 1982 to December 1985, Mr. Schultz was the director of retail operations and marketing for Starbucks Coffee Company, another predecessor to Starbucks. In 1997, Mr. Schultz created The Starbucks Foundation to raise awareness for literacy causes and to give grants to organizations that promote literacy. Mr. Schultz has received many prestigious awards in recognition of his numerous business and community contributions, including the Business Enterprise Trust Award for courage, integrity and social vision in business; the International Humanitarian Award for CARE, a world-wide relief organization; the Jerusalem Fund of Aish HaTorah for individuals making significant contributions to improving the lives of people around the world; the National Leadership Award for philanthropic and educational efforts to battle AIDS from AIDS Action; the Business Leader of the Year Award from Georgetown University and the Botwinick Prize for Business Ethics from Columbia University. In January 2002, Mr. Schultz was named one of the top 25 Managers of the Year by Business Week magazine.

Ann Daly—Chief Operating Officer.    Ms. Daly has served as head of feature animation at DreamWorks Studios since July 1997, where she guided the strategic, operational, administrative and production-oriented concerns of the animation division, as well as overseeing the worldwide video operations of DreamWorks Studios. Prior to joining DreamWorks Studios, Ms. Daly served as president of Buena Vista Home Video (“BVHV”), North America, a division of The Walt Disney Company, where she presided over what was then the single largest home video company in the world. Ms. Daly was responsible for marketing, sales, distribution, operations, production and all other facets of the home video division. During her 14-year tenure at Disney, she was a home video industry pioneer, orchestrating many innovations such as the direct-to-video business, where high quality, family-oriented films were produced exclusively for the home video market. Under Ms. Daly’s direction, BVHV won several vendor awards for marketing and advertising, as well as for its state-of-the-art distribution, shipping and inventory replenishment systems. Ms. Daly received her B.A. in economics from The University of California, Los Angeles.

Katherine Kendrick—General Counsel and Secretary.    Ms. Kendrick joined DreamWorks Studios in April 1996 as general counsel. Prior to joining DreamWorks Studios, Ms. Kendrick was employed by The Walt Disney Company in various legal roles, most recently as vice president—European legal affairs. Prior to joining Disney, Ms. Kendrick was an associate at the law firm of Latham & Watkins in Los Angeles. Ms. Kendrick has received several civic honors for her legal work and serves on the boards of numerous civic and charitable institutions, including The Next Generation Council of The Motion Picture and Television Fund, the Advisory Board of the Los Angeles Sports and Entertainment Commission, the Kernochan Center for Law, Media and the Arts for Columbia University School of Law, and Big Brothers/Big Sisters of Greater Los Angeles. Ms. Kendrick received her J.D. degree from Columbia University and a B.A. in Economics from The University of California, Berkeley.

Kristina M. Leslie—Chief Financial Officer.    Ms. Leslie assumed the role of chief financial officer of DreamWorks Studios in the fall of 2003. Prior to becoming chief financial officer, she was head of corporate finance and strategic planning since joining DreamWorks Studios in June 1996, where she oversaw its long range planning, banking and investor relations and participated in all financing activities. Prior to joining DreamWorks Studios, Ms. Leslie was director of financial planning at Viacom following its acquisition of Paramount

Communications, where she had served in various finance positions including treasury, investor relations and strategic planning since 1990. Ms. Leslie received an M.B.A. from Columbia University and a B.A. in economics from Bucknell University.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Certain of our largest stockholders, specifically Jeffrey Katzenberg, David Geffen and Paul Allen, have the right to sit on the board or, in certain cases, to designate for nomination members of our board pursuant to the terms of our restated certificate of incorporation and a stockholder agreement. See “Related Party Agreements—Vulcan Stockholder Agreement” and “Description of Capital Stock.” Our board is composed of eight directors, including Jeffrey Katzenberg, our chief executive officer. In addition, our by-laws require that a majority of our directors be independent under the applicable rules of the New York Stock Exchange within twelve months of the listing of our Class A common stock. However, the Class C holder is not restricted from nominating, electing or maintaining a Class C director who is determined by the board not to be an independent director. Our by-laws provide that unless otherwise determined by the board, a director is qualified or eligible for re-election to the board for a subsequent term if such director has failed to attend (in person or by conference telephone) at least 75% of the total number of meetings of the board and any committees of which such director is a member (other than such failures attributable to (1) the applicable director’s illness, (2) death or illness in such director’s family or (3) similar circumstance) held during the course of such director’s then current term. Steven Spielberg does not sit on, or designate a member of, our board.

Chairman of the Board

Our chairman of the board, Roger Enrico, performs certain additional functions not typically associated with the role of chairman of the board. Mr. Enrico, as an employee, is actively involved in investor relations, corporate strategic planning, marketing and promotional strategy, succession planning and employee development and oversees matters related to corporate governance and Sarbanes-Oxley compliance. We compensated Mr. Enrico for these additional services with an equity grant of stock options with respect to 89,286 shares of our Class A common stock with an exercise price of $28.00 per share and 142,857 shares of restricted stock at the time of our initial public offering. Mr. Enrico’s grant of options and restricted stock will vest in the first quarter of 2009 contingent on the achievement of certain target performance goals as established by our compensation committee. In January 2005, our compensation committee awarded Mr. Enrico 142,857 performance compensation awards (when vested, to be settled for an equal number of shares of Class A common stock), which will vest in the first quarter of 2009 only if we exceed the target performance goals set by our compensation committee with respect to Mr. Enrico’s restricted stock grant. In addition, beginning on November 2, 2005, subject to annual approval by our compensation committee, we expect that Mr. Enrico will become entitled to receive up to four annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual grant-date value of $2,000,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals. Our compensation committee may elect to substitute a cash payment of $2,000,000 for any annual equity incentive award described in the preceding sentence. In addition, if our compensation committee determines that target performance goals have been exceeded during any performance period, our compensation committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Enrico. For a description of the employment agreement that we have entered into with Mr. Enrico, see “—Executive Compensation, Employment Agreements.”

Committees of the Board of Directors

Audit Committee

Our audit committee is responsible for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy;

•	reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•	reviewing the performance and qualifications of our independent accountants and making recommendations to the board of directors regarding the appointment or termination of the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

Our audit committee is comprised of three members. Mr. Coleman, Mr. Enrico and Ms. Hobson currently serve as members of our audit committees. We believe that Mr. Coleman and Ms. Hobson, but not Mr. Enrico, are independent, as such term is defined in Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended. By October 28, 2005, an independent director will replace Mr. Enrico on the audit committee.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing key employee compensation policies, plans and programs;

•	monitoring performance and compensation of our employee-director, officers and other key employees;

•	preparing recommendations and periodic reports to the board of directors concerning these matters; and

•	functioning as the committee that administers the incentive programs referred to in “—Executive Compensation, Employment Agreements” below.

Our compensation committee is comprised of three members. Mr. Coleman, Mr. Myhrvold and Mr. Schultz currently serve as members of our compensation committee. Mr. Schultz currently serves as chairman of our compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	recommending persons to be selected by the board as nominees for election as directors and as chief executive officer;

•	assessing our directors’ and our board’s performance;

•	recommending director compensation and benefits policies; and

•	considering and recommending to the board other actions relating to corporate governance.

Our restated certificate of incorporation provides that until the earlier of the date that, in the opinion of our counsel, we are required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions) and the date that no shares of Class B common stock remain outstanding, the nominating and corporate governance committee will be composed solely of the Class C director (if any shares of Class C common stock are then issued and outstanding), Jeffrey Katzenberg (or, if he is not our chief executive officer, then his designee) and David Geffen (or his designee). Our restated certificate of incorporation also provides that until the earlier of (1) the date that, in the opinion of our counsel, we are required by law or the applicable rules of a securities exchange to have a nominating and corporate governance committee comprised solely of “independent directors” (with no applicable exemptions or exceptions that would allow the Class C director to serve on the nominating and corporate governance committee) and the board determines that the Class C director is not an independent director and (2) the date that the share of Class C common stock held by an entity controlled by Paul Allen is required to be automatically converted into Class A common stock under our restated certificate of incorporation, the Class C director will be included on the nominating and corporate governance committee. Paul Allen currently serves as the Class C director. We rely on the controlled company exception to the New York Stock Exchange rule that requires that director nominees be selected, or recommended for the board’s selection, by the independent directors.

Executive Committee

In the event the board forms an executive committee, Jeffrey Katzenberg (or, if he is not our chief executive officer, his designee), David Geffen (or his designee) and the Class C director (if any) will be included on the executive committee for so long as the committee exists and, in the case of Jeffrey Katzenberg and David Geffen (or their designees), such person is entitled to remain on the board in accordance with the Vulcan stockholder agreement described below and, in the case of Paul Allen, any shares of Class C common stock are issued and outstanding.

Compensation Committee Interlocks and Insider Participation

Prior to our initial public offering, the functions of a compensation committee were performed by DreamWorks Studios. None of our executive officers serve as a member of our compensation committee, and none of them have served, or will be permitted to serve, on the compensation committee, or other committee serving a similar function, of any entity of which an executive officer is expected to serve as a member of our compensation committee.

Director Compensation

The compensation of our board of directors is subject to the approval of our compensation committee. Directors who are employees of DreamWorks Animation, including our chairman of the board, Roger Enrico, receive no compensation for service as members of either the board of directors or board committees. However, Mr. Enrico is compensated as described above under “—Chairman of the Board” and below under “—Executive Compensation, Employment Agreements.” In addition, the Class C director does not receive any cash or equity-based compensation as a director or committee member. Other directors who are not employees of DreamWorks Animation are not paid an annual cash retainer, but receive, pursuant to our 2004 Omnibus Incentive Compensation Plan, approximately $200,000 worth of restricted stock and options annually. Such directors received three years’ worth of grants (in the form of options with respect to 13,393 shares of our common stock with an exercise price of $28.00 per share and 17,857 shares of restricted stock) upon the completion of our initial public offering. The normal annual awards schedule will resume in 2007. In the future, we expect that newly elected non-employee directors (other than the Class C director) will also receive grants of approximately $200,000 worth of restricted stock and options.

Executive Compensation, Employment Agreements

We have entered into employment agreements with our executive officers and with Roger Enrico, the chairman of our board of directors. See “—Board of Directors—Chairman of the Board” for details regarding the services Mr. Enrico performs for us and a description of Mr. Enrico’s compensation. The principal terms of these employment agreements are described below.

Katzenberg Employment Agreement

In connection with the Separation, we entered into an employment agreement with Jeffrey Katzenberg, our Chief Executive Officer. The agreement provides for a five-year term. Mr. Katzenberg’s professional services are exclusive to us; however, he is permitted to provide consulting services to DreamWorks Studios for up to 10% of his professional working hours where he supervises the distribution and marketing for DreamWorks Studios’ films (including our films).

Mr. Katzenberg’s compensation is described in the Summary Compensation Table below. In addition to such compensation and customary benefits, Mr. Katzenberg is entitled to other benefits, including reimbursement for expenses related to airplane usage incurred in the performance of his duties and security personnel services. Mr. Katzenberg is responsible for all other business related travel, hotel, entertainment and other business expenses that he is required to incur in connection with his duties.

The employment agreement further provides that we may terminate Mr. Katzenberg’s employment with or without cause (as defined in the agreement), and Mr. Katzenberg may terminate his employment for good reason (as defined in the agreement).

If we terminate Mr. Katzenberg’s employment other than for cause, incapacity or death, or if Mr. Katzenberg terminates his employment for good reason, we will provide Mr. Katzenberg his base salary and benefits until the original term of his employment agreement expires and all equity-based compensation held by Mr. Katzenberg will accelerate vesting and remain exercisable for the remainder of the term of the grant.

If Mr. Katzenberg’s employment is terminated by us for cause, we will have no further obligations to Mr. Katzenberg under the agreement other than with respect to obligations accrued or vested prior to the date of termination.

If Mr. Katzenberg’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Katzenberg (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment but will not be entitled to receive any grants of equity-based compensation after termination. After termination of employment, subject to the attainment of applicable performance goals, the exercisability or settlement of Mr. Katzenberg’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Katzenberg had continued to remain employed by us throughout the performance period. In the event that performance goals are attained, Mr. Katzenberg (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for an additional 50% of the time remaining on the employment agreement term. The exercisable portion of any award will remain exercisable for the remaining term of the grant. In the case of a termination for incapacity, Mr. Katzenberg will also be entitled to receive 50% of his base salary, and all medical, dental, life and other benefits, for the remainder of the term of the employment agreement.

After the end of the five-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved.

If we undergo a change in control (as defined in the agreement), all equity-based compensation held by Mr. Katzenberg will accelerate vesting and remain exercisable for the remainder of the term of the grant. In addition, we will indemnify Mr. Katzenberg, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

We have agreed to indemnify Mr. Katzenberg to the fullest extent permitted by law, against any claims or losses arising in connection with Mr. Katzenberg’s service to us or any affiliate.

Mr. Katzenberg has agreed to non-solicitation and confidentiality provisions in the agreement.

Enrico Employment Agreement

In connection with the Separation, we entered an employment agreement with Roger Enrico, the Chairman of our Board of Directors. The agreement provides for a five-year term. Mr. Enrico is required to devote up to approximately two working days per week to the affairs of our business on a non-exclusive basis, although he is not permitted to directly compete with our business.

Mr. Enrico’s compensation is described in “—Chairman of the Board” above and in the Summary Compensation Table below. In addition to such compensation, Mr. Enrico is entitled to reimbursement for travel and other expenses incurred in the performance of his duties.

The employment agreement further provides that we may terminate Mr. Enrico’s employment during the employment period with or without cause (as defined in the agreement) and Mr. Enrico may terminate his employment agreement for good reason (as defined in the agreement).

If we terminate Mr. Enrico’s employment other than for cause, incapacity or death, or if Mr. Enrico terminates his employment for good reason, Mr. Enrico will be entitled to retain all grants of equity-based compensation made to him on or prior to the date of termination and any grants for which he has become eligible but which were not yet made. In addition, Mr. Enrico will also be entitled to receive and retain the equity incentive grant (or, if our compensation committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his termination of employment. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by us throughout the performance period. In the event that performance goals are attained, Mr. Enrico will be entitled to receive or exercise 100% of the awards that he held on the date of his termination of employment. The exercisable portion of any award will remain exercisable for the remainder of the term of the grant. Notwithstanding the foregoing, if Mr. Enrico terminates his employment for good reason as a result of our failure to make an annual equity incentive award (or a cash payment in lieu thereof) that he is entitled to receive under his employment agreement, in lieu of the payments and equity-based compensation described in the preceding sentences of this paragraph, Mr. Enrico will be entitled to receive a one-time-only payment in the amount of $4,000,000.

If Mr. Enrico’s employment is terminated by us for cause as a result of his material breach of terms in his employment agreement relating to performance of duties, non-competition, non-solicitation, confidentiality or ownership of intellectual property, Mr. Enrico will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made, but will not be entitled to receive any additional grants of equity-based compensation after termination. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by us throughout the performance period. In the event that performance goals are attained, Mr.

Enrico will be entitled to receive or exercise a percentage of the awards that he held on the date of his termination of employment determined based on the length of time he was employed prior to termination. The exercisable portion of any award will remain exercisable for the remainder of the term of the grant. If Mr. Enrico’s employment is terminated by us for cause as a result of other matters, Mr. Enrico will not be entitled to any equity-based compensation that has not already vested.

If Mr. Enrico’s employment terminates during the term of the employment agreement as a result of his death or incapacity, Mr. Enrico (or his estate or beneficiary) will be entitled to retain all grants of equity-based compensation (whether or not vested) made to him prior to the date of his termination of employment and any grants for which he has become eligible but which were not yet made. In the event of termination as a result of incapacity, Mr. Enrico will not be entitled to receive any additional grants of equity-based compensation after termination. In the event of termination as a result of death, Mr. Enrico’s estate or beneficiary will be entitled to receive and retain the equity incentive grant (or, if our compensation committee determines, a substitute $2,000,000 cash payment) that he would have been entitled to receive under his employment agreement had his employment continued until the first anniversary of his death. After termination of employment, subject to attainment of applicable performance goals, the exercisability or settlement of Mr. Enrico’s awards subject to the grants will be determined after the end of the performance period specified in each grant as if Mr. Enrico had continued to remain employed by us throughout the performance period. In the event that performance goals are attained, Mr. Enrico (or his estate or beneficiary) will be entitled to receive or exercise a percentage of each award determined based on the length of time he was employed prior to termination, and he will receive credit as if he worked for one year after the date of termination. The exercisable portion of any award will remain exercisable for the remaining term of the grant.

After the end of the five-year term of the employment agreement, grants that have not yet vested may continue to vest if performance goals are achieved.

We have agreed to indemnify Mr. Enrico to the fullest extent permitted by law against any claims or losses arising in connection with Mr. Enrico’s service to us or any affiliate, including in connection with any consulting services Mr. Enrico rendered to DreamWorks Studios in connection with our initial public offering. In addition, we will indemnify Mr. Enrico, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control.

Mr. Enrico has agreed to non-competition, non-solicitation and confidentiality provisions in the agreement.

Additional Employment Agreements

We also have entered into employment agreements with each of our other executive officers named in the Summary Compensation Table below. In general, these agreements provide for five-year terms. In addition to the compensation described in the Summary Compensation Table below, our executive officers are entitled to business expense reimbursement and to participate in our benefits plans.

These employment agreements provide that we may terminate the executive officer’s employment with or without cause (as defined in the agreement), and the executive officer may terminate his or her employment for good reason (as defined in the agreement).

If we terminate employment other than for cause, incapacity or death, or the executive officer terminates employment for good reason, we will generally continue his or her base salary and benefits until expiration of the original term of the employment agreement and, to the extent any cash bonuses have been paid, the executive officer will be entitled to an annual cash amount equal to the average annual cash bonuses until the expiration of the employment agreement term. In addition, all equity-based compensation held by the executive officer will accelerate vesting and remain exercisable for the remainder of the term of the grant.

If the executive officer’s employment is terminated by us for cause, the executive officer will be entitled to payment for any unpaid base salary and any additional non-contingent cash compensation earned prior to termination (including any equity-based compensation that has vested).

If the executive officer’s employment is terminated by us during the term of the employment agreement as a result of incapacity, the executive officer will be entitled to receive (i) 50% of the executive officer’s base salary for the shorter of the remainder of the employment agreement term or two years, (ii) any additional compensation (including equity-based compensation) that is vested on the date of termination, (iii) any other accrued benefits and (iv) continued medical, dental, life insurance and other benefits for 12 months following termination of employment. In addition, the executive officer will be entitled to retain all grants of equity-based compensation (whether or not vested) made to the executive officer prior to the date of the termination of employment. Subject to the attainment of applicable performance goals, exercisability or settlement of awards subject to the grants will be determined after the end of the applicable performance period specified in each grant as if the executive officer had continued to be employed, and the executive officer will be entitled to receive or exercise a percentage of each award determined based on the length of time the executive officer was employed prior to termination, and will receive credit for the shorter of (A) an additional year of service or (B) 50% of the remaining term of the agreement. The exercisable portion of any award will remain exercisable for the term of the grant.

If the executive officer’s employment terminates during the term of the employment agreement as a result of death, the executive officer’s estate or beneficiary will generally be entitled to receive 12 months of additional base salary and equity-based compensation determined as in the case of incapacity above.

Under certain circumstances, after the end of the five-year term of the employment agreements, a portion of the grants that have not yet vested may continue to vest if performance goals are achieved.

If we undergo a change in control (as defined in the agreement), all equity-based compensation held by the executive officer will accelerate vesting and remain exercisable for the remainder of the term of the grant. In addition, we will indemnify each executive officer, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code in connection with certain changes in control (whether or not they fall within the definition in the agreement).

We have agreed to indemnify each executive officer to the fullest extent permitted by law, against any claims or losses arising in connection with such executive officer’s service to us or any affiliate. In addition, each executive officer will be required to agree to non-solicitation and confidentiality provisions in the agreement.

Prior to our initial public offering there were no options or other equity-based awards outstanding with respect to our common stock. Each person listed below, with the exception of Roger Enrico, was an employee of DreamWorks Studios prior to the Separation and was compensated directly by DreamWorks Studios during that time. We now compensate these individuals directly pursuant to their respective employment agreements and our 2004 Omnibus Incentive Plan. As part of the Separation, we converted existing equity-based awards in DreamWorks Studios and its subsidiaries into equity-based awards for our common stock. Amounts in this table include equity-based awards of DreamWorks Studios on an as-converted basis, with the value of the Class A common stock underlying the option on the date of grant equal to $28.

Summary Compensation Table

The following table sets forth summary compensation information for our chief executive officer and the four most highly compensated executive officers other than our chief executive officer for the years ended December 31, 2003 and 2004.

		Annual Compensation		Bonus	Long Term Compensation
Name and Principal Position	Year	Salary			Restricted Stock Awards		Securities Underlying Options/SARs		LTIP Payouts			All Other Compensation(1)
Roger Enrico Chairman of the Board	2004	$1		$—	$4,000,000	(2)	89,286			—		—

Jeffrey Katzenberg Chief Executive Officer	2003 2004	— 1		— —	— 17,320,000	(3)	— 423,214			— —		$143,945 —

Ann Daly Chief Operating Officer	2003 2004	1,500,000 1,000,000	(5)	— 89,338	— 9,541,672	(6)	34,821	(4)	$	— 5,700,000	(7)	12,000 14,124

Katherine Kendrick, Esq. General Counsel and Secretary	2003 2004	550,000 575,000	(5)	— 35,973	— 3,060,876	(8)	29,018 73,214	(4)		— —		12,000 14,124

Kristina M. Leslie Chief Financial Officer	2003 2004	300,000 525,000	(5)	— 31,646	— 2,518,292	(9)	11,607 96,428	(4)		— —		8,400 65,256

(1)	“All Other Compensation” for Mr. Katzenberg in 2003 includes $107,445 for the use of DreamWorks Studios’ aircraft for personal travel (based on the Department of Transportation’s Standard Industry Fair Level mileage rates to determine the value of non-commercial flights for employer provided aircraft) and $36,500 for automobile use. “All Other Compensation” for each of the other executive officers reflects payments made to them for automobile use and tax reimbursement payments in connection with grants of Founders Shares and, with respect to Ms. Leslie, $50,000 in advance forgiveness.
(2)	Represents 142,857 shares of restricted stock granted to Mr. Enrico at the time of our initial public offering. Delivery of these shares will occur, pending the achievement of certain performance goals established by our compensation committee, in the first quarter of 2009. As of December 31, 2004, these shares had a value of $5,358,566 (based on $37.51 per share, the closing price of our Class A common stock on the NYSE on such date). We will not pay dividends on shares of restricted stock. In addition, in January 2005, our compensation committee granted Mr. Enrico 142,857 performance compensation awards (to be settled by delivery of an equivalent number of shares of our Class A common stock), the vesting of which will occur in the first quarter of 2009 only if we exceed the target performance goals set by our compensation committee with respect to Mr. Enrico’s restricted stock grant.
(3)

Represents 618,571 shares of restricted stock granted to Mr. Katzenberg at the time of our initial public offering. Delivery of these shares will occur, pending the achievement of certain performance goals established by our compensation committee, in the first quarter of 2009. As of December 31, 2004, these shares had a value of $23,202,598 (based on $37.51 per share, the closing price of our Class A common stock on the NYSE on such date). We will not pay dividends on shares of restricted stock. In addition, in January 2005, our compensation committee granted Mr. Katzenberg 618,571 performance compensation awards (to be settled by delivery of an equivalent number of shares of our Class A common stock), the vesting of which will occur in the first quarter of 2009 only if we exceed the target performance goals set by our compensation committee with respect to Mr. Katzenberg’s restricted stock grant. In addition, beginning in 2005, subject to annual approval by our compensation committee, Mr. Katzenberg will be eligible to receive, in lieu of an annual cash bonus, annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value, depending on our performance, ranging between

$1,000,000 and $3,000,000. Mr. Katzenberg will also be eligible, beginning in 2006, subject to annual approval by our compensation committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value targeted at $5,000,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by our compensation committee. In addition, our compensation committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Mr. Katzenberg in certain circumstances.

(4)	Represents equity-based awards made in 2003 by DreamWorks Studios, which were converted into options to purchase our Class A common stock at the time of our initial public offering.
(5)	This amount indicated represents each officer’s 2004 salary as provided for in their respective employment agreements entered into in connection with the Separation.
(6)	Includes 259,524 shares of unvested restricted stock and 81,250 vested restricted stock units granted to Ms. Daly at the time of our initial public offering. Delivery of shares of restricted stock will occur, pending the achievement of certain performance goals established by our compensation committee, seven years from their grant date. As of December 31, 2004, these shares of restricted stock and the restricted stock units had a value of $12,782,432 (based on $37.51 per share, the closing price of our Class A common stock on the NYSE on such date). We will not pay dividends on shares of restricted stock or restricted stock units. In addition, in January 2005, our compensation committee granted Ms. Daly 259,524 performance compensation awards (to be settled by delivery of an equivalent number of shares of our Class A common stock), the vesting of which will occur on October 27, 2011 only if we exceed the target performance goals set by our compensation committee with respect to Ms. Daly’s restricted stock grant. In addition, beginning in 2005, Ms. Daly (i) will be entitled to receive, in lieu of additional salary, annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value of $500,000 and (ii) subject to the approval of our compensation committee, will be eligible to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value, depending on our performance, ranging between $750,000 and $1,500,000. Ms. Daly will also be eligible, beginning in 2006, subject to annual approval by our compensation committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value targeted at $2,500,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by our compensation committee. In addition our compensation committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Ms. Daly in certain circumstances.
(7)	Prior to our initial public offering, Ms. Daly received equity awards in DreamWorks Studios having a grant-date value of approximately $5,700,000. In connection with our initial public offering, we converted these equity awards into 203,571 shares of our Class A common stock (valued at the IPO price of $28.00 per share). This conversion was effected pursuant to our 2004 Omnibus Incentive Plan and DreamWorks Studios’ Employee Equity Participation Plan.
(8)

Includes 4,643 shares of unvested restricted stock granted at the time of our initial public offering (1,741 of which vested in 2005) and 104,674 fully vested restricted stock units granted to Ms. Kendrick at the time of our initial public offering. Delivery of the remaining 2,902 shares of restricted stock will occur in 2006 and 2007 (1,451 shares per year). As of December 31, 2004, these shares of restricted stock and restricted stock units had a value of $4,035,176 (based on $37.51 per share, the closing price of our Class A common stock on the NYSE on such date). We will not pay dividends on shares of restricted stock or restricted stock units. In addition, beginning in 2005, subject to annual approval by our compensation committee, Ms. Kendrick will be eligible to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value, depending on our performance, ranging between $300,000 and $600,000. Ms. Kendrick will also be eligible, beginning in 2006, subject to annual approval by our compensation committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value targeted at $1,500,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by our compensation committee. In addition, our compensation committee may, but is not obligated to, make additional grants of equity or non-equity compensation to Ms. Kendrick in certain circumstances.

(9)	Represents 89,939 fully vested restricted stock units granted to Ms. Leslie at the time of our initial public offering. As of December 31, 2004, these restricted stock units had a value of $3,373,612 (based on $37.51 per share, the closing price of our Class A common stock on the NYSE on such date). We will not pay dividends on restricted stock units. In addition, beginning in 2005, subject to annual approval by our compensation committee, Ms. Leslie will be eligible to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value, depending on our performance, ranging between $350,000 and $700,000. Ms. Leslie will also be eligible, beginning in 2006, subject to annual approval by our compensation committee, to receive annual equity incentive awards of options and restricted stock (or such other form of equity-based compensation as our compensation committee may determine) that have an annual aggregate grant-date value targeted at $1,500,000. These awards will vest over a period of up to four years and the vesting of restricted stock will be contingent on the achievement of certain target performance goals as established by our compensation committee. In addition, our compensation committee may, but is not obligated to, make additional grants of equity or non-equity based compensation to Ms. Leslie in certain circumstances.

Option Grants in Last Fiscal Year

Prior to our initial public offering, there were no options or other equity-based awards outstanding with respect to our common stock. In connection with the Separation and our initial public offering, we converted existing equity-based awards in DreamWorks Studios and its subsidiaries into equity-based awards for our common stock. The conversion was intended to preserve the economic value of existing equity-based awards in DreamWorks Studios at the time of the Separation. In addition, at the time of our initial public offering, we issued additional equity-based awards, including options, restricted stock units and shares of restricted stock to certain of our executive officers. The following two tables set forth all grants of options to acquire shares of our Class A common stock (i) issued as a conversion of equity-based awards in DreamWorks Studios and (ii) granted at the time of our initial public offering for the executive officers named in the Summary Compensation Table during fiscal 2004. Neither Roger Enrico nor Jeffrey Katzenberg were issued any options in conversion of outstanding equity-based awards in DreamWorks Studios.

Options Issued in Conversion of Equity-Based Awards in DreamWorks Studios

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%	10%
Ann Daly	5,223	(2)	0.11%	$32.31	10/27/2014	$69,623	$210,017
	29,598	(3)	0.64%	32.31	10/27/2014	394,541	1,190,136

Katherine Kendrick	12,188	(2)	0.26%	$22.43	10/27/2014	$282,883	$610,497
	1,741	(3)	0.04%	22.43	10/27/2014	40,409	87,207
	33,080	(2)	0.72%	31.41	10/27/2014	470,728	1,359,919
	4,643	(3)	0.10%	31.41	10/27/2014	66,070	190,874
	4,353	(2)	0.09%	32.31	10/27/2014	58,025	175,034
	24,665	(3)	0.54%	32.31	10/27/2014	328,784	991,780

Kristina M. Leslie	6,964	(2)	0.15%	$22.43	10/27/2014	$161,634	$348,827
	23,214	(3)	0.50%	28.00	10/27/2014	409,495	1,033,487
	6,964	(2)	0.15%	31.41	10/27/2014	99,098	286,290
	4,643	(3)	0.10%	31.41	10/27/2014	66,070	190,874
	6,545	(2)	0.14%	32.31	10/27/2014	87,245	263,174
	9,866	(3)	0.21%	32.31	10/27/2014	131,514	396,712
	5,804	(2)	0.13%	37.48	10/27/2014	47,361	203,372

(1)	Calculated based upon all options issued to our and DreamWorks Studios’ employees both in conversion of equity-based awards in DreamWorks Studios and as new grants in connection with our initial public offering.
(2)	The number of shares indicated underlies fully vested options to purchase our Class A common stock received in conversion of fully vested equity-based awards in DreamWorks Studios granted to the officer by DreamWorks Studios.
(3)	The number of shares indicated underlies unvested options to purchase our Class A common stock received in conversion of unvested equity-based awards in DreamWorks Studios granted to the officer by DreamWorks Studios. These options vest over time based on the same vesting schedule of the equity-based awards in DreamWorks Studios from which they were converted. Options with an exercise price of $32.31 vest pro rata over a period of six years; options with an exercise price of $22.43 vest in June 2005; options with an exercise price of $31.41 vest pro rata over a period of three years; and options with an exercise price of $28.00 vest pro rata over a period of seven years.
(4)	Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually for a ten-year period based on the exercise price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

New Option Grants

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
						5%	10%
Roger A. Enrico	89,286	(2)	1.94%	$28.00	10/27/2014	$1,575,005	$3,975,013
Jeffrey Katzenberg	423,214	(2)	9.19%	28.00	10/27/2014	7,465,495	18,841,487
Ann Daly	177,679	(2)	3.86%	28.00	10/27/2014	3,134,258	7,910,269
Katherine Kendrick	73,214	(3)	1.59%	28.00	10/27/2014	1,291,495	3,259,487
Kristina M. Leslie	73,214	(3)	1.59%	28.00	10/27/2014	1,291,495	3,259,487

(1)	Calculated based upon all options issued to our and DreamWorks Studios’ employees both in conversion of equity-based awards in DreamWorks Studios and as new grants in connection with our initial public offering.
(2)	Represents shares underlying options granted to Messrs. Enrico and Katzenberg and Ms. Daly at the time of our initial public offering that vest in the first quarter of 2009 contingent upon the achievement of certain performance goals as established by our compensation committee.
(3)	Represents shares underlying unvested options granted to Ms. Kendrick and Ms. Leslie at the time of our initial public offering. The options vest pro rata over a four-year period.
(4)	Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually for a ten-year period based on the exercise price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Exercise of Stock Options

None of our executive officers exercised options to purchase our Class A common stock in fiscal 2004. The following table shows aggregate amounts of outstanding options held by the executive officers named in the Summary Compensation Table in the “—Executive Compensation” section above, as of December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End

Option/SAR Values

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-the-money Options/SARs at Fiscal Year-End(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Roger A. Enrico	—	89,286	—	$849,110
Jeffrey Katzenberg	—	423,214	—	4,024,765
Ann Daly	5,223	207,277	$27,160	1,843,637
Katherine Kendrick	49,621	104,263	408,219	879,100
Kristina M. Leslie	26,277	110,937	168,586	996,656

(1)	Amounts in this column reflect the difference between the fair market value of the underlying securities at fiscal year-end 2004 (the closing price for our Class A common stock on the New York Stock Exchange on December 31, 2004) and the exercise price of the option.

Management Consulting Agreements

We have entered into consulting agreements with Steven Spielberg and David Geffen, pursuant to which each of Messrs. Spielberg and Geffen provide consulting services to us with respect to our operations, overall direction and projects. They are each paid $1 for these services and are reimbursed for reasonable travel and other expenses incurred in the performance of their duties as are customarily reimbursed for executives in our industry.

2004 Omnibus Incentive Compensation Plan

We established the 2004 Omnibus Incentive Compensation Plan (the “Plan”) in connection with the Separation for the benefit of our and our affiliates’ directors, officers, employees or consultants (including any prospective director, officer, employee or consultant). The following description of the Plan is qualified by reference to the full text thereof, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Awards

The Plan provides for the grant of options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-statutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”), performance units, cash incentive awards, deferred share units and other equity-based or equity-related awards.

Plan Administration

The Plan is administered by our compensation committee or such other committee as our board may designate to administer the plan. Subject to the terms of the plan and applicable law, the committee has sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Plan participants, (ii) determine the type or types of awards to be granted to a participant, (iii) determine the number of shares of our common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards, (iv) determine the terms and conditions of any awards, including vesting schedules (and whether to accelerate such schedules), performance criteria and whether awards may be deferred or settled or exercised in cash, shares of our common stock, other securities or other property, or canceled, forfeited or suspended, (v) amend an outstanding award or grant a replacement award for an award previously granted under the Plan if, in its sole discretion, our compensation committee determines that (A) the tax consequences of such award to us or the participant differ from those consequences that were initially anticipated or (B) clarifications or interpretations of, or changes to, tax law or regulations permit awards to be granted that have more favorable tax consequences than initially anticipated and (vi) make any other determination and take any other action that the committee deems necessary or desirable for the administration of the Plan.

Shares Available For Awards

Subject to adjustment as provided below, the aggregate number of shares of Class A common stock that may be delivered pursuant to awards granted under the Plan is 15,000,000, of which the maximum number of shares that may be delivered pursuant to ISOs granted under the Plan is 5,000,000. The maximum number of shares of Class A common stock with respect to which awards may be granted to any participant in the Plan in any fiscal year is 2,000,000. After giving effect to the shares and equity awards, including conversion of outstanding equity awards of DreamWorks Studios issued by us pursuant to the Plan upon consummation of our initial public offering and the January 2005 grant of performance compensation awards to certain executives by our compensation committee, we have approximately 5.6 million shares of our Class A common stock reserved for issuance under our Plan in connection with future grants of equity awards. If an award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by such award will again be available to be delivered pursuant to awards under the Plan. If shares issued upon exercise, vesting or settlement of an award, or shares owned by a participant (which are not subject to any pledge or other security interest and which have been owned by the participant for at least six months), are surrendered or tendered to us in payment of the exercise price of an award or any taxes required to be withheld in respect of an award, in each case, in accordance with the terms and conditions of the Plan and any applicable award agreement, such surrendered or tendered shares shall again become available to be delivered pursuant to awards under the Plan; provided, however, that in no event shall such shares increase the number of shares that may be delivered pursuant to ISOs granted under the Plan.

In the event of any corporate event affecting the shares of our common stock, the committee in its discretion may make such adjustments and other substitutions to the Plan and awards under the Plan as it deems equitable or desirable in its sole discretion.

Stock Options

The committee may grant both ISOs and NSOs under the Plan. Except as otherwise determined by the committee in an award agreement, the exercise price for options cannot be less than the fair market value (as defined in the Plan) of our common stock on the date of grant. In the case of ISOs granted to an employee who, at the time of the grant of an option, owns stock representing more than 10% of the voting power of all classes or our stock or the stock of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date of grant. All options granted under the Plan will be NSOs unless the applicable award agreement expressly states that the option is intended to be an ISO.

Subject to any applicable award agreement, options shall vest and become exercisable on each of the first four anniversaries of the date of grant. The term of each option is determined by the committee; provided that no option will be exercisable after the tenth anniversary of the date the option is granted. The exercise price will be payable with cash (or its equivalent) or by other methods as permitted by our compensation committee.

Stock Appreciation Rights

The committee may grant SARs under the Plan either alone or in tandem with, or in addition to, any other award permitted to be granted under the Plan. SARs granted in tandem with, or in addition to, an award may be granted either at the same time as the award or at a later time. Subject to the applicable award agreement, the exercise price of each share of our common stock covered by a SAR cannot be less than the fair market value of our common stock on the date of grant. Upon exercise of a SAR, the holder will receive cash, shares of our common stock, or other property or a combination thereof, as determined by the committee, equal in value to the excess, if any, of the fair market value of the common stock subject to the SAR at the exercise date over the exercise price. All SARs are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Subject to the provisions of the Plan and the applicable award agreement, the committee will determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR.

In the event we do not account for equity compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, the committee has the ability to substitute, without the consent of affected participants or holders, SARs settled in cash or in shares of our common stock for outstanding NSOs; provided that (i) the substitution will not modify the terms of any such outstanding NSOs, (ii) the number of shares of common stock underlying the SARs used in such substitution will be the same as the number of shares of common stock underlying such outstanding NSOs and (iii) the exercise price of the SARs used in such substitution will be equal to the exercise price of such outstanding NSOs. In addition, if, in our opinion, such substitution creates adverse accounting consequences for us, such substitution will be considered null and void.

Restricted Shares and Restricted Stock Units

Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or the applicable award agreement; provided, however, that the committee may determine that restricted shares and RSUs may be transferred by the participant. Upon the grant of a restricted share, certificates will be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with us or a custodian designated by the committee or us. Upon lapse of the restrictions applicable to such restricted shares, we or the custodian, as applicable, will deliver such certificates to the participant or his or her legal representative.

An RSU will have a value equal to the fair market value of a share of our common stock. RSUs may be paid in cash, shares of our common stock, other securities, other awards or other property, as determined by the committee, upon the lapse of restrictions applicable to such RSU or in accordance with the applicable award agreement. The committee may provide a participant who holds restricted shares or RSUs with dividends or dividend equivalents payable in cash, shares of our Class A common stock or other property.

Performance Units

Subject to the provisions of the Plan, the committee may grant performance units to participants. Performance units are awards with an initial value established by the committee at the time of grant. In its discretion, the committee will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The committee, in its sole and plenary discretion, may pay earned performance units in the form of cash, shares of our common stock or any combination thereof that has an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the committee with respect to the form and timing of payout of performance units will be set forth in the applicable award agreement.

Cash Incentive Awards

Subject to the provisions of the Plan, the committee may grant cash incentive awards payable upon the attainment of performance goals. No participant may receive a cash incentive award with a value in excess of $6,000,000 during any performance period.

Other Stock-Based Awards

Subject to the provisions of the Plan, the committee may grant to participants other equity-based or equity-related awards. The committee may determine the amounts and terms and conditions of any such awards provided that they comply with applicable laws.

Performance Compensation Awards

The committee may designate any award granted under the Plan (other than ISOs, NSOs and SARs) as a performance compensation award in order to qualify such award as “qualified performance-based compensation” under Section 162(m) of the Code. The committee will, in its sole discretion, designate within the first 90 days of a performance period which participants will be eligible to receive performance compensation awards in respect of such performance period, as well as the performance criteria and other terms related to the award (to the extent required under Section 162(m) of the Code).

The performance measure or measures shall be limited to the following: (i) net income before or after taxes, (ii) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (iii) operating income, (iv) earnings per share, (v) return on stockholders’ equity, (vi) return on investment, (vii) return on assets, (viii) level or amount of acquisitions, (ix) share price, (x) profitability/profit margins, (xi)

market share, (xii) revenues or sales (based on units and/or dollars), (xiii) costs, (xiv) cash flow, (xv) working capital and (xvi) completion of production or stages of production within specified time and/or budget parameters. Such performance criteria may be applied on an absolute basis and/or be relative to one or more of our peer companies or indices or any combination thereof.

The committee may adjust or modify the calculation of performance goals for a performance period in the event of, in anticipation of, or in recognition, of any unusual or extraordinary corporate item, transaction, event or development or any other unusual or nonrecurring events affecting our company; provided that such adjustment or modification does not cause the performance based award to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. In order to be eligible for payment in respect of a performance compensation award for a particular performance period, participants must be employed by us on the last day of such performance period (unless otherwise determined in the discretion of our compensation committee), the performance goals for such period must be satisfied and certified by the committee and the performance formula must determine that all or some portion of such performance compensation award has been earned for such period. The committee may, in its sole and plenary discretion, reduce or eliminate the amount of a performance compensation award earned in a particular performance period, even if applicable performance goals have been attained. In no event shall any discretionary authority granted to the committee under the Plan be used to grant or provide payment in respect of performance compensation awards for which performance goals have not been attained, increase a performance compensation award for any participant at any time after the first 90 days of the performance period or increase a performance compensation award above the maximum amount payable under the underlying award.

Dividend Equivalents

In the sole and plenary discretion of the committee, an award (other than an option or SAR or cash incentive award) may provide the participant with dividends or dividend equivalents, payable in cash, shares of our Class A common stock, other securities, other awards or other property, on such terms and conditions as determined by the committee in its sole and plenary discretion.

Amendment and Termination of the Plan

Subject to any government regulation, to any requirement that must be satisfied if the Plan is intended to be a stockholder approved plan for purposes of Section 162(m) of the Code and to the rules of the New York Stock Exchange or any successor exchange or quotation system on which shares of our common stock may be listed or quoted, the Plan may be amended, modified or terminated by our board of directors without the approval of our stockholders except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of shares of our common stock available for awards under the Plan or increase the maximum number of shares of our common stock that may be delivered pursuant to ISOs granted under the Plan or (ii) modify the requirements for participation under the Plan. No modification, amendment or termination of the Plan that is adverse to a participant will be effective without the consent of the affected participant, unless otherwise provided by the committee in the applicable award agreement.

The committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award previously granted, prospectively or retroactively; provided, however, that, unless otherwise provided by the committee in the applicable award agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any participant to any award previously granted will not to that extent be effective without the consent of the affected participant.

Change of Control

The Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control of DreamWorks Animation, unless provision is made in connection with the change of control for assumption, or substitution of, awards previously granted:

•	any options and SARs outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control;

•	all performance units and cash incentive awards will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and

•	all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse as of immediately prior to such change of control.

Unless otherwise provided pursuant to an award agreement, a change of control is defined to mean any of the following events, generally:

•	a change in the composition of a majority of our board of directors which is not supported by the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets;

•	the approval by our stockholders of a plan of our complete liquidation or dissolution; or

•	an acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors but only if the percentage so owned exceeds the percentage of the combined voting power of our voting securities then owned by Jeffrey Katzenberg and David Geffen.

Term of the Plan

The Plan has been effective since October 22, 2004, the date of its adoption by our board and its approval by our stockholder. No award may be granted under the Plan after October 22, 2014.

RELATED PARTY AGREEMENTS

Agreements Between DreamWorks Studios and Our Company

We entered into the Separation Agreement and a number of other agreements with DreamWorks Studios for the purpose of accomplishing the Separation and of establishing the terms of our other relationships with DreamWorks Studios. These agreements govern our relationship with DreamWorks Studios subsequent to the Separation.

Separation Agreement

The Separation Agreement sets forth the agreements among us, DreamWorks Studios and DreamWorks Animation L.L.C. regarding the principal transactions required to effect the Separation and other agreements governing our relationship with DreamWorks Studios.

The Separation.    To effect the Separation, DW Funding, a wholly owned subsidiary of DreamWorks Studios that was formed for the express purpose of purchasing assets used in connection with its securitization facility, transferred to DreamWorks Studios its animation film library and related film assets free from any encumbrances in connection with the DW Funding film securitization facility. Following such transfer, DreamWorks Studios transferred to DreamWorks Animation L.L.C.:

•	its animated theatrical films and direct-to-video films (including the films transferred to it by DW Funding, but not including any animated films released or intended for release under the Go Fish Pictures logo);

•	all intellectual property relating to the animated films;

•	all contracts, leases, other documents and other assets primarily relating to the animated films;

•	its 99% interest in DreamWorks Post-Production LLC an indirect, wholly owned subsidiary of DreamWorks Studios, formed to establish and maintain certain union affiliations; and

•	all accounting and other books, records and files primarily relating to the business and operations of the animation group of DreamWorks Studios.

In return for such transfer, DreamWorks Animation L.L.C. assumed all liabilities primarily related to the animation business, whether arising before, on or after October 27, 2004. In addition, we assumed (i) approximately $325 million of indebtedness that DreamWorks Studios borrowed under its revolving credit facility, (ii) $75 million in advances that Universal Studios made to DreamWorks Studios to fund animated motion pictures and (iii) $80 million of subordinated debt owed to HBO. We repaid all of the revolver debt and $30 million of the subordinated debt owed to HBO with proceeds from our initial public offering, and DreamWorks Studios has been released from its obligation to repay this indebtedness. In addition, we borrowed approximately $101.4 million under our $200 million revolving credit facility upon the consummation of our initial public offering to repay an equivalent amount of other debt of DreamWorks Studios, which we subsequently repaid.

Immediately after the contribution of the contributed assets and the assumption of the assumed liabilities, and pursuant to the terms of the Separation Agreement and the Formation Agreement described below:

•	DreamWorks Studios distributed its interest in DreamWorks Animation L.L.C. (other than a portion used in the redemption of the preferred interests as described below) to its members (other than Universal Studios and Thomson);

•

Universal Studios contributed $75 million in face value of its preferred interests in DreamWorks Studios and Thomson contributed $50 million in face value of its preferred interests in DreamWorks Studios to us in exchange for our common stock, and DreamWorks Studios subsequently redeemed those preferred interests in exchange for 100% of the capital stock of DreamWorks Inc., a wholly owned subsidiary of DreamWorks Studios that owns 1% of DreamWorks Animation L.L.C. as its sole asset, and direct interests in DreamWorks Animation L.L.C.;

•	all members of DreamWorks Studios that received interests in DreamWorks Animation L.L.C. contributed those interests to us in exchange for shares of our common stock;

•	entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen, together with Lee Entertainment and Universal Studios, contributed the shares of our common stock received by them in the Separation (other than (1) in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, 577,040 shares of Class A common stock and 1,154,079 shares of Class B common stock, (2) in the case of an entity controlled by Paul Allen, 12,627,933 shares of Class A common stock (4,901,858 shares of which were sold in our initial public offering) and one share of Class C common stock, (3) in the case of Lee Entertainment, 1,997,067 shares of Class A common stock (775,213 shares of which were sold in our initial public offering) and (4) in the case of Universal Studios, 1,039,756 shares of Class A common stock (all of which was sold in our initial public offering) to Holdco, in exchange for partnership interests in Holdco;

•	Holdco and each member of DreamWorks Studios not participating in Holdco (other than Thomson) pledged a portion of their shares of common stock as collateral for DreamWorks Studios’ revolving credit facility;

•	DreamWorks Studios transferred to us its 40% interest in PDI LLC in exchange for 1,795,313 shares of our Class A common stock;

•	our wholly owned merger subsidiary merged with and into PDI, which became a wholly owned subsidiary of ours and shares of PDI common stock were converted into an aggregate of 2,692,970 shares of our Class A common stock (2,416,046 of which were received by DreamWorks Studios). Outstanding options to purchase common stock of PDI were converted into options to purchase our Class A common stock in the merger;

•	DreamWorks Studios used shares of our Class A common stock that it received in connection with the PDI transactions described above to convert vested equity-based compensation awards of its employees and advisors into shares of our Class A common stock; and

•	DreamWorks Studios distributed remaining shares of our Class A common stock held by it to its members (other than Universal Studios and Thomson).

Following the separation transactions described above, we became a holding company with two operating subsidiaries, DreamWorks Animation L.L.C. and PDI.

Under the Separation Agreement, neither we nor DreamWorks Studios made any representation or warranty as to:

•	the assets, businesses or liabilities transferred or assumed as part of the separation;

•	any consents or approvals required in connection with the transfers;

•	the value or freedom from any security interests of any assets transferred;

•	the absence of any defenses or freedom from counterclaim with respect to any claim of either us or DreamWorks Studios; or

•	the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset transferred.

Except as expressly set forth in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees agreed to bear the economic and legal risks that any conveyance was insufficient to vest in the transferee good and marketable title, free and clear of any security interest and that any necessary consents or approvals were not obtained or that requirements of laws or judgments were not complied with.

Releases and Indemnification.    The Separation Agreement provides for a full and complete release and discharge of all liabilities between DreamWorks Studios and us, and our respective subsidiaries, except as expressly set forth in the Separation Agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or arrangements existing or alleged to exist between or among any such entities on or before the consummation of our initial public offering.

We also agreed to indemnify, hold harmless and defend DreamWorks Studios, its members, each of their respective affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	our failure or the failure of any of our affiliates (other than DreamWorks Studios or any of its members) or any other person or entity to pay, perform or otherwise promptly discharge any assumed liabilities in accordance with their respective terms;

•	any material breach by us or any of our affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions); and

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the registration statement or the prospectus relating to our initial public offering or necessary to make the statements in the registration statement or the prospectus relating to our initial public offering not misleading, with respect to all information contained in or incorporated by reference in such registration statement or prospectus or any other document we filed with the SEC or otherwise used in connection with our initial public offering, except for any information exclusively related to DreamWorks Studios supplied in writing by DreamWorks Studios.

DreamWorks Studios agreed to indemnify, hold harmless and defend us, each of our affiliates and each of our respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the failure of DreamWorks Studios or any affiliate of DreamWorks Studios or any other person or entity to pay, perform or otherwise promptly discharge any excluded liabilities; and

•	any material breach by DreamWorks Studios or any of its affiliates of the Separation Agreement or any of the ancillary agreements (that does not contain its own indemnification provisions).

The Separation Agreement also specifies procedures with respect to claims subject to indemnification and related matters.

Non-competition.    The Separation Agreement provides that until the video release of the last animated motion picture subject to the Distribution Agreement, DreamWorks Studios and its controlled affiliates will not develop, produce or exploit any animated motion pictures (as defined in the Separation Agreement), except (i) pursuant to the Distribution Agreement, (ii) DreamWorks Studios may exploit certain retained motion pictures and (iii) DreamWorks Studios may develop, produce and exploit under the “Go Fish” label certain animated motion pictures that have an acquisition or development cost of $10,000,000 or less. In addition, until the video release of the last animated motion picture subject to the Distribution Agreement, neither we nor our affiliates will develop, produce and/or exploit live action motion pictures (as defined in the Separation Agreement) and either we and our affiliates or DreamWorks Studios and its affiliates may develop, produce and/or exploit hybrid motion pictures (as defined in the Separation Agreement). Steven Spielberg, Jeffrey Katzenberg and David Geffen, in their individual capacities and not as managing members of DreamWorks Studios, are not bound by the non-competition provisions of the Separation Agreement.

Theme Park Activities.    The Separation Agreement and Distribution Agreement (described below) provides that, to the extent we wish to exploit theme park rights, we will only do so through Universal Studios until the later of the date (i) Steven Spielberg no longer has any contractual relationships with us and (ii) the time that he, his wife, his or her issue (or trusts for the primary benefit of any of them), his or her siblings (or trusts for the primary benefit of any of them) or a private charitable foundation organized by him and/or his wife no longer directly or indirectly own or control any shares of Class A common stock issued to Steven Spielberg by us or no longer have a membership interest in DreamWorks Studios.

Trademark License Agreement/Trademark Assignment Agreement

In connection with the Separation, certain trademarks related to the “DreamWorks” name were transferred to us and we entered into a trademark license agreement pursuant to which we granted to DreamWorks Studios a fully paid, irrevocable license to use certain trademarks owned by us. In addition, DreamWorks Studios assigned to us certain of its other trademarks pursuant to a trademark assignment agreement.

Glendale Animation Campus

In May 1996, we entered into an agreement with a financial institution for the construction of an animation campus in Glendale, California, and the subsequent lease of the facility upon its completion in early 1998. The lease on the Glendale animation campus, which was acquired and financed by the financial institution for $76.5 million, qualified as an operating lease for us. In March 2002, we renegotiated the lease through the creation of a special purpose entity that acquired the property from the financial institution for $73.0 million and the special purpose entity leased the facility back to us for a five-year term. We sub-lease a portion of the property to DreamWorks Studios.

Distribution Agreement

Term of Agreement and Exclusivity.    Effective October 1, 2004, we entered into a Distribution Agreement with DreamWorks Studios, whereby we granted to DreamWorks Studios the exclusive worldwide right to distribute all of our animated feature films, including our previously released films, and direct-to-video films completed and available for release through the later of (i) delivery of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010, unless, in either case, terminated earlier as described below. In general, the term of the Distribution Agreement will be extended to the extent of the term, if longer, of any of DreamWorks Studios’ sub-distribution, servicing and licensing agreements that we pre-approve (such as DreamWorks Studios’ existing arrangements with Universal Studios, CJ Entertainment and Kadokawa Entertainment as described below). In addition, even if we terminate our distribution relationship with DreamWorks Studios, our existing and future films generally will still be subject to the terms of those pre-approved agreements, as well as the Universal Agreements described below. The Distribution Agreement also grants DreamWorks Studios identical rights with respect to all animated feature films and direct-to-video films we have previously released.

Distribution of our films generally includes (1) domestic and international theatrical exhibition, (2) domestic and international home video exhibition, (3) domestic and international television licensing, including pay-per-view, pay television, network, basic cable and syndication, (4) non-theatrical exhibition, such as on airlines, in schools and in armed forces institutions and (5) Internet, radio (for promotional purposes only) and new media rights, to the extent that we or any of our affiliates own or control the rights to the foregoing. We retain all other rights to exploit our films, including the right to make prequels and sequels, commercial tie-in and promotional rights with respect to each film, as well as merchandising, interactive, literary publishing, music publishing and soundtrack rights. Once it has acquired the license to distribute one of our animated films or direct-to-video films, DreamWorks Studios generally has the right to exploit the animated film or direct-to-video film in the manner described above for 16 years from its initial general theatrical release, or 10 years from initial release, with respect to direct-to-video films.

Distribution Services.    DreamWorks Studios is directly responsible for the initial U.S. theatrical release of all of our qualified animated films, but may engage one or more sub-distributors and service providers for all other markets, subject to our prior written approval with respect to entities not currently so engaged by DreamWorks Studios. DreamWorks Studios has entered into the Universal Distribution Agreement with Universal Studios (described below) that provides that Universal Studio’s affiliate will distribute and market DreamWorks Studios’ films (including ours) in international theatrical markets excluding Japan, Korea and the People’s Republic of China. In Japan, DreamWorks Studios has contracted with Kadokawa Entertainment to provide such services and in Korea and the People’s Republic of China, DreamWorks Studios has contracted with CJ Entertainment. For worldwide home video fulfillment services (excluding Japan and Korea), DreamWorks Studios has entered into the Universal Home Video Agreement with Universal Studios (described below) to provide marketing, distribution and other fulfillment services. Such services are provided in Japan by Kadokawa Entertainment and in Korea by CJ Entertainment. DreamWorks Studios has also entered into output agreements with many of the major pay and broadcast television providers throughout the world. In the past, as a division of DreamWorks Studios, our films were generally covered by these license and output agreements. We expect that under the Distribution Agreement we will continue to benefit from DreamWorks Studios’ existing agreements and relationships.

The agreement provides that DreamWorks Studios will advertise, publicize, promote, distribute and exploit our animated feature films and direct-to-video films in a manner consistent with DreamWorks Studios’ past practices used to service our previously released films and its prevailing and commercially reasonable practices with respect to its films under similar circumstances to the extent and as long as applicable and if a higher standard. Specifically, the distribution, promotional and marketing services DreamWorks Studios provides with respect to our theatrically released animated feature films must be substantially comparable on an overall basis in quality, level, priority and quantity to the provision of such services by DreamWorks Studios in connection with the initial theatrical and home video release of our four most recent films. DreamWorks Studios’ obligations to provide these services in the international theatrical markets serviced by Universal Studios and in the home video market serviced by Universal Studios are subject to the standards set forth in the Universal Agreements.

Additional Pictures.    To the extent we produce or acquire an animated feature film or hybrid animated/live action film that does not meet the criteria set forth in the Distribution Agreement, we will submit that additional film to DreamWorks Studios for possible license pursuant to the Distribution Agreement. DreamWorks Studios will prepare an estimate of the prints and advertising expenses for such film and, if we agree with such estimate, DreamWorks Studios may license the film pursuant to the Distribution Agreement. If we disagree with the estimate, subject to certain exceptions, we can license the film to another distributor if they offer us more favorable terms unless we are required to license the film to Universal Studios pursuant to the terms of the Universal Distribution Agreement.

Distribution Approvals and Controls.    Under the agreement, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provides), DreamWorks Studios is required to consult and submit to us a detailed plan and budget regarding the theatrical and home video marketing, release and distribution of each of our films. We have certain approval rights over these plans and are entitled, subject to certain limitations, to determine the initial domestic theatrical release dates for two films per year and, subject to the applicable terms and conditions of the Universal Agreements (with respect to the services Universal Studios provides), to approve the release date in the top 15 major international territories. Generally, DreamWorks Studios is not permitted to theatrically release any film with an MPAA rating of PG or less within the period beginning one week prior to, and ending one week following, the initial domestic and top 15 major international territories theatrical release dates of one of our films. Similar restrictions apply with respect to the home video distribution of DreamWorks Studios’ and our films.

Expenses and Fees.    The Distribution Agreement provides that we are solely responsible for all of the costs of developing and producing our animated feature films and direct-to-video films, including contingent compensation and residual costs. DreamWorks Studios is responsible for all of the out-of-pocket costs, charges and expenses incurred in the distribution, advertising, marketing, publicizing and promotion of each film (collectively, “Distribution Expenses”), including:

•	marketing materials such as theatrical and home video trailers and television spots;

•	advertising space in any print or electronic media;

•	film festivals, premieres, advance screenings and other special events promoting the films, and all associated expenses such as travel and accommodation expenses for talent and DreamWorks Studios’ employees and subject to our approval, such expenses of any territory managers and marketing managers of subdistributors pursuant to approved subdistribution agreements;

•	home video cassettes, DVDs, CD-ROMs and other such home video devices and prints, including for creation, manufacture, editing, dubbing, subtitling, rescoring, delivery and use of the foregoing or any other existing or future means of exploitation and including freight, shipping, transportation and storage costs;

•	checking and collecting gross receipts;

•	trade dues and assessments by trade organizations;

•	taxes and government fees;

•	remittance and conversion of gross receipts;

•	license fees, duties, other fees or any other amounts paid to permit use of our feature films;

•	a proportionate share of errors and omissions insurance;

•	transaction fees imposed on credit card charges purchasing admission to view our animated films;

•	the distribution of our animated films incurred at our direction, including an incremental costs to provide, at our request, distribution services or information not available in DreamWorks Studios’ normal course of business;

•	home video distribution expenses;

•	the prosecution, defense or settlement of any action directly relating to DreamWorks Studios’ exhibition or use of our animated films (or any element thereof), including interest and penalties; and

•	anti-piracy and security measures specific or incremental to our animated feature films.

We and DreamWorks Studios mutually agree on the amount of Distribution Expenses to be incurred with respect to the initial theatrical and home video release of each film in the domestic territory and in the 15 major international territories, including all print and advertising costs and media buys. Unless we and DreamWorks Studios otherwise agree, the aggregate amount of Distribution Expenses to be incurred is equal to or greater than 80% of the average amount of Distribution Expenses incurred by DreamWorks Studios to release our four most recent films, subject to certain adjustments. However, if we determine in good faith that a film’s gross receipts will be materially enhanced by the expenditure of additional Distribution Expenses, we may cause DreamWorks Studios to increase such expenditures, provided that we will be solely responsible for advancing to or reimbursing DreamWorks Studios for those additional expenditures within five business days of receiving an invoice from DreamWorks Studios.

DreamWorks Studios is entitled to (i) retain a fee of 8.0% of revenue (without deduction for distribution and marketing costs and third-party distribution and fulfillment services fees and sales agent fees) and (ii) recoup all of its distribution and marketing costs prior to our recognizing any revenue. If a feature film or a direct-to-video film does not generate revenue, net of the 8.0% distribution fee, sufficient for DreamWorks Studios to recoup its Distribution Expenses, DreamWorks Studios is not entitled to recoup those costs from proceeds of our other feature films or direct-to-video films.

Since the Distribution Agreement became effective on October 1, 2004, DreamWorks Studios has retained an aggregate 8.0% distribution fee of $81.2 million through February 28, 2005.

Creative Control.    We retain the exclusive right to make all decisions and initiate any action with respect to the development, production and acquisition of each of our films, including the right to abandon the development or production of a film, the right to exercise final cut and the right to delegate final cut to the director of any of our films. In order for DreamWorks Studios to be required to distribute our animated films under the Distribution Agreement, our animated films must, among other requirements, (i) be filmed in color and in the English language, (ii) be at least 75 minutes long, (iii) be an animated film or hybrid animated/live-action film, (iv) obtain a rating by the MPAA no more restrictive than PG-13, (v) be an animated feature film or hybrid animated/live action film possessing comparable production values and animation quality on an overall basis in comparison to animated feature films our hybrid animated/live action films released by DreamWorks Studios prior to the effectiveness of the Distribution Agreement, (vi) have certain available distribution rights owned by us and (vii) not have been refused by Universal Studios fulfillment services in connection with its video distribution in the domestic territory or distribution services in a substantial portion of the international territory pursuant to the terms of the Universal Agreements (described below).

Assignment.    DreamWorks Studios (i) may assign its rights and obligations under the Distribution Agreement to any of its affiliates that it controls, (ii) if DreamWorks Studios ceases to operate its domestic theatrical distribution business, DreamWorks Studios may assign or sub-license its domestic theatrical rights with respect to our films to Universal Studios under the same terms and conditions as set forth in the Distribution Agreement (in which case Universal Studios would continue to enjoy its rights and obligations, with respect to our films, that it currently enjoys under its sub-distribution and fulfillment servicing agreement with DreamWorks Studios) and (iii) DreamWorks Studios may assign to any entity that acquires substantially all of DreamWorks Studios’ motion picture business—whether by acquisition, merger or otherwise.

Security Interest.    We and DreamWorks Studios have granted mutual security interests in connection with rights under the Distribution Agreement. We have granted DreamWorks Studios a security interest in our rights under the Distribution Agreement and to the distribution rights in and to each of our films licensed under the Distribution Agreement and the related assets, including marketing materials and the underlying literary and music materials, in order to secure the performance of our obligations and DreamWorks Studios’ rights under the Distribution Agreement. DreamWorks Studios has granted us a security interest in its distribution rights to each of our films licensed under the Distribution Agreement and its rights to, among other assets, (i) the gross revenues, (ii) distribution fees, (iii) distribution expenses and (iv) the marketing materials from our films. We each expect to enter into interparty agreements with secured lenders under our respective revolving credit agreements as well.

Termination.    Upon the occurrence of certain events of default, which include the failure of either party to make a payment and the continuance thereof for five business days, material uncured breach of the agreement and certain bankruptcy-related events, the non-breaching party may terminate the agreement. If we fail to deliver to DreamWorks Studios three films per each five-year period, if applicable, of the Distribution Agreement (e.g., three films within the first five years, six films within the first ten years), then DreamWorks Studios has the right to terminate the agreement. In addition, if DreamWorks Studios (i) is in breach or default under any sub-distribution or third-party service agreements that have been approved by us; and such breach or default has or will have a material adverse effect on the distribution rights granted under the Distribution Agreement, (ii) ceases to employ David Geffen and Steven Spielberg or they cease to be meaningfully involved in the management of DreamWorks Studios’ distribution business, or (iii) undergoes a change of control, including a sale of all or substantially all of its assets or its motion picture division, then we may terminate the agreement. If we terminate the agreement, we generally can require DreamWorks Studios to stop distributing our films in the various territories and markets in which DreamWorks Studios directly distributes our films or we can terminate the remaining term of the Distribution Agreement, but require DreamWorks Studios to continue distributing our films that it is currently distributing or are ready for release pursuant to the Distribution Agreement, subject, in each case, to the terms of any output or other agreements to which the films are then subject (provided that DreamWorks Studios continues to pay us all amounts required to be paid to us and to perform its other obligations pursuant to the Distribution Agreement) or permit DreamWorks Studios to continue distribution in territories and markets that we choose. Unless otherwise agreed, termination of the Distribution Agreement will not affect the rights that any sub-distributor or service provider has with respect to our films pursuant to sub-distribution, servicing and licensing agreements that we have approved. Subject to the preceding sentence, in the event (i) DreamWorks Studios’ agreement with Universal Studios expires or is terminated by either party or (ii) DreamWorks Studios ceases to be engaged in the domestic theatrical distribution business and domestic theatrical exhibition rights are not assigned or sublicensed to Universal Studios in accordance with the terms of the Distribution Agreement, then either we or DreamWorks Studios may terminate the Distribution Agreement.

Universal Interparty Agreement

In connection with the Separation, we entered into an agreement with Universal Studios and DreamWorks Studios (the “Universal Interparty Agreement”) regarding the international theatrical distribution of our films and the provision of worldwide home video fulfillment services under the Universal Distribution Agreement (described below).

Previously Released Films.    The Universal Interparty Agreement provides that the rights to our previously released animated feature films (which were transferred to us from DreamWorks Studios pursuant to the separation) are subject to the rights and obligations of DreamWorks Studios and Universal Studios under the Universal Distribution Agreement and the Universal Home Video Agreement between DreamWorks Studios and Universal Studios (which are described below). As such, the terms of those agreements continue to govern DreamWorks Studios’ international theatrical distribution of, and home video fulfillment services with respect to, our previously released animated feature films in the markets where Universal Studios provides these services.

Future Releases.    Under the Universal Interparty Agreement, we have agreed that the terms and conditions of the Universal Distribution Agreement and the Universal Home Video Agreement, respectively, relating to the international theatrical distribution of and worldwide home video fulfillment services for DreamWorks Studios’ films will also indirectly apply (through our Distribution Agreement with DreamWorks Studios) to our films for so long as the those agreements remains in effect. In addition, if our Distribution Agreement with DreamWorks Studios were to terminate, our films would become directly subject to the terms of the Universal Distribution Agreement in the international theatrical markets where Universal Studios currently distributes our films and to the Universal Home Video Agreement in the worldwide home video markets where Universal Studios currently provides fulfillment services for our home videos. Please see “—DreamWorks Studios’ Agreements with Universal Studios” for a description of these arrangements.

Theme Park Rights.    We have agreed with Universal Studios that the theme park exploitation rights related to DreamWorks Studios’ films and characters that DreamWorks Studios has granted to Universal Studios shall equally apply to our films and characters during the term of that agreement.

Termination.    The Universal Interparty Agreement provides that the termination provisions of the Universal Distribution Agreement and the Universal Home Video Agreement (described below) continue to apply to DreamWorks Studios and to Universal Studios in accordance with their original terms. Unless the Universal Distribution Agreement and the Universal Home Video Agreement terminate, our films are subject to those agreements. In the event our Distribution Agreement with DreamWorks Studios is terminated and we remain subject to the Universal Agreements, we would be required to pay Universal Studios distribution fees and reimburse them for distribution expenses as they are incurred, regardless of the performance of our films. As a result, we would have to record such expenses as they are incurred and we would recognize revenue consistent with our revenue recognition methods prior to the effectiveness of the Distribution Agreement.

In addition, we have agreed that, notwithstanding any termination provisions in the Universal Distribution Agreement or the Universal Home Video Agreement, we do not have the right to terminate either of those agreements unless and until (i) DreamWorks Studios has repaid all amounts it owes to Universal Studios, including in respect of investments and advances, (ii) we have repaid all amounts we owe to Universal Studios, including in respect of the 2003 advance we assumed in connection with the Separation and (iii) Universal Studios has received an aggregate of $75 million of net proceeds from the sale of shares of our common stock by Universal Studios in our initial public offering and this offering.

As part of the Separation, we assumed $75 million that Universal Studios had advanced to DreamWorks Studios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Share Withholding Arrangement

In connection with the Separation, we converted equity-based awards in DreamWorks Studios held by our and DreamWorks Studios’ employees into equity-based awards in our Class A common stock, including options, restricted stock and restricted stock units. DreamWorks Studios’ employees incur tax obligations when they exercise and/or settle their equity-based awards and receive shares of our common stock. Pursuant to the Separation Agreement, DreamWorks Studios is responsible for withholding taxes from its employees and remitting the withheld taxes to the government. Such employees can elect to pay the tax due or request us to withhold a number of shares equal to the tax owed, with the withheld shares remaining as treasury stock. On March 23, 2005, we and DreamWorks Studios entered into an agreement whereby we have agreed to pay to DreamWorks Studios an amount of cash equal to its employees’ tax withholding obligations with respect to the exercise or settlement of equity-based awards by DreamWorks Studios employees, who elect to have shares withheld by us to satisfy their tax obligations.

DreamWorks Studios’ Agreements with Universal Studios

The Universal Distribution Agreement covers the international theatrical distribution of all films (whether live action, animated, or a combination of both) that DreamWorks Studios theatrically releases in the domestic territory, as well as the worldwide home video fulfillment services of those films (excluding in each case the territories serviced by CJ Entertainment and Kadokawa). We have agreed with Universal Studios and DreamWorks Studios that the terms of the Universal Distribution Agreement shall apply to our films in the international theatrical markets where Universal Studios currently has the right to distribute DreamWorks Studios’ films and that the terms of the Universal Home Video Agreement shall apply in the worldwide markets where Universal Studios currently has the right to provide fulfillment services with respect to home videos.

International Theatrical Distribution

Term of Agreement and Exclusivity.    Pursuant to the Universal Distribution Agreement, DreamWorks Studios has granted to Universal Studios the exclusive right to initially theatrically distribute in the international territory (currently excluding Korea, the People’s Republic of China and Japan) all of the films DreamWorks Studios (including our films) initially theatrically distributes in the domestic territory. The agreement covers films domestically released by DreamWorks Studios through December 31, 2010, although Universal Studios has the right to extend the term of the agreement for up to two years under certain conditions. Notwithstanding expiration of the Universal Distribution Agreement, Universal Studios’ right to the exclusive initial international theatrical distribution of each of DreamWorks Studios’ distributed films extends for one year after DreamWorks Studios initially theatrically distributes that film in the domestic territory during the term of the Universal Distribution Agreement.

Distribution Services.    Universal Studios has agreed to provide marketing and distribution services in the international theatrical market for DreamWorks Studios’ films in a manner substantially equivalent in quantity, level and priorities to the services provided by Universal Studios with respect to theatrical distribution of Universal Studios’ motion pictures. Universal Studios has agreed to provide such services through United International Pictures, B.V. (“UIP”) which is co-owned by an affiliate of Universal Studios and an affiliate of Paramount Pictures. Services provided by UIP are required to be substantially equivalent in quality, level and priorities to the services provided by UIP to Universal Studios and Paramount Pictures for comparable pictures.

Distribution Approvals and Controls.    DreamWorks Studios has the right to exercise complete and final control in its absolute discretion over all aspects of the distribution, marketing and advertising of its films in the international theatrical market. Universal Studios may engage subdistributors, subject to DreamWorks Studios’ right of approval, which it must not unreasonably withhold. Universal Studios cannot, however, engage a subdistributor except in territories where UIP does not distribute any other films.

Expenses and Fees.    Universal Studios is entitled to retain a portion of the revenue it receives from theaters and subdistributors for DreamWorks Studios’ films it theatrically releases in the international market as a distribution fee. In addition, Universal Studios is entitled to recoup distribution expenses it incurs in distributing DreamWorks Studios’ films out of such revenue. Amounts payable to DreamWorks Studios and distribution expenses incurred by Universal Studios with respect to DreamWorks Studios’ films are aggregated on a monthly basis, and to the extent Universal Studios has incurred distribution expenses that exceed its revenue from DreamWorks Studios’ films it distributes, DreamWorks Studios must pay the difference to Universal Studios within five business days.

Retained Rights.    Universal Studios’ rights under the agreement extend solely to international theatrical distribution rights, the home video fulfillment services described below and limited non-theatrical international distribution rights (such as the right to exhibit films in hotels or motels); DreamWorks Studios retains the right to exploit all other rights to the films it theatrically releases, including domestic and international free and pay TV, home video and DVD sales. As described below, DreamWorks Studios has engaged Universal Studios as the home video fulfillment service provider for its films.

Assignment.    The Universal Distribution Agreement is non-assignable by either DreamWorks Studios or Universal Studios except to an affiliate or with the other party’s prior written consent.

Termination.    Either party may terminate the agreement upon certain events of default. In addition, DreamWorks Studios has the right to terminate the Universal Distribution Agreement if UIP ceases to distribute Universal Pictures’ and/or Paramount Pictures’ films or UIP’s ownership changes (in either event, a “UIP Restructure”).

Home Video Fulfillment Services

Term of Agreement and Exclusivity.    Under the Universal Home Video Agreement, Universal Studios has the exclusive worldwide right and obligation to render fulfillment services for every picture released by DreamWorks Studios into the home video market (including videocassettes, DVDs, video CDs and laserdiscs). The Universal Home Video Agreement covers home video releases by DreamWorks Studios (including our films) through December 31, 2010, although Universal Studios has the right to extend the term of the agreement for up to two years under certain conditions.

Fulfillment Services.    Under the agreement, Universal Studios is responsible for preparing marketing and distribution plans with respect to DreamWorks Studios’ home video releases, as well as arranging necessary third party services, preparing artwork, making media buys for product marketing, maintaining secure physical inventory sites and arranging shipping of the released picture. The fulfillment services Universal Studios provides must be in the aggregate substantially equivalent in quantity, level and priorities to the fulfillment services accorded by Universal Studios with respect to its own home video releases.

Approvals and Controls.    DreamWorks Studios exercises total dominion and control over the distribution of its home video releases. DreamWorks Studios has sole discretion over which pictures, if any, it releases into the home video market. Except in limited circumstances, Universal Studios cannot refuse to provide fulfillment services with respect to DreamWorks Studios’ home video releases.

Expenses and Fees.    In return for Universal Studios’ fulfillment services, DreamWorks Studios pays it a percentage of the total home video receipts DreamWorks Studios receives. This fee arrangement must be no less favorable to DreamWorks Studios than that of any of Universal Studios fulfillment services arrangements with third parties. DreamWorks Studios pays all expenses relating to home video distribution.

Assignment.    The Universal Home Video Agreement is non-assignable by either DreamWorks Studios or Universal Studios except to an affiliate or with the other party’s prior written consent.

Termination.    Either party may terminate the agreement upon certain events of default. In the event DreamWorks Studios can terminate the Universal Distribution Agreement due to a UIP Restructure, the Universal Home Video Agreement may also be terminated by DreamWorks Studios, but only in the international territory.

Services Agreement

We and DreamWorks Studios entered into a Services Agreement whereby DreamWorks Studios agreed to provide us with various corporate support services, including:

•	risk management;

•	information systems management;

•	payroll services;

•	legal and business affairs advisory and consulting services;

•	human resources administration;

•	certain procurement services; and

•	other general support services.

DreamWorks Studios also may provide us additional services that we and DreamWorks Studios may identify from time to time in the future. We provide DreamWorks Studios with certain services under the Services Agreement, including office space, information technology purchasing and limited legal services. Although the Services Agreement cannot be assigned to another party without either our or DreamWorks Studios consent, both we and DreamWorks Studios may engage third parties to provide services covered by the agreement.

The charges for these services generally allow either us or DreamWorks Studios, as applicable, to fully recover the actual costs of providing these services, including allocable employee salaries, fringe benefits and office costs and all out-of-pocket costs and expenses, plus 5% of the actual costs. In the event DreamWorks Studios engages a third party to perform a service, it may charge us an amount equal to the amount charged to it by such third party, plus an uplift of 5%. Since the Separation Date through February 28, 2005, we have paid DreamWorks Studios $409,000, net of pay for services performed by us for DreamWorks Studios.

In general, the services provided under the Services Agreement will be provided by us or DreamWorks Studios, as applicable, for so long as any of our films are being distributed pursuant to the Distribution Agreement, unless another termination date has been agreed upon by both parties with respect to a particular service. Both DreamWorks Studios and we have the right, upon notice, to terminate any or all of the services either party is providing under the Services Agreement. As a receiving party, both we and DreamWorks Studios may exercise our termination rights generally upon 45 days’ notice. As a providing party, both we and DreamWorks Studios may exercise our termination rights generally upon 45 days’ notice, provided that the party exercising termination rights is not providing such service for itself.

Formation Agreement, Holdco Arrangement and Final Allocation

As described below, certain members of DreamWorks Studios who received shares of our common stock in connection with the Separation entered into an arrangement among themselves with respect to the allocation of such shares among such members. In connection with the Separation and such arrangements, we entered into a Formation Agreement with DreamWorks Studios, Holdco and certain members of DreamWorks Studios. As more fully described below, the Formation Agreement provided for, among other things, the contributions of a portion of such shares to Holdco and the rights of certain Holdco partners to cause Holdco to request us to effect this follow-on offering. Pursuant to such arrangement, entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg and David Geffen, together with Lee Entertainment and Universal Studios, entered into a partnership agreement to form Holdco and contributed the shares of our common stock received by them in the Separation to Holdco (other than (1) in the case of entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen, 577,040 shares of Class A common stock and 1,154,079 shares of Class B common stock, (2) in the case of an entity controlled by Paul Allen, 12,627,933 shares of Class A common stock (4,901,858 shares of which were sold in our initial public offering) and one share of Class C common stock, (3) in the case of Lee Entertainment, 1,997,067 shares of Class A common stock (775,213 shares of which were sold in our initial public offering) and (4) in the case of Universal Studios, 1,039,756 shares of Class A common stock (all of which were sold in our initial public offering)). We agreed to effect one or more follow-on offerings to permit the Holdco partners to receive a minimum of approximately $533 million of aggregate net cash proceeds from a combination of sales of secondary shares in our initial public offering and this offering (assuming participation by all Holdco partners in such offerings). The net proceeds received (or, in the case of entities controlled by each of Jeffrey Katzenberg, David Geffen and Steven Spielberg, the amount credited to such partners solely for the purpose of the allocation methodology set forth in Holdco’s partnership agreement) in this follow-on offering by the Holdco partners, when combined with their net proceeds (or, as applicable, amount credited) from sales of shares in the secondary portion of our initial public offering, will satisfy such requirement. Shares to be sold in this follow-on offering consist of shares of common stock retained by Holdco partners and certain of the common stock contributed to Holdco. We have not issued additional shares of our common stock for sale in this offering. Applicable provisions of the registration rights agreement prohibit this registration statement from being declared effective before May 2, 2005. This offering is expected to be completed sometime after May 27, 2005, the release date for Madagascar. The timing of this offering is subject to market conditions and other factors.

Following this offering, Holdco will allocate the remaining shares it holds to its partners as described below. Only those shares held by or allocated to Jeffrey Katzenberg and David Geffen (or entities controlled by them) will remain Class B common stock. All other shares will be converted by Holdco to Class A common stock prior to their distribution.

We have agreed to indemnify the other parties to the Formation Agreement for any breaches of our representations and warranties set forth in the agreement. We are not a party to the Holdco partnership agreement.

Final Allocation of Holdco Shares

Pursuant to the terms of the Formation Agreement, we expect entities controlled by Jeffrey Katzenberg and David Geffen, acting together, to cause Holdco to exercise its demand registration rights in order to effect this offering. Upon consummation of this offering, Holdco will have no additional demand registration rights. None of Jeffrey Katzenberg, David Geffen, Steven Spielberg or entities controlled by them received any proceeds from the sale of shares in the secondary portion of our initial public offering, nor will they receive any proceeds from the sale of shares in this offering.

Upon consummation of this offering, each Holdco partner (other than Universal Studios) will have the right to receive a portion of the remaining shares of common stock held by Holdco and allocated to such partner and, in the case of certain Holdco partners, a portion of the net cash proceeds received by Holdco in connection with this offering, in each case in accordance with the terms of the Holdco partnership agreement. The allocation of shares held by Holdco to the Holdco partners after this offering will be as follows:

•	first, pro rata (based on the valuation methodology set forth in the Holdco partnership agreement) necessary to satisfy each Holdco partner’s unreturned DreamWorks Studios’ capital as of the date of this offering (reduced by such partner’s receipt of net cash proceeds in our initial public offering and this offering and taking into account the value of any shares retained and not contributed to Holdco by such partner); and

•	second, pro rata in proportion to their relative participation percentages in DreamWorks Studios as of the date of our initial public offering.

Our capitalization will change as a result of Holdco’s allocation of Class A or Class B shares to its partners. The 3,752,095 shares of common stock to be sold by Holdco and Universal Studios in this offering and the 28,247,438 shares of common stock to be allocated by Holdco to Lee Entertainment and entities controlled by Paul Allen and Steven Spielberg are estimated to be sold or allocated as shares of Class A common stock. These shares have been held by Holdco as Class B common stock since the Separation. The effect of Holdco’s sale of shares in this offering and its allocation of shares to its partners is to reduce the number of outstanding shares of Class B common stock by 31,999,533 to 18,842,881 and to increase the number of outstanding shares of Class A common stock by 31,999,533 to 84,173,980. Following this offering and the final allocation of shares by Holdco, Jeffrey Katzenberg and David Geffen will still indirectly control us through their ability to vote the shares of our Class B common stock held by them, which will represent approximately 77.1% of the total voting power of all of our outstanding common stock following the consummation of this offering.

Vulcan Stockholder Agreement

We have entered into a stockholder agreement with Holdco, M&J K B Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), M&J K Dream Limited Partnership (a limited partnership controlled by Jeffrey Katzenberg), certain of Jeffrey Katzenberg’s estate planning vehicles, DG-DW, L.P. (a limited partnership controlled by David Geffen), DW Investment II, Inc. (an entity controlled by Paul Allen), Jeffrey Katzenberg, David Geffen and Paul Allen. The Vulcan stockholder agreement covers matters of corporate governance, share transfer restrictions, conversion of Class B common stock and standstill arrangements.

Corporate Governance

The Vulcan stockholder agreement provides that our board shall consist of a number of directors determined in accordance with our restated certificate of incorporation and shall be composed of:

•	our chief executive officer;

•	the Class C director (if any shares of Class C common stock are issued and outstanding);

•	one individual designated by Jeffrey Katzenberg or entities controlled by him, for so long as he controls an entity that holds Class B common stock (while Jeffrey Katzenberg is our chief executive officer, he is deemed to be such designee);

•	one individual designated by David Geffen, for so long as he controls an entity that holds Class B common stock; and

•	such number of individuals selected by the nominating and corporate governance committee (or as described in the following paragraph) as will bring the total number of directors to the number of directors that constitute the “entire Board” (as defined in our restated certificate of incorporation).

If entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of our common stock representing a majority of the total voting power of the common stock held of record by entities controlled by Jeffrey Katzenberg or David Geffen so direct, then Paul Allen (to the extent he holds common stock), other entities controlled by Paul Allen (to the extent they hold common stock) and other entities controlled by Jeffrey Katzenberg and David Geffen will vote all of their common stock to remove any director (other than, except for cause, the Class C director). In the event of any vacancy in the office of director as a result of such a vote, such stockholders will vote all of their common stock for the filling of such vacancy as entities controlled by Jeffrey Katzenberg and David Geffen holding of record shares of our common stock representing a majority of the total voting power of the common stock held of record by entities controlled by Jeffrey Katzenberg and David Geffen so direct (and, subject to certain limitations, after consultation with the Class C director, if any) (but in accordance with the board composition requirements set forth above).

The Vulcan stockholder agreement provides that Paul Allen and entities controlled by Paul Allen have agreed to vote or act by written consent with respect to its Class C common stock solely in favor of Paul Allen as the Class C director for so long as, in Paul Allen’s reasonable determination, he is able to serve as the Class C director and serving as the Class C director would not cause him any economic detriment. In the event that, in Paul Allen’s reasonable determination, he is not able to serve as the Class C director or serving as the Class C director would cause him economic detriment, then the Class C holder has agreed to vote or act by written consent with respect to its Class C common stock solely in favor of the replacement Class C director identified by an entity controlled by Paul Allen in consultation with our chairman (with an entity controlled by Paul Allen having the sole and exclusive right to select the replacement Class C director).

Transfer of Shares

Restrictions on Transfer by Vulcan.    In the event that Paul Allen or any person controlled by Paul Allen (the “Vulcan Stockholders”) or any of their respective affiliates acquires any additional shares of our common stock or other voting securities (other than shares of common stock (including shares pledged to secure DreamWorks Studios’ revolving credit facility) owned by a Vulcan Stockholder or which a Vulcan Stockholder has a right to receive immediately after the final allocation of shares held by Holdco), then without our prior written consent, each Vulcan Stockholder has agreed not to transfer (other than to us or to any holder of Class B common stock or to Paul Allen or any entity controlled by Paul Allen) any such additional shares or shares in excess of the number of shares held at the time of the final allocation of shares by Holdco representing Vulcan’s invested DreamWorks Studios capital if the ultimate purchaser would (to such Vulcan Stockholder’s knowledge after reasonable due inquiry) beneficially own more than 5% of our then issued and outstanding common stock, after giving effect to such transfer. However, any Vulcan Stockholder is permitted to transfer such common stock to:

•	a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended, if, after giving effect to such transfer, such “qualified institutional buyer” would be eligible to report its ownership of our common stock on Schedule 13G pursuant to Rule 13d-1 under Section 13 of the Exchange Act (or any successor provision thereto); and

•	any person who, upon consummation of such transfer, enters into (and agrees not to transfer such common stock except to permitted transferees that enter into) a “standstill agreement” with us and the holders of Class B common stock on the terms described below under “—Standstill” (or less restrictive terms that we agree to).

Agreement to Convert.    The Vulcan stockholder agreement provides that from and after the first date on which the total number of outstanding shares of Class B common stock is less than 50% of the number of shares of Class B common stock outstanding immediately after the final allocation of shares by Holdco (excluding conversions of shares of Class B common stock pledged to secure DreamWorks Studios revolving credit facility and excluding conversions by Holdco in connection with the final allocation of shares held by Holdco), if the Class B common stockholder group controlled by Jeffrey Katzenberg or the Class B common stockholder group controlled by David Geffen ceases to hold at least 50% of the number of shares of Class B common stock held by such group immediately after the final allocation of shares by Holdco, such Class B common stockholder will be permitted to transfer its remaining shares of Class B common stock to any other Class B common stockholder that continues to hold at least 50% of the number of shares of Class B common stock it held immediately after the final allocation of shares by Holdco, in accordance with the right of first offer procedures described below under “—Class B Stockholder Agreement—Right of First Offer.” Following compliance with the right of first offer procedures, such Class B common stockholder will immediately convert all of its remaining shares of Class B common stock into Class A common stock.

Standstill

Limitation on Acquisitions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder has agreed with us, Jeffrey Katzenberg and David Geffen that they will not prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold common stock representing at least 32.5% of the total voting power of our outstanding common stock, acquire ownership of any additional shares of our common stock or other voting securities (except pursuant to the Formation Agreement or the Holdco partnership agreement). Notwithstanding the foregoing, Paul Allen and the Vulcan Stockholders are permitted to acquire (including pursuant to certain hedging transactions), beneficial ownership of additional shares of our common stock or other voting securities so long as the percentage of the aggregate number of shares of our common stock and other voting securities owned by Paul Allen, the Vulcan Stockholders and their respective affiliates (other than any such affiliate that is listed on a national securities exchange) does not exceed the greater of (x) 33% of the outstanding shares of our common stock and other voting securities and (y) such percentage of the number of such outstanding shares of our common stock or other voting securities owned by all of the Class B common stockholders in the aggregate. In no event will Paul Allen or any Vulcan Stockholder be in breach of the Vulcan stockholder agreement or be required to sell any shares of our common stock or other voting securities because of a decrease in the percentage described in clause (y) above. Paul Allen and each Vulcan Stockholder have agreed with us, Jeffrey Katzenberg and David Geffen that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions.

Other Restrictions.    The Vulcan stockholder agreement provides that each of Paul Allen and each Vulcan Stockholder have agreed with us that they will not, will cause each of their affiliates (other than any such affiliate that is listed on a national securities exchange) not to and use their reasonable best efforts to cause each of their respective affiliates not controlled by them (other than any such affiliate that is listed on a national securities exchange) not to, and Steven Spielberg has agreed in a separate standstill agreement that he will not, and will cause persons controlled by him not to, prior to the earlier of (i) the fifth anniversary of the date of the Vulcan stockholder agreement and (ii) the first date after the allocation of shares held by Holdco on which Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold common stock representing at least 32.5% of the total voting power of our outstanding common stock, take any of the actions set forth below (unless pursuant to a transaction in which we have entered into a definitive agreement or the board has recommended in favor of) (or take any action that would require us to make an announcement regarding any of the following):

•	effect, propose or cause or participate in, or assist any other person to effect, propose or participate in:

•	any tender or exchange offer, merger, consolidation, restructuring, liquidation or other extraordinary transaction involving us or any of our subsidiaries or any material portion of our or their business or any purchase of all or any substantial part of our assets or any of our subsidiaries; or

•	any solicitation of proxies with respect to us or any of our affiliates or any action resulting in Paul Allen, any affiliate of Paul Allen or such other person becoming a participant in any election contest with respect to us or any of our subsidiaries;

•	propose any matter for submission to a vote of our stockholders or call or seek to call a meeting of our stockholders;

•	seek election to, seek to place a representative on or seek the removal of any director, except the Class C Director;

•	grant any proxy with respect to any of our common stock (other than to Jeffrey Katzenberg, David Geffen, our chief executive officer or a bona fide financial institution in connection with a bona fide recourse borrowing);

•	execute any written consent with respect to any of our common stock other than in respect of the election or removal of the Class C Director or at the request of Jeffrey Katzenberg, David Geffen or our chief executive officer;

•	form, join or participate in a group with respect to any of our common stock or deposit any of our common stock in a voting trust or subject any of our common stock to any arrangement or agreement with respect to the voting of such common stock or other agreement having similar effect (in each case except with the Class B common stockholders); or

•	except pursuant to our restated certificate of incorporation as it relates to the Class C Director, take any other action to seek to affect the control of the management or our board of directors or any of our affiliates.

Each of Paul Allen and each Vulcan Stockholder has agreed with us that they will not cause any of their respective affiliates that are listed on a national securities exchange to take any of the prohibited actions described above and will not vote any securities of any such affiliate in favor of the taking of such actions. Nothing in the standstill restrictions will restrict Paul Allen, any Vulcan Stockholder or the Class C Director, in their capacity as a director or board committee member of us or any non-wholly owned affiliate of Paul Allen or any Vulcan Stockholder, from exercising their fiduciary duties in such capacity as they deem to be in our best interest or in the best interest of such non-wholly owned affiliate.

Exceptions to Standstill.    The Vulcan stockholder agreement and the Spielberg standstill agreement provide that none of Paul Allen nor any Vulcan Stockholder nor Steven Spielberg nor any person he controls will be subject to any of the restrictions set forth above if:

•	we have entered into a definitive agreement providing for, or, in the case of the second sub-bullet below, our board of directors has recommended in favor of:

•	any acquisition or purchase by any person of a majority of our common stock,

•	any tender offer or exchange offer that if consummated would result in any person acquiring a majority of our common stock or

•	any merger, consolidation, share exchange or other business combination involving us which, if consummated, would result in our stockholders immediately prior to the consummation of such transaction ceasing to own at least a majority of the equity interests in the surviving entity;

•	any person (other than us, any Class B common stockholder, Paul Allen, any Vulcan Stockholder or any of their respective affiliates) acquires 25% or more of the number of then outstanding shares of our common stock or other voting securities having the right to vote generally in the election of directors;

•	any holder of Class B common stock, Jeffrey Katzenberg, David Geffen or entity controlled by Jeffrey Katzenberg or David Geffen or any of their respective affiliates commences a “going private” transaction involving us or any of our material subsidiaries or a change of control transaction; or

•	after the allocation of shares held by Holdco Jeffrey Katzenberg, David Geffen and entities controlled by them cease to hold common stock representing at least 32.5% of the total voting power of our outstanding common stock.

Term

The Vulcan stockholder agreement will terminate upon the later of the conversion of all outstanding shares of Class B common stock into Class A common stock and October 27, 2009. In addition, the Vulcan stockholder agreement provides that the Vulcan stockholder agreement will terminate with respect to Paul Allen and entities controlled by Paul Allen if Paul Allen and entities controlled by Paul Allen cease to beneficially own in the aggregate at least 5% of our outstanding common stock.

Class B Stockholder Agreement

Holdco, M&J K B Limited Partnership, M&J K Dream Limited Partnership, certain of Jeffrey Katzenberg’s estate planning vehicles, DG-DW, L.P., Jeffrey Katzenberg and David Geffen have entered into a stockholder agreement. The Class B stockholder agreement covers restrictions on transfer and conversion of Class B common stock, as described below.

Restrictions on Transfer and Conversion

Generally, without the consent of the Class B stockholders controlled by Jeffrey Katzenberg and David Geffen, each party to the Class B stockholder agreement has agreed not to:

•	transfer, other than pursuant to the right of first offer procedures (or special call right procedures, if applicable) described below, any shares of Class B common stock (or shares of Class A common stock into which such shares of Class B common stock have been converted) held of record by such party, other than:

•	certain de minimis transfers described below;

•	transfers to Holdco and transfers by Holdco in connection with the transactions described under “—Formation Agreement and Holdco Arrangement”;

•	transfers upon foreclosure with respect to of any of our common stock pledged to secure DreamWorks Studios’ credit facility;

•	transfers by entities controlled by David Geffen of Class A common stock to a charitable foundation, a charity or a not-for-profit organization;

•	transfers to any other holder of Class B common stock that is controlled by Jeffrey Katzenberg or David Geffen;

•	transfers to either Jeffrey Katzenberg or David Geffen;

•	transfers by entities controlled by Jeffrey Katzenberg and David Geffen to other entities controlled by the relevant principal, including estate planning vehicles, so long as the transferee becomes a party to the Class B stockholder agreement and the Vulcan stockholder agreement;

•	transfers pursuant to an agreement providing for a merger, consolidation, share exchange, tender offer or similar transaction involving us or any of our subsidiaries which is recommended by the board at the time it is entered into, which is available to all holders of our common stock and in which equivalent consideration (as defined in our restated certificate of incorporation) is offered in respect of each share of our common stock;

•	the pledge of our common stock to the lenders under DreamWorks Studios’ revolving credit facility; and

•	transfers pursuant to a bona fide third party tender offer or exchange offer which is recommended by the board or publicly endorsed by each of Jeffrey Katzenberg or David Geffen (to the extent he controls a holder of Class B common stock at such time), which is made to all holders of our common stock and in which equivalent consideration (as defined in our restated certificate of incorporation) is offered in respect of each share of our common stock; or

•	convert any shares of Class B common stock beneficially owned by such party into shares of Class A common stock (other than in connection with the exceptions described above).

In addition, entities controlled by David Geffen have agreed for so long as Jeffrey Katzenberg is the chief executive officer not to convert any shares of Class B common stock or transfer any common stock without the consent of Jeffrey Katzenberg if such conversion or transfer would result in the total voting power of Jeffrey Katzenberg, David Geffen and entities controlled by them falling below 51% (disregarding any transfers by entities controlled by Jeffrey Katzenberg prior to such time). Notwithstanding the foregoing, upon any permitted conversion or transfer of common stock by entities controlled by Jeffrey Katzenberg, entities controlled by David Geffen may convert or transfer common stock representing up to the same percentage of total voting power as had been converted or transferred by the Katzenberg entities prior to such time.

De Minimis Transfers.    After November 2, 2005 (the date that is one year after consummation of our initial public offering), each party to the Class B stockholder agreement will be entitled to make one or more transfers of less than 5,000 shares of Class A common stock; provided that with respect to any party, the aggregate number of shares of Class A common stock transferred pursuant to such “de minimis transfers” during any three month period may not exceed 25,000.

Right of First Offer.    Generally, any transfer or conversion of Class B common stock, other than the permitted transfers described above under “—Restrictions on Transfer and Conversion” and other than certain involuntary conversions of Class B common stock under our restated certificate of incorporation that are subject to the special call rights described below, is subject to a right of first offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen. Upon any such transfer, the transferring party must make an irrevocable offer to each Class B stockholder controlled by Jeffrey Katzenberg or David Geffen (if not the transferring party) to sell all (but not less than all) of the common stock to be transferred at the price set by the transferring stockholder in the case of a proposed private placement, or the current market value, in all other cases. If the Class B stockholders controlled by Jeffrey Katzenberg or David Geffen do not respond to the offer notice within the required response time period or elect not to purchase the offered Class B common stock, the transferring stockholder is free to transfer the offered Class B common stock in the form of Class A common stock or to convert the Class B common stock, as applicable.

Special Call Right.    Any conversion of Class B common stock into Class A common stock under our restated certificate of incorporation as a result of the death of Jeffrey Katzenberg or David Geffen or a judgment of a governmental entity or other involuntary action which results in Jeffrey Katzenberg or David Geffen (as applicable) ceasing to control the relevant holder of Class B common stock (including any such conversion of Class B common stock held by Holdco that the applicable principal would have been entitled to receive pursuant to the Holdco partnership agreement) is subject to a special call right of the remaining holders of Class B common stock that are controlled by the other principal. Following any such involuntary conversion, such remaining holders of Class B common stock will have five days to exercise their right to purchase all or a portion of such shares of Class A common stock at the current market price. If such remaining holders of Class B common stock exercise their special call right, the purchased shares of Class A common stock will automatically convert back into shares of Class B common stock upon their transfer (within a specified period) to such remaining holders of Class B common stock. See “Description of Capital Stock -Common Stock -Conversion.”

Term

The Class B stockholder agreement will terminate when all outstanding shares of Class B common stock have been converted to Class A common stock, and the rights and obligations of each party to the Class B stockholder agreement will terminate upon the date on which such party ceases to hold of record any shares of Class B common stock in accordance with the terms of the Class B stockholder agreement.

Registration Rights Agreement

Holdco and, after the final allocation of shares held by Holdco, certain investors in DreamWorks Studios have registration rights with respect to our Class A common stock.

Demand Registration Rights.    The registration rights agreement provides that we can be required to effect registrations of Class A common stock upon the request of Holdco and entities controlled by Paul Allen, Steven Spielberg, Jeffrey Katzenberg or David Geffen. We are effecting this offering pursuant to Holdco’s demand registration request. After the final allocation of shares by Holdco, entities controlled by Paul Allen will have the right to require us to effect up to three additional registrations, and entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen will each have the right to require us to effect one additional registration. We have agreed not to allow any registration statement with respect to our common stock to be declared effective within a period of six months after the closing of this offering (or, if exercised, the closing of the over-allotment option relating to this offering), subject to limited exceptions.

We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the size of the offering does not reach a defined threshold or if we have effected a registration within the preceding six months. If we furnish to the stockholder requesting a demand registration a board resolution stating that in the good faith judgment of the board it would be significantly disadvantageous to us for a registration statement to be filed or maintained effective, we are entitled to withdraw (or decline to file) such registration statement for a period not to exceed 180 days. In addition, we are not required to file a registration statement under the registration rights agreement prior to the date that is six months after consummation of this offering.

If a majority of the joint-lead bookrunning underwriters in a demand registration advise us that the number of securities offered to the public needs to be reduced, first priority for inclusion in the demand registration is given to the holder requesting the demand registration, then pro rata to other parties to the registration rights agreement who have requested to have their securities included in the registration and then to securities requested by us to be included in the registration. Notwithstanding the foregoing, all securities of the requesting holder will be included in the applicable demand registration.

If entities controlled by Paul Allen have not previously exercised all of their demand requests and have not received aggregate net cash proceeds from our initial public offering and this offering or pursuant to the prior exercise of registration rights representing 100% of their invested capital in DreamWorks Studios, then if a party to the registration rights agreement other than an entity controlled by Paul Allen demands a registration, an entity controlled by Paul Allen will be permitted to convert such demand registration into a demand by an entity controlled by Paul Allen and be treated as the requesting holder for all purposes.

Piggyback Registration Rights.    In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration (1) on Form S-8 or S-4, (2) relating to equity securities in connection with employee benefit plans, (3) in connection with an acquisition by us of another entity or (4) pursuant to a demand registration, we will give each stockholder party to the registration rights agreement the right to participate in such registration. Expenses relating to these registrations are required to be paid by us. If a majority of the joint-lead bookrunning underwriters in a piggyback registration advise us that the number of securities offered to the public needs to be reduced, first priority for inclusion in the piggyback registration will be given to us and then pro rata to the piggybacking holders.

Holdback Agreements.    If any registration of Class A common stock is in connection with an underwritten public offering, each holder of unregistered Class A common stock party to the registration rights agreement will agree not to effect any public sale or distribution of any Class A common stock during the seven days prior to, and during the 90-day period beginning on, the effective date of such registration statement and will also agree to enter into a customary lock-up with the underwriters of such offering (not to exceed six months from the date of consummation of such offering). We will enter into a similar agreement, except that we will be permitted to effect a sale or distribution of Class A common stock in connection with a merger or consolidation, in connection with certain acquisitions and in connection with employee stock ownership or other similar benefit plans.

Tax Receivable Agreement

At the time of the Separation, entities controlled by Paul Allen entered into a series of transactions that resulted in a partial increase in the tax basis of our tangible and intangible assets. This partial increase in tax basis is expected to reduce the amount of tax that we may pay in the future, to the extent we generate taxable income in sufficient amounts in the future. Under a Tax Receivable Agreement that we entered into with an entity controlled by Paul Allen, we are obligated to remit to such entity 85% of the amount of cash savings, if any, in U.S. Federal income tax and California franchise tax that we actually realize as a result of the partial increase in tax basis and certain other tax benefits related to our entering into the Tax Receivable Agreement, subject to repayment if it is determined that these savings should not have been available to us. We have the right to terminate the Tax Receivable Agreement at any time for an amount based on an assumed value of certain payments remaining to be made under the Tax Receivable Agreement at such time. While the actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, we expect that, as a result of the size of the increase in the tax basis in our tangible and intangible assets, during the approximately 15-year average amortization period for such increased basis, the payments that may be made to an entity controlled by Paul Allen could be substantial.

At the time of the Separation, the increase in the tax basis of our assets was approximately $1.64 billion, resulting in a deferred tax asset of approximately $620 million. A substantial portion of these potential tax benefits may be realized over approximately 15 years. As a result of taxable income generated by us from the Separation Date through December 31, 2004, we expect to realize $6.5 million in tax benefits as a result of the increased basis in the assets for the period from October 28, 2004 through December 31, 2004. We also expect to receive a tax benefit of $76.6 million in future years as management has determined that the benefits can be realized through a refund of taxes paid in 2004. Accordingly, we recorded a liability to the stockholder’s affiliate of approximately $70.6 million representing 85% of these recognized benefits. All transactions described in this section with an entity controlled by Paul Allen have been recognized as a component of stockholders’ equity and have not impacted our operating results. Please see Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

PRINCIPAL AND SELLING STOCKHOLDERS

The following principal stockholders table sets forth certain information regarding the beneficial ownership of our Class A and Class B common stock (1) immediately prior to the consummation of the offering and (2) as adjusted to reflect the sale of Class A common stock in this offering and the allocation of shares of our common stock by Holdco to its partners. At all times presented, an entity controlled by Paul Allen will hold the sole outstanding share of Class C common stock. An aggregate of 10,714,286 shares of our common stock has been pledged by the Holdco partners and the members of DreamWorks Studios not participating in Holdco (other than Thomson) to the lenders under DreamWorks Studios’ revolving credit facility. Following the consummation of this offering, each Holdco partner (other than Universal Studios) will assume a proportionate amount of such pledge.

The principal stockholders table sets forth stockholder information with respect to:

•	each of our directors;

•	each of the executive officers listed in the Summary Compensation Table above;

•	our directors and named executive officers as a group; and

•	persons owning more than 5% of a class of our common stock.

Prior to the consummation of this offering, the percentage of beneficial ownership of our common stock indicated in the principal stockholders table is based on 52,174,447 shares of Class A common stock, 50,842,414 shares of Class B common stock and one share of Class C common stock outstanding. After the consummation of this offering, the percentage of beneficial ownership of our common stock is based on 84,173,980 shares of Class A common stock, 18,842,881 shares of Class B common stock and one share of Class C common stock outstanding.

Unless otherwise indicated, the address for each of our directors and named executive officers and each beneficial owner of more than 5% of the outstanding shares of our common stock listed in the table below is: c/o DreamWorks Animation SKG, Inc., 1000 Flower Street, Glendale, CA 91201.

Principal Stockholders

		Prior to the Offering			After the Offering
Name and Address of Beneficial Owner(1)	Title of Class	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned	% of Total Voting Power	Shares of Common Stock Beneficially Owned	% of Class Beneficially Owned	% of Total Voting Power
Current Directors
Jeffrey Katzenberg(2)(3)	Class A	10,669,469	59.4%	94.8%	17,694,440	35.3%	81.7%
	Class B	50,842,414	100.0%	93.6%	18,842,881	100.0%	77.1%
David Geffen(2)(4)	Class A	10,669,469	59.4%	94.8%	17,694,440	35.3%	81.7%
	Class B	50,842,414	100.0%	93.6%	18,842,881	100.0%	77.1%
Paul G. Allen(2)(5)	Class A	10,669,469	59.4%	94.8%	17,694,440	35.3%	81.7%
	Class B	50,842,414	100.0%	93.6%	18,842,881	100.0%	77.1%
	Class C	1	100.0%	*	1	100.0%	*
Roger A. Enrico(6)	Class A	242,857	*	*	242,857	*	*
Lewis W. Coleman(7)	Class A	37,857	*	*	37,857	*	*
Mellody N. Hobson(7)	Class A	17,857	*	*	17,857	*	*
Nathan Myhrvold(7)	Class A	17,857	*	*	17,857	*	*
Howard Schultz(7)	Class A	67,857	*	*	67,857	*	*

Named officers who are not directors
Ann Daly(8)	Class A	554,791	1.0%	*	554,791	*	*
Katherine Kendrick(9)	Class A	165,032	*	*	165,032	*	*
Kristina M. Leslie(10)	Class A	114,894	*	*	114,894	*	*
Directors and Executive Officers as a group	Class A	11,889,375	60.2%	94.9%	18,913,442	36.2%	90.0%
	Class B	50,842,414	100.0%	93.5%	18,842,881	100.0%	77.1%
	Class C	1	100.0%	*	1	100.0%	*

Persons owning more than 5% of a class of our equity securities
Steven Spielberg(2)(11)	Class A	10,669,469	59.4%	*	9,947,370	11.8%	2.7%
	Class B	50,842,414	100.0%	*	—	—	—
Lee Entertainment L.L.C.(2)(12)	Class A	10,669,469	59.4%	*	2,853,097	3.4%	*
	Class B	50,842,414	100.0%	*	—	—	—
Holdco(2)(13)	Class A	10,669,469	59.4%	94.8%	—	—	—
	Class B	50,842,414	100.0%	93.6%	—	—	—

*	Less than 1%

(1)	As discussed in “Related Party Agreements — Formation Agreement, Holdco Arrangement and Final Allocation,” the proceeds received by Universal Studios, DW Investment II, Inc., an entity controlled by Paul Allen (“DWI II”), and Lee Entertainment (and the amounts credited to entities controlled by Jeffrey Katzenberg, David Geffen and Steven Spielberg) in this offering, when combined with proceeds received by (or amounts credited to) such parties in our initial public offering, will result in a “Satisfaction Event,” as such term is defined in Holdco’s partnership agreement. As a result, upon consummation of this offering, each Holdco partner (other than Universal Studios) will have the right to receive a portion of the remaining shares of common stock held by Holdco and allocated to such partner and, in the case of certain Holdco partners, a portion of the net cash proceeds received by Holdco in connection with this offering, in each case in accordance with the terms of the Holdco partnership agreement. Amounts in this table indicating shares beneficially owned for each Holdco partner after the consummation of this offering include the amount of shares estimated to be allocated to such partner by Holdco, based on an assumed price to the public in this offering of $39.37 per share (the last reported sales price for our Class A common stock on the NYSE on March 23, 2005).

(2)	Certain of our stockholders may be deemed to be members of one or more “groups”, as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). These stockholders include (i) Jeffrey Katzenberg and entities controlled by him; (ii) David Geffen and entities controlled by him; (iii) Steven Spielberg and entities controlled by him; (iv) DWI II; (v) Lee Entertainment; and (vi) Holdco. These groups, and their respective members, are:

•	The “Holdco Group,” which consists of the following parties to the Formation Agreement and Holdco’s partnership agreement: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Steven Spielberg and entities controlled by him, Paul Allen, DWI II, Lee Entertainment and Holdco.

•	The “Vulcan Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Vulcan Stockholder Agreement”) dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him, Paul Allen, DWI II and Holdco.

•	The “Class B Group,” which consists of the following individuals and entities party to a stockholder agreement (the “Class B Stockholder Agreement”), dated October 27, 2004: Jeffrey Katzenberg and entities controlled by him, David Geffen and entities controlled by him and Holdco.

Following the consummation of this offering and the final allocation of shares by Holdco, we expect entities controlled by each of Jeffrey Katzenberg, David Geffen and Steven Spielberg to retain a portion of the Class B common stock allocated to them by Holdco in Holdco following the consummation of this offering. As such, Holdco remains a member of the Vulcan Group after the consummation of this offering and each of Jeffrey Katzenberg, David Geffen and Steven Spielberg remains a member of the Holdco Group after the consummation of this offering.

(3)	Prior to the consummation of this offering, shares beneficially owned by Mr. Katzenberg include:

•	618,571 shares of performance-vesting Class A restricted stock granted to Mr. Katzenberg at the time of our initial public offering (performance compensation awards granted by our compensation committee in January 2005 have been excluded);

•	525,929 shares of Class A common stock owned by DreamWorks Studios;

•	577,040 shares of Class A common stock owned by entities controlled by Mr. Katzenberg;

•	7,476,236 shares of Class B common stock contributed to Holdco by Mr. Katzenberg;

•	42,212,098 shares of Class B common stock contributed to Holdco by other stockholders; and

•	10,102,010 additional shares of Class A and Class B common stock owned by other members of the Holdco, Vulcan and Class B Groups.

After the consummation of this offering, shares owned by Mr. Katzenberg include:

•	618,571 shares of performance-vesting Class A restricted stock granted to Mr. Katzenberg at the time of our initial public offering (performance compensation awards granted by our compensation committee in January 2005 have been excluded);

•	525,929 shares of Class A common stock owned by DreamWorks Studios;

•	9,421,441 shares of Class B common stock owned by entities controlled by Mr. Katzenberg (including 8,844,401 shares estimated to be allocated by Holdco); and

•	25,971,380 shares of Class A and Class B common stock owned by other members of the Vulcan and Class B Groups.

Mr. Katzenberg and entities controlled by him expressly disclaim beneficial ownership of (i) all shares of our common stock owned by all other members of the Holdco, Vulcan and Class B Groups and (ii) shares of our common stock held by DreamWorks Studios in which they have no pecuniary interest. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Katzenberg and entities controlled by him is c/o DreamWorks L.L.C., 100 Universal Plaza, Bungalow 477, Universal City, CA 91608, Attn: Jeffrey Katzenberg.

(4)	Prior to the consummation of this offering, shares beneficially owned by Mr. Geffen include:

•	525,929 shares of Class A common stock owned by DreamWorks Studios;

•	577,040 shares of Class A common stock owned by an entity controlled by Mr. Geffen;

•	7,476,236 shares of Class B common stock contributed to Holdco by Mr. Geffen;

•	42,212,098 shares of Class B common stock contributed to Holdco by other stockholders; and

•	10,720,581 additional shares of Class A and Class B common stock owned by other members of the Holdco, Vulcan and Class B Groups.

After the consummation of this offering, shares owned by Mr. Geffen include:

•	525,929 shares of Class A common stock owned by DreamWorks Studios;

•	9,421,441 shares of Class B common stock owned by an entity controlled by Mr. Geffen (including 8,844,401 shares estimated to be allocated by Holdco); and

•	26,589,951 shares of Class A and Class B common stock owned by other members of the Vulcan and Class B Groups.

Mr. Geffen and entities controlled by him expressly disclaim beneficial ownership of (i) all shares of our common stock owned by all other parties to the Holdco, Vulcan and Class B Groups and (ii) shares of our common stock held by DreamWorks Studios in which they have no pecuniary interest. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Geffen and entities controlled by him is c/o DG-DG, L.P., 331 North Maple Drive, Suite 230, Beverly Hills, CA 90210.

(5)	Shares of common stock beneficially owned by Mr. Allen include:

•	7,726,076 shares of Class A common stock held of record by DWI II, all of which are being sold in this offering;

•	21,951,304 shares of common stock contributed to Holdco by Mr. Allen;

•	27,737,030 shares of common stock contributed to Holdco by other stockholders; and

•	4,097,474 additional shares of common stock owned by other members of the Holdco and Vulcan Groups.

After the consummation of this offering, shares of common stock beneficially owned by Mr. Allen include:

•	An estimated 16,549,940 shares of Class A common owned by DWI II (all of which will be allocated to DWI II by Holdco); and

•	19,987,381 shares of Class A and Class B common stock estimated to be owned by other members of the Vulcan Group.

Mr. Allen and DWI II expressly disclaim beneficial ownership of all shares of our common stock owned by all other parties to the Vulcan Group (including Holdco) and the Holdco Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for each of Mr. Allen and DWI II is 505 Fifth Ave. South, Suite 900, Seattle, WA 98104.

(6)	Includes 142,857 shares of Class A restricted stock granted to Mr. Enrico at the time of our initial public offering, the vesting of which will occur in the first quarter of 2009 pending achievement of certain performance goals. Performance compensation awards granted in January 2005 have been excluded.

(7)	Includes 17,857 shares of Class A restricted stock granted at the time of our initial public offering, the vesting of which will occur ratably over a three-year period.

(8)	Includes 203,571 shares of Class A common stock; 259,524 shares of Class A restricted stock, the vesting of which will occur over a period of 7 years contingent upon the achievement of certain performance goals; 81,250 fully vested restricted stock units; and fully vested options to purchase 10,446 shares of our Class A common stock. Performance compensation awards granted by our compensation committee in January 2005 have been excluded.

(9)	Includes 104,674 fully vested restricted stock units; 4,643 shares of Class A restricted stock; and fully vested options to purchase 55,715 shares of our Class A common stock.

(10)	Includes 89,939 fully vested restricted stock units and fully vested options to purchase 24,955 shares of our Class A common stock.

(11)	Prior to the consummation of this offering, shares owned by Steven Spielberg include:

•	525,929 shares of Class A common stock owned by DreamWorks Studios;

•	577,040 shares of Class A common stock held of record by an entity controlled by Mr. Spielberg;

•	7,476,236 shares of Class A common stock that have been contributed to Holdco by Mr. Spielberg;

•	42,212,098 shares of Class B common stock contributed to Holdco by other stockholders; and

•	10,720,581 shares of Class A and Class B common stock owned by other members of the Holdco Group.

Following the consummation of this offering, shares owned by Mr. Spielberg include:

•	525,929 shares of Class A common stock owned by DreamWorks Studios; and

•	9,421,441 shares of Class A common stock beneficially owned by DW Lips (including 8,844,401 shares of Class A common stock estimated to be allocated to DW Lips by Holdco)

Mr. Spielberg and entities controlled by him expressly disclaim beneficial ownership of (i) all shares of our common stock owned by all other members of the Holdco Group and (ii) shares of our common stock held by DreamWorks Studios in which they have no pecuniary interest. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Mr. Spielberg and entities controlled by him is c/o Breslauer & Rutman, 11400 Olympic Boulevard, Los Angeles, California, 90064.

(12)	Prior to the consummation of this offering, shares owned by Lee Entertainment include 1,221,853 shares of Class A common stock held of record by Lee Entertainment and 60,290,031 shares of Class A and Class B common stock held by other members of the Holdco, Groups (including Holdco). Following the consummation of this offering, shares owned by Lee Entertainment include an estimated 2,853,097 shares of Class A common stock, all of which will be allocated to Lee Entertainment by Holdco.

Lee Entertainment disclaims beneficial ownership of our common stock owned by all other members of the Holdco Group. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(13)

Prior to the consummation of this offering, Holdco holds of record 49,688,334 shares of Class B common stock. After the consummation of this offering, Holdco will allocate all shares of our common stock it then holds to its partners (other than Universal Studios) in accordance with Holdco’s partnership agreement. Please see “Related Party Agreements — Formation Agreement, Holdco Arrangement and Final Allocation” for a discussion of Holdco’s allocation of shares to its partners. Holdco remains a member of the Vulcan Group after the consummation of this offering because entities controlled by each of Jeffrey Katzenberg, David Geffen and Steven Spielberg are required to keep a certain amount of shares in Holdco for six months following the consummation of this offering.

Holdco disclaims beneficial ownership of all shares of our common stock owned by each other member of the Vulcan, Holdco and Class B Groups, and the inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

Holdco expressly disclaims beneficial ownership of all shares of our common stock owned by each member of the Holdco, Vulcan and Class B Groups. The inclusion of such shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

The address for Holdco is c/o DG-DG, L.P., 331 North Maple Drive, Suite 230, Beverly Hills, CA 90210.

Selling Stockholders

The following table sets forth the number of shares of Class A common stock offered by each of our stockholders selling shares in this offering.

Selling Stockholder	Class A Shares Offered
Paul G. Allen (by DWI II and Holdco)	9,871,844	(1)
Lee Entertainment L.L.C. (by itself and Holdco)	1,569,798	(2)
Universal Studios	1,258,383

(1)	Includes 2,145,768 shares of Class A common stock that will be sold in this offering by Holdco, the net proceeds of which will be distributed by Holdco to DWI II upon consummation of this offering.
(2)	Includes 347,944 shares of Class A common stock that will be sold in this offering by Holdco, the net proceeds of which will be distributed by Holdco to Lee Entertainment upon consummation of this offering.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 350,000,000 shares of Class A common stock, par value $0.01 per share, 150,000,000 shares of Class B common stock, par value $0.01 per share, one share of Class C common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Immediately following this offering and taking into effect the allocation of shares by Holdco:

•	of the 350,000,000 authorized shares of Class A common stock, 84,173,980 shares will be issued and outstanding;

•	of the 150,000,000 authorized shares of Class B common stock, 18,842,881 shares will be issued and outstanding, all of which will be held by Jeffrey Katzenberg and David Geffen after the completion of this offering and the distribution of shares by Holdco;

•	of the one authorized share of Class C common stock, one share will be issued and outstanding and will be held by an entity controlled by Paul Allen; and

•	no shares of our preferred stock will be outstanding.

The following summary description relating to our capital stock does not purport to be complete. The rights of the holders of our capital stock are set forth in our restated certificate of incorporation and by-laws as well as the Vulcan stockholder agreement and the Class B stockholder agreement, which are filed as exhibits to our Form 10-K for the year ended December 31, 2004. The summary set forth below is qualified by reference to such exhibits and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

The relative rights of the Class A common stock, the Class B common stock and the Class C common stock are substantially identical in all respects, except for voting rights and conversion rights.

Voting Rights

Each share of Class A common stock entitles the holder to one vote, each share of Class B common stock entitles the holder to fifteen votes and each share of Class C common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. In addition, the Class C common stock, voting as a separate class, is entitled to elect one director. The holders of Class A common stock, Class B common stock and Class C common stock are not entitled to cumulate their votes in the election of directors. Except as otherwise provided in our restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of election of directors (other than the director elected by the Class C common stockholder), by a plurality, of the votes entitled to be cast by all shares of Class A common stock, Class B common stock and Class C common stock present in person or represented by proxy, voting together as a single class.

In addition to any other vote required by our restated certificate of incorporation or by applicable law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Class A common stock, voting separately as a class, is required for certain amendments to the equivalent consideration provisions of our restated certificate of incorporation described below.

Our restated certificate of incorporation also provides that for so long as shares of Class B common stock are outstanding, in addition to any other vote required by our restated certificate of incorporation or by applicable law, the affirmative vote of the holders of 85% of the voting power of all outstanding shares of Class B common stock, voting separately as a class, is required:

•	for the authorization or issuance of shares of Class B common stock or Class C common stock or the authorization or issuance of any securities convertible into or exchangeable for shares of Class B common stock or Class C common stock;

•	for the authorization or issuance of shares of any series or class of capital stock (other than Class A common stock, Class B common stock or Class C common stock) having more than one vote per share or having any right to elect directors voting as a separate class or any class voting or consent rights, in each case other than as required by applicable law or the rules or regulations of any stock exchange upon which such series or class of capital stock is to be listed for trading (or securities convertible into or exchangeable therefor);

•	for any amendment to any provision of our restated certificate of incorporation setting forth any of the rights, powers or preferences of the Class A common stock, Class B common stock or Class C common stock;

•	for certain amendments to the equivalent consideration provisions of our restated certificate of incorporation described below; and

•	until such time as the outstanding shares of Class B common stock no longer represent at least 50% of the voting power of the outstanding voting stock, for the authorization or implementation of what is commonly known as a “poison pill” plan or stockholder rights plan or any similar plan, or the authorization of any series of preferred stock or other capital stock or securities for issuance, or the issuance of any such securities, in connection with any such plan.

For so long as shares of Class C common stock are outstanding, in addition to any other vote required hereunder or by applicable law, the affirmative vote of the holder of the outstanding shares of Class C common stock, voting separately as a class, is required for certain amendments to the equivalent consideration provisions of our restated certificate of incorporation described below, for the authorization or issuance of shares of Class C common stock (or securities convertible into or exchangeable therefor) or the reduction of the authorized number of shares of Class C common stock and for any amendment to any provision of our restated certificate of incorporation setting forth any of the rights, powers or preferences of the Class C common stock.

Dividends

Holders of Class A common stock, Class B common stock and Class C common stock will share equally in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock, Class B common stock, Class C common stock or any of our other securities or the securities of any other legal entity may be paid only as follows:

•	a share distribution consisting of shares of Class A common stock (or convertible securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A common stock) with respect to shares of Class A common stock and Class C common stock and, on an equal per share basis, shares of Class B common stock (or convertible securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B common stock) with respect to shares of Class B common stock; and

•

a share distribution consisting of shares of any class or series of our securities or any other person other than Class A common stock, Class B common stock or Class C common stock (and other than convertible securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A common stock, Class B common stock or Class C common stock), on the basis of a distribution of identical securities, on an equal per share basis, with respect to shares of Class A common stock, Class B common stock and Class C common stock, provided that if such share distribution consists of shares of any class or series of securities of us or any subsidiary of us not formed for the purpose of circumventing the equivalent consideration provisions described below under “—Equivalent Consideration in Certain Transactions”, then it will be declared and paid on the basis of a distribution of one class or series of securities with respect to shares of Class A common stock and another class or series of securities with respect to shares of Class B common stock and another class or series of securities with respect to Class C common stock, and the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible, or for which they are exchangeable, or which the distributed securities evidence the right to purchase) shall differ with respect to, but solely with respect to, their relative voting rights and related differences in conversion and share distribution provisions, and all such differences will be identical to the corresponding differences in voting rights, conversion and share distribution provisions between the Class A common stock, the Class B common stock and the Class C common stock, so as to preserve the relative voting rights of each class as in effect immediately prior to such share distribution, and that such distribution will otherwise be made on an equal per share basis.

Subdivision or Combination

If we in any manner subdivide or combine the outstanding shares of Class A common stock, Class B common stock or Class C common stock, the outstanding shares of other classes of common stock will be proportionately subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A common stock, Class B common stock or Class C common stock, as the case may be, that have been subdivided or combined.

Conversion

Each share of Class B common stock and each share of Class C common stock is convertible at any time and from time to time at the option of the holder thereof into one share of Class A common stock. Shares of Class A common stock may be converted into shares of Class B common stock only in the limited circumstances described below.

In the event that a holder of Class B common stock is not or ceases to be Jeffrey Katzenberg or David Geffen or an entity controlled by Jeffrey Katzenberg or David Geffen (including upon the death of either Jeffrey Katzenberg or David Geffen) or transfers (other than pursuant to a bona fide third party tender offer or exchange offer which is recommended by the board or which has been publicly endorsed by each of Jeffrey Katzenberg and David Geffen (to the extent he is or controls a holder of Class B common stock at such time), which is made to all holders of our common stock and in which equivalent consideration (as defined in our restated certificate of incorporation) is offered in respect of each share of our common stock) any shares of Class B common stock other than a transfer to Jeffrey Katzenberg or David Geffen or an entity controlled by Jeffrey Katzenberg or David Geffen, then such shares will automatically be converted into shares of Class A common stock. If the special call right set forth in the Class B stockholder agreement is exercised and consummated within 45 days following certain involuntary conversions pursuant to the provisions described in the preceding sentence (as extended to the extent necessary to obtain any required antitrust or other required governmental approvals), then, upon transfer pursuant to the special call right, such shares of Class A common stock will automatically be converted back into shares of Class B common stock. See “Related Party Agreements—Class B Stockholder Agreement—Restrictions on Transfers and Conversion—Special Call Right.”

In the event that the holder of Class C common stock is not or ceases to be Paul Allen or an entity controlled by Paul Allen (including upon the death of Paul Allen) or transfers any shares of Class C common stock other than a transfer to Paul Allen or an entity controlled by Paul Allen, then such shares will automatically be converted into Class A common stock. In addition, on the first date after the final allocation of the common stock held by Holdco among the Holdco partners that Paul Allen or entities controlled by Paul Allen do not continue to own (including upon the death of Paul Allen) at least an aggregate number of shares of Class A common stock equal to one-third of the total number of shares of Class A common stock and Class C common stock held of record by Paul Allen and entities controlled by him immediately after such final allocation (including shares held of record by Holdco allocated to Paul Allen and entities controlled by him), all shares of Class C common stock outstanding at such time will automatically be converted into Class A common stock.

Equivalent Consideration in Certain Transactions

In the event of any merger, consolidation, share exchange, tender offer reclassification of the outstanding shares of Class A common stock, Class B common stock or Class C common stock or other reorganization to which we are a party, in which the shares of Class A common stock, Class B common stock or Class C common stock will be exchanged for or converted into, or will receive a distribution of, cash or other property or our securities or the securities of any other person, each share of common stock will be entitled to receive Equivalent Consideration (as defined below) on a per share basis. As defined in our restated certificate of incorporation, the term “Equivalent Consideration” means consideration in the same form, in the same amount and with the same voting rights on a per share basis; provided, that in the event that our securities (or any surviving entity or any direct or indirect parent of the surviving entity) are to be offered or paid with respect to shares of Class A common stock, Class B common stock or Class C common stock in a Control Transaction (as defined below), then such securities shall only be offered or paid on the basis of one class or series of securities with respect to shares of Class A common stock and another class or series of securities with respect to shares of Class B common stock and another class or series of securities with respect to shares of Class C common stock, and such securities (and, if applicable, the securities into which such securities are convertible, or for which they are exchangeable, or which they evidence the right to purchase) shall differ with respect to, but solely with respect to, their relative voting rights and related differences in conversion and share distribution provisions and director appointment rights, and all such differences shall be identical to the corresponding differences in voting rights, conversion and share distribution provisions and director appointment rights between the Class A common stock, the Class B common stock and the Class C common stock, so as to preserve the relative voting rights and director appointment rights of each class as in effect immediately prior such transaction; and provided further, that for the avoidance of doubt, consideration to be paid or received by a holder of Class A common stock, Class B common stock or Class C common stock in connection with any merger, consolidation, share exchange, tender offer, reclassification or other reorganization pursuant to any employment, consulting, severance or other arrangement shall not be deemed to be “consideration” that is included in the determination of “Equivalent Consideration”. As defined in our restated certificate of incorporation, the term “Control Transaction” means any merger, consolidation, share exchange, tender offer, reclassification or other reorganization to which we are a party in which the holders of our common stock immediately prior to consummation of such transaction continue to hold at least a majority of the equity or voting power in us (or any surviving entity or any direct or indirect parent of the surviving entity) immediately after consummation of such transaction.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Registration Rights

Certain of our stockholders as of the completion of this offering have certain registration rights with respect to our common stock. In addition, the lenders under DreamWorks Studios’ revolving credit facility have registration rights with respect to the 10,714,286 shares of our Class A common stock pledged to them by DreamWorks Studios’ members. See “Related Party Agreements—Registration Rights Agreement.”

Preferred Stock

Subject to the voting rights of the holders of Class B common stock described above, our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Corporate Opportunities

Our restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and DreamWorks Studios and certain of its affiliates. Specifically, none of DreamWorks Studios, Jeffrey Katzenberg, David Geffen or entities controlled by them (referred to as the “Founding Stockholders”) or any director, officer, member, partner, stockholder or employee of a Founding Stockholder (each a “Specified Party”) has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as we do. In the event that any Founding Stockholder or Specified Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for any Founding Stockholder or Specified Party, as applicable, and us, none of the Founding Stockholders or Specified Parties has any duty to communicate or offer such corporate opportunity to us, and any Founding Stockholder or Specified Party is entitled to pursue or acquire such corporate opportunity for itself or to direct such corporate opportunity to another person or entity and we have no right in or to such corporate opportunity or to any income or proceeds derived therefrom.

In the event that one of our directors, officers or employees who is also a Founding Stockholder or a Specified Party acquires knowledge of a potential transaction or matter which may be a corporate opportunity or otherwise is then exploiting any corporate opportunity, subject to the following paragraph, we will have no interest in such corporate opportunity and no expectancy that such corporate opportunity be offered to us, so that such Specified Party will have no duty to communicate or present such corporate opportunity to us, will have the right to hold such corporate opportunity for its own account or to recommend, sell, assign or transfer such corporate opportunity to persons other than us and will not breach any fiduciary duty to us by reason of the fact that such Specified Party pursues or acquires such corporate opportunity for itself, directs, sells, assigns or transfers such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to us.

Notwithstanding the foregoing, our restated certificate of incorporation provides that we do not renounce any interest or expectancy we may have in any corporate opportunity that is offered to any Founding Stockholder or Specified Party, if such opportunity is expressly offered to such Founding Stockholder or Specified Party solely in, and as a direct result of, his or her capacity as our director, officer or employee. Notwithstanding the foregoing, if our chief executive officer is a Specified Party by virtue of his relationship to DreamWorks Studios, then any corporate opportunity offered to him will be deemed to have been offered to him in his capacity as an officer of us (and shall belong to us) unless such offer clearly and expressly is presented to him solely in his capacity as an officer, employee, director or member of DreamWorks Studios.

Certain Anti-Takeover and Other Provisions of the Charter and By-laws and Delaware Law

Provisions of our restated certificate of incorporation and by-laws could deter, delay or prevent a third-party from acquiring us, even if doing so would benefit our stockholders.

Stockholder Meetings

Our restated certificate of incorporation and by-laws provide that until such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, special meetings of the stockholders may be called only upon the written request of a record holder of Class B common stock or holders of not less than a majority of the combined voting power of the voting stock, upon the request of a majority of the board or upon the request of the chief executive officer. Effective on and after such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, special meetings of the stockholders may be called only upon the request of a majority of the board or upon the written request of a record holder of Class B common stock. The holder of the Class C common stock may call a special meeting solely for the purpose of filling any vacancy of the office of the Class C director, and such meeting is not be subject to the advance notice requirements of our by-laws.

Requirements for Advance Notice of Stockholder Nominations and Proposals

Our by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice and provide certain information to us. So long as the outstanding shares of Class B common stock represent 30% or more of the voting power of our outstanding common stock, nominations and stockholder proposals by record holders of Class B common stock, as such, are not subject to the advance notice procedures of our by-laws. So long as Class C common stock is outstanding, nomination of the Class C Director by the record holder of the outstanding shares of Class C common stock are not subject to the advance notice procedures of our by-laws.

Stockholder Action by Written Consent

Our restated certificate of incorporation and by-laws provide that until such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of our outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted. Effective on and after such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders. Notwithstanding the foregoing, the record holder of the outstanding shares of Class C common stock may take any action required or permitted to elect or remove the Class C Director without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by the record holder of the outstanding shares of Class C common stock.

Amendment of Certificate of Incorporation and By-laws

Our restated certificate of incorporation provides that, until such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, the affirmative vote of the holders of a majority of the combined voting power of the voting stock, voting together as a single class, is required for stockholders to adopt, amend, alter or repeal any provision of the by-laws and on and after such time as the outstanding shares of Class B common stock cease to represent a majority of the combined voting power of the voting stock, the affirmative vote of the holders of 80% of the combined voting power of the voting stock, voting together as a single class, is required for stockholders to adopt, amend, alter or repeal any provision of the by-laws.

In addition, the provisions in our restated certificate of incorporation relating to amendment of the certificate of incorporation and by-laws, inapplicability to the Company of Delaware General Corporation Law Section 203, advance notice of director nominations, corporate opportunities, stockholder meetings and action by written consent may not be amended, altered, changed or repealed in any respect unless such amendment, alteration, change or repeal is approved by the affirmative vote of not less than 80% of the combined voting power of the voting stock.

Business Combinations under Delaware Law

Our restated certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a “business combination”, as defined in clause (c)(3) of that section, with an “interested stockholder”, as defined in clause (c)(5) of that section, for a period of three years after the time the stockholder became an interested stockholder.

Limitation of Liability of Officers and Directors—Indemnification

Our restated certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our by-laws provide that we will indemnify our directors and officers to the fullest extent permitted by that law and we may enter into individual indemnity agreements with such persons.

Trading

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DWA”.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is The Bank of New York.

SHARES ELIGIBLE FOR FUTURE SALE

After the consummation of this offering, there will be 84,173,980 shares of our Class A common stock, 18,842,881 shares of our Class B common stock and one share of our Class C common stock outstanding. The shares of Class B common stock and Class C common stock are convertible into Class A common stock on a one-for-one basis. The              shares of Class A common stock to be sold in this offering (             shares if the underwriters exercise their over allotment option in full), in addition to the 33,350,000 shares of Class A common stock sold in our initial public offering, the 2,146,505 shares of our Class A common stock delivered to DreamWorks Studios’ and our employees at the time of our initial public offering and the 276,924 shares of Class A common stock issued to current and former employees of PDI in connection with the merger of PDI and a wholly owned subsidiary of ours are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, by persons other than our affiliates within the meaning of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates generally include individuals or entities that control, are controlled by, or are under common control with, DreamWorks Animation SKG, Inc. and may include directors and officers of DreamWorks Animation SKG, Inc. as well as significant stockholders of DreamWorks Animation SKG, Inc.

The shares of our Class A and Class B common stock held by DreamWorks Studios’ members and Holdco are “restricted securities” as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144.

Generally, Rule 144 provides that a person who has beneficially owned “restricted” shares for at least one year is entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock; and

•	the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about the issuer.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefit plans, the shares held by that person are required under Rule 144 to be sold in brokers’ transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction.

In connection with our initial public offering in October 2004, entities controlled by Steven Spielberg, Jeffrey Katzenberg and David Geffen agreed to a lock-up period, meaning that they and their permitted transferees may not sell any of their shares without the prior consent of the underwriters of our initial public offering for 365 days after October 27, 2004, subject to extension in certain circumstances. An entity controlled by Paul Allen, each other DreamWorks Studios member and Holdco also agreed to lock-ups with the underwriters for our initial public offering until April 26, 2005, subject to extension in certain circumstances. In addition to these lock-up agreements, sales of our Class A common stock are also restricted until April 26, 2005 by lock-up agreements, subject to extension in certain circumstances, that we, our directors and executive officers and certain other stockholders entered into with the underwriters for our initial public offering. Certain other of our stockholders holding non-public shares at the time of our initial public offering are also restricted until April 26, 2005 by lock-up agreements, subject to extension in certain circumstances, with respect to 50% of their share ownership at the time of our initial public offering (collectively, approximately 450,000 shares held by these stockholders is not restricted by lock-up agreements).

In connection with this offering, our directors and officers and the selling stockholders (other than Universal Studios) have each agreed to a lock-up period of      days. These lock-up agreements restrict us, our directors and officers and these stockholders, subject to specified exceptions, from selling or otherwise disposing of any shares for a minimum period of      days after the date of this prospectus without the prior consent of the underwriters.

Holdco and members of DreamWorks Studios not participating in Holdco (other than Thomson) pledged approximately 10,714,286 shares of our common stock at the time of our initial public offering as security for DreamWorks Studios’ obligations under its revolving credit agreement. Following the final allocation of shares by Holdco, DreamWorks Studios’ members (other than Universal Studios) receiving shares in the distribution from Holdco will pledge an aggregate of 10,045,798 shares and such Holdco share pledge will be released. Under certain circumstances, including an event of default by DreamWorks Studios under that revolving credit agreement, the lenders will be entitled to take possession of the pledged shares of common stock (after converting any pledged Class B common stock into Class A common stock) and sell them in the open market, subject to applicable bankruptcy, securities and other laws, as well as any applicable lock-up agreements.

We have been advised by the underwriters that they may at their discretion waive the lock-up agreements; however, they have no current intention of releasing any shares subject to a lock-up agreement. The release of any lock-up would be considered on a case-by-case basis. In considering any request to release shares covered by a lock-up agreement, the representatives would consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of shares requested to be released, market conditions, the possible impact on the market for our Class A common stock, the trading price of our Class A common stock, historical trading volumes of our Class A common stock, the reasons for the request and whether the person seeking the release is one of our or DreamWorks Studios’ officers or directors or is DreamWorks Animation SKG, Inc. or DreamWorks Studios. No agreement has been made between the representatives and us or any of our stockholders pursuant to which the representatives will waive the lock-up restrictions.

Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

All shares sold in this offering, other than shares sold to affiliates, generally will be freely tradable.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES FOR

NON-UNITED STATES STOCKHOLDERS

This is a general summary of material United States Federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you purchase shares in this offering and you are a beneficial owner of shares other than:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States Federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996 and has a valid election in place to be treated as a United States person.

This summary does not address all of the United States Federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States Federal income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” “foreign personal holding company,” company that accumulates earnings to avoid United States Federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities or former United States citizen or resident). This summary does not discuss any aspect of federal alternative minimum tax, state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for United States Federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for United States Federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of Class A common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of Class A common stock.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States Federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

You generally will not be subject to United States Federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

•	you are an individual, you hold your shares of Class A common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for United States Federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock and certain other conditions are met.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States Federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States Federal income tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding tax on dividends you receive on your shares of Class A common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your shares of Class A common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold on that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting (and backup withholding if the appropriate certification is not provided) also apply if you sell your shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

Any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules will be refunded to you or credited against your United States Federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Class A common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States Federal estate tax purposes and therefore may be subject to United States Federal estate tax unless an applicable estate tax treaty provides otherwise. Recently enacted legislation reduces the maximum Federal estate tax rate over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the Federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

UNDERWRITING

We, the selling stockholders and the underwriters named below will enter into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter will severally agree to purchase the number of shares indicated in the following table                          and                          are the joint book-running managers for this offering and the representatives of the underwriters.

Underwriters	Number of Shares

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional              shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. The amounts in the table are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from the selling stockholders.

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share
Total

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per share from the offering price. If all the shares are not sold at the offering price, the representatives may change the offering price and the other selling terms.

The selling stockholders (other than Universal Studios, which will not own any shares after the consummation of this offering) have agreed to a lock-up period of      days after the date of this prospectus with the underwriters. In addition to these lock-up agreements, sales of our Class A common stock will also be restricted by lock-up agreements for a minimum of      days that we, our directors and executive officers and certain of our employees will enter into with the underwriters. These lock-up agreements restrict us, such stockholders and our directors and executive officers, subject to specified exceptions, including the exceptions described below, from offering, selling, contracting to sell, pledging, hedging or otherwise disposing of, directly or indirectly, or filing with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclosing the intention to make any offer, sale, pledge, disposition or filing, for the applicable number of days after the date of this prospectus without the prior written consent of the representatives. In addition, in connection with our initial public offering, Jeffrey Katzenberg, David Geffen and Steven Spielberg agreed to a 365-day lock-up period that will expire on October 27, 2005.

The                      or 365-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the relevant period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the relevant period, we announce that we will release earnings results during the 16-day period beginning on the last day of the relevant period, in which case the relevant restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. In no event will the extended lock-up period extend beyond                     , 2005 for those subject to the          day lock-up period.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “DWA”.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format will be made available on the website maintained by one of more of the lead managers of this offering and may also be made available on website maintained by other underwriters. The lead managers may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

Each underwriter will represent, warrant and agree that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000

(“FSMA”)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.

We estimate that our share of the total expenses of the offering will be approximately $            .

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Each of Cravath, Swaine & Moore LLP and Simpson Thacher & Bartlett LLP acts as counsel to DreamWorks Studios from time to time in certain matters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, and have examined the pro forma adjustments to the consolidated statement of operations for the year ended December 31, 2004, as set forth in their reports. We have included our consolidated financial statements and pro forma financial information in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

In October 2004, Ernst & Young LLP informed us that certain of its affiliates had performed non-audit services for DreamWorks Studios which were not in accordance with the auditor independence standards of Regulation S-X and of the Public Company Accounting Oversight Board (the “PCAOB”). The non-audit services performed by Ernst & Young and reported to us are the following:

•	Commencing in 2000 and continuing through March 25, 2004, an affiliate of Ernst & Young in Mexico provided certain payroll-related services to DreamWorks Studios that consisted of the electronic payment of periodic payroll taxes and other salary-related expenditures for one of DreamWorks Studios’ employees, and commencing in the third quarter of 2002, included the monthly salary disbursement to that employee. Ernst & Young’s fees for these services were $495 per month. Total disbursements made by Ernst & Young’s affiliate in Mexico to or in respect of DreamWorks Studios’ employee were approximately $64,000 in 2001, $141,000 in 2002, $184,000 in 2003 and $24,000 for the quarter ended March 31, 2004.

•	In December 2001, Ernst & Young’s Toronto, Canada office assisted DreamWorks Studios in making special, one-time bonus payments to four of DreamWorks Studios employees in the amount of $70,000, as well as making the related tax payments to the Canadian taxing authorities of approximately $31,000. Ernst & Young’s services consisted of its receipt from DreamWorks Studios of funds for purposes of making bonus payments to DreamWorks Studios four employees mentioned above and one payment to the Canadian taxing authorities. Ernst & Young received fees from DreamWorks Studios for these services in an amount of approximately $1,400.

•	During 2001, an entity related to a partner of Ernst & Young in Milan, Italy provided payroll-related services similar to those described immediately above until Ernst & Young’s association with that entity formally ceased on December 31, 2001. Ernst & Young’s affiliate in Italy made tax disbursements of approximately $38,000 and received fees of approximately $1,200.

The audit committee of our board of directors and Ernst & Young have separately considered the impact that these non-audit services may have had on Ernst & Young’s independence with respect to us. Both our audit committee and Ernst & Young have concluded that there has been no impairment of Ernst & Young’s independence. In making this determination, both our audit committee and Ernst & Young considered, among other things, the de minimis amount of fees and funds involved and the ministerial nature of the services provided.

In January 2005, Ernst & Young issued its independence letter to our audit committee pursuant to Rule 3600T of the PCAOB, which adopts on an interim basis the Independence Standards Board’s Standard No. 1. That letter reported that Ernst & Young satisfies the auditor independence standards of Regulation S-X in connection with its audit opinion for the financial statements contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are not deemed to be incorporated by reference into this prospectus or the registration statement of which it forms a part. You may read and copy any documents filed by us at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

Our common stock is listed on the NYSE under the symbol “DWA”. You can inspect and copy reports, proxy statements and other information about us at the NYSE’s offices at 20 Broad Street, New York, New York 10005. We also maintain an Internet site at http://www.DreamWorksAnimation.com. Our website and the information contained posted on it or connected to it shall not be deemed to be incorporated by reference into this prospectus or the registration statement of which it forms a part.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the common stock offered by this prospectus, please refer to the registration statement, including the exhibits and schedules thereto. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents of matter involved.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of DreamWorks Animation SKG, Inc.:

We have audited the accompanying consolidated balance sheets of DreamWorks Animation SKG, Inc. (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DreamWorks Animation SKG, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As more fully described in Note 1, the Company changed its method of accounting for consolidation of variable interest entities as of December 31, 2003.

/s/    ERNST & YOUNG LLP

Los Angeles, California

March 17, 2005

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2004
	(in thousands)
Assets
Cash and cash equivalents	$41	$63,134
Trade accounts receivable, net of allowance for doubtful accounts	132,329	14,015
Receivable from affiliate	—	372,116
Receivables from employees	2,480	1,634
Film inventories net	427,463	519,926
Property, plant, and equipment, net of accumulated depreciation and amortization	89,777	85,997
Deferred costs, net of amortization of $838, and $1,438 respectively	1,641	3,741
Deferred taxes net	—	93,343
Goodwill	26,462	34,216
Other assets	1,644	11,881

Total assets	$681,837	$1,200,003

Liabilities and Stockholders’ Equity (Deficiency)
Liabilities
Accounts payable	$1,615	$4,414
Payable to stockholder	—	70,643
Accrued liabilities	101,993	58,968
Other advances and unearned revenue	38,684	18,892
Obligations under capital leases	3,732	2,993
Debt allocated by DreamWorks Studios	418,379	—
Universal Studios advance	50,325	75,000
Bank borrowings and other debt	76,612	139,207

Total liabilities	691,340	370,117
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity (deficiency)
Owners’ deficiency	(12,444)	—
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 52,107,616 shares outstanding	—	521
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 50,842,414 shares outstanding	—	508
Class C common stock, par value $.01 per share, one share authorized and outstanding	—	—
Additional paid-in capital	—	693,198
Less: Deferred compensation	—	(32,171)
Retained earnings	—	165,320
Less: Treasury stock, at cost	—	(431)

Total stockholders’ equity (deficiency)	(12,444)	826,945

Total liabilities and stockholders’ equity (deficiency)	$681,837	$1,200,003

See accompanying notes.

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2002	2003	2004
	(in thousands)
Operating revenue	$434,324	$300,986	$1,078,160
Costs of revenue	391,214	438,959	566,209

Gross profit (loss)	43,110	(137,973)	511,951
Selling, general and administrative expenses	34,922	29,322	73,608

Operating income (loss)	8,188	(167,295)	438,343
Interest expense, net of interest income	(3,940)	(12,360)	(15,402)
Other income (expense), net	(27,124)	(3,145)	385

Income (loss) before income taxes and cumulative effect of accounting change	(22,876)	(182,800)	423,326
Provision for income taxes	(2,191)	(1,839)	(90,326)

Income (loss) before cumulative effect of accounting change	(25,067)	(184,639)	333,000
Cumulative effect of accounting change	—	(2,522)	—

Net income (loss)	$(25,067)	$(187,161)	$333,000

Basic net income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(0.33)	$(2.41)	$4.09
Cumulative effect of accounting change	—	(0.03)	—

Net income (loss)	$(0.33)	$(2.44)	$4.09

Diluted net income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(0.33)	$(2.41)	$4.05
Cumulative effect of accounting change	—	(0.03)	—

Net income (loss)	$(0.33)	$(2.44)	$4.05

Shares used in computing net income (loss) per share
Basic	76,636	76,636	81,432
Diluted	76,636	76,636	82,151

See accompanying notes.

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

(In thousands except share amounts)

	Owners Equity (Deficiency)	Common Stock		Deferred Compensation	Additional Paid-in Capital	Retained Earnings	Treasury Stock		Stockholders’ Equity (Deficiency)
		Shares	Amount				Shares	Amount
Balance at January 1, 2002	$480,209	—	$—	$—	$—	$—	—	$—	$480,209
Net transfers to DreamWorks Studios	(278,155)	—	—	—	—	—	—	—	(278,155)
Net loss	(25,067)	—	—	—	—	—	—	—	(25,067)

Balance at December 31, 2002	176,987	—	—	—	—	—	—	—	176,987
Net transfers to DreamWorks Studios	(2,270)	—	—	—	—	—	—	—	(2,270)
Net loss	(187,161)	—	—	—	—	—	—	—	(187,161)

Balance at December 31, 2003	(12,444)	—	—	—	—	—	—	—	(12,444)
Net transfers to DreamWorks Studios	(141,032)	—	—	—	—	—	—	—	(141,032)
Conversion from a division of DreamWorks Studios to a corporation	(767)	76,670,136	767	—	—	—	—	—	—
Contribution of net liabilities from DreamWorks Studios upon Separation	18,507	—	—	—	(18,507)	—	—	—	—
Issuance of shares to purchase PDI minority interest	—	276,924	3	—	7,751	—	—	—	7,754
Net tax benefits realized from transaction with a stockholder	—	—	—	—	12,468	—	—	—	12,468
Issuance of equity awards to DreamWorks Studios employees	(31,944)	51,100	—	—	—	—	—	—	(31,944)
Issuance of common stock pursuant to initial public offering, net	—	25,000,000	250	—	635,275	—	—	—	635,525
Issuance of common stock to employees and advisors	—	703,785	7	—	19,986	—	—	—	19,993
Restricted shares granted to employees	—	—	—	(33,174)	33,174	—	—	—	—
Amortization of restricted shares granted to employees	—	—	—	1,003	—	—	—	—	1,003
Issuance of shares for stock option exercises and restricted share lapses	—	248,086	2	—	3,051	—	—	—	3,053
Purchase of treasury shares	—	—	—	—	—	—	11,536	(431)	(431)
Net income	167,680	—	—	—	—	165,320	—	—	333,000

Balance at December 31, 2004	$—	102,950,031	$1,029	$(32,171)	$693,198	$165,320	11,536	$(431)	$826,945

See accompanying notes.

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2002	2003	2004
	(in thousands)
Operating activities
Net income (loss)	$(25,067)	$(187,161)	$333,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	—	2,522	—
Amortization and write off of film inventories	157,796	292,106	312,694
Stock compensation expense	257	(2,255)	21,533
Depreciation and amortization	3,483	4,138	6,664
Change in operating assets and liabilities:
Trade accounts receivable	163,051	18,586	118,314
Receivables from employees	(720)	(400)	846
Receivable from affiliate	—	—	(372,116)
Film inventories	(191,202)	(241,956)	(405,157)
Other assets	(280)	(1,066)	(11,714)
Deferred taxes, net	—	—	(16,741)
Accounts payable and accrued expenses	(21,236)	(13,488)	(6,461)
Revenues recorded against advances and unearned revenue	(41,181)	(39,466)	(24,514)

Net cash provided by (used in) operating activities	44,901	(168,440)	(43,652)

Investing activities
Purchases of property, plant, and equipment	(5,267)	(3,108)	(1,084)

Net cash used in investing activities	(5,267)	(3,108)	(1,084)

Financing Activities
Net transfers to DreamWorks Studios	(278,155)	(2,270)	(230,009)
Bank borrowings and other debt	—	6,553	16,622
Increase in debt allocated from DreamWorks Studios	145,353	104,565	29,712
Deferred debt costs	(2,327)	(152)	(2,700)
Payments on capital leases	(626)	(643)	(739)
Payments on subordinated note	—	—	(30,000)
Proceeds from initial public offering	—	—	635,525
Receipts from exercise of stock options	—	—	3,053
Purchase of treasury stock	—	—	(431)
Payments on bank borrowings and allocated debt	—	—	(426,378)
Universal Studios and HBO advances	95,289	63,533	113,174

Net cash provided by (used in) financing activities	(40,466)	171,586	107,829

Increase (decrease) in cash and cash equivalents	(832)	38	63,093
Cash and cash equivalents at beginning of period	835	3	41

Cash and cash equivalents at end of period	$3	$41	$63,134

See accompanying notes.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Basis of Presentation and Business

DreamWorks Animation has been developing and producing animated films as a division of DreamWorks L.L.C. (“DreamWorks Studios”) since its formation in 1994. On October 27, 2004 (“Separation Date”), the Company was spun off from DreamWorks Studios. As a result of the separation from DreamWorks Studios (the “Separation”), the assets and liabilities that comprised the animation business of DreamWorks Studios were transferred to DreamWorks Animation SKG, Inc., the entity through which the Company now conducts it business (see Note 2). Immediately thereafter, the Company sold shares to the public as a part of an initial public offering that closed November 2, 2004. The consolidated financial statements of DreamWorks Animation SKG, Inc. present the stand-alone financial position, results of operations, and cash flows of the animation businesses and activities of DreamWorks Studios and its consolidated subsidiaries on a combined basis up through the Separation Date, and the consolidated financial position, results of operations and cash flows of DreamWorks Animation SKG, Inc. thereafter. In the accompanying consolidated financial statements and footnotes, “DreamWorks Animation” or the “Company” are terms used interchangeably to refer to DreamWorks Animation SKG, Inc. as well as its predecessor. The businesses and activities of DreamWorks Studios’ animation business included the development, production and exploitation of animated films in the domestic and international theatrical, home video, television and other markets, as well the activities of its consumer products division. DreamWorks Studios is a limited liability company that prior to the Separation Date engaged primarily in the businesses of development, production and distribution of live action and animated feature films. The consolidated financial statements of the Company prior to the Separation Date reflect all adjustments, including allocations of costs incurred by DreamWorks Studios, necessary for a fair presentation of the operations of the Company. After the Separation Date, the consolidated financial statements of the Company include the accounts of DreamWorks Animation SKG, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Upon the Separation, the Company authorized three classes of common stock which are identical and generally vote together on all matters, except that the Class A common stock and the Class C common stock each carry one vote per share, whereas the Class B common stock carries 15 votes per share. In addition, the Class C common stock, voting separately as a class, has the right to elect one director. The Class A, Class B and Class C common stock each have a par value of $.01 per share and authorized shares of 350 million, 150 million and one, respectively.

As of the Separation, DreamWorks Studios and DreamWorks Animation are effectively under common ownership and control.

In connection with the Separation, the Company assumed $325 million of debt that DreamWorks Studios had borrowed under its revolving credit facility and $80 million of subordinated debt DreamWorks Studios owed to HBO. In addition, the Company borrowed $101.4 million under a new revolving credit facility to repay an equivalent amount of debt of DreamWorks Studios.

In connection with the Separation, DreamWorks Studios contributed to the Company its interests in Pacific Data Images, Inc. (“PDI”) and its subsidiary, Pacific Data Images LLC (“PDI LLC”). Prior to the contribution, PDI was an approximately a 90% owned subsidiary of DreamWorks Studios. PDI’s sole asset was its 60% ownership interest in PDI LLC. The remaining 40% interest in PDI LLC was owned directly by DreamWorks Studios. As part of the contribution, DreamWorks Studios contributed its 40% interest in PDI LLC to the Company in exchange for shares of Class A Common stock of the Company. Both DreamWorks Studios and the minority stockholders of PDI received shares of the Company’s Class A common stock pursuant to the merger. As a result of these transactions, PDI became a wholly owned subsidiary of the Company and PDI LLC became a wholly owned subsidiary of PDI.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquisition of the approximately 10% minority interest in PDI has been accounted for as a purchase of minority interest and, accordingly, the Company recorded goodwill for the purchase price over the fair value of the assets acquired of $7.8 million.

Effective October 2004, the Company entered into the Distribution Agreement (the “Distribution Agreement”) with DreamWorks Studios. Pursuant to the Distribution Agreement, the Company has granted DreamWorks Studios the exclusive right to distribute, throughout the world, all of it animated feature films that it delivers to DreamWorks Studios through the later of (i) delivery of 12 animated feature films, beginning with Shark Tale, and (ii) December 31, 2010. DreamWorks Studios is responsible for (1) the domestic and international theatrical exhibition of our films, (2) the domestic and international home video exhibition of our films and direct-to-video pictures, (3) the domestic and international television licensing of the films, including pay-per-view, pay television, network, basic cable and syndication, and (4) non-theatrical exhibition of the films, such as on airlines, in schools and in armed forces institutions. DreamWorks Studios was also granted Internet, radio (for promotional purposes only) and new media rights with respect to the films. The Company has retained all other rights to exploit the films, including the right to make sequels, commercial tie-in and promotional rights with respect to each film, as well as merchandising, interactive, literary publishing, music publishing, soundtrack, radio, legitimate stage and theme park rights.

Pursuant to the Distribution Agreement, DreamWorks Animation is responsible for all of the costs of developing and producing its animated feature films, and for contingent compensation and residual payments. DreamWorks Studios is generally responsible for all out-of-pocket costs, charges and expenses incurred in the distribution (including prints and the manufacture of home video units), advertising, marketing, publicizing and promotion of the films, and has agreed to make distribution expenditures consistent with historical levels with respect to its films. The Distribution Agreement also provides that DreamWorks Studios will be entitled to (1) retain a fee of 8.0% of revenue (without deduction of any distribution or marketing costs, and third-party distribution and fulfillment services fees) and (2) recoup all of its distribution and marketing costs prior to the Company recognizing any revenue.

Upon the Separation, the Company entered into a services agreement with DreamWorks Studios (the “Services Agreement”) that provides for certain services to be provided to the Company by DreamWorks Studios, including risk management, information systems management, payroll, legal and certain business affairs advisory, human resources administration, procurement, and other general support services. The Services Agreement also provides that the Company will provide certain services for DreamWorks Studios including information technology procurement and office space and facilities management services. The Services Agreement requires both parties to reimburse the other party for its actual costs incurred, plus 5%.

In November 2004, the Company issued shares of Class A common stock and received approximately $635.5 million in net proceeds from the closing of its initial public offering after deducting underwriting discounts, and commissions and offering expenses. From those net proceeds the Company repaid the $325 million of debt assumed with respect to DreamWorks Studios revolving credit facility and $30 million of the $80 million assumed with respect to DreamWorks Studios subordinated debt owed to HBO.

Changes in Accounting Principles

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 148 “Accounting for Stock-Based Compensation—Transaction and Disclosure” that amended FAS No 123. FAS 148 amended the disclosure provisions of FAS 123 to require prominent disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported operating results, including per share amounts, in annual and interim financial statements. The disclosure provisions of FAS 148 were effective immediately upon issuance in 2002.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“Interpretation 46”). In November 2003, the FASB revised certain provisions of Interpretation 46. Interpretation 46 requires a variable interest entity (defined as a corporation, partnership, trust or any other legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities) to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. The consolidation requirements of Interpretation 46, as revised, apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements for older entities were effective on December 31, 2003. Upon adoption of Interpretation 46, the Company consolidated the special-purpose entity that acquired its Glendale animation campus in March 2002 (see Note 6). Such consolidation has resulted in an increase in property, plant and equipment of $70.2 million, net of accumulated depreciation, an increase in debt and a non-controlling minority interest of $70.1 million and $2.9 million, respectively, and a cumulative effect of a change in accounting principle of $2.5 million.

Supplemental Cash Flow Information

Cash paid for taxes for the years ended December 31, 2002, 2003 and 2004 was $2.2 million, $1.8 million and $107.3 million respectively. Interest payments, net of amounts capitalized, for the years ended December 31, 2002, 2003 and 2004 was $5.0, $13.7 and $11.2, respectively. Payments for interest and income taxes prior to the Separation were paid by DreamWorks Studios on behalf of the Company and do not necessarily reflect what the Company would have paid had it been a stand-alone company.

In 2003, in connection with the adoption of Interpretation 46, the Company recorded property, plant and equipment, net of accumulated depreciation, of $70.2 million, other debt of $70.1 million, non-controlling minority interest of $2.9 million, and a cumulative effect of accounting change of $2.5 million.

As part of the Separation, the Company acquired the remaining approximate 10% minority interest in PDI valued at $7.8 million, in exchange for the Company’s common stock.

Contributions of net liabilities from DreamWorks Studios to the Company at the Separation were composed predominantly of the following transactions (in thousands).

Liabilities contributed:
Subordinated note, net of discount	$75,674
Debt related to acquisition of film library	101,378
Revolving credit facility	325,000
Less:
Reduction in allocated debt from DreamWorks Studios	(448,091)
Reduction in advance from Universal Studios	(11,931)
Retention of interest rate swap agreements by DreamWorks Studios	(24,212)
Other, net	689

Contribution of net liabilities	$18,507

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

Summary of Significant Accounting Policies

The accounting for motion picture films is governed by Statement of Position 00-2, “Accounting by Producers or Distributors of Films”, issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“the SOP”). In accordance with the SOP, the Company presents an unclassified balance sheet.

Cash and Cash Equivalents and Concentration of Credit Risk

Cash and cash equivalents consist of cash on deposit and high quality money market investments, principally commercial paper and commercial paper mutual funds, with maturities when purchased of three months or less.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents in short term investments with high-credit, quality financial institutions. Prior to the Separation Date, significant accounts receivable were due from Universal Studios, Inc. (“Universal”), the Company’s international theatrical distributor and worldwide home video fulfillment services provider. As of December 31, 2002 and 2003, approximately 82% and 68% respectively, of accounts receivable was due from Universal. Effective as of the Separation Date, significant accounts receivable are due from DreamWorks Studios. As of December 31, 2004, $372.1 million was due from DreamWorks Studios (See Note 2). Accounts receivable resulting from revenues earned in other markets are derived from sales to customers located principally in North America, Europe and Asia. The Company and DreamWorks Studios perform ongoing credit evaluations of their customers and generally do not require collateral.

Financial Instruments

The fair value of cash and cash equivalents, accounts receivable, accounts payable, and advances approximates carrying value due to the short-term maturity of such instruments. The fair value of interest rate swap and foreign exchange agreements is the estimated amount the Company would receive or pay to terminate the agreements, taking into account current interest or exchange rates and the current creditworthiness of the counterparties.

DreamWorks Studios has entered into interest rate swap agreements to serve as a hedge against interest rate fluctuations associated with the Company’s payment obligations under its real estate lease agreement (See Note 6). Accordingly, prior to the Separation Date, DreamWorks Studios had attributed interest rate swap agreements with a notional amount of $73 million to the Company. These interest rate swap agreements do not qualify for special hedge accounting and, as a result, changes in the fair value of such interest rate swap agreements has been reflected in Other Income (Expense) in the consolidated statements of operations. Upon the Separation, such interest rate swap agreements were retained by DreamWorks Studios. The impact of including these agreements in the previously issued financial statements was to decrease net income and owners equity for the year ended December 31, 2002 by $0.9 million and to increase net income and owners equity by $2.7 million for the year ended December 31, 2003, and to increase net income and owner’s equity by $1.3 million for the period from January 1, 2004 through the Separation Date.

DreamWorks Animation has entered into loan agreements with two banks for financing of the production of a film (see Note 6). In connection with these agreements, the Company entered into foreign currency exchange transactions to limit the Company’s foreign exchange rate exposure associated with its purchase of British

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pounds to finance the film. These agreements do not qualify for special hedge accounting and, as a result, the fair value of such foreign currency exchange transactions, which represented an unrealized gain of $2.6 million at December 31, 2004, has been included in Other Income (Expense) in the consolidated statements of operations.

The accompanying consolidated financial statements also reflect the allocations of DreamWorks Studios’ indebtedness and the effects of DreamWorks Studios’ interest rate swap agreements prior to the Separation Date as described in Note 6.

Inventories, Revenue and Costs Inventories

The Company capitalizes direct film production costs in accordance with the SOP. Production overhead, a component of film inventory, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of films. Substantially all of the Company’s resources are dedicated to the production of our films. Capitalized production overhead does not include selling, general and administrative expenses. Interest expense on funds invested in production is capitalized into film inventories until production is completed. In addition to films being produced, the Company capitalizes into film inventory costs for projects in development in accordance with the SOP. In the event a film is not set for production within three years from the time of the first capitalized transaction, all such costs will be expensed.

Revenue

The following are the conditions that must be met in order to recognize revenue in accordance with the SOP: (i) persuasive evidence of a sale or licensing arrangement with a customer exists; (ii) the film is complete and has been delivered or is available for immediate and unconditional delivery; (iii) the license period of the arrangement has begun and the customer can begin its exploitation, exhibition or sale; (iv) the arrangement fee is fixed or determinable and (v) collection of the arrangement fee is reasonably assured. Amounts received from customers prior to the availability date of the product are included in unearned revenue. Revenue from the theatrical distribution of films is recognized at the later of (i) when films are exhibited in theatres or (ii) when theatrical revenues are reported to us by third parties, such as third party distributors. Revenue from the sale of home video units is recognized at the later of (i) when product is made available for retail sale or (ii) when video sales to customers are reported by third parties, such as fulfillment service providers or distributors. DreamWorks Studios and the Company follow the practice of providing for future returns of home video product at the time the products are sold. Management calculates an estimate of future returns of product by analyzing a combination of historical returns, current economic trends, projections of consumer demand for the product and point-of-sale data available from certain retailers. Based on this information, a percentage of each sale is reserved, provided that the customer has the right of return. Customers are currently given varying rights of return, from 15% up to 100%. However, although DreamWorks Studios and the Company allow various rights of return for customers, it does not believe that these rights are critical in establishing return estimates, as other factors, such as historical experience with similar types of sales, information received from retailers, and management’s assessment of the products appeal based on domestic box office success and other research, are more important in estimating. Generally, payment terms are within 90 days from the end of the month in which the product was shipped. Actual returns are charged against the reserve. Revenue associated with the licensing of home video product under revenue-sharing agreements is recorded as earned under the terms of the underlying agreements.

Revenue from both free and pay television licensing agreements are recognized at the time the production is made available for exhibition in those markets.

Revenue from licensing and merchandising is recognized when the associated films have been released and the criteria for revenue recognition have been met. In most instances, this generally results in the recognition of revenue in periods when royalties are reported by licenses or cash is received.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For periods prior to October 1, 2004 (the effective date of the Distribution Agreement), we recognized revenue from films net of reserves for returns, rebates and other incentives. Under the Distribution Agreement, the Company is entitled to recognize revenues net of reserves for returns, rebates and other incentives after DreamWorks Studios (i) retains a distribution fee of 8.0% of revenue (without deduction of any distribution and marketing costs or third-party distribution and fulfillment services fees) and (ii) recovers all of its distribution and marketing costs with respect to the Company. As of October 1, 2004, DreamWorks Studios began retaining its 8.0% fee for all revenue recognized by it subsequent to the effective date, regardless of whether the revenue relates to a film released prior to the effective date of the Distribution Agreement and regardless of whether it has recouped the distribution and marketing expenses related to that film that it has incurred.

Because DreamWorks Studios is the principal distributor of the Company’s films, in accordance with the SOP, the amount of revenue recognized from films in any given period following the effective date of the Distribution Agreement, depends on the timing, accuracy and sufficiency of the information received from DreamWorks Studios. Although DreamWorks Studios has agreed to provide the Company with the most current information available to enable the Company to recognize its share of revenue, management may make adjustments to that information based on its estimates and judgments. For example, the management may make adjustments to revenue derived from home video units for estimates on return reserves, rebates and other incentives that may differ from those that DreamWorks Studios recommends. The estimates on reserves may be adjusted periodically based on actual rates of returns, inventory levels in the distribution channel, as well as other business and industry information. Company management also reviews expense estimates and may make adjustments to these estimates in order to ensure that revenue and gross margin are accurately reflected in the financial statements. In addition, as is typical in the motion picture industry, the Company’s distributor and its sub-distributors may also make subsequent adjustments to the information that they provide and these adjustments could have a material impact on the operating results in later periods.

Costs

Inventories are amortized and contingent compensation and residuals are accrued on an individual film basis in the proportion that current revenues bear to total remaining estimated lifetime revenues as required by the SOP.

Prior to the effective date of the Distribution Agreement, distribution and marketing costs, including advertising and marketing were expensed as incurred. Theatrical print costs were expensed upon release of the film. During the years ended December 31, 2002, 2003 and 2004, the Company included $212.2 million, $142.0 million and $228.5 million, respectively, of distribution and marketing costs in costs of revenue.

Prior to the effective date of the Distribution Agreement, home video manufacturing costs were charged to costs of revenue at the time home video revenues are recognized.

Following the effective date of the Distribution Agreement, the Company generally no longer incurs distribution and fulfillment services fees in the markets covered by the Distribution Agreement, including distribution and marketing costs, print costs, and home video manufacturing costs.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, Plant and Equipment

Property, plant and equipment are stated at the lower of cost or fair value. Depreciation of property, plant and equipment is calculated using the straight-line method over estimated useful lives assigned to each major asset category as below:

Asset Category	Estimated Useful Life
Buildings	40 years
Building Improvements	5-10 years
Furniture, Fixtures and Other	4-10 years
Software and Computer Equipment	2 years

Leasehold improvements are amortized using the straight-line method over the life of the asset, not to exceed the length of the lease. Amortization of assets acquired under capital leases is included in depreciation expense.

Income Taxes

Prior to the Separation, DreamWorks Studios paid no federal income taxes as an entity as the operations of DreamWorks Studios were included in the taxable income of its individual members. The tax expense in the accompanying consolidated statements of operations, through the Separation Date, principally represents foreign withholding taxes and minimum state franchise taxes. See Note 13 for pro forma income tax information reflecting the income tax provision that the Company would have recorded if the Company, through the Separation Date, had been subject to federal taxation as a corporation and had filed separate tax returns for all periods presented.

Effective as of the Separation, the Company is subject to federal taxation as a corporation and will be filing separate tax returns. The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including estimates of ultimate revenues and ultimate costs of film and television product and estimates of product sales that will be returned and the amount of receivables that ultimately will be collected. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets. The Company has not identified any such impairment losses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

The Company has goodwill of approximately $29.2 and $36.9 million, less accumulated amortization of $2.7 million, as of December 31, 2003 and 2004, respectively, related to DreamWorks Studios’ 2000 acquisition of a majority interest in PDI and the subsequent acquisition of the remaining minority interest in 2004. In 2003 and 2004, the Company performed its annual assessment of goodwill and determined that there was no impairment.

Deferred Costs

Costs associated with negotiating the Company’s animation facility lease and revolving credit facility, which consist principally of legal costs and bank fees, are deferred and amortized to interest expense using the straight-line method over the life of the arrangement.

Stock-Based Compensation

The Company follows the provisions of FAS 123, “Accounting for Stock-Based Compensation” (“FAS 123”). The provisions of FAS 123 allow companies to either expense the estimated fair value of equity awards or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). The Company has elected to continue to apply APB 25 in accounting for its preexisting stock options which were outstanding at the time of the acquisition of PDI. DreamWorks Studios used stock appreciation rights (which allowed all employees to share in the growth in value of DreamWorks Studios) as its principal stock-based compensation plan. The vested amount of these awards are recorded at their redemption value, and prior to the Separation Date, DreamWorks Studios allocated to the Company the redemption liability and the associated compensation expense related to the Company’s employees. Compensation expense, determined using the accelerated expense attribution method under FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option Plans”, is adjusted to reflect changes in redemption value (See Note 8).

In connection with the Separation, the Company issued various equity awards to its employees and advisors, as well as to the employees of DreamWorks Studios as described below. The Company issued fully vested shares to its and DreamWorks Studios’ employees who had fully vested awards granted by DreamWorks Studios on an equivalent value basis. Outstanding unvested equity awards previously issued by DreamWorks Studios were exchanged for equity awards granted by the Company with the same aggregate intrinsic value and remaining vesting terms. The Company recorded deferred compensation related to grants of unvested restricted stock awards to its employees of approximately $33 million (determined based on the grant date fair value) that will be amortized on a straight-line basis over a four to seven year period. Deferred compensation of $1.0 million was amortized to expense in the fourth quarter of 2004. In addition, the Company granted fully vested stock to certain of its and Dream Work’s Studios employees and advisors upon the consummation of its initial public offering, and recorded an expense of $20.0 million during the fourth quarter of 2004. The Company accounted for the vested and unvested equity awards granted to employees of DreamWorks Studios as a dividend to DreamWorks Studios of $31.9 million determined based on the fair value of the awards at the date of grant.

For the stock option awards granted to Company employees at the Separation and the Company’s initial public offering, the Company has elected to use the intrinsic value method of accounting for stock-based compensation plans in accordance with APB 25. The Company has adopted those provisions of FAS 123 and FAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” which require disclosure of the pro forma effects on net income and net income per share as if compensation cost had been recognized based on the fair-value based method at the date of grant of the awards.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reflects pro forma net income and net income per share for the year ended December 31, 2004 had the Company elected to adopt the fair-value based method for the stock option awards granted to its employees at the Separation and its initial public offering (in thousands, except per share data).

Net income:
As reported	$333,000
Fair value based compensation cost for stock options granted to employees, net of taxes	(434)

Pro forma net income	$332,566

Basic net income per share:
As reported	$4.09
Pro forma	$4.08

Diluted net income per share:
As reported	$4.05
Proforma	$4.05

These pro forma amounts may not be representative of future disclosures since the estimated fair value of the stock option awards are amortized to expense over the vesting periods, and additional stock option awards may be granted in future years. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of stock options granted to Company employees was $13.40 for the year ended December 31, 2004. Values were estimated using a zero dividend yield, expected volatility of 50%, risk free interest rate range of 2.23% to 3.78% and weighted average expected lives of 5.5 years.

Recent Accounting Pronouncements

In December 2004, the FASB issued FAS No. 123R “Share-Based Payments” (“FAS 123R”) which is a revision of FAS No. 123 “Accounting for Stock Based Compensation. FAS 123R supersedes Accounting Principals Board (“APB”) Opinion No 25, “Accounting for Stock Issued to Employees”, and amends FAS No. 95, “Statement of Cash Flows”. FAS No. 123R requires all share-based payments to employees, including grants of employee stock options to be recognized in the financial statements based on their fair values. FAS 123R is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005. The Company has elected to adopt FAS 123R as of January 1, 2005. The Company anticipates that the adoption of this new standard will have a material impact to its financial position and results of operations. Management estimates that stock compensation expense for the year ended December 31, 2005 will be approximately $25.0 million for equity awards granted to date. The Company measured the fair value of these equity awards at the date of grant using a Black-Scholes option pricing model. FAS 123R offers alternative adoption methods. The Company has determined that it will use the modified prospective transition method. Changes to our underlying stock price or satisfaction of performance criteria for performance-based awards granted to our employees could significantly impact compensation expense to be recognized in 2005 and future periods. In addition, future grants of equity awards will result in additional compensation expense in 2005 and future periods.

2. Relationship to DreamWorks Studios

As an operating division of DreamWorks Studios prior to October 27, 2004, the Company has historically been allocated a portion of DreamWorks Studios overhead expenses including executive management, domestic theatrical marketing and distribution, oversight of international theatrical distribution and worldwide home video

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

distribution, worldwide television sales, accounting and finance, legal, employee benefits, risk management and information technology. DreamWorks Studios has allocated such costs to the Company to reflect the amounts that DreamWorks Studios believes is a fair and reasonable allocation of its costs to provide these services to the Company. In general, these allocations have been calculated based on the percentage that the Company’s films, headcount, revenue or other criteria constitute of the total films, headcount, revenue or other criteria of DreamWorks Studios (including those of the Company). Certain of these costs that are significantly or exclusively related to the production of films are included in capitalized overhead in accordance with the SOP and are reported as Film Inventories in the accompanying consolidated balance sheets. All other allocations have been included in Selling, General and Administrative Expenses in the accompanying consolidated statements of operations. Costs, including capitalized costs, allocated from DreamWorks Studios for the years ended December 31, 2002, 2003 and 2004 are $34.2 million, $34.6 million and $30.0 million respectively. Prior to the Separation, DreamWorks Studios provided all working capital required for the development, production, and marketing of films, as well as overhead, through centralized cash management. The net impact of DreamWorks Studios’ funding of the Company’s operations, after the allocation of its indebtedness (Note 6), have been reflected as a component of Stockholders’ Equity (Deficiency) in the accompanying consolidated financial statements.

To the extent that DreamWorks Studios provides these or other services to the Company after the Separation that are not covered by the Distribution Agreement, the Company will reimburse DreamWorks Studios pursuant to the Services Agreement.

Allocations

Worldwide Marketing and Distribution:    Certain overhead expenses for the marketing and distribution of the Company’s films have historically been allocated to the Company by DreamWorks Studios. These costs include the salaries, fringe benefits, and operating expenses of the employees in DreamWorks Studios’ theatrical, home video, marketing and television sales/distribution departments. The allocation of the overhead associated with these functions has been based on several factors, including: (1) marketing costs incurred for the Company’s films as a percentage of marketing costs incurred for all DreamWorks Studios’ films; (2) the number of films the Company has released as a percentage of all DreamWorks Studios’ films released in a given year and (3) estimates of time spent on the Company’s releases as a percentage of time spent on all DreamWorks Studios’ releases. After the Separation, these services are provided under the Distribution Agreement.

Executive Management:    Executive management expense is comprised of the expenses relating to the principals and chief operating officers employed by DreamWorks Studios, including the costs associated with transportation provided by DreamWorks Studios to the Company’s executives. These costs were historically allocated to the Company based on a combination of (1) revenue generated by the Company as a percentage of DreamWorks Studios consolidated revenue and (2) the Company’s headcount as a percentage of DreamWorks Studios consolidated headcount. After the Separation, the Company directly incurs executive management expenses.

Finance and Accounting:    DreamWorks Studios has historically allocated accounting and finance services related costs, including the costs of financial systems, to the Company based on several factors, including: (1) revenue generated by the Company as a percentage of DreamWorks Studios consolidated revenue; (2) the Company’s headcount as a percentage of DreamWorks Studios total headcount and (3) estimates of time spent on the Company’s finance projects as a percentage of time spent on all DreamWorks Studios finance projects. After Separation, the Company directly incurs the costs of some accounting and finance services, such as strategic planning, financial reporting, treasury and investor relations. Other accounting and finance services, such as billing and collection of receivables (except receivables derived from rights retained by the Company, including licensing and merchandising rights) and contingent compensation and residual reporting oversight services, are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provided pursuant to the Distribution Agreement. As a result, DreamWorks Studios no longer allocates any these costs to the Company. However, DreamWorks Studios provides other accounting services to the Company such as payroll, for which the Company reimburses DreamWorks Studios pursuant to the Services Agreement.

Legal and Business Affairs:    Costs related to legal and business affairs services, other than outside legal fees and film specific trademark-related expenses that were directly charged to the Company were historically allocated to the Company based on actual time spent by DreamWorks Studios’ attorneys on matters related primarily to the Company or the Company films. After the Separation, the Company directly incurs the costs of most legal and business affairs services, either through Company employees or through direct retention of outside legal counsel. However, attorneys employed by DreamWorks Studios provide some legal and business affairs services, such as work related to employment and music law, to the Company under the Services Agreement. The Company reimburses DreamWorks Studios for these services pursuant to the Services Agreement.

Human Resources:    DreamWorks Studios historically has allocated human resources costs, including management, benefits administration and employee relations to the Company based on the Company’s headcount as a percentage of the consolidated headcount of DreamWorks Studios. Other costs related to human resources, such as recruiting and relocation costs have been directly incurred by the Company. After the Separation, the Company directly incurs the costs associated with human resources management and employee relations. DreamWorks Studios provides other services, such as benefits management, for which the Company reimburses DreamWorks Studios pursuant to the Services Agreement.

Occupancy and Facilities Management:    The costs of facilities, facilities management and mail services were allocated to the Company historically based on the square footage that the Company has occupied at the Company’s Glendale animation campus and the Company’s Redwood City production facility as a percentage of total square footage of all DreamWorks Studios facilities. After the Separation, the Company incurs the costs of facilities management and mail services directly. The Company charges a portion of the Company’s occupancy costs to DreamWorks Studios pursuant to the Services Agreement for DreamWorks Studios’ occupancy of these facilities.

Insurance:    Property insurance premiums were historically allocated to the Company based on the Company’s insurable asset values as a proportion of DreamWorks Studios’ total insurable asset values, based on the asset’s fair market or replacement value as determined a the time of premium renewal. The insurance premiums for policies such as errors and omissions, directors and officers, travel, and excess liability, were historically allocated to the Company based on (1) the Company’s headcount as a percentage of the consolidated headcount of DreamWorks Studios in a given year and (2) the number of films the Company has released as a percentage of all DreamWorks Studios’ films released in a given year. These allocations continued until the end of 2004. After the Separation, the Company began directly incurring all insurance costs.

Information Technology:    DreamWorks Studios historically has allocated to the Company the costs of network infrastructure and administrative desktop computer support. This allocation has been based on the Company’s headcount as a percentage of total DreamWorks Studios’ headcount, in each case excluding the headcount of the Company’s Redwood City facility, as the costs related to Redwood City were directly incurred by the Company. After the Separation, DreamWorks Studios provides network infrastructure and administrative desktop support services to the Company and the Company reimburses DreamWorks Studios for these services pursuant to the Services Agreement. For telecommunications, the Company historically allocates a fixed fee for every telephone user, which includes the costs of equipment and related maintenance and support costs. The Company is charged for actual local and long distance usage.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Allocations:    The Company historically has been allocated certain other costs, including (1) costs to track, deliver and store various film and film related content (for example, film elements, photos and artwork); (2) costs to oversee dubbing of the Company’s films and (3) costs to oversee the placement of musical content in the Company’s films. As a result of the Separation, the Company directly incurs some of these costs, such as the placement of musical content in the Company’s films. DreamWorks Studios provides some of these services to the Company such as the dubbing of films, as set forth in the Distribution Agreement. Other of these services, such as the costs of storing various film and film related content, are provided to the Company and the Company reimburses DreamWorks Studios pursuant to the Services Agreement.

Prior to the Separation, DreamWorks Studios provided fringe benefits to the Company’s employees. DreamWorks Studios paid all costs of the employer provided benefits package, including health and 401(k) plans and employer payroll taxes, and allocated such costs to the Company based on a percentage of total salaries incurred by or allocated to the Company in relation to the total salaries incurred by DreamWorks Studios. Employee fringe expense allocated to the Company for the years ended December 31, 2002, 2003 and 2004 was $7.6 million, $9.7 million and $8.5 million respectively, which were recorded as Selling, General and Administrative expenses. As a result of the Separation, the Company provides and pays costs directly for fringe benefits provided to the Company’s employees.

The Company leases its animation campus in Glendale, California (see Note 6). The Company incurs all costs related to the operation of the facility, and allocates occupancy costs to DreamWorks Studios. DreamWorks Studios was allocated occupancy expense of approximately $8.9 million, $9.0 million and $5.1 million for the years ended December 31, 2002, 2003 and 2004, respectively. A portion of these costs have been reallocated to the Company through the departmental allocations discussed above.

3. Advances

DreamWorks Studios has received advances from Home Box Office, Inc. (“HBO”) against license fees payable for future film product under an exclusive 10-year domestic pay television license agreement between HBO and DreamWorks Studios. Since the advances are identified for each film, the Company has been allocated the portion of the advances related to its animated features. During the years ended December 31, 2002, 2003 and 2004, the Company recognized as revenue $10 million, $10 million and $6.2 million of such advances, respectively, in each case representing a portion of the license fee due from HBO upon availability of the underlying films. As of December 31, 2003, there were no unrecognized advances. As of December 31, 2004, there were $3.5 million in unrecognized advances from HBO. DreamWorks Studios and the Company are obligated to refund the advances if the advances exceed the license fees earned by the films in accordance with the HBO agreement.

In the normal course of business, the Company received advances for licensing of the Company’s animated characters from various customers on a worldwide basis. As of December 31, 2003 and 2004, the Company had unearned licensing advances of $19.3 million and $10.6 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Film Inventories

The following is an analysis of film inventories (in thousands):

	December 31,
	2003	2004
In development:
Animated feature films	$31,633	$42,531
In production:
Animated feature films	299,213	254,940
Television series	10,414	—
In release, (net of amortization):
Animated feature films	86,203	221,048
Television series	—	1,407

Total film inventories	$427,463	$519,926

The Company anticipates that 94% of “in release” inventory as of December 31, 2004 will be amortized over the next three years. The Company further anticipates that 58% of “in release” inventory will be amortized during 2005.

Interest capitalized to film inventories during the years ended December 31, 2003 and 2004 totaled $6.9 million, and $7.1 million, respectively.

5. Property, Plant and Equipment

Property, plant and equipment are comprised of the following (in thousands):

	December 31,
	2003	2004
Leasehold improvements	$24,596	$28,592
Furniture and equipment	7,934	8,871
Computer hardware and software	4,373	4,506
Equipment acquired under capital leases	6,982	6,982
Land and buildings	73,000	73,000

Total property, plant and equipment	116,885	121,951
Accumulated depreciation and amortization	(27,108)	(35,954)

Property, plant and equipment, net	$89,777	$85,997

For the years ended December 31, 2002, 2003, and 2004 the Company recorded depreciation and amortization expense (other than film amortization) of $3.1 million, $3.6 million and $5.8 million, respectively in selling, general and administrative expenses. Accumulated depreciation and amortization includes depreciation of assets acquired under capital leases. On December 31, 2003, the Company adopted Interpretation 46, as revised, and has consolidated the special-purpose entity that acquired the Glendale animation campus, which increased property, plant and equipment as of December 31, 2003, and increased non-film depreciation and amortization after December 31, 2003 (see Note 6).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. Financing Arrangements

(a) Debt Allocated by DreamWorks Studios.    Prior to the Separation, DreamWorks Studios historically allocated its debt and related interest to the Company based on the proportion of the Company’s capital invested in films in production as a percentage of total capital invested by DreamWorks Studios in all films in production. For the years ended December 31, 2002, 2003 and 2004, interest allocated to the Company amounted to $15.3 million, $20.5 million and $15.2 million, respectively. Of these amounts, interest capitalized to Film Inventories in accordance with FAS 34 “Capitalization of Interest Cost”, totaled $10.2 million, $6.9 million and $7.1 million for the years ended December 31, 2002, 2003 and 2004, respectively. In connection with the Separation, the Company assumed $325 million of debt that DreamWorks Studios had borrowed under its credit facility. In November 2004, the Company fully repaid this debt.

DreamWorks Studios utilizes interest rate swap agreements to hedge the interest rate sensitivity of its indebtedness. These agreements do not qualify for special hedge accounting and, as a result, changes in the fair value of such agreements have been charged to operations. The impact of these agreements has been historically allocated to the Company in a manner similar to the allocation of debt. Accordingly, the net change in the fair value of these contracts has been charged to Other Income (Expense), and the allocated fair value of these contracts has been reflected in Accrued Liabilities. For the years ended December 31, 2002 and 2003, the Company recorded other expense of $19.9 million and $0.6 million, respectively, and for the year ended December 31, 2004, recorded other income of $7.0 million related to the allocated changes in the fair value of these instruments.

DreamWorks Studios has entered into interest rate swap agreements and has allocated to the Company agreements with aggregate notional principal amounts of $73.0 million for the years ended December 31, 2002 and 2003. These contracts serve as a hedge against the interest rate fluctuations associated with the Company’s animation campus indebtedness. Pursuant to these agreements, DreamWorks Studios paid and allocated to the Company fixed rates of interest ranging from 6.06% to 6.20% in 2002 and 2003 (weighted average of 6.16%) and received and allocated to the Company floating LIBOR-based rates of interest (weighted average of 1.51% at December 31, 2002 and 1.18% at December 31, 2003).

At December 31, 2003, the Company estimated it would have been required to pay approximately $31.8 million to terminate all the aforementioned swap agreements. These amounts have been recorded in Accrued Liabilities in the accompanying consolidated financial statements as of December 31, 2003. Upon the Separation, DreamWorks Studios retained all of these interest rate swap agreements which represented an obligation of $24.2 million as of the Separation Date. Accordingly, changes in market value were recorded by the Company only through the Separation Date.

(b) Animation Campus Financing.    In May 1996, DreamWorks Animation entered into an agreement with a financial institution for the construction of an animation campus in Glendale, California, and the subsequent lease of the facility upon its completion in early 1998. The lease on the property, which was acquired and financed by the financial institution for $76.5 million, qualified as an operating lease for the Company. In March 2002, the Company renegotiated the lease through the creation of a special-purpose entity that acquired the property from the financial institution for $73.0 million and the special-purpose entity leased the facility to the Company for a five-year term. This transaction was structured to qualify as an operating lease and obligated the Company to provide a residual value guarantee of approximately $61 million. The entire amount of the obligation, $70.1 million at December 31, 2004, is due and is payable in March 2007. In connection with the adoption of Interpretation 46, the special-purpose entity has been consolidated by the Company as of December 31, 2003 (see Note 5).

(c) Production Financing.    In October 2003, the Company entered into an agreement to acquire an animated film currently in production. Pursuant to the acquisition agreement, the Company will pay approximately $45.0 million to acquire substantially all distribution rights to the film. Of this amount $14.6

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million and $34.9 had been paid as of December 31, 2003 and 2004, respectively. In connection with the acquisition, DreamWorks Studios entered into loan agreements for the financing of the production costs of up to approximately $27.8 million. Of this amount, $6.6 million and $21.6 million had been incurred as of December 31, 2003 and December 31, 2004, respectively. This obligation is included in Other Debt and Film Inventories in the accompanying consolidated balance sheets. The loan agreement is secured by a perfected first security interest in all rights and title to the film and is cross-defaulted with the Company’s revolving credit facility. The Company has entered into certain foreign exchange transactions intended to hedge the fluctuations of foreign currency payments related to the acquisition of this film. Pursuant to these transactions, the Company is obligated to purchase up to 16.7 million British pounds at an exchange rate specified in the transaction documents. These transactions do not quality for special hedge accounting and, accordingly, changes in the fair value of these agreements are recorded as Other Income/Expense in the accompanying consolidated statements of operations. At December 31, 2003 and December 31, 2004, the banks would be required to pay the Company approximately $1.2 million and $2.7 million, respectively, to terminate the foreign currency agreements. These amounts have been recorded in Other Assets in the accompanying consolidated financial statements.

(d) Universal Studios Advance.    In prior years, DreamWorks Studios entered into several agreements with Universal and its affiliates to provide international theatrical distribution and international and domestic home video fulfillment services. In 2001, DreamWorks Studios amended and extended its agreements with Universal (the “2001 Universal Agreement”). In accordance with the Universal Agreement, DreamWorks Studios received an advance against amounts due to DreamWorks Studios based on the projected net receipts, as defined, of pictures in release and pictures in production or pre-production (the “2001 Advance”). DreamWorks Studios is required to provide to Universal quarterly estimates of projected cash receipts, net of projected expenses, distribution and service fees, due to DreamWorks Studios from Universal in the markets where Universal provides distribution and fulfillment services (the “Pipeline Estimate”).

The 2001 Advance is calculated as the lesser of $100 million or 87% of the Pipeline Estimate. At December 31, 2003, the 2001 Advance was calculated to be $100 million. A portion of the 2001 Advance has historically been allocated to the Company based on the relative share of the Company’s net receipts included in the Pipeline Estimate. Accordingly, at December 31, 2003, $12.8 million of the 2001 Advance has been allocated to the Company and is included in Universal studios advance in the accompanying consolidated balance sheets. Effective as of the Separation, no portion of the 2001 advance was assumed by the Company.

In October 2003, DreamWorks Studios entered into a new amended and restated agreement with Universal (the “2003 Universal Agreement”). The 2003 Universal Agreement extends the terms of the international theatrical distribution and international and domestic home video fulfillment services agreements until December 31, 2010, with an option for Universal to extend the term for an additional one or two years if certain performance thresholds are not met. Pursuant to the 2003 Universal Agreement, DreamWorks Studios retains responsibility for all direct distribution costs and Universal receives a fee for distribution and fulfillment services.

Pursuant to the 2003 Universal Agreement, Universal agreed to pay to DreamWorks Studios an additional advance of $75 million (the “2003 Advance”), of which $37.5 million was received in December 2003 and $37.5 million was received in March 2004. The entire 2003 Advance is based on projected net receipts, as defined, of the Company’s animated features released subsequent to December 31, 2002. As a result, 100% of the 2003 Advance has been allocated to the Company and is included in Universal studios advance in the accompanying consolidated balance sheets. The 2003 Advance bears interest at a rate of 8.75% per annum.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If future Pipeline Estimates fall below the levels required to maintain the maximum advance (which, as of December 31, 2004, the amount would be $86.2 million), the excess advance must be repaid within five business days. The advances are otherwise not recoupable or refundable until the earlier of a payment default or termination of the Universal Agreements. Management does not expect any amounts to be payable in 2005.

In the event that the Distribution Agreement with DreamWorks Studios is terminated, the Company remains subject to the terms of the DreamWorks Studios’ 2003 Universal Agreement, including the obligation to pay distribution fees and to pay distribution expenses as they are incurred. The Company will not have the right to terminate the 2003 Universal Agreement unless and until (i) DreamWorks Studios has repaid all amounts it owes to Universal Studios, including in respect of investments and advances which aggregate $125 million as of December 31, 2004, (ii) the Company has repaid all amounts owed to Universal Studios, and (iii) Universal Studios has received an aggregate of $75 million of net proceeds from the sale of shares of the Company’s common stock.

(e) Revolving Credit Facility.    In connection with the Separation, the Company entered into a five-year $200 million revolving credit facility with a number of banks. The credit facility is secured by substantially all of the Company’s assets. Interest on borrowed amounts is determined either at a floating rate of LIBOR plus 1.75% or the alternate base rate (which is generally the prime rate) plus 0.75% per annum. In addition, the Company is required to pay a commitment fee on undrawn amounts at an annual rate of 0.50% on any date when more then $100 million is outstanding under the credit facility and 0.75% on any other date. The credit agreement requires the Company to maintain certain financial ratios.

The Company borrowed $101.4 million on the credit facility in October 2004 to repay an equivalent amount of debt of DreamWorks Studios in connection with the Separation. In November 2004, the Company repaid the entire outstanding balance. As of December 31, 2004 there were no borrowings on the credit facility.

(f) HBO Subordinated Notes.    In connection with the Separation, the Company assumed $80 million of subordinated notes issued by DreamWorks Studios in December 2000 pursuant to a subordinated loan agreement, $30 million of which was repaid with the proceeds from the Company’s initial public offering. The subordinated notes bear interest in amount equal to the Eurodollar rate plus 0.50% per annum and are due in November 2007. The subordinated notes are secured by a lien in favor of HBO that is junior to the security interest in certain exhibition rights related to DreamWorks Studios films. The subordinated notes are recorded net of a discount of $4.0 million, which is to be amortized to interest expense over the remaining term of the subordinated loan agreement. In the event that DreamWorks Studios ceases to be the Company’s distributor, the Company remains obligated to continue to license its films to HBO under the terms of DreamWorks Studios’ license agreement with HBO. The terms of the notes require the Company to maintain certain financial ratios.

As of December 31, 2004 the Company was in compliance with all applicable debt covenants.

7. Commitments and Contingencies

On December 31, 2003, the Company adopted Interpretation 46, as revised, and has consolidated the special-purpose entity that acquired the Glendale animation campus by recording the lease obligation as debt and increasing property, plant and equipment (see Notes 5 & 6).

The Company is allocated lease expense by DreamWorks Studios for certain non-cancelable office space and equipment operating leases. Certain of these office leases contain escalations in the monthly rental amounts. DreamWorks Studios has also entered into several operating leases for furniture, computers and production

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

equipment with terms ranging from three to five years. These leases also provide for certain termination and purchase options. For the years ended December 31, 2002, 2003 and 2004, the Company incurred lease expense, including that allocated by DreamWorks Studios, of approximately $9.8 million, $11.6 million, and $7.5 million, respectively.

In December 1997, DreamWorks Studios entered into a capital lease with Pacific Enterprises for the energy management assets associated with the Company’s Glendale animation campus. This capital lease has been attributed to the Company, and, accordingly, the Company has reflected an asset of approximately $7.0 million. As of December 31, 2004, $3.0 million of the related capital lease obligation remains outstanding. Payments of obligations under the capital lease totaled approximately $0.6 million in each of the years ended December 31, 2002 and 2003 and $0.7 million for the year ended December 31, 2004.

Future minimum lease commitments of all leases are as follows (in thousands):

	Operating Lease Commitments	Sublease Income	Net Operating Lease Commitments	Capital Lease Commitments
2005	$10,423	$(806)	$9,616	$996
2006	8,590	(806)	7,783	996
2007	4,097	—	4,097	996
2008	3,558	—	3,558	332
2009	3,665	—	3,665	—
Thereafter	9,971	—	9,971	—

Subtotal	40,304	(1,612)	38,690	3,320

Less amount representing interest	—	—	—	(393)

Total	$40,304	$1,612	$38,690	$2,927

The Company estimates that in 2005, it will pay approximately $32.7 million of its accrued contingent compensation and residual costs as of December 31, 2004.

As of December 31, 2004, we had contractual commitments to make the following payments (in thousands):

	Payments Due by Year
Contractual Cash Obligations	2005	2006	2007	2008	2009	Thereafter	Total
Operating leases, net of sublease income	$9,616	$7,783	$4,097	$3,558	$3,665	$9,971	$38,690
Executive officers employment agreements(1)	2,150	2,175	2,200	2,200	2,200	—	10,925
Wallace & Gromit: Curse of the Were Rabbit obligation(2)	37,862	—	—	—	—	—	37,862
Glendale animation campus note payable(3)	—	—	70,059	—	—	—	70,059
Universal advance(4)	—	—	—	—	—	75,000	75,000
HBO subordinated debt(5)	—	—	50,000	—	—	—	50,000
Capital leases(6)	996	996	996	332	—	—	3,320

Total contractual cash obligations	$50,624	$10,954	$127,352	$6,090	$5,865	$84,971	$285,856

(1)	In connection with the Separation, the Company entered into employment agreements with contractual cash salaries totaling $10.9 million over the next five years.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	In October 2003, the Company entered into an agreement to acquire certain distribution rights to Wallace & Gromit: Curse of the Were Rabbit, an animated film currently in production. Pursuant to the acquisition agreement, the Company is obligated to pay approximately $45.0 million to acquire substantially all rights to the film (of which $34.9 million had been paid as of December 31, 2004). In connection with the acquisition, DreamWorks Studios entered into loan agreements for the financing of the production costs of up to approximately $27.8 million. Of this amount, $21.6 million had been borrowed at December 31, 2004. Because the Company is obligated to acquire this film upon its completion in 2005, the $21.6 million borrowed as of December 31, 2004 plus the amount the Company is obligated to fund are included in this table.
(3)	The Company operates an animation campus in Glendale, California. The lease on the property, which was originally acquired for $76.5 million, qualified as an operating lease. In March 2002, the lease was renegotiated through the creation of a special-purpose entity that acquired the property for $73.0 million and leased the facility to the Company for a five-year term. In accordance with the provisions of FIN 46, the asset, debt and non-controlling interest has been included on the consolidated balance sheet as of December 31, 2004. The Company expects to refinance this obligation prior to its maturity.
(4)	In connection with the Separation, the Company assumed approximately $75 million of indebtedness related to advances that Universal Studios made to DreamWorks Studios to fund animated motion pictures. Universal Studios advanced DreamWorks Studios amounts based on anticipated future receipts from films that DreamWorks Studios is expected to release, and DreamWorks Studios allocated to the Company $87.2 million of this advance on a historical basis. Of this allocation, $12.2 million relates to a 2001 animated film advance that was initially allocated but, as part of the Separation, was not assumed by the Company.
(5)	In connection with the Separation, the Company assumed $80 million of subordinated debt that DreamWorks Studios incurred from HBO in December 2000, $30 million of which was repaid with proceeds from the Company’s initial public offering.
(6)	Includes $0.4 million of imputed interest.

From time to time, DreamWorks Studios is involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any pending or threatened proceedings, or any amount which the Company might be required to pay by reason thereof, would have a material adverse effect on the financial condition or operating results of the Company.

8. Employee Benefits Plan

401(k) Plans

Effective at the Separation, the Company sponsors a defined contribution retirement plan (the “Plan”) under provisions of Section 401(k) of the Internal Revenue Code (“IRC”). Substantially all employees not covered by collective bargaining agreements are eligible to participate in the Plan. The maximum contribution for the employer match is equal to 50% of the employees’ contribution, up to 4% of their compensation, as limited by Sec. 415 of the IRC. Prior to the Separation, Company employees participated in a similar plan sponsored by DreamWorks Studios. Effective at the Separation, the costs of the employer match, as well as all third party costs of administering the Plan are paid directly by the Company. The management of the Plan is provided by DreamWorks Studios, for which the Company reimburses DreamWorks Studios pursuant to the Services Agreement. Prior to the Separation, the costs of the employer match, as well as the costs of administration, were included in DreamWorks Studios’ fringe benefit allocation to the Company.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Equity Plans

Prior to the Separation, the Company participated in DreamWorks Studios’ Employee Equity Participation Plan (the “Equity Plan”). DreamWorks Studios granted to employees or consultants either actual or phantom shares of stock (“Shares”). For the year ended December 31, 2002, compensation expense attributable to the Company’s employees pursuant to the Equity Plan of $0.3 million was allocated to the Company. During the year ended December 31, 2003 and 2004, DreamWorks Studios determined that the fair market value of the Shares in the Equity Plan had decreased from the previously determined fair market value. Accordingly in the year ended December 31, 2003 the Company reversed previously recorded compensation expense related to the Equity Plan aggregating $2.3 million to reflect the reduction in fair value as of December 31, 2003. For the year ended December 31, 2004, $0.4 million in compensation expense pursuant to the Equity Plan net of reversals of previously recorded compensation expenses was allocated to the Company. As of December 31, 2003 and 2004, deferred compensation liabilities associated with the Equity Plan of $6.4 million and $0.9 million, were allocated to the Company.

In connection with the Separation, the Company’s Board of Directors approved the 2004 Omnibus Incentive Compensation Plan (“Omnibus Plan”). The Omnibus Plan provides for the grant of incentive stock options to Company employees and non statutory stock options, restricted stock, stock appreciation rights, performance units, performance shares, restricted stock units and other stock equity awards to the Company’s employees, directors and consultants. In connection with the Omnibus Plan, the Company issued various equity awards to its employees and advisors, as well as to the employees of DreamWorks Studios as described below. The Company issued fully vested shares to its and DreamWorks Studios’ employees who had fully vested awards granted by DreamWorks Studios on an equivalent value basis. Outstanding unvested equity awards previously issued by DreamWorks Studios were exchanged for equity awards granted by the Company with the same aggregate intrinsic value and remaining vesting terms. In connection with the acquisition of PDI in 2000, the Company inherited a stock option plan that was previously established by PDI. PDI employees who had fully vested shares of PDI were issued fully vested shares of the Company on an equivalent basis. PDI employees who had outstanding and unexercised stock options had those stock options converted with the same intrinsic value and remaining vesting terms.

As described above, the Company issued restricted stock grants to its and DreamWorks Studios’ employees. The restrictions on restricted stock grants generally lapse upon meeting certain performance-based milestones, or passage of time, or a combination of both. Restricted stock grants are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of the Company’s common stock. For those restricted stock grants issued to DreamWorks Studios employees, such value was accounted for as a dividend to DreamWorks Studios, based on the grant date fair value of the underlying stock. For those restricted stock grants issued to Company employees, such value (determined based on the grant date fair value of the underlying stock) is recognized as an expense over the corresponding vesting period. For the year ended December 31, 2004, approximately 1.8 million shares of restricted stock were issued, excluding 1.0 million shares of restricted stock that had performance criteria that were not set by the Compensation Committee of the Company’s Board of Directors (“the Committee”) until January, 2005. In addition, on January 13, 2005, the Committee approved performance compensation awards with respect to approximately 1.0 million shares of Common Stock for certain named executive officers. Pursuant to the terms and conditions of such awards, delivery of shares of Common Stock is contingent on a determination and certification by the Committee at the end of a four-year performance period that certain objective performance goals based upon the Company’s revenues and operating cash flow in excess of a return on investment had been achieved.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock option activity since the Separation under the Company’s Omnibus Plan is summarized as follows (in thousands, except per share amounts):

	Options Outstanding	Weighted Average Exercise Price per Share
Balance at October 27, 2004 (conversions)	2,262	$25.21
Options granted	2,342	28.00
Options exercised	(223)	13.75
Options canceled	(31)	31.30

Balance at December 31, 2004	4,350	$27.26

The following table summarizes information concerning outstanding and exercisable options as of December 31, 2004 (in thousands, except years and per share amounts):

	Options outstanding			Options exercisable
Range of Exercise Prices per Share	Number Outstanding	Average Weighted Remaining Contractual Life (in years)	Weighted Average Exercise Price per Share	Number Exercisable	Weighted Average Exercise Price per Share
$1.00-$3.23	60	1.1	$1.20	60	$1.20
$6.46-$8.06	311	4.2	8.03	307	8.03
$22.43-$26.95	447	9.8	24.34	357	24.23
$28.00	2,535	9.8	28.00	0	0.00
$31.41-$32.31	563	9.8	31.78	217	31.49
$36.90-$ 37.51	434	9.8	37.48	171	37.48

Total	4,350	9.8	$27.26	1,112	$21.97

9. Related Party Transactions

Pursuant to the Distribution Agreement, the Company incurred distribution fees payable to DreamWorks Studios of $63.6 million for the period from the effective date of the Distribution Agreement through December 31, 2004. As of December 31, 2004, the Company had a receivable from DreamWorks Studios of approximately $372.1 million pursuant to the Distribution Agreement.

Pursuant to the Services Agreement, the Company reimbursed DreamWorks Studios $1.3 million and DreamWorks Studios reimbursed the Company $1.0 million for the period from the effective date of the Services Agreement through December 31, 2004.

The Company has made loans to certain of its employees pursuant to various notes receivable arrangements. These arrangements require interest to be paid at rates ranging from 0% to 5.88%. Payments are due under terms ranging from 1 to 10 years. Amounts due at December 31, 2003 and 2004 are reflected in Receivables from Employees in the accompanying consolidated balance sheets. Interest income associated with these notes receivable for the years ended December 31, 2002, 2003 and 2004 was not material. As of December 31, 2004 the Company had no loans outstanding to named executive officers.

The Company provides services to DreamWorks Studios related to the licensing of products based on DreamWorks Studios’ films and characters in such films. In the years ended December 31, 2002, 2003 and 2004

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

revenues earned from licensing activities on behalf of DreamWorks Studios totaled $0.7 million, $3.7 million and $3.7 million, respectively.

The Company has an arrangement with an affiliate of a stockholder to share tax benefits generated by the stockholder. See Note 13.

10. Significant Customer, Segment and Geographic Information

For the years ended December 31, 2002, 2003 and 2004, Universal Studios represented 72%, 56% and 44%, respectively, of total revenue. If the Distribution Agreement had not been in effect as of October 1, 2004, Universal Studios would have represented 66% of revenues for the year ended December 31, 2004.

The Company operates in a single segment: the production and distribution of animated films. Revenues attributable to foreign countries were approximately $199.1 million, $135.6 million and $403.6 million for the years ended December 31, 2002, 2003 and 2004, respectively. Long-lived assets located in foreign countries were not material.

Pursuant to the terms of the distribution agreements in place at DreamWorks Studios, whereby DreamWorks Studios has not been responsible for collecting foreign currency, there is a relatively short period between revenue recognition and cash payment. DreamWorks Studios generally has not used foreign currency swap transactions to hedge foreign currency exchange risks associated with these distribution agreements.

The following is an analysis of the Company’s revenue by film:

	Year Ended
	2002	2003	2004
Spirit: Stallion of the Cimmaron	$153,234	$67,282	$32,307
Sinbad: Legend of the Seven Seas	—	78,915	22,704
Shrek 2	—	—	790,373
Shark Tale	—	—	62,273
Film Library / Other(1)	281,090	154,789	151,464
Television Series	—	—	19,039

	$434,324	$300,986	$1,078,160

(1)	Primarily includes film library revenue from Antz, Prince of Egypt, The Road to El Dorado, Chicken Run and Joseph: King of Dreams and Shrek.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Valuation and Qualifying Accounts and Reserves

The following is a summary of the valuation and qualifying accounts included in the consolidated balance sheets for the years ended December 31, 2002, 2003, and 2004 (in thousands):

	Balance at Beginning of Period	Charged to (Credited) Operations	Deductions and Bad Debt Write-offs	Balance at End of Period
Trade accounts receivable
Allowance for doubtful accounts
2002	$624	$2,300	$(1,077)	$1,847
2003	1,847	824	(325)	2,346
2004	2,346	752	(1,971)	1,127

	Balance at Beginning of Period	Charged to Expenses	Charged to other Accounts(1)	Balance at End of Period
Deferred tax assets
Valuation allowance
2002	—	—	—	—
2003	—	—	—	—
2004	—	$33,569	$544,031	$577,600

(1)	Amounts not charged to expenses were charged to equity.

12. Accrued Liabilities

Accrued liabilities consists of the following:

	December 31, 2003	December 31, 2004
Fair value of derivative instruments	$31,828	$110
Accrued distribution costs	31,654	1,513
Participations and residuals	13,254	32,692
Production costs	3,331	6,443
Occupancy	8,744	9,844
Other accrued liabilities	13,182	8,366

	$101,993	$58,968

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Income Taxes

Effective as of the Separation, the Company is taxed at regular corporate rates. Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. A deferred tax asset valuation allowance will be recorded if it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized. Actual income tax expense on the consolidated statement of operations represents U.S. Federal and State income taxes incurred from the Separation Date through December 31, 2004, and foreign taxes for the entire year. The following are the components of the provision for income taxes (in thousands):

Current:
Federal	$95,472
State and Local	9,277
Foreign	2,318

Total current provision	107,067
Deferred:
Federal	(16,741)

Total deferred benefit	(16,741)

Total income tax provision	$90,326

The provision for income taxes for the year ended December 31, 2004 differed from the amounts computed by applying the U.S. federal income tax rate of 35% to income before income before income taxes as a result of the following (in thousands):

U.S. Federal statutory rate	35.0%
U.S. state taxes, net of Federal benefit	2.1
Pre-Separation income not subject to tax	(14.3)
Revaluation of deferred tax assets, net	(0.5)
Permanent and other items	(1.0)

21.3%

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences for the period from October 28, 2004 through December 31, 2004 that give rise to a significant portion of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

Deferral tax assets:
Film assets	$8,806
Abandoned films	32,497
Basis step-up, related party (see below)	620,633
Expense accruals	7,969
State taxes	3,042

672,947
Less: Valuation allowance	(577,600)

Net deferred tax assets	95,347
Deferred tax liabilities:
Fixed assets	(1,032)
Other	(972)

(2,004)

$93,343

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of taxable income during the periods in which temporary differences become deductible. At the time of the Separation, the net deferred tax assets recorded as a result of the Company’s change in tax status were fully reserved with a valuation allowance. The Company has a valuation allowance of $577.6 million as of December 31, 2004 for deferred tax assets because of uncertainty regarding their realization.

At the time of the Separation, affiliates controlled by a stockholder entered into a series of transactions that resulted in a partial increase in the tax basis of the Company’s tangible and intangible assets. This partial increase in tax basis is expected to reduce the amount of tax that the Company may pay in the future, to the extent that the Company generates taxable income in sufficient amounts in the future. The Company is obligated to remit to the stockholder’s affiliate 85% of any such cash savings in U.S. Federal income tax and California franchise tax and certain other related tax benefits, subject to repayment if it is determined that these savings should not have been available to the Company. At the time of the Separation, the increase in the tax basis of the assets was approximately $1.64 billion, resulting in a deferred tax asset of approximately $620 million. A substantial portion of these potential tax benefits may be realized over approximately 15 years. As a result of the taxable income generated by the Company from the Separation Date through December 31, 2004, the Company expects to realize $6.5 million in tax benefits as a result of the increased basis in the assets for the period from October 28, 2004 through December 31, 2004. The Company also expects to receive a tax benefit of $76.6 million in future years as management has determined that the benefits can be realized through a refund of taxes paid in 2004. Accordingly, the Company has recorded a liability to the stockholder’s affiliate of approximately $70.6 million representing 85% of these recognized benefits. All of the tax benefits to the Company and related obligation to an affiliate of a stockholder described in this section have been recognized as a component of stockholders’ equity and have not impacted the Company’s operating results.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As the Company was not subject to U.S. Federal and State taxes until the Separation Date, the following sets forth its pro forma income tax expense for the year ended December 31, 2004 as if the Company had historically been subject to U.S. Federal and State taxes (in thousands):

Year ended December 31, 2004
(unaudited)
Income before income taxes	$423,326
Provision for income taxes—pro forma	(124,642)

Pro forma net income	$298,684

Pro forma net income per share—basic	$3.67

Pro forma net income per share—diluted	$3.64

On a pro forma basis, there would be no impact on the Company’s financial results for the years ended December 31, 2002 and 2003 had the Company been subject to U.S. Federal and State income taxes because any benefit from the Company’s net operating loss carryforwards would require a full valuation allowance.

14. Earnings Per Share Data

Basic per share amounts exclude dilution and is the weighted average number of common shares outstanding for the period. Unless the effects are anti-dilutive, diluted per share amounts reflect the potential reduction in earnings per share that could occur if equity based awards were exercised or converted into common stock. For the years ended December 31, 2002 and 2003, basic per share amounts are calculated using the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as is such shares were outstanding for all periods presented. For the year ended December 31, 2004, the basic per share amount is calculated using the weighted average of: (i) from January 1, 2004 through the Separation Date, the number of shares of common stock outstanding immediately following the separation, but not including the shares issued in our initial public offering, as if such shares were outstanding for the entire period and (ii) from the Separation Date through December 31, 2004, the weighted average number of shares of common stock outstanding.

For the years ended December 31, 2002 and 2003 diluted per share amounts are calculated using the number of shares of common stock outstanding immediately following the Separation, but not including the shares issued in our initial public offering, as is such shares were outstanding for all periods presented, excluding, because their effect would be anti-dilutive, the impact of 487,000 shares of Class A common stock which underlie equity based compensation awards converted at the Separation. For the year ended December 31, 2004 the diluted share amount is calculated using the weighted average of: (i) from January 1, 2004 through the Separation Date, the number of shares of common stock outstanding immediately following the separation, but not including the shares issued in our initial public offering, plus the impact of 487,000 shares of Class A common stock which underlie equity based compensation awards converted at the Separation (using the treasury stock method) and (ii) from the Separation Date through December 31, 2004, the weighted average number of shares of common stock outstanding plus 1,418,000 shares of Class A common stock which underlie equity based compensation awards converted at the Separation and issued during the period (using the treasury stock method). For the period from the Separation Date through December 31, 2004, options to purchase 442,000 shares were not included in the calculation of diluted per share amounts because these options were out-of-the- money and 1,020,952 shares of unvested restricted stock to certain named executive officers were not included in the calculation of diluted per share amounts because the performance criteria for these awards were not set by the Compensation Committee of the Company’s Board of Directors until January, 2005.

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the computation of basic and diluted net income (loss) per share (in thousands except per share amounts)

	2002	2003	2004
Numerator:
Income (loss) before cumulative effect of accounting change	$(25,067)	$(184,639)	$333,000
Cumulative effect of accounting change	—	(2,522)	—

Net income (loss)	$(25,067)	$(187,161)	$333,000

Denominator:
Weighted average common shares and denominator for basic calculation	76,636	76,636	81,432

Weighted average effects of dilutive equity based compensation awards
Employee stock options	—	—	660
Unvested restricted shares	—	—	59

Denominator for diluted calculation	76,636	76,636	82,151

Net income (loss) per share—basic
Income (loss) per share before cumulative effect of accounting change	$(0.33)	$(2.41)	$4.09
Cumulative effect of accounting change per share	—	(0.03)	—

Net income (loss) per share	$(0.33)	$(2.44)	$4.09

Net income (loss) per share—diluted
Income (loss) per share before cumulative effect of accounting change	$(0.33)	$(2.41)	$4.05
Cumulative effect of accounting change per share	—	(0.03)	—

Net income (loss) per share	$(0.33)	$(2.44)	$4.05

DREAMWORKS ANIMATION SKG, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Quarterly Financial Information (Unaudited)

The unaudited quarterly financial statements have been prepared on substantially the same basis as the audited financial statements, and, in the opinion of management include all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results of operations for such periods (in thousands, except per share data):

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands except per share amounts)
2003
Operating Revenue	$46,576	$71,948	$47,828	$134,634
Gross profit (loss)	6,763	(82,943)	(25,145)	(36,648)
Loss before income taxes and cumulative effect of accounting change	(10,281)	(103,528)	(35,573)	(33,418)
Net loss	(10,366)	(104,328)	(35,898)	(36,569)
Basic net loss per share	(0.14)	(1.36)	(0.47)	(0.48)
Diluted net loss per share	(0.14)	(1.36)	(0.47)	(0.48)

2004
Operating Revenue	$40,814	$300,304	$241,343	$495,699
Gross profit (loss)	(4,612)	147,515	45,032	324,016
Income (loss) before income taxes and cumulative effect of accounting change	(25,152)	146,358	21,569	280,551
Net income (loss)	(25,455)	146,133	20,313	192,009
Basic net income (loss) per share	(0.33)	1.91	0.27	2.02
Diluted net income (loss) per share	(0.33)	1.89	0.26	1.99

The amount of revenues and cost of revenues recognized for the quarter ended December 31, 2004 is substantially less than the amounts that would have been recognized if the Distribution Agreement had not become effective as of October 1, 2004.

             Shares

Class A Common Stock

PROSPECTUS

                    , 2005

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this offering. All of such amounts (except the SEC registration fee and the NASD filing fee) are estimated.

SEC registration fee		$67,678
NYSE supplemental listing fee
NASD filing fee		58,000
Blue Sky fees and expenses
Printing and engraving costs
Legal fees and expenses
Accounting fees and expenses
Transfer Agent and Registrar fees and expenses
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers.

Our By-Laws provide that we shall, subject to the limitations contained in the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom we may indemnify pursuant thereto.

Section              of the Underwriting Agreement, to be filed as Exhibit 1.1, provides that the underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section              of the Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Use of Proceeds from Sales of Registered Securities

On November 2, 2004, we closed the sale of a total of 33,350,000 shares of our Class A common stock at a price of $28.00 per share in a firm commitment underwritten initial public offering, of which 25,000,000 shares were sold by us and 8,350,000 shares (including 4,350,000 shares sold to the underwriters pursuant to the underwriters’ exercise of an over-allotment option) were sold by selling stockholders,. The offering was effected pursuant to a Registration Statement on Form S-1 (File No. 333-117528), which the Securities and Exchange Commission declared effective on October 27, 2004. The joint book-running managers in the offering were Goldman, Sachs & Co. and J.P. Morgan Securities Inc.

Of the $700 million in gross proceeds raised by us in the offering:

1.	approximately $40.3 million was paid to the underwriters in connection with the underwriting discount;

2.	approximately $24.2 million was paid by us in connection with offering expenses, printing fees, listing fees, filing fees, accounting fees and legal fees, and fees and expenses related to the Separation;

3.	approximately $325 million was used to repay revolving debt we assumed from DreamWorks Studios in connection with the Separation;

4.	approximately $101.4 million was used to repay revolving debt we incurred to purchase films subject to the DreamWorks Studios film securitization facility;

5.	approximately $30 million was used to repay debt that we assumed with respect to DreamWorks Studios’ subordinated obligations to Home Box Office, Inc; and

6.	approximately $179.1 million was used for general corporate purposes, including for working capital.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Document	Method of Filing
1.1	Underwriting Agreement	To be filed by amendment

2.1	Separation Agreement, dated October 27, 2004, among DreamWorks Animation L.L.C., DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 2.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

3.1	Restated Certificate of Incorporation of DreamWorks Animation SKG, Inc.	Previously filed as Exhibit 3.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

3.2	By-laws of DreamWorks Animation SKG, Inc.	Previously filed as Exhibit 3.2 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

4.1	Specimen Class A Common stock certificate	Previously filed as Exhibit 4.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

4.2	Restated Certificate of Incorporation of DreamWorks Animation SKG, Inc.	Filed as Exhibit 3.1 hereto

4.3	Registration Rights Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc., DWA Escrow LLLP, M&J K Dream Limited Partnership, M&J K B Limited Partnership, DG-DW, L.P., DW Lips, L.P., DW Investment II, Inc. and the other stockholders party thereto	Previously filed as Exhibit 4.3 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

5.1	Opinion of Cravath, Swaine & Moore LLP, counsel for DreamWorks Animation SKG, Inc.	To be filed by amendment

10.1	DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan	Previously filed as Exhibit 10.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.2	Formation Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc., DreamWorks L.L.C., DWA Escrow LLLP and the stockholders and other parties named therein	Previously filed as Exhibit 10.2 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

Exhibit Number	Description of Document	Method of Filing
10.3	Stockholder Agreement, dated October 27, 2004, among DWA Escrow LLLP, M&J K B Limited Partnership, M&J K Dream Limited Partnership, The JK Annuity Trust, The MK Annuity Trust, Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., Jeffrey Katzenberg and David Geffen	Previously filed as Exhibit 10.3 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.4	Stockholder Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc., DWA Escrow LLLP, M&J K B Limited Partnership, M&J K Dream Limited Partnership, The JK Annuity Trust, The MK Annuity Trust, Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., DW Investment II, Inc., Jeffrey Katzenberg, David Geffen and Paul Allen	Previously filed as Exhibit 10.4 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.5	Distribution Agreement, dated October 7, 2004, between DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 10.5 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.6	Services Agreement, dated October 7, 2004, between DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 10.6 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.7	Assignment of Trademarks and Service Marks, dated October 27, 2004, between DreamWorks Animation L.L.C. and DreamWorks L.L.C.	Previously filed as Exhibit 10.7 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.8	Trademark License Agreement, dated October 27, 2004, between DreamWorks Animation L.L.C. and DreamWorks L.L.C.	Previously filed as Exhibit 10.8 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.9	Tax Receivable Agreement, dated October 27, 2004, between DreamWorks Animation SKG, Inc. and DW Investment II, Inc.	Previously filed as Exhibit 10.9 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.10	Agreement Among DreamWorks L.L.C., DreamWorks Animation SKG, Inc. and Vivendi Universal Entertainment LLLP, dated as of October 7, 2004	Previously filed as Exhibit 10.10 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.11	Amended and Restated Master Agreement, dated October 31, 2003, between DreamWorks L.L.C. and Vivendi Universal Entertainment LLLP (the “DW/Universal Master Agreement”) †	Previously filed as Exhibit 10.11 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.12	Exhibit A to the DW/Universal Master Agreement—Foreign Theatrical Distribution Agreement between DreamWorks L.L.C. and Universal City Studios, Inc. †	Previously filed as Exhibit 10.12 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

Exhibit Number	Description of Document	Method of Filing
10.13	Exhibit B to the DW/ Universal Master Agreement—Home Video Fulfillment Services Agreement between DreamWorks L.L.C. and Universal City Studios, Inc. †	Previously filed as Exhibit 10.13 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.14	Amendment 2 to Exhibit B to the DW/Universal Master Agreement, dated January 15, 2002 †	Previously filed as Exhibit 10.14 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.15	Exhibit D to the DW/ Universal Master Agreement—Theme Park Agreement between DreamWorks L.L.C. and Universal City Studios, Inc. †	Previously filed as Exhibit 10.15 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.16	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Jeffrey Katzenberg (as amended on March 24, 2005).	Previously filed as Exhibit 10.16 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.17	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Roger Enrico	Previously filed as Exhibit 10.17 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.18	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Ann Daly	Previously filed as Exhibit 10.18 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.19	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Kathrine Kendrick	Previously filed as Exhibit 10.19 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.20	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Kristina M. Leslie	Previously filed as Exhibit 10.20 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.21	Consulting Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and David Geffen	Previously filed as Exhibit 10.21 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.22	Consulting Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Steven Spielberg	Previously filed as Exhibit 10.22 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.23	Credit Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc. and the lenders party thereto	Previously filed as Exhibit 10.23 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

Exhibit Number	Description of Document	Method of Filing
10.24	Limited Liability Limited Partnership Agreement of DWA Escrow LLLP, dated October 27, 2004	Previously filed as Exhibit 10.24 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.25	Standstill Agreement, dated October 27, 2004 among DreamWorks Animation SKG, Inc., Steven Spielberg, DW Lips, L.P., M&J K B Limited Partnership, DG-DW, L.P. and DW Investment II, Inc.	Previously filed as Exhibit 10.25 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.26	Agreement and Plan of Merger, dated October 7, 2004, between Pacific Data Images, Inc., DreamWorks Animation SKG, Inc. and DWA Acquisition Corp.	Previously filed as Exhibit 10.26 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.27	Subordinated Loan Agreement, dated October 27, 2004, between DreamWorks Animation SKG, Inc. and Home Box Office, Inc.	Previously filed as Exhibit 10.27 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.28	Share Withholding Agreement, dated March 23, 2005, between DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 10.28 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

21.1	List of subsidiaries of DreamWorks Animation SKG, Inc.	Previously filed as Exhibit 21.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Cravath, Swaine & Moore LLP	Contained in Exhibit 5.1

24.1	Powers of Attorney	Filed herewith

†	Confidential treatment has been granted with respect to certain portions of this document.

(b) Financial Statement Schedules.

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of DreamWorks Animation, Inc. or related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, the State of California, on the 28th day of March 2005.

DREAMWORKS ANIMATION SKG, INC.

By:	*
Name: Jeffrey Katzenberg
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

By: Name:	* Jeffrey Katzenberg	Chief Executive Officer and Director	March 28, 2005

By: Name:	* Roger A. Enrico	Chairman of the Board of Directors	March 28, 2005

By: Name:	* Kristina M. Leslie	Chief Financial Officer	March 28, 2005

By: Name:	/s/ KATHERINE KENDRICK Katherine Kendrick	General Counsel and Secretary	March 28, 2005

By: Name:	* Paul G. Allen	Director	March 28, 2005

By: Name:	* Lewis W. Coleman	Director	March 28, 2005

By: Name:	* David Geffen	Director	March 28, 2005

By: Name:	* Mellody Hobson	Director	March 28, 2005

By: Name:	* Nathan Myhrvold	Director	March 28, 2005

By: Name:	* Howard Schultz	Director	March 28, 2005

*By:	/S/ KATHERINE KENDRICK
Katherine Kendrick Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document	Method of Filing
1.1	Underwriting Agreement	To be filed by amendment

2.1	Separation Agreement, dated October 27, 2004, among DreamWorks Animation L.L.C., DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 2.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

3.1	Restated Certificate of Incorporation of DreamWorks Animation SKG, Inc.	Previously filed as Exhibit 3.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

3.2	By-laws of DreamWorks Animation SKG, Inc.	Previously filed as Exhibit 3.2 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

4.1	Specimen Class A Common stock certificate	Previously filed as Exhibit 4.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

4.2	Restated Certificate of Incorporation of DreamWorks Animation SKG, Inc.	Filed as Exhibit 3.1 hereto

4.3	Registration Rights Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc., DWA Escrow LLLP, M&J K Dream Limited Partnership, M&J K B Limited Partnership, DG-DW, L.P., DW Lips, L.P., DW Investment II, Inc. and the other stockholders party thereto	Previously filed as Exhibit 4.3 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

5.1	Opinion of Cravath, Swaine & Moore LLP, counsel for DreamWorks Animation SKG, Inc.	To be filed by amendment

10.1	DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan	Previously filed as Exhibit 10.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.2	Formation Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc., DreamWorks L.L.C., DWA Escrow LLLP and the stockholders and other parties named therein	Previously filed as Exhibit 10.2 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.3	Stockholder Agreement, dated October 27, 2004, among DWA Escrow LLLP, M&J K B Limited Partnership, M&J K Dream Limited Partnership, The JK Annuity Trust, The MK Annuity Trust, Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., Jeffrey Katzenberg and David Geffen	Previously filed as Exhibit 10.3 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

Exhibit Number	Description of Document	Method of Filing

10.4	Stockholder Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc., DWA Escrow LLLP, M&J K B Limited Partnership, M&J K Dream Limited Partnership, The JK Annuity Trust, The MK Annuity Trust, Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., DW Investment II, Inc., Jeffrey Katzenberg, David Geffen and Paul Allen	Previously filed as Exhibit 10.4 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.5	Distribution Agreement, dated October 7, 2004, between DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 10.5 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.6	Services Agreement, dated October 7, 2004, between DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 10.6 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.7	Assignment of Trademarks and Service Marks, dated October 27, 2004, between DreamWorks Animation L.L.C. and DreamWorks L.L.C.	Previously filed as Exhibit 10.7 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.8	Trademark License Agreement, dated October 27, 2004, between DreamWorks Animation L.L.C. and DreamWorks L.L.C.	Previously filed as Exhibit 10.8 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.9	Tax Receivable Agreement, dated October 27, 2004, between DreamWorks Animation SKG, Inc. and DW Investment II, Inc.	Previously filed as Exhibit 10.9 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.10	Agreement Among DreamWorks L.L.C., DreamWorks Animation SKG, Inc. and Vivendi Universal Entertainment LLLP, dated as of October 7, 2004	Previously filed as Exhibit 10.10 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.11	Amended and Restated Master Agreement, dated October 31, 2003, between DreamWorks L.L.C. and Vivendi Universal Entertainment LLLP (the “DW/Universal Master Agreement”) †	Previously filed as Exhibit 10.11 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.12	Exhibit A to the DW/Universal Master Agreement—Foreign Theatrical Distribution Agreement between DreamWorks L.L.C. and Universal City Studios, Inc. †	Previously filed as Exhibit 10.12 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.13	Exhibit B to the DW/ Universal Master Agreement—Home Video Fulfillment Services Agreement between DreamWorks L.L.C. and Universal City Studios, Inc. †	Previously filed as Exhibit 10.13 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.14	Amendment 2 to Exhibit B to the DW/Universal Master Agreement, dated January 15, 2002 †	Previously filed as Exhibit 10.14 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

Exhibit Number	Description of Document	Method of Filing

10.15	Exhibit D to the DW/ Universal Master Agreement—Theme Park Agreement between DreamWorks L.L.C. and Universal City Studios, Inc. †	Previously filed as Exhibit 10.15 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.16	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Jeffrey Katzenberg (as amended on March 24, 2005).	Previously filed as Exhibit 10.16 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.17	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Roger Enrico	Previously filed as Exhibit 10.17 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.18	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Ann Daly	Previously filed as Exhibit 10.18 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.19	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Kathrine Kendrick	Previously filed as Exhibit 10.19 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.20	Employment Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Kristina M. Leslie	Previously filed as Exhibit 10.20 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.21	Consulting Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and David Geffen	Previously filed as Exhibit 10.21 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.22	Consulting Agreement, dated October 8, 2004, between DreamWorks Animation SKG, Inc. and Steven Spielberg	Previously filed as Exhibit 10.22 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.23	Credit Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc. and the lenders party thereto	Previously filed as Exhibit 10.23 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.24	Limited Liability Limited Partnership Agreement of DWA Escrow LLLP, dated October 27, 2004	Previously filed as Exhibit 10.24 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.25	Standstill Agreement, dated October 27, 2004, among DreamWorks Animation SKG, Inc., Steven Spielberg, DW Lips, L.P., M&J K B Limited Partnership, DG-DW, L.P. and DW Investment II, Inc.	Previously filed as Exhibit 10.25 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

Exhibit Number	Description of Document	Method of Filing

10.26	Agreement and Plan of Merger, dated October 7, 2004, between Pacific Data Images, Inc., DreamWorks Animation SKG, Inc. and DWA Acquisition Corp.	Previously filed as Exhibit 10.26 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.27	Subordinated Loan Agreement, dated October 27, 2004, between DreamWorks Animation SKG, Inc. and Home Box Office, Inc.	Previously filed as Exhibit 10.27 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

10.28	Share Withholding Agreement, dated March 23, 2005, between DreamWorks Animation SKG, Inc. and DreamWorks L.L.C.	Previously filed as Exhibit 10.28 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

21.1	List of subsidiaries of DreamWorks Animation SKG, Inc.	Previously filed as Exhibit 21.1 to DreamWorks Animation SKG, Inc.’s Annual Report on Form 10-K filed March 28, 2005 and incorporated herein by reference

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of Cravath, Swaine & Moore LLP	Contained in Exhibit 5.1

24.1	Powers of Attorney	Filed herewith

†	Confidential treatment has been granted with respect to certain portions of this document.